                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary proxy statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[_] Definitive additional materials
[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             NOODLE KIDOODLE, INC.
                             ---------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
  [X]  No fee required.
  [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forward the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

  [_]  Fee paid previously with preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

                             [Logo of Zany Brainy]
                                                      [Logo of Noodle Kidoodle]

                    MERGER PROPOSED--YOUR VOTE IS IMPORTANT

   Zany Brainy, Inc. and Noodle Kidoodle, Inc. have agreed on a merger transaction involving our two companies. This joint proxy statement/prospectus provides you with detailed information about the merger we are proposing, and it includes our merger agreement as Appendix I. This joint proxy statement/prospectus also serves as a prospectus of Zany to provide information to Noodle shareholders in connection with their receipt of Zany common stock in the merger. You may also obtain information about our companies from the documents we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully and we especially encourage you to read the section on "Risk Factors" beginning on page 13 for a description of risks associated with the merger.

   Upon completion of the merger, Noodle will become a wholly-owned subsidiary of Zany. Noodle shareholders will receive 1.233 shares of Zany common stock for each share of Noodle common stock that they own. Zany shareholders will continue to own their existing shares.

   Zany common stock is listed on the Nasdaq National Market. Zany's Nasdaq symbol is "ZANY." Noodle common stock also is listed on the Nasdaq National Market. Noodle's Nasdaq symbol is "NKID." Zany has applied to list the Zany common stock to be issued to the Noodle shareholders on the Nasdaq National Market.

   The merger cannot be completed unless the Zany shareholders approve the merger agreement and the Noodle shareholders adopt the merger agreement. Approval of the merger agreement by the Zany shareholders requires the affirmative vote of a majority of the votes cast by Zany's shareholders. Adoption of the merger agreement by the Noodle shareholders requires the affirmative vote of holders of a majority of Noodle's outstanding common stock.

   The dates, times and places of the shareholder meetings are as follows:

          For Zany Shareholders:                     For Noodle Shareholders:
         Wednesday, July 26, 2000                     Tuesday, July 25, 2000
          10:00 a.m., local time                      11:00 a.m., local time
        Morgan, Lewis & Bockius LLP                  The Chase Manhattan Bank
            1701 Market Street                        395 North Service Road
          Philadelphia, PA 19103                        Melville, NY 11747

   Your vote is very important. Whether or not you plan to attend the meetings, please take the time to vote by completing the enclosed proxy card and mailing it to us as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you are a Zany shareholder and you fail to return your card, you will not be counted in determining whether a quorum is present for the vote and you will not have voted either for or against the merger. If you are a Noodle shareholder and you fail to return your card, the effect will be a vote against the merger.

   We enthusiastically support this combination and we join with the members of our boards of directors in recommending that you vote FOR the merger.




                /s/ Keith C. Spurgeon     /s/ Stanley Greenman

             Keith C. Spurgeon                           Stanley Greenman
    Chairman and Chief Executive Officer       Chairman and Chief Executive Officer
             Zany Brainy, Inc.                         Noodle Kidoodle, Inc.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE 21, 2000 AND IS FIRST BEING MAILED TO SHAREHOLDERS OF ZANY AND NOODLE ON OR ABOUT JUNE 22, 2000.

                               ZANY BRAINY, INC.
                           2520 Renaissance Boulevard
                           King of Prussia, PA 19406

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY 26, 2000

   Notice is Hereby Given that an annual meeting of shareholders of Zany Brainy, Inc. will be held on July 26, 2000, at 10:00 a.m., local time, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, for the following purposes:

  1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 2000, among Zany Brainy, Inc., Noodle Kidoodle, Inc. and Night Owl Acquisition, Inc., including the issuance of the Zany Brainy shares to be received by Noodle Kidoodle shareholders in the proposed merger. A copy of the merger agreement is attached to this document as Appendix I.

  2. To elect seven directors, each for a one-year term and until the election and qualification of his successor.

  3. To consider and transact such other business as may properly come before the meeting of shareholders or any adjournment or postponement thereof.

   If you were a shareholder of record at the close of business on June 9, 2000, you may vote at the annual meeting. A list of the shareholders entitled to vote at the annual meeting will be available for inspection at Zany's offices during normal business hours for the ten days prior to the meeting, and at the time and place of the meeting.

   The board of directors of Zany recommends that shareholders vote FOR the approval of the merger agreement and for each of the seven nominees for director. The affirmative vote of at least a majority of the votes cast by Zany's shareholders is required for approval of the merger agreement. Directors will be elected by plurality vote.

   You are cordially invited to attend the annual meeting. It is important that your shares be represented, whether or not you plan to attend the meeting in person. Accordingly, please complete, date, sign and return the enclosed proxy card in the enclosed postage prepaid envelope. You may revoke your proxy in writing or in person at any time before the meeting in accordance with the instructions contained in this document. If your proxy card is signed, dated and returned without specifying your choice, the shares will be voted as recommended by the Zany board of directors.

                                             By Order of the Board of Directors

                                          /s/ Keith C. Spurgeon
                                             Keith C. Spurgeon
                                             Chairman and Chief Executive Officer

King of Prussia, Pennsylvania
June 22, 2000

                             NOODLE KIDOODLE, INC.
                        6801 Jericho Turnpike, Suite 100
                               Syosset, NY 11791

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JULY 25, 2000

   A special meeting of shareholders of Noodle Kidoodle, Inc. will be held on July 25, 2000, at 11:00 a.m., local time, at The Chase Manhattan Bank, 395 North Service Road, Melville, NY 11747, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 2000, among Zany Brainy, Inc., Noodle Kidoodle, Inc. and Night Owl
     Acquisition, Inc. A copy of the merger agreement is attached to this document as Appendix I.

  2. To consider and transact such other business as may properly come before the special meeting of shareholders or any adjournment or postponement thereof.

   If you were a shareholder of record at the close of business on June 9, 2000, you may vote at the special meeting. A list of the shareholders entitled to vote at the special meeting will be available for inspection at Noodle's offices during normal business hours for the ten days prior to the meeting, and at the time and place of the meeting.

   The board of directors of Noodle recommends that shareholders vote FOR the approval and adoption of the merger agreement. The affirmative vote of at least a majority of the outstanding shares of Noodle common stock is required for approval and adoption of the merger agreement.

   You are cordially invited to attend the special meeting. It is important that your shares be represented, whether or not you plan to attend in person. Accordingly, please complete, date, sign and return the enclosed proxy card in the enclosed postage prepaid envelope. You may revoke your proxy in writing or in person at any time before the special meeting of shareholders in accordance with the instructions contained in this document. If your proxy card is signed, dated and returned without specifying your choice, the shares will be voted as recommended by the Noodle board of directors.

                                             By Order of the Board of Directors

                                          /s/ Stanley Greenman
                                             Stanley Greenman
                                             Chairman and Chief Executive Officer

Syosset, New York
June 22, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers About the Merger....................................   1

Summary...................................................................   4

Risk Factors..............................................................  13
  Risks Relating to the Merger............................................  13
  Risks Relating to Zany..................................................  14

Disclosure Regarding Forward-Looking Statements...........................  20

Shareholder Meetings......................................................  22
  Times and Places; Purposes..............................................  22
  Record Date; Voting Rights; Votes Required for Approval.................  22
  Outstanding Shares Owned by Zany and Noodle Directors and Executive
   Officers...............................................................  23
  Proxies.................................................................  23

The Merger................................................................  25
  Background of the Merger................................................  25
  Recommendation of the Zany Board of Directors; Zany's Reasons for the
   Merger.................................................................  27
  Recommendation of the Noodle Board of Directors; Noodle's Reasons for
   the Merger.............................................................  29
  Opinions of Financial Advisors..........................................  31
  Certain Material United States Federal Income Tax Consequences of the
   Merger.................................................................  42
  Employee Matters........................................................  44
  Regulatory Approvals....................................................  44
  Anticipated Accounting Treatment........................................  45
  Resales of Zany Common Stock............................................  45

Interests of Noodle Directors and Executive Officers in the Merger........  46
  Interests of Noodle Management in the Zany Board of Directors after the
   Merger.................................................................  46
  Employment Agreements...................................................  46
  Indemnification and Insurance...........................................  47

Comparative Per Share Market Price and Dividend Information...............  48
  Market Price Data.......................................................  48
  Dividend Policies.......................................................  48

The Merger Agreement......................................................  49
  General.................................................................  49
  Closing Matters.........................................................  49
  Conversion of Shares; Treatment of Stock Options........................  49
  Exchange of Stock Certificates..........................................  49
  Representations and Warranties..........................................  50
  Covenants...............................................................  51
  Conditions to Obligations to Effect the Merger..........................  55
  Termination; Termination Fees and Expenses..............................  57
  Amendment and Waiver....................................................  59

Description of Zany Capital Stock.........................................  60
  Common Stock............................................................  60
  Preferred Stock.........................................................  60
  Common Stock Warrants...................................................  60
  Indemnification of Directors and Officers...............................  60
  Limitation of Liability.................................................  61
  Registration Rights.....................................................  61
  Transfer Agent..........................................................  61

                                                                           Page
                                                                           ----
Comparison of the Rights of the Holders of Noodle Common Stock and Zany
 Common Stock............................................................   62
  Dividend Rights........................................................   62
  Number and Election of Directors.......................................   62
  Fiduciary Duties of Directors..........................................   63
  Liability of Directors.................................................   64
  Indemnification of Directors and Officers..............................   64
  Annual Meetings........................................................   65
  Special Meetings.......................................................   65
  Action by Shareholders Without a Meeting...............................   66
  Shareholder Proposals..................................................   66
  Charter Amendments.....................................................   67
  Amendments to Bylaws...................................................   67
  Mergers and Major Transactions.........................................   67
  Dissenters' Rights of Appraisal........................................   68
  Anti-Takeover Provisions...............................................   70
  Dissolution............................................................   71
  Shareholder Rights Plan................................................   72

Unaudited Pro Forma Combined Consolidated Financial Statements...........   73

Selected Consolidated Financial Data of Zany.............................   81

Zany Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................   82

Business of Zany.........................................................   88

Selected Consolidated Financial Data of Noodle...........................   93

Noodle Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................   94

Business of Noodle.......................................................   99

Election of Directors of Zany............................................  103

Securities Ownership of Zany and Noodle..................................  106

Executive Compensation of Zany...........................................  108

Certain Relationships and Related Transactions...........................  113

Legal Matters............................................................  114

Experts..................................................................  114

Independent Public Accountants...........................................  114

Future Shareholder Proposals.............................................  115

Where You Can Find More Information......................................  115

Appendix IAmended and Restated Agreement and Plan of Merger
Appendix IIOpinion of Donaldson, Lufkin & Jenrette Securities Corporation
Appendix III Opinion of PaineWebber Incorporated

   Zany has supplied all information contained in this document relating to Zany, and Noodle has supplied all of the information relating to Noodle.

   Zany and Noodle have not authorized anyone to give you any information or to make any representations about the merger and other transactions discussed in this document other than those contained herein. If you are given any information or representations about these matters that is not discussed in this document, you must not rely on that information.

   This document is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom it would be unlawful to offer or sell securities under applicable law.

   The delivery of this document or the common stock of Zany offered by this document does not, under any circumstances, mean that there has not been a change in the affairs of Zany or Noodle since the date of this document. It also does not mean that information in this document is correct after this date.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why do Zany and Noodle want to merge?

A: The merger will provide a strategic and complementary fit between the existing businesses of Zany and Noodle. The combined company will have a greater opportunity to successfully compete in the specialty toy retailing industry than either company would have on its own. The merger provides opportunities for meaningful cost savings, efficiencies and revenue growth that also should allow the combined company to be more competitive in its markets.

  For more detailed reasons for the merger, see pages 27 through 31.

Q: Why are the Zany board of directors and the Noodle board of directors recommending that I vote for adoption of the merger agreement?

A: In reaching a decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement by shareholders, the respective boards of directors of Zany and Noodle consulted with its management, as well as financial and legal advisors, and considered the terms of the proposed merger agreement. In addition, the Zany board of directors considered each of the items set forth on pages 27 to 28, and the Noodle board of directors considered each of the items set forth on pages 29 to 31. Based on those consultations and considerations, the Zany board of directors and the Noodle board of directors each unanimously approved the merger agreement and the merger, and believe that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, Zany and Noodle and their respective shareholders.

Q: What will Noodle common shareholders receive in the merger?

A: The merger will result in the exchange of each outstanding share of Noodle common stock for 1.233 shares of Zany common stock. Noodle shareholders will not receive any fractional shares. Instead, they will receive cash in an amount equal to the closing price of a share of Zany common stock on the date the merger becomes effective multiplied by the appropriate fraction.

Q: Will Zany shareholders receive any shares as a result of the merger?

A: No. Zany shareholders will continue to hold the Zany shares they own at the time of the merger.

Q: What if the merger is not completed?

A: If the merger is not completed, Noodle will continue to operate as an independent company. Noodle or Zany may be required to pay the other a termination fee under the merger agreement if the merger is not completed for certain reasons.

Q: Where can I get information regarding Zany, Noodle and the merger?

A: We urge you to read and consider the information contained in this joint proxy statement/prospectus, including its appendices. You also may want to review the documents referenced under "Where You Can Find More
   Information."

Q: Will the merger dilute the ownership of Zany shareholders?

A: Yes. The issuance of shares of Zany common stock to Noodle shareholders will dilute the ownership of existing Zany shareholders. Immediately after the merger, the former shareholders of Noodle will hold approximately 30% of the outstanding Zany common stock, calculated on a fully-diluted basis.

Q: Who will manage Zany after the merger?

A: At the effective time of the merger, the board of directors of Zany will be expanded from seven to eight directors to include Stanley Greenman, the current Chairman and Chief Executive Officer of Noodle. The executive officers of the combined company will be the executive officers of Zany immediately prior to the effective time. Mr. Greenman and Stewart Katz, the President of Noodle, will not continue as executive officers of the combined company, but each of them will enter into a six-month employment agreement with Zany at the effective time.

Q: Who may vote at the meeting?

A: All Zany shareholders of record as of the close of business on June 9, 2000 may vote at the Zany annual meeting. If you are a Zany shareholder, you are entitled to one vote per share of Zany common stock that you own on the record date.

  All Noodle shareholders of record as of the close of business on June 9, 2000 may vote at the Noodle special meeting. If you are a Noodle shareholder, you are entitled to one vote per share of Noodle common stock that you own on the record date.

Q: What am I being asked to vote upon in connection with the merger?

A: Both Zany and Noodle shareholders are being asked to vote for the approval and adoption of the merger agreement.

Q: What do I need to do now?

A: After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed postage prepaid return envelope as soon as possible so that the proxyholder may vote your shares at your shareholder meeting.

Q: When are the shareholder meetings?

A: The annual meeting for Zany shareholders will take place on July 26, 2000, and the special meeting for Noodle shareholders will take place on July 25, 2000.

Q: How will my shares be voted if I return a blank proxy card?

A: If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposals submitted at your shareholder meeting.

Q: What will be the effect if I do not vote on the merger proposal?

A: If you are a Zany shareholder and you abstain from voting or do not vote your shares by proxy or in person, you will not be counted in determining whether a quorum is present for the vote and you will not have voted either for or against adoption of the merger agreement. If you are a Noodle shareholder and you abstain from voting or do not vote your shares by proxy or in person, it will have the same effect as a vote against adoption of the merger agreement.

Q: Can I vote my shares in person?

A: Yes. If you hold your shares as the record holder and not in street name, you may attend your shareholder meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares on the merger proposal only if you instruct your broker how to vote. Your broker will send you directions on how you can instruct your broker to vote. If you do not instruct your broker, your shares will not be voted.

Q: Can I revoke my proxy and change my vote?

A: Yes. You may change your vote in one of three ways at any time before your proxy is voted at the meeting. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new, later dated proxy. Third, you may attend the meeting and vote in person. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Zany or Noodle, as the case may be.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, Zany will send Noodle shareholders written instructions on how to exchange their stock certificates. Zany shareholders will retain their stock certificates after the merger.

Q: When do you expect to complete the merger?

A: We currently expect to complete the merger late in the second fiscal quarter of 2000 or early in the third fiscal quarter of 2000. However, it is possible that factors outside the control of the parties could require us to complete the merger at a later time. Subject to certain exceptions, either Zany or Noodle can terminate the merger agreement if we do not complete the merger by October 31, 2000.

Q: What are the tax consequences of the merger to Noodle and Zany shareholders?

A: The exchange of shares by Noodle shareholders will be tax-free to them for U.S. federal income tax purposes, except for taxes payable on any gain recognized as a result of receiving cash in lieu of fractional shares of Zany common stock. The merger will have no tax consequences to Zany shareholders. A summary of the material federal income tax consequences of the merger is included in the section "The Merger--Certain Material United States Federal Income Tax Consequences of the Merger" on page 42.

Q: Am I entitled to appraisal rights in connection with the merger?

A: No. Neither Zany shareholders nor Noodle shareholders will have appraisal rights.

Q: Who can help answer your questions?

A: If you have more questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

      Zany Brainy, Inc.:
      2520 Renaissance Boulevard
      King of Prussia, PA 19406
      Attention: Legal Department
      Telephone Number: (610) 278-7800

      Noodle Kidoodle, Inc.:
      6801 Jericho Turnpike, Suite 100
      Syosset, NY 11791
      Attention: President
      Telephone Number: (516) 677-0500

                                    SUMMARY

   This summary highlights selected information about Zany, Noodle and the merger. It does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus and the documents attached as appendices. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. Both Zany and Noodle's fiscal years end on the Saturday nearest to January 31. However, please note that Zany calls the fiscal year ended January 29, 2000 "fiscal 1999" but Noodle calls this same period "fiscal 2000."

The Parties to the Merger

Zany Brainy, Inc. (page 88)
2520 Renaissance Boulevard
King of Prussia, PA 19406
(610) 278-7800

Zany Brainy is a specialty retailer of high quality toys, games, books and multimedia products for kids up to 12 years of age. As of June 9, 2000, Zany had 109 retail stores in 28 states and also sells its merchandise through catalogs with toll-free ordering. In addition, Zany has extended its brand to the worldwide web, through its joint venture, at www.zanybrainy.com.

Zany was incorporated in Pennsylvania in 1991 under the name Children's Concept, Inc. and, in March 1999, changed its name to Zany Brainy, Inc.

Noodle Kidoodle, Inc. (page 99)
6801 Jericho Turnpike, Suite 100
Syosset, NY 11791
(516) 677-0500

Noodle Kidoodle is a specialty retailer of a broad assortment of educationally oriented, creative and non-violent children's products. As of June 9, 2000, Noodle operated 60 stores in 15 states.

Noodle was founded in 1946 and did business under the name Greenman Bros. Inc. until it changed its name to Noodle Kidoodle, Inc. in December 1995. Since January 1996, Noodle has been incorporated in Delaware.

Night Owl Acquisition, Inc.
2520 Renaissance Boulevard
King of Prussia, PA 19406
(610) 278-7800

Night Owl Acquisition, Inc. is a wholly-owned subsidiary of Zany recently formed for the purpose of effecting the merger.

Reasons for the Merger (page 27)

The boards of directors of Zany and Noodle believe that the respective businesses of Zany and Noodle provide a strategic and complementary fit and that there will be significant combination benefits as the retail operations of the two companies are combined.

To review the background and reasons for the merger in greater detail, see pages 25 through 31. To review the risks relating to the merger, see pages 13 through 19.

The Merger

If we complete the merger, Noodle will merge with a subsidiary of Zany and will become a wholly-owned subsidiary of Zany. The merger is subject to conditions and rights of termination described in this document and in the merger agreement. We have attached the merger agreement as Appendix I to this joint proxy statement/prospectus. It is the legal document governing the merger. We encourage you to read the merger agreement.

What Noodle Shareholders Will Receive in the Merger (page 49)

If we complete the merger, each Noodle shareholder will receive 1.233 shares of Zany common stock for each share of Noodle common stock owned by that Noodle shareholder. We sometimes refer to this number of shares as the exchange ratio. Zany will not issue any fractional shares. Instead, each Noodle shareholder will receive cash in lieu of a fractional share of Zany common stock.

Example:

 If a Noodle shareholder currently owns 100 shares of Noodle common stock, he will receive 123 shares of Zany common stock, and a check for the market value of the 0.3 fractional share.

Determinations of Board of Directors and Recommendations to Shareholders (page
27)

Zany. The Zany board of directors has unanimously approved the merger and the merger agreement. The Zany board of directors recommends that the Zany shareholders vote for the proposal to approve the merger agreement.

Noodle. The Noodle board of directors has unanimously approved the merger and the merger agreement and believes that it is in the best interests of the Noodle shareholders to merge with Night Owl Acquisition, Inc. and become a wholly-owned subsidiary of Zany. The Noodle board of directors recommends that the Noodle shareholders vote for the proposal to approve and adopt the merger agreement.

Opinions of Financial Advisors (page 31)

In deciding to approve the merger, we considered opinions from our respective financial advisors as to the fairness of the exchange ratio from a financial point of view to Zany and to the Noodle shareholders as of the date of these opinions. Zany received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, and Noodle received an opinion from PaineWebber Incorporated. Each of these opinions describes the bases and assumptions on which it was rendered. The opinions are attached as Appendix II and Appendix III to this joint proxy statement/prospectus. We encourage you to read and consider these opinions.

The Meetings (page 22)

The annual meeting of the Zany shareholders will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103 on July 26, 2000, at 10:00 a.m. local time.

At the Zany meeting, holders of Zany common stock will consider and vote upon the merger agreement and the merger and upon the election of Zany directors. Approval of the merger proposal requires the approval of the majority of the votes cast by Zany's shareholders.

The special meeting of the Noodle shareholders will be held at The Chase Manhattan Bank, 395 North Service Road, Melville, NY 11747, on July 25, 2000, at 11:00 a.m., local time.

At the Noodle meeting, holders of Noodle common stock will consider and vote upon the merger agreement and the merger. Approval of the merger agreement and the merger requires the approval of the majority of the outstanding shares of Noodle common stock.

Federal Income Tax Considerations (page 42)

A condition of the merger is that each of Zany and Noodle receive an opinion from its outside counsel that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. This treatment means that the merger will be tax-free to the Noodle shareholders except to the extent of any cash received in lieu of fractional shares of Zany common stock.

You should consult your tax advisor for a full understanding of the tax consequences of the merger applicable to you.

Anticipated Accounting Treatment (page 45)

Zany and Noodle expect for the merger to be accounted for as a "pooling of interests." This means that Zany will restate its consolidated financial statements for prior periods at the effective time of the merger to include the assets, liabilities, shareholders' equity and results of operations of Noodle as if Noodle and Zany had been combined for financial and accounting purposes since the beginning of the periods presented.

Conditions to the Merger (page 55)

The completion of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

 . approval of the merger agreement and the related transactions by the Zany shareholders and the Noodle shareholders;

 .  expiration or termination of the waiting period under the Hart-Scott-Rodino
   Antitrust Improvements Act of 1976, as amended, which period was terminated by the Federal Trade Commission on May 30, 2000;

 . absence of any court order, law or governmental action prohibiting the merger;

 . listing on the Nasdaq National Market of the Zany stock to be issued to Noodle shareholders in the merger;

 . receipt of opinions of counsel to Zany and Noodle that the merger will qualify as a tax-free reorganization;

 . receipt of letters from the independent public accountants of Zany, dated approximately as of the effective date of this joint proxy statement/prospectus and as of the closing date of the merger, that the independent public accountants concur with the opinion of Zany's management that the merger will qualify for pooling of interests accounting treatment;

 . receipt of letters from the independent public accountants of Noodle, dated approximately as of the effective date of this joint proxy statement/prospectus and as of the closing date of the merger, that no condition exists that would preclude Noodle's ability to be a party in a business combination to be accounted for as a pooling of interests;

 . accuracy of representations and warranties of each party except for such inaccuracies which, individually or in the aggregate, would not have a material adverse effect; and

 .  receipt of some consents to the merger.

Termination of the Merger Agreement (page 57)

The boards of directors of both Zany and Noodle can agree to terminate the merger agreement at any time. Either company can also terminate if, among other things:

 .  the merger is not consummated on or before October 31, 2000;

 .  a governmental authority permanently prohibits the merger;

 . the other party breaches any of its obligations, representations or warranties under the agreement and this breach would result in a material adverse effect, as defined in the merger agreement;

 . a change or event occurs that has or is reasonably expected to have a material adverse effect on the other party;

 .  the Zany shareholders or the Noodle shareholders do not approve the merger;

 . 30 days has passed since all of the conditions to the merger have been satisfied and the merger has not been completed;

 . the board of directors of the other party withdraws or modifies its approval or recommendation of the merger agreement in any adverse manner; or

 .  the financial advisor to the other party withdraws its fairness opinion.

Zany may terminate the merger agreement if the Noodle board:

 .  does not recommend the merger to Noodle shareholders;

 . recommends to the Noodle shareholders an Acquisition Proposal (as defined in the merger agreement) other than by Zany;

 . fails to recommend against the tender by Noodle shareholders of their shares in a tender offer or exchange offer that has been commenced or with respect to which an offer to purchase or a registration statement has been filed; or

 .  resolves to take any of these actions.

Zany may also terminate the merger agreement if Noodle enters into, authorizes, recommends or proposes a merger, a sale of all or a substantial portion of its assets or a sale of beneficial ownership of securities representing 15% or more of Noodle's voting power.

Noodle may terminate the merger agreement if it accepts a Superior Proposal (as defined on page 53 of this joint proxy statement/prospectus) or has changed its recommendation of the merger and in either case it has complied with its obligations under the merger agreement regarding no solicitations.

Termination Fees

Noodle has agreed to pay Zany a termination fee of $2.25 million plus the reimbursement of up to

$1 million of Zany's expenses if (a) Zany terminates the merger agreement for one of the following reasons:

 . the merger is not completed within 30 days following the fulfillment of the conditions to closing;

 .  Noodle breaches its non-solicitation obligations under the merger agreement;
   or

 . the Noodle board does not recommend the merger to Noodle shareholders or withdraws or modifies its approval or recommendation of the merger agreement in any adverse manner, recommends to the Noodle shareholders an acquisition proposal (as defined in the merger agreement) other than by Zany, fails to recommend against the tender by Noodle shareholders of their shares in a tender offer or exchange offer that has been commenced or with respect to which an offer to purchase or a registration statement has been filed, or resolves to take any of these actions;

and (b) either prior to termination an acquisition proposal for Noodle is outstanding or within one year following termination Noodle enters into an agreement for or consummates an acquisition proposal.

In addition, Noodle will pay Zany the termination fee and expenses if (a) Noodle terminates the merger agreement for the following reasons:

 . Noodle has accepted a superior proposal or changed its recommendation of the merger and in either case has complied with its non-solicitation obligations; or

 .  PaineWebber has withdrawn its fairness opinion;

and (b) either prior to termination an acquisition proposal for Noodle is outstanding or within one year following termination Noodle enters into an agreement for or consummates an acquisition proposal.

Zany has agreed to pay Noodle a termination fee of $2.25 million plus the reimbursement of up to $1 million of Noodle's expenses if the merger agreement is terminated for one of the following reasons:

 . Noodle terminates because the merger is not completed within 30 days following the fulfillment of the conditions to closing;

 . Noodle terminates because the Zany board withdraws or modifies its approval or recommendation of the merger agreement in any adverse manner or resolves to take that type of action; or

 . Zany terminates because DLJ withdraws its fairness opinion and either prior to termination an acquisition proposal for Noodle is outstanding or within one year following termination Noodle enters into an agreement for or consummates an acquisition proposal.

Stock Exchange Listing of Zany Common Stock (page 55)

It is a condition to the completion of the merger that Zany common stock issued to Noodle shareholders in the merger be authorized for listing on the Nasdaq National Market.

Delisting and Deregistration of Noodle Common Stock

If the merger is completed, Noodle common stock will be delisted from the Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended.

Absence of Appraisal Rights (page 68)

Noodle common stock is listed on the Nasdaq National Market, and the Zany common stock to be received by the Noodle shareholders also will be listed on the Nasdaq National Market. As a result, Noodle and Zany shareholders will not be entitled to appraisal rights under Delaware or Pennsylvania law, respectively.

Interests of Noodle Directors and Executive Officers in the Merger (page 46)

Noodle shareholders should note that certain executive officers and directors who are also shareholders of Noodle have interests in the merger that are in addition to those of Noodle shareholders.

These interests include the following:

 . Stanley Greenman, Chairman and Chief Executive Officer of Noodle, will become a director of Zany.

 .  Mr. Greenman and Stewart Katz, President and Chief Operating Officer of
   Noodle, will be entitled to receive severance payments under their existing employment agreements with Noodle of approximately $975,000 and $880,000, respectively.

 . Messrs. Greenman and Katz will enter into employment agreements with Zany for terms of six months, which provide for salaries of $257,500 and $232,500, respectively. At the end of the six month term, Messrs. Greenman and Katz will receive stay bonuses of $225,000 and $200,000, respectively, and lump sum payments of $350,000 and $325,000, respectively, in consideration of the continuation of non-competition agreements for a period of one year after they cease to perform services for Zany. At the end of the term of their employment, Messrs. Greenman and Katz will each enter into consulting agreements with Zany for terms of two years for total consulting fees of $125,000 each, in which they will agree to provide consulting services to Zany and will agree not to compete with Zany during the term of the agreement and for a period of one year after they cease to perform services for Zany.

              SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF ZANY

   Zany provides the following financial information to aid you in your analysis of the financial aspects of the merger. You should read the following summary selected consolidated financial data of Zany in conjunction with the Consolidated Financial Statements of Zany and the notes, "Selected Consolidated Financial Data of Zany" and "Zany Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus.

   When reading this data, you should be aware that:

  . All fiscal years presented include 52 weeks of operations, except the fiscal year ended February 3, 1996, which includes 53 weeks.

  .  A store becomes comparable in the 14th full month of store operations.

  . Sales per square foot and average sales per store are based on stores opened for the entire period.

                                                                              Thirteen Weeks
                                      Fiscal Year Ended                      Ended (unaudited)
                          ------------------------------------------------  ---------------------
                          Feb. 3,  Feb. 1,  Jan. 31,  Jan. 30,    Jan. 29,   May 1,    Apr. 29,
                           1996     1997      1998      1999        2000      1999       2000
                          -------  -------  --------  --------    --------  ---------  ----------
                           (in thousands, except per share, number of stores and sales per square foot data)
Statement of Operations
 Data:
 Net sales..............  $54,372  $92,563  $123,345  $168,471    $241,194    $40,577    $39,363
 Gross profit...........   13,400   23,358    33,893    50,318      75,244     11,190      7,968
 Selling, general and
  administrative
  expenses..............   21,110   28,732    33,581    46,376      63,592     12,986     16,097
 Operating income
  (loss)................   (7,710)  (5,374)      312     3,942      11,652     (1,796)    (8,129)
 Net income (loss)......   (7,828)  (6,023)     (153)    8,999(a)    6,904     (1,378)    (5,050)
 Net income (loss) per
  common share:
 Basic..................  $ (1.55) $ (1.19) $  (0.03) $   1.67(a) $   0.44  $   (0.26) $   (0.23)
 Diluted (b)............    (1.55)   (1.19)    (0.03)     0.51(a)     0.33      (0.26)     (0.23)
 Weighted average shares
  outstanding:
 Basic..................    5,065    5,068     5,085     5,373      15,834      5,384     21,679
 Diluted (b)............    5,065    5,068     5,085    17,770      21,211      5,384     21,679
 Store Data:
 Number of stores at end
  of the period.........       31       43        52        75         103         82        106
 Total square feet at
  end of the period.....      387      538       630       868       1,159        942      1,190
 Comparable store sales
  increase (decrease)...      0.3%     4.3%      9.1%      9.9%        4.0%       9.0%     (22.8)%
 Sales per square foot..  $   202  $   183  $    203  $    227    $    227  $      45  $      34
 Average sales per
  store.................    2,382    2,286     2,523     2,746       2,625        522        380
Operating Data:
 Gross profit margin....     24.6%    25.2%     27.5%     29.9%       31.2%      27.6%      20.2%
 Operating margin
  (loss)................    (14.2)    (5.8)      0.3       2.3         4.8       (4.4)     (20.6)
 Capital expenditures...  $ 7,377  $ 6,276  $  6,420  $  7,309    $ 13,612  $   2,497  $   2,197
 Depreciation and
  amortization..........    2,115    3,713     5,017     6,859       8,698      1,888      2,553

                                                               At         At
                                                           January 29, April 29,
                                                              2000       2000
                                                           ----------- ---------
Balance Sheet Data:
 Inventories..............................................  $ 71,020   $ 71,870
 Working capital..........................................    66,470     54,760
 Total assets.............................................   143,726    127,680
 Capitalized lease obligations, less current portion......     3,855      3,296
 Total shareholders' equity...............................    98,697     93,680

--------
(a) Net income for the fiscal year ended January 30, 1999 includes an income tax benefit of $6,187 due to the $7,166 benefit recorded for Zany's net operating loss carryforward, partially offset by income tax expense of $979. The $7,166 tax benefit represents net income per basic and diluted common share of $1.33 and $0.40, respectively.

(b) Stock options, warrants and preferred stock convertible into common stock were excluded from the calculation of diluted net loss per common share for the fiscal year ended February 3, 1996 through the fiscal year ended January 31, 1998 and the thirteen weeks ended May 1, 1999 and April 29, 2000 as they were anti-dilutive due to the losses in each of those periods.

             SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF NOODLE

   Noodle provides the following financial information to aid you in your analysis of the financial aspects of the merger. You should read the following summary selected consolidated financial data of Noodle in conjunction with the Consolidated Financial Statements of Noodle and the notes, "Noodle Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Consolidated Financial Data of Noodle" included elsewhere in this joint proxy statement/prospectus. All fiscal years presented include 52 weeks of operations, except the fiscal year ended February 3, 1996, which includes
53 weeks.

                                                                                    Thirteen
                                                                                  Weeks Ended
                                       Fiscal Year Ended                          (unaudited)
                          --------------------------------------------------    --------------------
                          Feb. 3,    Feb. 1,   Jan. 31,   Jan. 30,  Jan. 29,    May 1,      Apr. 29,
                            1996      1997       1998       1999      2000       1999         2000
                          --------   -------   --------   --------  --------    -------     --------
                           (in thousands, except per share and number of stores data)
Statement of Operations
 Data:
 Net sales..............  $ 32,143   $59,410   $81,664    $107,886  $135,038    $22,890     $24,072
 Gross profit...........    12,318    22,868    31,276      42,481    52,268      8,990       8,894
 Selling and
  administrative
  expenses..............    17,680    31,124    33,552      38,804    49,356     10,103      12,695
 Provision for
  restructuring
  operations............       500        --        --          --        --         --          --
                          --------   -------   -------    --------  --------    -------     -------
 Operating income
  (loss)................    (5,862)   (8,256)   (2,276)      3,677     2,912     (1,113)     (3,801)
 Net income (loss) from:
 Continuing operations..  $ (5,272)  $(7,492)  $(1,918)   $  3,752  $  9,683(a) $(1,054)(a) $(2,476)
 Discontinued
  operations............    (9,059)       --        --          --     1,550         --          --
 Cumulative effect of a
  change in accounting
  principle.............        --        --        --          --      (195)      (314)         --
                          --------   -------   -------    --------  --------    -------     -------
  Net income (loss).....  $(14,331)  $(7,492)  $(1,918)   $  3,752  $ 11,038    $(1,368)    $(2,476)
                          ========   =======   =======    ========  ========    =======     =======
 Net income (loss) per
  common share from
  continuing operations:
 Basic..................  $  (0.99)  $ (1.00)  $ (0.25)   $   0.49  $   1.27(a) $ (0.14)    $ (0.33)
 Diluted................     (0.99)    (1.00)    (0.25)       0.49      1.25(a)   (0.14)      (0.33)
 Net income (loss) per
  common share:
 Basic..................  $  (2.69)  $ (1.00)  $ (0.25)   $   0.49  $   1.45(a) $ (0.18)    $ (0.33)
 Diluted................     (2.69)    (1.00)    (0.25)       0.49      1.42(a)   (0.18)      (0.33)
 Weighted average shares
  outstanding:
 Basic..................     5,320     7,488     7,580       7,588     7,603      7,599       7,605
 Diluted................     5,498     7,601     7,587       7,722     7,761      7,599       7,605
Operating Data:
 Number of stores at end
  of the period.........        22        31        32          42        58         44          59
 Gross profit margin....      38.3 %    38.5 %    38.3 %      39.4%     38.7%      39.3%       36.9%
 Operating margin
  (loss)................     (18.2)    (13.9)     (2.8)        3.4       2.2       (4.9)      (15.8)
 Capital expenditures
  (continuing
  operations)...........  $  8,877   $ 9,397   $ 1,664    $  7,318  $  9,835    $ 1,244     $ 1,108
 Depreciation and
  amortization..........     1,028     1,926     2,490       2,932     3,787        817       1,108

                                                               At         At
                                                           January 29, April 29,
                                                              2000       2000
                                                           ----------- ---------
Balance Sheet Data:
 Inventories..............................................   $33,610    $34,470
 Working capital..........................................    15,300     12,835
 Total assets.............................................    72,882     75,155
 Long-term obligations, less current portion..............       689        684
 Total shareholders' equity...............................    48,700     46,237

--------
(a) The fiscal year ended January 29, 2000 includes a net income tax benefit of $7,271 due to the recognition of Noodle's deferred tax asset which represents net income per basic and diluted common share of $0.96 and $0.94, respectively. A tax benefit was not recorded for the thirteen weeks ended May 1, 1999.

        SUMMARY UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

   The following table sets forth certain summary pro forma combined consolidated financial data for Zany and Noodle. The pro forma amounts included in the table below assume the consummation of the merger and are based on the "pooling of interests" method of accounting. The following table should be read in conjunction with the historical financial statements of Zany and Noodle and the pro forma financial data included herein under the caption "Unaudited Pro Forma Combined Consolidated Financial Statements."

   The pro forma amounts below are presented for informational purposes only and are not necessarily indicative of the results of operations of the combined company that would have actually occurred had the merger been consummated as of February 2, 1997 or of the financial condition of the combined company had the merger been consummated as of January 29, 2000 or of the future results of operations or financial condition of the combined company. The pro forma information does not reflect any synergies anticipated as a result of the merger, in particular the elimination of costs associated with Noodle's status as a public company and other administrative savings. There can be no assurances that such synergies will be realized.

   Zany and Noodle estimate that they will incur direct transaction costs of approximately $3.0 million, net of tax, associated with the merger, which will be charged to operations in the quarter in which the merger is consummated. In addition, it is expected that following the merger, the combined company will incur additional expenses, which are currently estimated to be in the range of $10.0 to $13.0 million, net of tax, associated with the merger and integrating the operations of the two companies. Merger and integration expenses are not reflected in these unaudited pro forma combined consolidated financial statements.

                                                               Thirteen Weeks
                                Fiscal Year Ended             Ended (unaudited)
                            ------------------------------    ------------------
                            Jan. 31,  Jan. 30,    Jan. 29,    May 1,   April 29,
                              1998      1999        2000       1999      2000
                            --------  --------    --------    -------  ---------
                               (in thousands, except per share data)
Statement of Operations
 Data:
 Net Sales................  $205,009  $276,357    $376,232    $63,467   $63,435
 Gross Profit.............    51,096    77,404     108,380     16,876    12,020
 Selling, general and
  administrative
  expenses................    52,833    69,813      92,931     19,300    23,905
 Operating income (loss)..    (1,737)    7,591      15,449     (2,424)  (11,885)
 Net income (loss) from
  continuing operations...    (1,844)   12,733(a)   17,136(b)  (2,131)   (7,498)
 Net income (loss) from
  continuing operations
  per common share:
 Basic....................     (0.13)     0.86(a)     0.68(b)   (0.14)    (0.24)
 Diluted..................     (0.13)     0.47(a)     0.56(b)   (0.14)    (0.24)
 Weighted average shares
  outstanding:
 Basic....................    14,431    14,729      25,208     14,754    31,056
 Diluted..................    14,440    27,291      30,780     14,754    31,056
Operating Data:
 Gross profit margin......      24.9%     28.0%       28.8%      26.6%     18.9%
 Operating margin (loss)..      (0.8)      2.7         4.1       (3.8)    (18.7)
 Capital expenditures.....     8,084    14,627      23,447    $ 3,741   $ 3,305
 Depreciation and
  amortization............     7,507     9,791      12,485      2,705     3,661

                                                              At         At
                                                          January 29, April 29,
                                                             2000       2000
                                                          ----------- ---------
Balance Sheet Data:
 Inventories.............................................  $106,304   $108,058
 Working capital.........................................    82,101     68,124
 Total assets............................................   219,508    205,762
 Long-term debt and capitalized lease obligations, less
  current portion........................................     4,544      3,980
 Total shareholders' equity..............................   145,397    137,944

--------
(a) Includes a tax benefit of $7,166 recorded by Zany due to the recognition of their deferred tax asset representing net income per pro forma basic and diluted share of $0.49 and $0.26, respectively.

(b) Includes a tax benefit of $7,271 recorded by Noodle due to the recognition of their deferred tax asset representing net income per pro forma basic and diluted share of $0.29 and $0.24, respectively.

                       COMPARATIVE PER SHARE INFORMATION

   Zany's common stock is listed on the Nasdaq National Market. On April 20, 2000, the last full trading day on the Nasdaq prior to the public announcement of the proposed merger, Zany's common stock closed at $4.2812 per share. On June 19, 2000, Zany's common stock closed at $2.8125 per share.

   Noodle's common stock is listed on the Nasdaq National Market. On April 20, 2000, the last full trading day on the Nasdaq prior to the public announcement of the proposed merger, Noodle's common stock closed at $4.25 per share. On June 19, 2000, Noodle's common stock closed at $3.125 per share.

   We have set forth below consolidated net income (loss) and book value per share data of Zany and Noodle on an historic basis and for Zany, on a pro forma basis giving effect to the acquisition of Noodle and on a pro forma basis per Noodle equivalent share. The Noodle equivalent share pro forma data was computed by multiplying the Zany pro forma combined information by 1.233, the exchange ratio in the merger.

   You should read the information set forth below in conjunction with the audited consolidated financial statements of Noodle and Zany, and the Unaudited Pro Forma Combined Consolidated Financial Statements contained elsewhere in this joint proxy statement/prospectus.

                                                                     At or for
                                                                    the Thirteen
                                                                    Weeks Ended
                             At or for the Fiscal Year Ended        (unaudited)
                          ----------------------------------------- ------------
                          January 31,   January 30,     January 29,  April 29,
                              1998          1999           2000         2000
                          ------------  ------------    ----------- ------------
Zany Historical
 Income (loss) from
  continuing operations
  per share:
 Basic..................        $(0.03)        $1.67(3)    $0.44       $(0.23)
 Diluted................         (0.03)         0.51(3)     0.33        (0.23)
 Book value per share
  (1)...................          2.36          2.90        4.55         4.32
Noodle Historical
 Income (loss) from
  continuing operations
  per share:
 Basic..................        $(0.25)        $0.49       $1.27(4)    $(0.33)
 Diluted................         (0.25)         0.49        1.25(4)     (0.33)
 Book value per share
  (1)...................          4.46          4.95        6.40         6.08
Zany Unaudited Pro Forma
 Combined (2)
 Income (loss) from
  continuing operations
  per share:
 Basic..................        $ (.13)        $0.86(3)    $0.68(4)    $(0.24)
 Diluted................          (.13)         0.47(3)     0.56(4)     (0.24)
 Book value per share
  (1)...................  Not Computed  Not Computed        4.68         4.44
Noodle Pro Forma Per
 Share Equivalent
 Income (loss) from
  continuing operations
  per share:
 Basic..................        $ (.16)        $1.07       $0.84(4)    $(0.30)
 Diluted................          (.16)         0.58        0.69(4)     (0.30)
 Book value per share
  (1)...................  Not Computed  Not Computed        5.77         5.48

--------
(1) The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period including all shares of Zany preferred stock on an as-converted basis. The pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of common stock outstanding as of January 29, 2000.

(2) Zany and Noodle estimate that they will incur combined direct transaction costs of approximately $3.0 million, net of tax, associated with the merger, which will be charged to operations upon consummation of the merger. The pro forma and equivalent pro forma combined book value per share data give effect to the estimated direct transaction costs as if such costs had been incurred as of January 29, 2000. The pro forma combined book value per share data does not include additional expenses, which are currently estimated to be in the range of $10.0 to 13.0 million, net of tax, associated with the merger and integration of the operations of the two companies. Merger and integration expenses are not reflected in the pro forma combined income per share data.

(3) Includes a tax benefit of $7,166 million recorded by Zany due to the recognition of its deferred tax asset representing historical net income per basic and diluted common share of $1.33 and $0.40, respectively, and net income per pro forma basic and diluted common share of $0.49 and $0.26, respectively.

(4) Includes a tax benefit of $7,271 million recorded by Noodle due to the recognition of its deferred tax asset representing historical net income per basic and diluted common share of $0.96 and $0.94, respectively, and net income per pro forma basic and diluted common share of $0.29 and $0.24, respectively.

                                  RISK FACTORS

   In making your determination as to how to vote on the merger proposal, you should consider the following factors:

                          Risks Relating to the Merger

Zany may not be able to integrate the operations of Noodle and realize the potential benefits of the merger

   Integration of the personnel, operations and information systems of Zany and Noodle will present significant challenges. The integration of managers and other employees from each company will result in changes affecting employees and the operations of both companies. Differences in management approach and corporate culture may strain employee relations. The success of the merger will also depend on the ability of Zany and Noodle to integrate business strategies, information systems and operations in general. If Zany and Noodle are not able to integrate these strategies, systems and operations quickly and efficiently, Zany may not achieve the anticipated financial benefits of the merger.

Even if Zany is able to successfully integrate Noodle into its operations, the integration process will be costly and may distract Zany from the operation of its business

   Integration of the personnel, operations and information systems of Zany and Noodle will be time consuming. Zany management will need to spend considerable amounts of time on the integration of the two companies. In addition, the integration of the two companies will be costly and there may be unanticipated expenses that arise. The time and money required to successfully integrate the two companies may cause Zany's financial results to suffer.

As a result of the merger, the combined company will incur significant transaction, merger and integration costs that may exceed our estimates

   We estimate that, as a result of the merger, the combined company will incur transaction, merger and integration costs of approximately $13.0 million to $16.0 million, net of tax, including, among other expenses, investment banking, legal and accounting fees, severance and contractual incentive benefits. In addition, we expect that we will incur significant consolidation and integration expenses which we cannot accurately estimate at this time. We expect that the combined company will charge the majority of such costs and expenses to operations in the fiscal year ending February 3, 2001. The amount of the transaction costs is a preliminary estimate and is subject to change. Actual transaction costs may substantially exceed our estimates and, when combined with the expenses incurred in connection with the consolidation and integration of our companies, could have an adverse effect on the financial condition and operating results of the combined company.

Brand integration is critical to the success of the merger and if the brands are not properly integrated, Noodle customers may not continue to shop at the former Noodle stores upon completion of the merger

   Upon completion of the merger, it is likely that the former Noodle stores will have Zany signage and other elements of the Zany brand. Effective introduction of the Zany brand to Noodle customers and the integration of Zany's and Noodle's brands is critical to the success of the merger. If the brand introduction and integration is not successful, Noodle customers may not accept the Zany stores and may choose to shop elsewhere. This could hurt the financial results at the former Noodle stores and Zany's financial performance overall.

The exchange ratio for Zany common stock to be received in the merger is fixed and will not be adjusted in the event of any change in stock price

   Upon completion of the merger, each share of Noodle common stock will be exchanged for 1.233 shares of Zany common stock. This conversion number is fixed and will not be adjusted as a result of any change in the price of Zany common stock. Any change in the price of Zany common stock will affect the value of the consideration that Noodle shareholders receive in the merger. Because the merger will be completed only after all the conditions to the merger are satisfied or waived, there is no way to be sure that the price of Zany common stock on the date of the Zany and the Noodle shareholder meetings will be the same as its price at the time the merger is completed. The price of Zany common stock at the time that the merger is completed may be higher or lower than its price on the date of this document or the date of the Zany and Noodle shareholders' meetings. You are encouraged to obtain current market quotations for Zany common stock.

Zany shareholders will be diluted by the merger

   The merger will dilute the ownership position of the present shareholders of Zany. On June 9, 2000, Zany had 21,683,182 outstanding shares of common stock. Based on the number of shares of Noodle common stock outstanding as of June 9, 2000, Zany will issue to Noodle shareholders approximately 9,381,500 shares of Zany common stock in the merger.

                             Risks Relating to Zany

Zany's business is highly seasonal, and its annual results are highly dependent on the success of the Christmas selling season

   Seasonal shopping patterns affect Zany's business. A significant portion of Zany's sales occurs in the fourth quarter, coinciding with the Christmas holiday shopping season. Therefore, Zany's results of operations for the entire year depend largely on its fourth quarter results. In fact, since its inception, Zany has never been profitable in any quarter other than the fourth quarter of any fiscal year, and Zany expects this trend to continue. Factors that could cause Zany's sales and profitability to suffer include:

  .  the availability of and customer demand for particular products;

  .  the timing of new store openings;

  .  adverse weather conditions;

  .  unfavorable economic conditions;

  .  the inability to hire adequate temporary personnel;

  .  the inability to maintain appropriate inventory levels; and

  . a late Thanksgiving, which reduces the number of days between Thanksgiving and Christmas.

   Zany generally prefers to open new stores in the first three quarters of the year. The failure to open stores on schedule may particularly impair Zany's results because of its dependence on the Christmas holiday shopping season.

If Zany is not able to implement its store expansion program, Zany's growth will suffer

   Zany's growth depends in large part on its ability to open and profitably operate new stores in both existing and new geographic markets. Zany's ability to open and operate new stores will depend on a number of factors, including its ability to:

  .  identify suitable sites;

  .  negotiate acceptable leases at attractive rents;

  .  access adequate capital to fund store expansion;

  .  construct and open stores on schedule; and

  .  locate, hire, train and retain competent managers.

   Zany's continued growth is dependent, in part, on its ability to increase sales at existing stores. Zany's overall profitability will suffer if the opening of new stores in existing markets draws business from Zany's existing stores. Zany also plans to open many of its new stores in markets where it does not currently have a presence. The opening of stores in new geographic markets could present competitive and operational challenges different from those Zany currently faces or previously faced in entering existing geographic markets. For example, Zany may incur higher costs related to advertising, administration and distribution as it enters these new markets. In addition, Zany may not gain market acceptance, or establish its brand, in new geographic markets, which would impair Zany's financial results.

   Zany may not have sufficient management, operational, distribution, financial and information systems resources to accommodate its planned growth. Zany's expansion strategy also presents some cultural risks, including the ability to maintain Zany's product mission, customer service commitment and quality control as Zany becomes larger. Finally, if Zany's new stores do not perform as expected, Zany may curtail its store expansion, which would impair Zany's financial growth and profitability.

Zany's comparable store sales will fluctuate

   Changes in Zany's comparable store sales results could cause the price of Zany's common stock to fluctuate. A number of factors have historically affected, and will continue to affect, Zany's comparable store sales results, including:

  .  competition;

  .  Zany's new store openings;

  .  general regional and national economic conditions;

  .  consumer trends and preferences;

  .  changes in Zany's co-tenants;

  .  new product introductions and changes in Zany's product mix;

  .  timing and effectiveness of promotional events;

  .  introduction of and continued demand for popular and fad products; and

  .  weather.

Additional financing may not be available when needed or may only be available on terms that could adversely affect Zany's business and shareholders

   Zany will need additional financing to support its growth or to respond to competitive pressures or unanticipated events. Additional financing, if needed, may not be available on satisfactory terms or at all. Any additional equity financing may cause dilution to existing investors. Any debt financing may result in additional restrictions on Zany's spending or ability to pay dividends. Although Zany has entered into two term sheets with a bank that provide for additional financing, they are both subject to a number of conditions and may not be finalized.

Restrictive loan covenants may limit Zany's ability to take various corporate actions

   Zany's credit facility contains covenants that require Zany to satisfy ongoing financial requirements and that limit Zany's ability to borrow additional money, pay dividends, divest assets and make additional corporate investments. If Zany is unable to meet any of its debt service obligations or comply with these covenants, Zany's lenders can accelerate Zany's debt. If that were to occur and Zany were unable to obtain alternative financing, Zany's long-term viability could be impaired.

Zany's operations, and ZanyBrainy.com's operations, could be disrupted if information systems fail

   Zany's business depends on the efficient and uninterrupted operation of its computer and communications software and hardware systems. Zany regularly makes investments to upgrade, enhance and replace its systems. Zany must appropriately expand the capacity of its information systems to accommodate its anticipated growth or its operations could suffer.

   In addition, continued customer access to www.zanybrainy.com, Zany's Internet joint venture, is important for the success of ZanyBrainy.com and the perception of the Zany brand. The ZanyBrainy.com Website may experience occasional system interruptions that make the Website unavailable or prevent ZanyBrainy.com from efficiently fulfilling orders. These interruptions may reduce the volume of goods sold, the attractiveness of products and services offered and damage Zany's reputation. Additional software and hardware may be necessary to upgrade the systems and network infrastructure of the ZanyBrainy.com Website to accommodate increased traffic and sales volume. Zany cannot accurately project the rate or timing of any increases in traffic or sales volume on the Website and, therefore, the integration and timing of these upgrades are uncertain.

   Zany has no formal disaster recovery plan to prevent delays or other complications arising from information systems failure. Zany's business interruption insurance may not adequately compensate Zany for losses that may occur.

Risks associated with Zany's investment in its joint venture, ZanyBrainy.com

   ZanyBrainy.com is not currently profitable and has incurred significant losses since its inception. It is likely that ZanyBrainy.com will continue to incur losses for the foreseeable future. While Online Retail Partners, Zany's joint venture partner, has agreed to take all losses of ZanyBrainy.com up to the extent of their capital account, any losses beyond that will require Zany to recognize losses up to the amount of its investment. Zany would also have to recognize losses if its investment were to become materially impaired, up to the amount of Zany's investment. Zany recently contributed an additional $6.9 million to ZanyBrainy.com which brought Zany's total investment to $11.9 million. Zany expects to commence incurring losses attributable to its investment in ZanyBrainy.com during the second quarter of 2000.

   ZanyBrainy.com will need additional financing in order to continue to operate. Additional financing may not be available on satisfactory terms or at all. Any additional equity financing could reduce Zany's equity ownership in ZanyBrainy.com.

   Technology, customer functionality requirements and preferences change rapidly in the online commerce industry. ZanyBrainy.com may not be able to adapt quickly enough to these changing customer requirements and industry standards. Failure to adapt on a cost-effective and timely basis or the emergence of new industry standards and practices could impair the value of Zany's investment in ZanyBrainy.com.

   ZanyBrainy.com will require substantial participation of Zany's management and affiliates for certain resources. There is also a risk that selling Zany's products on the Internet could divert customers from Zany's stores and depress existing store sales.

Zany is dependent on executive management and other personnel

   Zany believes that its continued growth and profitability depend on the continued employment of its management team. If one or more members of its executive management team were unable or unwilling to continue in their present positions, Zany's profitability could suffer. Zany does not carry key person life insurance on any member of its executive management team.

   Zany's growth and profitability also depend on hiring and retaining quality managers and sales associates in its stores. Competition for personnel, particularly for employees with retail expertise, is intense. Additionally,

Zany's ability to maintain consistency in the quality of customer service in its stores is critical to its operations. If Zany is unable to hire and retain sales associates capable of providing a high level of customer service, Zany's brand and reputation could be damaged. This could cause Zany's sales to decline.

Zany competes with many retailers

   Competition from mass market retailers and discounters, which have greater brand recognition and financial and other resources

   Many mass market retailers and discounters, such as Toys "R" Us, Wal-Mart and Target, have much greater brand recognition and greater financial, marketing and other resources than Zany. Zany could be at a disadvantage in responding to these competitors' merchandising and pricing strategies, advertising campaigns and other initiatives. Several of these competitors, including Toys "R" Us, have launched successful Internet shopping sites that compete with ZanyBrainy.com and Zany's stores. In addition, an increase in focus on the specialty retail market or the sale by these competitors of more products similar to Zany's could cause Zany to lose market share.

   Competition from smaller format, specialty educational and creative toy retailers, whose growth can impair Zany's sales growth

   Zany's direct competitors are smaller format, specialty educational and creative toy and game retailers. These retailers are continuing to expand and could impede Zany's ability to increase its sales.

   Competition from non-toy specialty retailers, which compete with Zany's children's book and software businesses and could limit Zany's ability to expand in these categories

   Non-toy specialty retailers, such as Barnes & Noble and Best Buy, are competing with Zany's children's book and software businesses. Zany believes that some of these competitors have exclusivity restrictions in their leases that restrict co-tenants from selling similar products. Such restrictions could hinder Zany's expansion strategy by limiting Zany's ability to sell some products at those sites.

   Competition from Internet-only retailers, which may have a cost advantage and reach a broader market

   Zany faces growing competition from Internet-only retailers, such as eToys and Amazon.com. They may enjoy an overall operating cost advantage.

   With respect to all of Zany's competitors, sales and profitability could suffer if:

  .  new competitors enter markets in which Zany is currently operating;

  .  Zany's competitors implement aggressive pricing strategies;

  .  Zany's competitors expand their operations;

  . Zany's suppliers sell their products directly or enter into exclusive arrangements with Zany's competitors; or

  . Zany's competitors adopt innovative store formats, retail sales methods or merchandising strategies that are similar to Zany's.

If Zany's suppliers and distributors do not provide sufficient quantities of Zany's products, Zany's sales and profitability will suffer

   Products supplied to Zany by its top twenty suppliers represented slightly over half of Zany's purchases in the fiscal year ended January 29, 2000. Zany's dependence on its principal suppliers involves risk, and if there is a disruption in supply from a principal supplier or distributor, Zany may be unable to obtain the merchandise it desires to sell. While no one supplier represented greater than 10% of net purchases in the fiscal year ended January 29, 2000, a disruption in the operations of any of Zany's key suppliers could cause a decline in sales. Zany's sales also could decline if key specialty suppliers sell more products through mass-market retailers. Many of Zany's suppliers currently provide it with incentives, such as return privileges, volume purchasing allowances and cooperative advertising. A reduction or discontinuation of these incentives could reduce Zany's profits.

If a shipment of products that Zany imports is interrupted or delayed, inventory levels and sales could decline

   Zany does not own or operate any manufacturing facilities. Instead, it buys all of its products from manufacturers and distributors. In the fiscal year ended January 29, 2000, Zany imported approximately 9% of its purchases, including most of its private label products, directly from foreign manufacturers. In addition, Zany believes that a significant portion of the products that it purchases from domestic suppliers is manufactured abroad. Zany anticipates that its dependence on foreign-sourced merchandise will increase. Zany is subject to the following risks inherent in relying on foreign manufacturers:

  .  the inability to return products;

  .  fluctuations in currency exchange rates;

  .  economic and political instability;

  .  transportation delays;

  .  restrictive actions by foreign governments;

  . the laws and policies of the United States affecting importation of goods, including duties, quotas and taxes;

  .  foreign trade and tax laws;

  .  foreign labor practices;

  .  trade infringement claims; and

  .  increased liability as importer of record.

   Interruptions or delays in Zany's imports could cause shortages in product inventory and a decline in Zany's sales unless it secures alternative supply arrangements. Even if Zany could locate alternative sources, their products may be of lesser quality or more expensive than those Zany currently purchases. Zany's sales could also suffer if its suppliers experience similar problems with foreign manufacturers.

If Zany is unable to predict or react to changes in consumer demand, it may lose customers and sales may decline

   Zany's success depends on its ability to anticipate and respond in a timely manner to changing consumer demand and preferences. Zany's products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If Zany misjudges the market for its merchandise, it may overstock certain products and be forced to take significant inventory markdowns, which may have a negative impact on Zany's profitability, or return overstocked products to vendors, which may have a negative impact on Zany's relationships with its vendors.

   It is also common in the toy industry for some popular products, such as Pokemon and Beanie Babies, to achieve high sales, but for unpredictable periods of time. In the fiscal year ended January 29, 2000, Pokemon and Beanie Babies represented approximately 7% and approximately 4% of Zany's sales, respectively, and in the first quarter of 2000 Pokemon represented approximately 7% of Zany's sales. Consumer demand for these popular products or others could decrease significantly and without warning. If Zany is unable to identify new products that will enjoy strong consumer demand, it may lose customers and sales may decline. The introduction of new products may also depress sales of existing products. In addition, a decrease in the demand for popular products may negatively affect comparable store sales. Moreover, because Zany sells only those products that conform to Zany's product mission, Zany may choose not to sell some products that its customers desire and thus lose potential sales.

Zany may be unable to protect its intellectual property, which could impair its brand and reputation

   Zany's efforts to protect its proprietary rights may be inadequate. Zany regards its intellectual property, particularly its trademark for "Zany Brainy," as important to its marketing strategy. To protect Zany's proprietary rights, Zany relies generally on copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties and license agreements with consultants and suppliers. However, a third party could, without authorization, copy or otherwise appropriate information from Zany. Employees, consultants and others who participate in development activities could breach their confidentiality agreements, and Zany may not have adequate remedies for any such breach. Zany's failure or inability to protect its proprietary rights could materially decrease their value, and Zany's brand and reputation could be impaired.

Zany may be exposed to product liability lawsuits and other claims if it fails to comply with government and toy industry safety standards

   Children can sustain injuries from toys. Zany may be subject to claims or lawsuits resulting from such injuries. There is a risk that claims or liabilities may exceed Zany's insurance coverage. Moreover, Zany may be unable to retain adequate liability insurance in the future. Zany is subject to regulation by the Consumer Product Safety Commission and similar state regulatory agencies. If it fails to comply with government and toy industry safety standards, Zany may be subject to claims, lawsuits, fines and adverse publicity.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the information in this joint proxy statement/prospectus contains forward-looking statements. Statements that are not historical facts, including statements about Zany's and Noodle's beliefs and expectations, are forward-looking statements. Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "intend," "plan," "estimate," and similar words, although some forward-looking statements are expressed differently. Forward-looking statements in this document address, among other things:

  .  projections of future results of operations or of financial conditions;

  . efficiencies as a result of the merger, including increased purchasing power and increased ability to compete in the specialty toy retailing industry, and resources of the combined company;

  .  cost savings as a result of the merger;

  .  transaction, merger and integration-related expenses;

  .  growth of the businesses of Zany and Noodle;

  .  conditions to, and the timetable for, completing the merger;

  .  combined operations and future economic performance;

  .  operating results of ZanyBrainy.com;

  .  the timing of recognition of losses from ZanyBrainy.com;

  . expectations with respect to sales of popular products and negative comparable store sales;

  . the relationship between the business synergies of the merger and future earnings per share;

  . sufficiency of operating cash flow, credit facilities and other financing arrangements;

  .  the timing of and ability to finalize a new credit facility; and

  .  new store openings.

   Zany and Noodle believe it is important to communicate their expectations to their shareholders. However, there may be events in the future that Zany and Noodle are unable to accurately predict or that they do not fully control that could cause actual results to differ materially from those expressed or implied by their forward-looking statements, including:

  . Zany's inability to manage its growth, open new stores on a timely basis and expand in new and existing markets;

  . Zany's inability to integrate the operations, brand, personnel and information systems of Noodle or realize the business synergies expected from the merger;

  . changes in general economic and business conditions and in the specialty retail or toy industry in particular;

  . the availability of product and Zany's ability to replenish product on a timely basis;

  .  Zany's ability to successfully manage inventory;

  . the availability and cost of additional capital to fund Zany's operations or that of ZanyBrainy.com;

  .  actions by Zany's competitors;

  .  unanticipated costs of the merger;

  . ZanyBrainy.com's ability to successfully market and expand and Zany's ability to successfully work with Online Retail Partners;

  . the recognition of losses by Zany in connection with its investment in ZanyBrainy.com or any impairment of Zany's investment in ZanyBrainy.com;

  . a decline in the level of demand for Zany's products, including popular products;

  .  changes in Zany's business strategies; and

  .  other factors discussed under "Risk Factors."

   Zany and Noodle shareholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. All subsequent written and oral forward-looking statements attributable to Zany or Noodle or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained in this section. Neither Zany nor Noodle undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                              SHAREHOLDER MEETINGS

   Both Zany and Noodle will hold meetings of their shareholders. Our boards of directors are providing you with this joint proxy statement/prospectus to solicit your proxy for use at the meetings.

Times and Places; Purposes

   Zany Annual Meeting. Zany will hold its annual meeting at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103 on July 26, 2000, starting at 10:00 a.m., local time. At the Zany meeting, the shareholders of Zany will consider and vote upon:

  .  the merger agreement;

  .  the election of directors; and

  .  such other matters as may properly come before the Zany meeting.

   Noodle Special Meeting. Noodle will hold a special meeting of its shareholders at the offices of The Chase Manhattan Bank, 395 North Service Road, Melville, NY 11747 on July 25, 2000, starting at 11:00 a.m., local time. At the Noodle meeting, Noodle shareholders will consider and vote upon:

  .  the merger agreement; and

  .  such other matters as may properly come before the Noodle meeting.

Record Date; Voting Rights; Votes Required for Approval

   Zany. The Zany board has set the close of business on June 9, 2000 as the Zany record date. Only holders of record of shares of Zany common stock on June 9, 2000 are entitled to notice of and to vote at the Zany annual meeting. On the Zany record date, there were 21,683,182 shares of Zany common stock outstanding and entitled to vote at the Zany meeting. These shares were held by approximately 542 shareholders of record.

   At the Zany annual meeting:

    . each record holder of common stock is entitled to one vote per share;

    . the presence in person or by proxy of the holders of a majority of the outstanding shares is necessary to constitute a quorum; and

    . approval and adoption of the merger agreement requires the approval of a majority of the votes cast by Zany shareholders.

   Noodle. The Noodle board has set the close of business on June 9, 2000 as the Noodle record date. Only holders of record of shares of Noodle common stock on June 9, 2000 are entitled to receive notice of and to vote at the Noodle meeting. On the Noodle record date, there were 7,608,640 shares of Noodle common stock outstanding and entitled to vote at the Noodle meeting. These shares were held by approximately 580 shareholders of record.

   At the Noodle special meeting:

    . each record holder of common stock is entitled to one vote per share;

    . the presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Noodle common stock is necessary to constitute a quorum; and

    . approval and adoption of the merger agreement requires the approval of a majority of the outstanding shares of Noodle common stock.

Outstanding Shares Owned by Zany and Noodle Directors and Executive Officers

   On June 9, 2000, Zany directors and executive officers owned 5,011,094 shares of Zany common stock. These shares represent approximately 23.1% of the shares of Zany common stock outstanding as of the record date. These individuals have indicated that they intend to vote their Zany shares in favor of the Zany proposals.

   On June 9, 2000, Noodle directors and executive officers owned 773,792 shares of Noodle common stock. These shares represent approximately 10.2% of the shares of Noodle common stock outstanding as of the record date. These individuals have indicated that they intend to vote their Noodle shares in favor of the Noodle proposals.

Proxies

  . Completed Proxies. If you complete and return a proxy and your company receives the proxy prior to or at your meeting, your proxy will be voted in accordance with your instructions.

  . Proxies with No Instructions. If you execute and return a proxy but do not provide instructions as to your vote, your proxy will be voted FOR approval and adoption of the merger agreement and, in the case of the Zany annual meeting, FOR the nominees for election to the Zany board of directors.

  . Proxies Marked Abstain. If you execute and return a proxy marked ABSTAIN, your proxy will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the meetings but the shares will not be voted. Due to differences in the corporate laws of Pennsylvania and Delaware, proxies marked ABSTAIN will be treated differently with respect to the Zany merger proposal and the Noodle merger proposal as follows:

    Zany Shareholder Proxy Marked             Noodle Shareholder Proxy Marked
    ABSTAIN:                                  ABSTAIN:


    Under Pennsylvania law, a proxy           Under Delaware law, adoption of
    marked ABSTAIN is not considered          the merger agreement requires
    a cast vote. Approval of the              the affirmative vote of a
    merger agreement requires the             majority of the shares
    affirmative vote of a majority            outstanding. Accordingly,
    of the votes cast at the                  proxies marked ABSTAIN will have
    meeting. Accordingly, proxies             the effect of a vote against the
    marked ABSTAIN will have no               merger agreement.
    effect on the approval of the
    merger agreement.

  . Broker Non-Votes. Brokers holding shares in street name for beneficial owners must vote those shares according to specific instructions they receive from the owners. A "broker non-vote" occurs on a matter when a broker is not permitted to vote on that matter without instruction from the beneficial owner of the shares and no instruction is given. Shares represented by "broker non-votes" will be counted for purposes of determining whether there is a quorum at the meetings. Broker non-votes will have the same effect as a proxy marked ABSTAIN as follows:

    Zany Broker Non-Votes:                    Noodle Broker Non-Votes:


    Broker non-votes will have no             Broker non-votes will have the
    effect on the approval of the             effect of a vote against the
    merger agreement.                         merger agreement.

  . Other Business. We are not aware of any business for consideration at the meetings other than as described in this joint proxy statement/prospectus. However, if matters are properly brought before the meetings, then the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

  . Revocation. You may revoke your proxy at any time prior to its use. To revoke your proxy, you must deliver to the secretary of Zany or Noodle, as the case may be, a signed notice of revocation or you must deliver a later- dated proxy changing your vote. In addition, you may choose to attend your meeting and vote in person. Please realize that simply attending the meeting will not, in itself, constitute the revocation of your proxy.

  . Solicitation of Proxies. In addition to solicitation by mail, the directors, officers and employees of Zany and Noodle may solicit proxies from their respective shareholders by telephone, electronic transmission or in person. Zany and Noodle each will pay its own costs of soliciting proxies. Zany and Noodle have hired Beacon Hill Partners, Inc. to assist in the distribution and solicitation of proxies. Zany and Noodle will each pay Beacon Hill Partners a customary fee plus reasonable expenses for these services.

   The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay by mail. Zany and Noodle will also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

   Please do not send your stock certificates with your proxy card. The exchange agent will mail a separate transmittal form with instructions for the surrender of stock certificates for Noodle common stock to former Noodle shareholders as soon as practicable after the completion of the merger.

                                   THE MERGER

Background of the Merger

   Keith Spurgeon, the Chairman and Chief Executive Officer of Zany, and Stanley Greenman, the Chairman and Chief Executive Officer of Noodle, met twice between August 1996 and October 1996 to discuss a potential business combination of their companies. By the beginning of 1997, Messrs. Greenman and Spurgeon determined not to pursue further discussions at that time.

   In September 1999, while attending a toy industry conference in New York, Messrs. Spurgeon and Greenman met again. On September 15, 1999, Messrs. Greenman and Spurgeon met and expressed their interest in exploring the possibility of a business combination between the two companies. Mr. Greenman informed Mr. Spurgeon that given the importance of the fourth quarter to the year-end results of both companies they should defer their discussions to a later date.

   On October 26, 1999, Mr. Spurgeon telephoned Mr. Greenman to again express his interest in a transaction between Zany and Noodle and suggested that they hold further discussions.

   On October 29, 1999, Noodle management met telephonically with representatives from PaineWebber to discuss the basis for negotiating a potential transaction with Zany and requested PaineWebber to explore such a transaction.

   At a meeting of the Noodle board of directors on November 16, 1999, PaineWebber reviewed with the board of directors a proposal for a merger between Noodle and Zany. Representatives of PaineWebber reported that they had spoken informally with DLJ regarding a possible merger transaction between Zany and Noodle. PaineWebber noted that a business combination with Zany would have many benefits for Noodle and its shareholders, including a premium for Noodle shareholders (based on the closing prices of Noodle and Zany on November 15, 1999), continued ownership by Noodle shareholders in the combined company and business synergies and cost savings due to the combination. PaineWebber recommended that Noodle consider and proceed with negotiations for a potential transaction with Zany. Following PaineWebber's presentation, the board of directors discussed a potential merger with Zany, including the process and timing of a transaction and a possible exchange ratio. Following this discussion, the board of directors agreed to direct management to further explore a merger with Zany, with a focus on negotiating a favorable exchange ratio for Noodle shareholders, and authorized management to retain PaineWebber to act as financial advisor to the board of directors.

   At a meeting of the Noodle board of directors on January 11, 2000, management reported to the board of directors that they had negotiated an engagement letter with PaineWebber. Management also noted that they had made no further progress regarding a transaction with Zany. The board of directors decided that it was in the best interests of Noodle and its shareholders for the board of directors to form a special committee to assist management in the structuring and negotiation of a transaction with Zany. The board of directors established a special committee consisting of Messrs. Barry Ridings, Robert Stokvis and Lester Greenman.

   On January 20, 2000, Noodle formally engaged PaineWebber to act as its financial adviser with respect to the merger.

   At a regular meeting of the Zany board of directors held on January 26, 2000, Mr. Spurgeon reported on his prior discussions with Stanley Greenman. The board of directors considered a possible transaction with Noodle. After extensive discussion, the board of directors authorized Zany management, working with DLJ, to suggest to Noodle a merger transaction in which Noodle's shareholders would receive 25% of Zany's shares subject to a number of conditions, including completion of due diligence, execution of a definitive merger agreement and receipt of board of directors, shareholder and regulatory approval.

   Pursuant to the Zany board of directors' authorization, on January 31, 2000, DLJ, on behalf of Zany, sent to PaineWebber, on behalf of Noodle, a letter proposing a merger of Zany and Noodle in which Noodle shareholders would own 25% of the combined company, calculated on a fully-diluted basis. In addition, the letter stated that Zany would attempt to structure the transaction as tax-free to Noodle shareholders and that it would be accounted for as a pooling of interests.

   On February 1, 2000, representatives of PaineWebber met with Noodle management and the Noodle special committee to discuss Zany's written offer. On February 4, 2000, Noodle management and the Noodle special committee (other than Lester Greenman) met again to continue to discuss the exchange ratio for a merger and the ownership of the combined company. Management and the special committee also discussed the effects of a merger with Zany on Noodle's employees and potential severance issues.

   On February 15, 2000, Mr. Spurgeon and Stanley Greenman met to discuss the offer. At that time, Mr. Greenman informed Mr. Spurgeon that the exchange ratio would have to be higher in order for his board of directors to authorize him to continue discussions.

   In a special meeting of the Zany board of directors held on February 25, 2000, Mr. Spurgeon updated the board of directors on his discussions with Mr. Greenman, including Mr. Greenman's comments regarding the proposed exchange ratio. Mr. Spurgeon then reviewed with the board of directors management's analysis, including business synergies and potential consolidation cost savings due to the combination and the benefits thereof, regarding the merger in the event that Noodle shareholders owned 30% of the combined company after the merger was completed. After extensive discussion, the board of directors unanimously authorized Mr. Spurgeon to continue his discussions with Noodle and to pursue a merger with Noodle that would provide for Noodle shareholders to own approximately 30% of the combined company's shares after completion of the merger, calculated on a fully-diluted basis.

   On February 25, 2000, Messrs. Spurgeon and Greenman agreed that an exchange ratio that would result in Noodle shareholders owning approximately 30% of the combined company at the completion of the merger, calculated on a fully-diluted basis, would be an acceptable basis for further discussion. This preliminary agreement was subject to completion of due diligence reviews by both companies, negotiation of a merger agreement, including composition of the board of directors and management of the combined company, review and analysis by each company and its financial advisor and review, analysis and approval by the Zany board of directors and the Noodle board of directors.

   On February 28, 2000, Zany and Noodle executed a mutual Confidentiality Agreement relating to the exchange of confidential information by the two companies.

   On March 6, 2000, senior management of both companies, along with their legal representatives, met in New York. The parties discussed possible transaction and organizational structures, as well as other facets of a merger transaction, including due diligence and preliminary negotiations regarding representations and warranties, protective devices and board of directors composition.

   During March 2000, each company held numerous discussions with their respective financial advisors, outside legal counsel and accounting firms regarding various matters relating to the proposed transaction. At the same time, the companies and their respective advisers began their due diligence reviews and began negotiating the terms of a definitive merger agreement.

   During March 2000, Noodle management and the special committee met or spoke frequently to discuss the status of negotiations with Zany and the issues arising during negotiations.

   On March 29, 2000 at a regularly scheduled meeting of the Zany board of directors, Mr. Spurgeon updated the Zany board of directors on the status of the negotiations and the remaining open issues.

   On April 3, 2000, Zany formally engaged DLJ to act as its exclusive financial advisor with respect to the merger.

   During April 2000, the companies and their respective advisors met or spoke frequently to continue to negotiate the terms of the definitive merger agreement and completed their due diligence reviews.

   During April 2000, Noodle management and the special committee met or spoke frequently to discuss the status of negotiations with Zany and the issues arising during negotiations.

   On April 14, 2000, the Zany board of directors met to consider the merger agreement and the related transactions. At that meeting, DLJ reviewed the financial terms of the merger and rendered its oral opinion, subsequently confirmed by delivery of a written opinion as of April 21, 2000, to the effect that as of that date, based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion, the proposed exchange ratio was fair to Zany from a financial point of view. Following DLJ's presentation of its opinion, the board of directors considered the terms and provisions of the draft merger agreement, including a review of the material terms that remained under negotiation. After general discussion, and consideration of the factors described under "--Recommendation of the Zany Board of Directors; Zany's Reasons for the Merger," the Zany board of directors concluded that the merger was in the best interests of Zany and its shareholders and unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

   On April 14, 2000, the Noodle board of directors met to consider the merger agreement. PaineWebber reviewed the financial terms of the merger. Following its financial presentation, PaineWebber rendered its oral opinion, that, subject to a reduction in the amount of the termination fee then proposed by Zany and its advisors, as of that date and based on and subject to the matters described in the written opinion, the proposed exchange ratio was fair from a financial point of view to the Noodle shareholders. Following PaineWebber's presentation of its opinion, the board of directors considered the terms and provisions of the draft merger agreement, including the amount of the termination fee, the severance arrangements for Noodle employees and management, the definition and use of the term "material adverse effect" and the condition to closing that Zany be able to account for the transaction as a pooling of interests. The board of directors authorized management to continue negotiating to resolve as many issues as possible.

   During the week of April 17, 2000, the companies and their respective advisors continued to negotiate the terms of the definitive merger agreement.

   On April 19, 2000, the Noodle board of directors met telephonically to again consider the merger agreement. Management reported that substantial progress had been made: the proposed termination fee had been reduced to $2.25 million, the severance arrangements were almost complete, the term "material adverse effect" had been defined to their satisfaction, and they had agreed to accept the condition regarding pooling of interests accounting. Following management's report, PaineWebber rendered its oral opinion, which was subsequently confirmed in writing, that as of that date and based on and subject to the matters described in the written opinion, the proposed exchange ratio was fair from a financial point of view to the Noodle shareholders. Following a general discussion, and upon consideration of the factors described under "-- Recommendation of the Noodle Board of Directors, Noodle's Reasons for the Merger," the Noodle board of directors concluded that the merger was fair to, and in the best interests of the Noodle shareholders and unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

   On April 21, 2000, after negotiation of the final terms of the merger agreement and accompanying exhibits and schedules, Messrs. Spurgeon and Greenman executed the merger agreement.

   On the morning of April 24, 2000, Zany and Noodle issued a joint press release announcing the proposed merger transaction.

Recommendation of the Zany Board of Directors; Zany's Reasons for the Merger

   The Zany board of directors has determined that the merger is in the best interests of Zany and its shareholders and believes that the merger will allow Zany and Noodle to combine their resources to create a more competitive company in the specialty toy retailing industry. Accordingly, the Zany board of directors has unanimously approved the merger agreement. In reaching its determination, the Zany board of directors consulted with Zany's management, as well as its financial and legal advisors, and considered the following material factors:

  . a common vision of operating the premier retailer of specialty and educational children's products;

  .  the strength and depth of management;

  . that the combined company would be nearly 1.6 times that of Zany in terms of revenues and would have approximately 160 stores in 34 states;

  . the opportunity to obtain cost and operating efficiencies, including increased purchasing power;

  . the opportunity that a larger and more geographically diverse combined company may have to further strengthen the Zany brand presence; and

  . the opportunity to achieve more efficient utilization of assets, management and personnel.

   The Zany board of directors also evaluated the following positive and negative factors:

  . presentations from, and discussions with, senior management, representatives of its outside legal counsel and its independent accounting firm, and representatives of DLJ regarding the business, financial, accounting and legal due diligence;

  . current industry, economic and market conditions, including the trend toward consolidation in the retail industry;

  . the competitive importance of market position, geographic diversity, size and adequacy of financial resources;

  . the challenges of combining the businesses of the two organizations and the risk of diverting management resources from other opportunities and operational matters for an extended period of time, which the board considered negative factors;

  . the financial performance, results of operations and prospects of both companies separately and as combined;

  . the ability of Zany to achieve meaningful cost savings and efficiencies after the companies are combined;

  .  the terms of the merger agreement;

  .  current and historical market valuations of the two companies; and

  .  the fairness opinion of DLJ.

   As a result of the foregoing considerations, Zany's board of directors determined that the potential benefits of the merger outweighed the benefits of remaining alone. The Zany board of directors believes that the combined company would have a far greater opportunity than Zany alone to compete in the specialty toy retailing industry.

   In view of the variety of factors considered in connection with its evaluation of the merger, the Zany board of directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

   In addition, many of the factors contain elements that may effect the fairness of the merger in both a positive and negative way. Except as described above, the Zany board of directors, as a whole, did not attempt to analyze each factor separately to determine how it impacted the fairness of the merger. Consequently, individual members of the Zany board of directors may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

   The Zany board of directors recommends that Zany shareholders vote in favor of the merger proposal at the Zany annual shareholder meeting.

Recommendation of the Noodle Board of Directors; Noodle's Reasons for the
Merger

   At its meeting on April 19, 2000, the Noodle board of directors:

  . determined that the merger agreement and the merger with Zany are in the best interests of Noodle and its shareholders;

  .  approved and adopted the merger agreement;

  . directed that the merger and the merger agreement be submitted for consideration by the Noodle shareholders; and

  . resolved to recommend that the Noodle shareholders vote FOR approval and adoption of the merger and the merger agreement.

   In the course of reaching its decision to approve the merger agreement, the Noodle board of directors consulted with Noodle's management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

  (1) information concerning the financial performance and condition, results of operations, assets, prospects and businesses of each of Noodle and Zany as separate entities and on a combined basis, including:

    . the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

    . the recent and historical stock price performance of Noodle and Zany common stock; and

    . the expectation that the merger would create a larger, more competitive company that will have the opportunity to enhance shareholder value in ways that are unlikely to be achieved by Noodle alone;

  (2) the strategic nature of the transaction, which combines Zany's and Noodle's complementary businesses, and creates a broader company with greater resources, enhanced future operating flexibility and increased opportunity for growth;

  (3) the potential benefits to be derived from a combination of the two companies, including potential cost savings and efficiencies that would result from the merger;

  (4) the current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and the size and financial resources of competitors in the specialty toy retailing industry generally;

  (5) the opportunity for the Noodle shareholders to participate in a larger company and as shareholders of the combined company, to benefit from future growth of the combined company;

  (6) the fact that the exchange ratio would enable Noodle shareholders to own approximately 30% of the outstanding stock of the combined company, calculated on a fully diluted basis;

  (7) the analyses and presentations prepared by PaineWebber and the written opinion of PaineWebber to the effect that, as of April 19, 2000, and subject to the matters set forth in its opinion, the exchange ratio was fair from a financial point to the Noodle shareholders (which opinion is described below, under "Opinions of Financial Advisors--Opinion of Financial Advisor to the Noodle Board of Directors");

  (8) the fact that the exchange ratio represented a premium of approximately 6.4% over Noodle's closing price on April 18, 2000, the last trading day before the Noodle board meeting, based on Zany's trading price on the same date;

  (9) Zany's requirement that the merger be accounted as a pooling of interests, which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined;

  (10) the ability to complete the merger as a reorganization for United States federal income tax purposes in which Noodle shareholders generally would not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for fractional shares of the combined company's common stock;

  (11) the ability to consummate the merger, including the conditions to the merger requiring:

    . the accuracy of Noodle's representations and warranties, except that they would be deemed accurate unless the breach or breaches of those representations and warranties would reasonably be expected to have a material adverse effect;

    . the absence of any litigation that is reasonably likely to have a material adverse effect on Noodle; and

    . that Zany receive prior to closing letters from its and Noodle's independent public accountants regarding the qualification of the merger for pooling of interest accounting treatment;

  (12) the provision of the merger agreement which defines a material adverse effect to be a fact, condition, event, development or occurrence that has an adverse effect of $2.5 million or more on a party;

  (13) the terms of the merger agreement regarding third-party proposals, including Noodle's ability to terminate the merger agreement to accept a superior proposal;

  (14) the provisions of the merger agreement that provide for a termination fee of $2.25 million, plus up to $1 million of expenses, to be paid to Zany by Noodle under certain circumstances;

  (15) the provisions of the merger agreement that provide for a termination fee of $2.25 million plus up to $1 million of expenses to be paid to Noodle by Zany under certain circumstances;

  (16) the ability to successfully integrate the operations of the two companies, and the risk associated with the integration;

  (17) the possible adverse impact of the merger with Zany on some of Noodle's employees; and

  (18) the interests that certain executive officers and directors of Noodle may have with respect to the merger in addition to their interests as Noodle shareholders generally. See "Interests of Noodle Directors and Executive Officers in the Merger."

   In view of the variety of factors and the amount of information considered, Noodle's board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors as a whole. In addition, individual members of Noodle's board of directors may have given different weights to different factors.

   Noodle's board of directors considered all these factors in reaching the conclusions and recommendations described above. These factors generally had a positive impact and Noodle's board viewed them as advantages or opportunities, with the following exceptions:

  . the 6.4% premium to be received by Noodle shareholders, described in clause (8) above, was not very high, but the Noodle board felt that the low premium was outweighed by the other benefits of the transaction, including, in particular, the fact that Noodle shareholders would own approximately 30% of the combined company, described in clause (6) above;

  . the closing conditions regarding the absence of any breach of Noodle's representations and warranties except where a breach would not have a material adverse effect and the absence of litigation that would have a material adverse effect and Zany's requirement that the merger be accounted for as a pooling of interests, described in clauses (9) and (11) above, caused the Noodle board to question the certainty of consummation of the merger. However, the board of directors felt that this uncertainty was small because the merger agreement quantified a material adverse effect as having an adverse effect of $2.5 million or more, described in clause
     (12) above, and the board of directors believed that such an adverse effect was unlikely. In addition, the board of directors felt this uncertainty was outweighed by the other benefits of the transaction;

  . The Noodle board of directors was uncomfortable with a $2.25 million termination fee plus up to $1 million of expenses, described in clause
     (14) above, which could be payable to Zany under certain circumstances, but the board decided that any serious competing acquiror would not be deterred by this fee and the board's discomfort was further outweighed by the other benefits of the transaction, including, in particular, the fact that Zany could be obligated to pay Noodle a $2.25 million termination fee plus up to $1 million of expenses under certain circumstances, described in clause (15) above;

  . the Noodle board of directors believed that the integration of Noodle's business and operations with Zany's business and operations, described in clause (16) above, could be a risk, although one which the board felt could be managed successfully, particularly in light of the fact that Stanley Greenman and Stewart Katz would be employed by Zany for six months after completion of the merger to assist with integration and would serve as consultants to Zany for two years after that (see "Interests of Noodle Directors and Executive Officers in the Merger");

  . the possible adverse effect of the merger on some of Noodle's employees, described in clause (18) above, which the Noodle board of directors believed would be negative but not uniformly so, and which the board of directors believed was outweighed by the other benefits of the transaction and by a severance plan agreed to by the parties for some Noodle employees; and

  . the fact that some Noodle executive officers and directors have interests in the merger in addition to their interests as Noodle shareholders, described in clause (18) above, which the Noodle board of directors considered to be neutral in its evaluation.

   For additional information concerning the matters discussed above, and the conclusions reached, at various meetings of Noodle's board held between November 1999 and April 19, 2000, see "--Background of the Merger."

   The Noodle board of directors believes that the merger is fair to, advisable and in the best interests of the Noodle shareholders and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The Noodle board of directors unanimously recommends that the Noodle shareholders vote for the approval and adoption of the merger agreement.

Opinions of Financial Advisors

Opinion of Financial Advisor to the Zany Board of Directors

   Zany asked DLJ, in its role as financial advisor to Zany, to render an opinion to the Zany board of directors as to the fairness, from a financial point of view, to Zany of the exchange ratio. On April 14, 2000, DLJ delivered to the Zany board of directors its oral opinion, subsequently confirmed in writing on April 21, 2000 to the effect that, as of that date, and based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the exchange ratio was fair to Zany from a financial point of view. Such opinion was confirmed in writing as of June 16, 2000.

   The full text of DLJ's written opinion dated April 21, 2000 is attached as Appendix II to this joint proxy statement/prospectus. The description of DLJ's opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion. Shareholders of Zany are urged to read the DLJ opinion in its entirety for a description of the assumptions made, matters considered and the qualifications and limitations of the review undertaken by DLJ in rendering its opinion. DLJ has consented to its opinion being set forth in Appendix II and to references being made under the headings "Summary" and "The Merger" in this joint proxy statement/prospectus.

   DLJ prepared its opinion for the Zany board of directors. The opinion addresses only the fairness to Zany from a financial point of view, as of the date thereof, of the exchange ratio. DLJ expressed no opinion as to the prices at which the common stock of Zany or Noodle would actually trade at any time. DLJ's opinion did not address the relative merits of the merger and the other business strategies considered by the Zany board nor did it address the Zany board's decision to proceed with the merger. DLJ's opinion did not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

   Zany selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the shareholders of Zany or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Zany did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

   In arriving at its opinion, DLJ, among other things:

  . reviewed the merger agreement draft dated April 18, 2000 and assumed the final form of the merger agreement would not vary in any respect material to DLJ's analysis;

  . reviewed financial and other information that was publicly available or furnished to it by Zany and Noodle, including information provided during discussions with their respective managements (including certain financial projections of Zany for the period beginning January 30, 2000 and ending February 2, 2002 prepared by the management of Zany and certain financial projections of Noodle for the period beginning January 30, 2000 and ending February 2, 2002 prepared by Noodle's management);

  . compared certain financial and securities data of Zany and Noodle with various other companies whose securities are traded in public markets;

  . reviewed the historical stock prices and trading volumes of the common stock of Zany and Noodle;

  .  reviewed prices paid in certain other business combinations; and

  . conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

   In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to DLJ or identified to DLJ by Zany and Noodle, or their respective representatives, or that was otherwise reviewed by DLJ, and assumed that Zany was not aware of any information prepared by it or its other advisors that might be material to DLJ's opinion that had not been made available to DLJ. DLJ relied upon and assumed the achievement of the estimates provided by the management of Zany of the operating synergies achievable as a result of the merger. With respect to the financial projections for Zany and Noodle referred to above, DLJ relied on representations that the projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Zany and Noodle as to the future operating and financial performance of Zany and Noodle, respectively. DLJ expressed no opinion with respect to these projections or the assumptions upon which they were based. DLJ did not assume any responsibility for making any independent evaluation of the assets or liabilities, or for making any independent verification of the information reviewed by DLJ. DLJ relied on advice of counsel to Zany that for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   DLJ's opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect the conclusion reached in its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

   Summary of Financial Analyses Performed by DLJ. The following is a summary of the financial analyses performed by DLJ in connection with the delivery of its oral opinion to the Zany board of directors on April 14, 2000. Such analysis was updated by DLJ for purposes of delivering its written opinion on April 21, 2000. The information summarized in the tables which follow should be read in conjunction with the accompanying text. No company or transaction used in the analyses that follow is directly comparable to Zany or Noodle or the contemplated transaction. In addition, mathematical analysis such as determining the average or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. The implied exchange ratios estimated pursuant to the Comparable Publicly Traded Company Analysis and the Precedent Merger and Acquisition Transaction Analysis summarized below were each based on Noodle having 7.6 million fully-diluted shares, $4.7 million in debt and $0.5 million in cash.

   Common Stock Trading History. DLJ examined the historical closing prices of Zany common stock from June 3, 1999 to April 12, 2000. During this time period, Zany common stock reached a high of $14.06 per share and a low of $4.13 per share. DLJ also examined the historical closing prices of Noodle common stock from April 12, 1999 to April 12, 2000. During this time period, Noodle common stock reached a high of $9.00 per share and a low of $3.91 per share.

   Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded small capitalization specialty retailing and toy retailing companies that DLJ believed are reasonably comparable to Noodle in certain respects. These comparable companies consisted of:

   Small Capitalization Specialty Retailers:

    .  bebe stores, inc.

    .  The Children's Place Retail Stores, Inc.

    .  David's Bridal, Inc.

    .  Guitar Center, Inc.

   Toy Retailers:

    .  Toys "R" Us, Inc.

    .  Zany Brainy, Inc.

   In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (i) LTM sales; (ii) LTM EBITDA; and (iii) LTM EBIT. The enterprise value of a company is equal to the value of its fully diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. LTM is defined as the last twelve-month period for which financial data for the company at issue has been reported. EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. EBIT is defined as earnings before interest expense and taxes. DLJ also calculated: (i) the market price of each company as a multiple of projected calendar year 2000 and 2001 earnings per share, or EPS; and (ii) the projected calendar year 2000 and 2001 price earnings, or PE, multiple of each company as a percentage of each company's five year EPS growth rate multiplied by 100. All historical data was derived from publicly available sources and all projected data was obtained from First Call where available. DLJ's analysis of the comparable companies yielded the following multiple ranges, averages exclude the high and low multiples:

                                                      LTM     2000      2001
                          LTM Sales      LTM EBITDA   EBIT  Price/EPS Price/EPS
                          ---------      ----------   ----  --------- ---------
     High..............      1.3x           11.1x     13.7x   16.5x     13.3x
     Low...............      0.3             3.3       3.6     7.4       6.2
     Average...........      0.7             6.1       8.3    11.3       8.5
     Median............      0.7             6.1       8.0    11.4       8.8
                             2000           2001
                        PE/Growth Rate PE/Growth Rate
                        -------------- --------------
     High..............     103.9%          95.1%
     Low...............      37.2           20.9
     Average...........      46.3           36.7
     Median............      41.4           32.6

   Based on an analysis of this data and projected results of Noodle for comparable periods, DLJ estimated a value per share of Noodle common stock ranging from approximately $3.68 to $6.61. This analysis also yielded an implied exchange ratio ranging from 0.893x to 1.602x based on Zany's April 12, 2000 stock price of $4.13, compared to the proposed Zany exchange ratio of 1.233x.

   Precedent Merger and Acquisition Transaction Analysis. DLJ reviewed selected acquisitions involving companies in the specialty retailing industry that DLJ believed are reasonably comparable to the merger. These transactions consisted of:

   Target/Acquiror:

   .  Babbages, Etc. LLC/Barnes & Noble, Inc.

   . Al's and Grand Auto Supply, Inc., a subsidiary of PACCAR Inc./CSK Auto Corporation

   .  Trak Auto Corporation/HalArt L.L.C.

   .  Men's Center, Inc./The Men's Wearhouse, Inc.

   .  Club Monaco Inc./Polo Ralph Lauren Corporation

   .  St. John Knits, Inc./Investor Group

   .  Chief Auto Parts Inc./AutoZone, Inc.

   .  Farah Incorporated/Tropical Sportswear Int'l Corporation

   .  Hi-Lo Automotive, Inc./O'Reilly Automotive, Inc.

   In examining these acquisitions, DLJ calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM sales, LTM EBITDA and LTM EBIT. DLJ's analysis of these comparable acquisitions yielded the following multiple ranges, average excludes the high and low multiples:

                                                   LTM Sales LTM EBITDA LTM EBIT
                                                   --------- ---------- --------
     High.........................................    1.8x      15.7x     37.2x
     Low..........................................    0.3        6.0       9.3
     Average......................................    0.7        9.7      12.3
     Median.......................................    0.6       10.0      19.5

   Based on an analysis of this data and Noodle's historical and projected operating results, DLJ estimated a value per share of Noodle's common stock ranging from $5.97 to $7.70. This analysis also yielded an implied relative exchange ratio ranging from 1.446x to 1.868x based on Zany's April 12, 2000 stock price of $4.13, compared to the proposed Zany exchange ratio of 1.233x.

   Contribution Analysis. DLJ analyzed the relative contributions of Zany and Noodle to the pro forma combined company. For the fiscal years ended January 30, 1999 and January 29, 2000, DLJ analyzed the respective contributions of each company's revenues, EBITDA, store count, total assets and book value of equity. For the fiscal years ended February 3, 2001 and February 2, 2002, DLJ analyzed the respective contributions of each company's projected revenues, EBITDA and store count based on projections and assumptions provided by the management of Zany and Noodle. On a fully-diluted basis, Zany will own 70.0% of the combined company. DLJ's analysis of Zany's contribution to the combined company resulted in the following percentages:

                                 January 30, January 29, February 3, February 2,
                                    1999        2000        2001        2002
                                 ----------- ----------- ----------- -----------
Revenue.........................    61.0%       64.1%       64.5%       65.7%
EBITDA..........................    63.0        75.5        73.0        74.7
Store Count.....................    64.1        64.0        65.3        64.8
Total Assets....................    58.6        66.4          NA          NA
Book Value of Equity............    56.2        67.0          NA          NA

   Pro Forma EPS Accretion/Dilution Analysis. Using projections and assumptions provided by the management of Zany and Noodle, DLJ compared the fiscal year ended February 2, 2002 EPS of Zany and Noodle on a stand-alone basis to the fiscal year ended February 2, 2002 pro forma EPS of the combined company after the merger. This analysis showed that with synergies, the merger would be accretive to EPS for Zany shareholders in fiscal 2001.

   The summary set forth above does not purport to be a complete description of the analyses DLJ performed but describes the material elements of such analyses DLJ performed in connection with the preparation of its fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Zany that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses.

   Engagement Letter. Pursuant to the terms of an engagement agreement dated April 3, 2000, Zany (1) has paid DLJ (a) a retainer fee of $50,000 and (b) a fee of $400,000 when DLJ delivered its initial opinion and (2) will pay DLJ $750,000 in connection with the consummation of the merger. The fees previously paid to DLJ pursuant to clause (1) of the first sentence of this paragraph will be deducted from any fee to which DLJ is entitled upon consummation of the merger. In addition, Zany agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement thereunder and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and Zany negotiated the terms of the fee arrangement.

   Other Relationships. In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Zany and Noodle for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Zany or Noodle securities. DLJ has performed investment banking and other services for Zany in the past, including acting as Zany's lead manager for its 1999 initial public offering and placement agent for its 1996 private placement, and has been compensated for such services. In addition, Yves Sisteron, an officer of certain affiliates of DLJ, is also a member of Zany's board of directors.

Opinion of Financial Advisor to the Noodle Board of Directors

   Noodle retained PaineWebber to act as its financial advisor in connection with the merger. At a meeting of the Noodle board of directors held on April 14, 2000, PaineWebber delivered its oral opinion, to the effect that, as of that date, and based upon its review and assumptions and subject to limitations similar to those summarized below, the exchange ratio is fair, from a financial point of view, to the holders of Noodle common stock. PaineWebber subsequently confirmed its oral opinion by delivery of its written opinion on April 19, 2000. Noodle's board of directors subsequently requested that PaineWebber confirm in writing its opinion as of June 19, 2000. At a meeting of the Noodle board of directors held on June 19, 2000, PaineWebber delivered its oral opinion to the effect that, as of that date, and based upon its review and assumptions and subject to limitations summarized below, the exchange ratio is fair from a financial point of view to the holders of Noodle common stock. PaineWebber subsequently confirmed its oral opinion by delivery of its written opinion on June 19, 2000.

   The full text of the new PaineWebber opinion, dated June 19, 2000, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix III to this joint proxy statement/prospectus. You should read the new PaineWebber opinion carefully and in its entirety. This summary of the new PaineWebber opinion is qualified in its entirety by reference to the full text of the new PaineWebber opinion.

   PaineWebber delivered its new written opinion on June 19, 2000, to the effect that, as of that date, and based upon its review and assumptions and subject to the limitations summarized below, the exchange ratio is fair, from a financial point of view, to the holders of Noodle common stock. The new PaineWebber opinion was prepared at the request of the Noodle board of directors and does not constitute a recommendation to any holder of Noodle common stock as to how any such shareholder should vote with respect to the merger.

   In arriving at its opinion, PaineWebber, among other things:

  . reviewed Noodle's Annual Reports, Forms 10-K and related financial information for the past four fiscal years, as well as Noodle's Form 10-Q and related unaudited financial information for the quarter ended April 29, 2000;

  . reviewed financial information included in Zany's audited financial statements for the past three fiscal years, as well as Zany's financial information that has been publicly available since Zany's initial public offering in June 1999, Zany's Form 10-K for the fiscal year ended January 29, 2000, and Zany's Form 10-Q and related unaudited financial information for the quarter ended April 29, 2000;

  . reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Noodle and Zany, furnished to PaineWebber by Noodle and Zany, respectively;

  . conducted discussions with members of senior management of Noodle and Zany concerning their respective businesses and prospects;

  . reviewed the historical market prices and trading activity for the shares of Noodle's common stock and the shares of Zany's common stock and compared them with that of certain publicly traded companies which PaineWebber deemed relevant;

  . compared the financial position and results of operations of Noodle and Zany with that of certain companies that PaineWebber deemed to be relevant;

  . compared the proposed financial terms of the transactions contemplated by the merger agreement with the financial terms of certain other mergers and acquisitions that PaineWebber deemed to be relevant;

  .  reviewed the merger agreement; and

  . reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including its assessment of general economic, market and monetary conditions.

   In preparing its opinion, PaineWebber relied on the accuracy and completeness of all information publicly available or supplied or otherwise communicated to PaineWebber by or on behalf of Noodle and Zany, and PaineWebber did not assume any responsibility to independently verify such information. With respect to the financial forecasts examined by PaineWebber, PaineWebber assumed, with Noodle's and Zany's consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of Noodle and Zany, respectively, as to the future performance of Noodle and Zany, respectively. PaineWebber also relied upon assurances of the management of Noodle and Zany that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber was not engaged to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Noodle or Zany, nor was PaineWebber furnished with any such evaluations or appraisals. PaineWebber also assumed the following with Noodle's consent:

  . the merger will be accounted for under the pooling of interests method of accounting;

  .  the merger will qualify as a tax free reorganization;

  . all material liabilities (contingent or otherwise, known or unknown) of Noodle and Zany were as set forth in the consolidated financial statements of Noodle and Zany, respectively; and

  . Zany will obtain a commitment that is approved by the credit committee of the lender, which commitment will not be subsequently withdrawn, for an approximately $115 million secured credit facility that is expected to be in place shortly after the consummation of the merger.

   PaineWebber has informed Noodle that the failure by Zany to obtain the commitment of the lender for an approximately $115 million secured credit facility, or the withdrawal of such commitment, may result in PaineWebber withdrawing its opinion.

   The new PaineWebber opinion was based upon economic, monetary and market conditions existing on the date of the new PaineWebber opinion. Furthermore, PaineWebber expressed no opinion as to the price or trading ranges at which Noodle common stock or Zany common stock will trade after the date of the new PaineWebber opinion.

   The new PaineWebber opinion does not address the relative merits of the merger and any other transactions or business strategies that may have been discussed by the Noodle board of directors as alternatives to the merger, or the decision of the Noodle board of directors to proceed with the merger. Noodle did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering its opinion. PaineWebber was not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of Noodle.

   The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at its opinion.

   Exchange Ratio Analysis. PaineWebber calculated exchange ratios based on the trading price relationship between one share of Noodle common stock and one share of Zany common stock. PaineWebber reviewed the

Noodle/Zany exchange ratio on June 16, 2000 and averages over periods prior to June 2000 as set forth in the following table:

                                                                        Exchange
     Trading Period                                                      Ratio
     --------------                                                     --------
     Current (6/16/00).................................................   1.15x
     Day Prior to Transaction Announcement Date (4/23/00)..............   0.99
     60 Day Average (period ending 4/12/00)............................   0.89
     Since Zany IPO High (period ending 4/12/00).......................   1.21
     Since Zany IPO Low (period ending 4/12/00)........................   0.38
     Since Zany IPO Average (period ending 4/12/00)....................   0.63

   PaineWebber noted that the exchange ratio in the merger is 1.233x, which is significantly higher than exchange ratios for periods prior to the transaction announcement date.

   Contribution Analysis. PaineWebber analyzed the relative contribution of Noodle and Zany for the following periods:

  .  latest twelve months ended April 29, 2000; and

  .  projected fiscal year ending February 3, 2001.

   Analysis                              Noodle Contribution to Combined Equity
   --------                              --------------------------------------
   Latest twelve months revenue.........                  36.2%
   Latest twelve months earnings before
    interest, taxes, depreciation and
    amortization ("EBITDA").............                  25.5
   Latest twelve months earnings before
    interest and taxes ("EBIT").........                  15.3
   Latest twelve months net income......                  24.9
   Projected fiscal year 2000 (FYE
    February 3, 2001) revenue...........                  35.7
   Projected fiscal year 2000 (FYE
    February 3, 2001) EBITDA ...........                  28.7
   Projected fiscal year 2000 (FYE
    February 3, 2001) EBIT .............                  27.1
   Projected fiscal year 2000 (FYE
    February 3, 2001) net income........                  29.0

   The contribution analysis for the fiscal year ending February 3, 2001 was based on projections provided by the respective managements of Noodle and Zany. PaineWebber noted that, after the closing of the transaction, the Noodle shareholders will own approximately 30.2% of the fully-diluted shares of the combined entity based on the closing stock prices and securities outstanding of Noodle and Zany on June 16, 2000. The results of this contribution analysis are not necessarily indicative of the contribution that the respective businesses may make in the future.

   "Has/Gets" Analysis. PaineWebber compared the earnings per share (EPS) of Noodle for the fiscal year ending February 3, 2001 and the fiscal year ending February 2, 2002 to the pro forma EPS of the combined Noodle/Zany over the same periods. For example, a Noodle share is projected to have EPS of $0.18 in the fiscal year ending February 3, 2001, compared to pro forma EPS of $0.29 for
1.233 shares of the combined Noodle/Zany, assuming $3.3 million of pre-tax synergies. Additionally, a Noodle share is projected to have EPS of $0.49 in the fiscal year ending February 2, 2002, compared to pro forma EPS of $0.77 for
1.233 shares of the combined Noodle/Zany, assuming $8.3 million of pre-tax synergies.

   Noodle Selected Comparable Public Company Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Noodle to the corresponding data of certain publicly traded companies that PaineWebber deemed to be relevant for the purposes of comparison to Noodle.

   The Noodle comparable companies consisted of:

  .  Bombay Company

  .  Books-A-Million

  .  Hibbett Sporting Goods

  .  Pier 1 Imports

  .  Sunglass Hut International

  .  Toys "R" Us

  .  West Marine

   PaineWebber reviewed, among other information, the comparable companies' multiples of total enterprise value ("TEV"), which consists of the market value of equity plus total debt less cash and cash equivalents to:

  .  latest twelve months revenue;

  .  latest twelve months EBITDA; and

  .  latest twelve months EBIT.

   PaineWebber also reviewed, among other information, the comparable companies' multiples of equity market value ("MV") to:

  .  latest twelve months net income;

  . projected earnings per share ("EPS") based on First Call Research earnings estimates for calendar year ending December 31, 2000; and

  . projected EPS based on First Call Research earnings estimates for calendar year ending December 31, 2001.

   The Noodle comparable companies analysis resulted in the following range of values as of June 16, 2000:

     Analysis                                          Range      Median  Mean
     --------                                      -------------  ------  -----
     TEV/Latest twelve months revenue............. 0.18x to 0.85x  0.43x   0.51x
     TEV/Latest twelve months EBITDA..............   2.9 to 8.0    5.7     5.5
     TEV/Latest twelve months EBIT................   6.0 to 10.1   9.1     8.6
     MV/Latest twelve months net income...........  11.2 to 16.7  12.3    12.8
     MV/One year forward EPS......................   9.0 to 14.3  11.2    11.5
     MV/Two year forward EPS......................   6.3 to 11.7   9.8     9.6

   The valuation range indicated by this analysis implied a per share value of $2.00 to $3.50, or an implied exchange ratio of 0.73x to 1.27x, based on Zany's June 16, 2000 stock price of $2.75.

   Selected Comparable Mergers and Acquisitions Analysis. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving specialty retailers. From this universe, PaineWebber used information from twelve mergers and acquisitions to perform its analysis. The selected mergers and acquisitions PaineWebber analyzed included the following:

     Acquiror                   Target
     --------                   ------
     Claire's Stores            Afterthought Accessories
     Men's Wearhouse            K&G Men's Center
     Men's Wearhouse            Moore's Retail
     Trans World Entertainment  Camelot Music
     Proffitt's                 Carson Pirie Scott
     Toys "R" Us                Baby Superstore
     Sears Roebuck              Orchard Supply

     Acquiror                   Target
     --------                   ------
     West Marine                E&B Marine
     Consolidated Stores        Kay-Bee Toy & Hobby Shops
     Petsmart                   Pet Food Giant
     Petsmart                   Petstuff
     BD Recapitalization Corp.  Petco Animal Supplies

   PaineWebber reviewed the consideration paid based on stock prices on the day prior to the announcement of the comparable transactions and calculated multiples of TEV and MV. The comparable transactions analysis resulted in the following range of values:

     Analysis                                             Range     Median Mean
     --------                                          -----------  ------ ----
     Latest twelve months revenue..................... 0.3x to 1.2x   0.8x  0.8x
     Latest twelve months EBITDA...................... 5.3 to 16.5    7.7   8.9
     Latest twelve months EBIT........................ 8.0 to 23.4   10.7  12.4
     Latest twelve months net income.................. 7.4 to 47.1   21.6  23.8

   The valuation range indicated by this analysis implied a per share value of $3.00 to $4.50, or an implied exchange ratio of 1.09x to 1.64x, based on Zany's June 16, 2000 stock price of $2.75.

   Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Noodle compared to the businesses, operations and prospects of the companies that were parties to the selected mergers and acquisitions analyzed, PaineWebber believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions.

   Noodle and Zany Discounted Cash Flow Analyses. PaineWebber analyzed Noodle's and Zany's unleveraged after-tax cash flows based on financial projections prepared by Noodle and Zany management, respectively. The discounted cash flow analyses determined the present value of the unleveraged after-tax cash flows generated over the projection period and then added a terminal value based on ranges of multiples of revenue and EBITDA. PaineWebber also analyzed the present value of unleveraged after-tax cash flows assuming a range of perpetual growth rates that PaineWebber deemed relevant. In determining the present value, PaineWebber used the discount rates that it deemed appropriate.

   The valuation range indicated by the Noodle analysis implied a per share value of $5.00 to $10.00, or an implied exchange ratio of 1.82x to 3.64x, based on Noodle's June 16, 2000 stock price of $3.16, compared to Zany's June 16, 2000 stock price of $2.75. The valuation range indicated by the Zany analysis implied a per share value of $4.00--$9.00. Comparing the valuation ranges implied by the Noodle analysis with those implied by the Zany analysis implied an exchange ratio is 1.25x to 1.11x.

   Pro Forma Merger Analysis. PaineWebber prepared a pro forma analysis of the financial impact of the merger using estimates provided by the managements of Noodle and Zany for the fiscal years ending February 3, 2001 and February 2, 2002 and assumed that the merger will be accounted for under the pooling of interests accounting treatment.

   PaineWebber combined the projected operating results of Noodle provided by Noodle management with projected operating results for Zany provided by Zany management, and adjusted the combined company results to reflect the proposed new store openings of the combined company, to arrive at the combined company projected net income. PaineWebber divided this result by the pro forma diluted shares outstanding to arrive at a combined company diluted EPS. PaineWebber then compared the calculated combined company EPS to the EPS estimate for Zany on a stand-alone basis to determine the pro forma impact of the merger on

Zany's EPS. This analysis showed that, with synergies, the merger would be accretive to earnings per share for Zany shareholders in fiscal year ending February 3, 2001.

   Zany Selected Comparable Public Company Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Zany to the corresponding data of certain publicly traded companies that PaineWebber deemed to be relevant for the purposes of comparison to Zany.

   The Zany comparable companies consisted of:

  .  Bombay Company

  .  Books-A-Million

  .  Hibbett Sporting Goods

  .  Pier 1 Imports

  .  Sunglass Hut International

  .  Toys "R" Us

  .  West Marine

   The Zany comparable companies analysis resulted in the following range of values as of June 16, 2000:

     Analysis                                          Range      Median  Mean
     --------                                      -------------  ------  -----
     TEV/Latest twelve months revenue............. 0.18x to 0.85x  0.43x   0.51x
     TEV/Latest twelve months EBITDA..............   2.9 to 8.0    5.7     5.5
     TEV/Latest twelve months EBIT................   6.0 to 10.1   9.1     8.6
     MV/Latest twelve months net income...........  11.2 to 16.7  12.3    12.8
     MV/One year forward EPS......................   9.0 to 14.3  11.2    11.5
     MV/Two year forward EPS......................   6.3 to 11.7   9.8     9.6

   The valuation range indicated by this analysis implied a per share value of $2.25--$3.25.

   Qualitative Judgments. In rendering the new PaineWebber opinion, in addition to the financial analyses described above, PaineWebber made certain qualitative judgments about the combined company, including judgments about the business of the combined company as compared to the business of Noodle as a stand-alone entity and regarding the access to capital of the combined company. These qualitative judgments did not lead to specific conclusions regarding the fairness of the merger consideration, but rather were part of PaineWebber's evaluation of the particular circumstances of the merger.

   The summary of the new PaineWebber opinion set forth above does not purport to be a complete description of the data or analyses presented by PaineWebber. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Noodle and Zany. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Accordingly, such estimates are inherently subject to substantial uncertainty and Noodle, Zany or PaineWebber do not assume responsibility for the accuracy of such estimates. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

   Noodle selected PaineWebber to be its financial advisor in connection with the merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

   Engagement Letter.   Pursuant to an engagement letter between Noodle and
PaineWebber dated January 20, 2000, PaineWebber earned a fee of $150,000 for rendering the opinion dated as of April 19, 2000, independent of the result of the opinion. Pursuant to an engagement letter between Noodle and PaineWebber dated June 6, 2000, PaineWebber earned a fee of $100,000 for rendering the new PaineWebber opinion dated as of June 19, 2000, independent of the result of the opinion. In addition, PaineWebber will receive a fee, payable upon completion of the merger, of approximately $950,000, against which the opinion fees and a retention fee of $25,000 will be credited, and will be reimbursed for certain of its out-of-pocket expenses. PaineWebber will not be entitled to any additional fees or compensation in the event the merger is not approved or otherwise consummated. Noodle also agreed, under a separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

   Other Relationships. PaineWebber has been previously engaged by Noodle to provide certain investment banking and financial services for which it received customary compensation. In the ordinary course of business, PaineWebber may actively trade the securities of Noodle and Zany for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

Certain Material United States Federal Income Tax Consequences of the Merger

   The following is a discussion of the material United States federal income tax consequences of the merger. This discussion does not address all tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Internal Revenue Code of 1986, as amended, including insurance companies, financial institutions, mutual funds, dealers in insurance companies, dealers in securities, tax-exempt organizations, foreign persons, persons who do not hold securities, persons who do not hold shares of Noodle common stock as capital assets, persons who hold shares of Noodle common stock as part of a straddle or a conversion transaction for United States federal income tax purposes, and individuals who received shares of Noodle common stock pursuant to the exercise of employee stock options or otherwise as compensation.

   This discussion provides no information on tax consequences of the merger, if any, under applicable foreign, state, local and other tax laws. This discussion is based on the provisions of the Internal Revenue Code, applicable Treasury Regulations thereunder, IRS rulings and judicial decisions in effect as of the date of this document. We can give no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of this discussion. Any such change or interpretation could apply retroactively and could affect the accuracy of this discussion. The discussion also is based upon certain factual representations made by Zany and Noodle, and the assumption that the merger will be consummated in accordance with the terms of the merger agreement. Neither Zany nor Noodle will seek rulings from the IRS concerning the tax consequences of the merger.

   We urge each Noodle shareholder to consult such shareholder's own tax advisor as to the specific tax consequences of the merger to that shareholder, including the application of foreign, state, local and other tax laws.

   Based on the assumptions discussed above and upon the representations of Zany and Noodle, it is the opinion of Kramer Levin Naftalis & Frankel LLP, tax counsel to Noodle, and Morgan, Lewis & Bockius LLP, tax counsel to Zany, that, for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that Noodle, Zany and Zany's merger subsidiary will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and that, accordingly, none of Noodle, Zany or Zany's merger subsidiary will recognize gain or loss for United States federal income tax purposes as a result of the merger and Noodle shareholders will not recognize gain or loss for United States federal income tax purposes on the receipt pursuant to the merger of the Zany common stock in exchange for Noodle common stock except to the extent they receive cash in lieu of fractional shares of Zany common stock. An opinion of counsel is not binding on the IRS and we can give no assurance that the IRS will not take a position contrary to one or more positions reflected in such opinions or that the courts will uphold such opinions if challenged by the IRS.

   The aggregate tax basis of the Zany common stock received by a Noodle shareholder, including any fractional share deemed received, will be equal to the tax basis of the Noodle common stock exchanged therefor. The holding period of the Zany common stock will include the holding period of the Noodle common stock exchanged therefor, provided that the shares of Noodle common stock are held as capital assets at the effective time of the merger.

Cash in Lieu of a Fractional Share

   A Noodle shareholder who receives cash in lieu of a fractional share of Zany common stock will be treated as having received this fractional share as a part of the exchange and having it redeemed by Zany for cash. Therefore, such Noodle shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash so received and the tax basis of the Noodle common stock allocable to the fractional share. This gain or loss will constitute capital gain or loss if the shareholder held the Noodle common stock as a capital asset at the time of the merger and will be long-term capital gain or loss if the holding period was greater than one year at the effective time of the merger. In the case of an individual, any such long-term capital gain will be subject to a maximum federal income tax rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

Backup Withholding

   A holder of Noodle common stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in lieu of a fractional share interest unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the IRS.

   The obligation of each of Noodle and Zany to consummate the merger is conditioned upon, among other things, the receipt by each of Noodle and Zany of a tax opinion from each of their respective tax counsels that is identical in all material respects to the opinions set forth above. The opinions to be delivered at closing will be based on the facts described therein and upon certain assumptions and certain representations made by Noodle, Zany and others. In the event that Noodle or Zany is unable to obtain its respective opinion of counsel, as set forth above, each of Noodle and Zany is permitted, under the merger agreement, to waive the receipt of such opinions as a condition to such party's obligation to consummate the merger. As of the date of this document, neither Noodle nor Zany intends to waive the condition as to the receipt of opinions of counsel as set forth herein and neither party anticipates that the material income tax consequences of the merger will be materially different than those described above. In the event of such a failure to obtain tax opinions as set forth above, and a party's determination to waive such condition to the consummation of the merger, Noodle and Zany will resolicit the votes of its respective shareholders to approve the merger.

Employee Matters

Stock Options

   Under the merger agreement, at the effective time of the merger, each outstanding Noodle stock option exercisable for shares of Noodle common stock under either the Noodle Stock Incentive Plan or the Outside Directors' Stock Option Plan will be converted into an option exercisable for that number of shares of Zany common stock equal to the product of:

  . the aggregate number of shares of Noodle common stock for which such Noodle stock option was exercisable; and

  .  the exchange ratio of 1.233

and will be rounded to eliminate fractional shares, if necessary. The exercise price per share of such converted stock option will be equal to the aggregate exercise price per share of such Noodle common stock immediately prior to the effective time divided by the exchange ratio of 1.233, rounded to the nearest cent, if necessary. As of June 9, 2000, the number of shares of Noodle common stock reserved for issuance pursuant to outstanding Noodle stock options under the plans was 911,425.

   In the case of a converted stock option that is an "incentive stock option" (within the meaning of Section 422 of the Internal Revenue Code), the option price and the number of shares of Zany common stock purchasable pursuant to that option will be adjusted down, to the nearest whole share, if necessary, to preserve the status of the option as an incentive stock option. Zany and Noodle intend that, to the extent that any Noodle stock option constituted an incentive stock option immediately prior to the effective time, such option will continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Internal Revenue Code, and that the adjustment of the Noodle stock options provided satisfy the conditions of Section 424(a) of the Internal Revenue Code.

Severance Pay Plan

   Noodle agreed to establish, prior to the consummation of the merger, a severance pay plan designed to provide severance benefits to certain employees who are terminated as a direct result of the merger. The severance pay plan is intended to alleviate, in part or in full, financial hardships that may be experienced by such terminated employees and is intended to constitute a "severance pay plan" under regulations published by the U.S. Secretary of Labor. The severance pay plan will cover 74 employees who are named in the plan. The plan provides, among other things, that a covered employee will receive a cash payment set forth in the plan, ranging from approximately $800 to $120,000, if he or she is not offered a "Comparable Position," as defined in the plan, by Zany, by June 15, 2000 and is thereafter terminated for reasons other than for cause. The total benefits payable from the plan to all participants combined cannot exceed $808,275.

Regulatory Approvals

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules of the Federal Trade Commission, the merger may not be completed until notifications have been given and information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the required waiting period has been terminated or has expired. Noodle and Zany filed notification and report forms under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division on May 15, 2000. On May 30, 2000, the Federal Trade Commission granted early termination of the required waiting period under the Hart-Scott-Rodino Act.

   At any time before or after the closing of the merger, whether or not the waiting period has expired or been terminated, the FTC, the Antitrust Division or state attorneys general could take any action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the closing of the merger.

   Based on the information available to them, Noodle and Zany believe that the merger can be completed in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the closing of the merger on antitrust grounds will not be made or that, if a challenge were made, Noodle and Zany would prevail or would not be requested to divest assets in order to complete the merger.

Anticipated Accounting Treatment

   The merger is expected to be accounted for under the pooling of interests method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. The pooling of interests method of accounting assumes that the combining companies have been merged from the beginning of the periods presented and the historical consolidated financial statements for periods prior to consummation of the merger are restated as though the companies had been combined from the beginning of the periods presented. Either Zany or Noodle may terminate the merger agreement if the companies do not receive the pooling opinion letters from their independent public accountants on the closing date.

Resales of Zany Common Stock

   All shares of Zany common stock to be issued in the merger will be freely transferable, except for shares received by any person who may be deemed to be an affiliate of Noodle for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act. An affiliate of Noodle is any individual or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, Noodle or Zany. Under Rule 145, an affiliate of Noodle may not resell his or her shares of Zany common stock received in the merger except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act, including selling such shares pursuant to an effective registration statement. Noodle has delivered to Zany a list setting forth the names and addresses of all persons who were, at the time of the signing of the merger agreement, affiliates of Noodle.

   In addition, Zany and Noodle each have agreed to use reasonable efforts to cause its affiliates to execute written agreements not to take any action that would cause the merger not to be treated as a pooling of interests for accounting purposes and, in Noodle's case, not to take any action that would violate Rule 145 as discussed above. Under generally accepted accounting principles, the sale of Zany common stock or Noodle common stock by an affiliate of either Zany or Noodle within 30 days prior to the effective time or prior to the publication of financial results that include at least 30 days of combined operations of Zany and Noodle after the effective time could preclude pooling of interests accounting treatment of the merger. The merger agreement requires Zany and Noodle to use their reasonable best efforts to cause their respective affiliates to enter into these agreements and conditions each of Zany's and Noodle's obligations to effect the merger on the receipt of these agreements.

       INTERESTS OF NOODLE DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

   In considering the recommendation of the Noodle board of directors in favor of the merger, you should be aware that certain directors and executive officers of Noodle have interests in the merger that may be different from, or in addition to, the interests of Noodle shareholders. These interests are described below, and except as described below, those persons have, to the knowledge of Zany and Noodle, no material interest in the merger apart from those of shareholders generally. The Noodle board of directors was aware of, and considered the interests of, its directors and officers in approving the merger agreement and the merger.

Interests of Noodle Management in the Zany Board of Directors after the Merger

   Pursuant to the terms of the merger agreement, Zany will expand its seven member board of directors by one member and, prior to the effective time, take all action necessary to elect Stanley Greenman, Noodle's Chairman and Chief Executive Officer, to the Zany board.

Employment Agreements

   Under an employment agreement between Noodle and Stanley Greenman dated February 1, 1998, the merger will constitute a change in control entitling Mr. Greenman to the following payment and benefits:

  . a lump sum payment equal to the amount by which 299% of Mr. Greenman's average annual compensation at Noodle for the last five years exceeds the present value of all other payments that would be considered contingent on a change of ownership and control under Section 280G of the Internal Revenue Code, other than payments that would not be treated as parachute payments; and

  . the immediate vesting of all unvested options to purchase Noodle common stock held by Mr. Greenman.

   If the merger closes during the second quarter of fiscal 2000, the lump sum payment that Mr. Greenman is entitled to receive is approximately $975,000, and options to purchase 221,940 shares of Zany stock at a weighted average exercise price of $3.40 will immediately vest and be exercisable.

   Pursuant to the terms of the merger agreement, Zany agreed to enter into a new six-month employment agreement with Mr. Greenman providing for the following payments and benefits:

  . a salary of $257,500 in exchange for Mr. Greenman's performance of executive duties and responsibilities in connection with the integration of Zany's and Noodle's operations;

  . a non-competition provision prohibiting Mr. Greenman from engaging in or holding a financial interest in any business that competes with Zany and has operations in North America and, in consideration for a lump sum payment of $350,000, a continuation of the non-compete for a period of one year after he ceases to perform services for Zany;

  . a lump sum payment in the amount of $225,000 if the employment agreement is not terminated by either party prior to its expiration or if the employment agreement is terminated by the employee for good reason (as defined in the employment agreement), by Zany without cause or because of Mr. Greenman's death or disability;

  . continued payment of salary and benefits for two months following termination due to Mr. Greenman's death or disability; and

  . continued receipt of all scheduled payments and benefits under the employment agreement if Mr. Greenman is terminated without cause or if he terminates his employment with Zany for good reason.

   Following the expiration of his employment agreement, if Mr. Greenman is elected to the Zany board of directors at Zany's 2001 annual meeting, he will be eligible to receive an option to purchase 25,000 shares of common stock. See "Election of Directors of Zany--Standard Compensation Arrangements."

   In addition, Zany has agreed to enter into a two-year consulting agreement with Mr. Greenman upon expiration of Mr. Greenman's six month employment agreement or the termination of his employment without cause or by Mr. Greenman for good reason. The consulting agreement provides for the following payments:

  . consulting fees of $5,208.34 per month (or $125,000 in the aggregate) during the term of the consulting agreement in exchange for Mr. Greenman's provision of his toy retailing expertise for up to sixteen hours during any thirty day period; and

  . the continuation of his promise not to compete with Zany in North America or solicit Zany employees during the term of the consulting agreement and for a period of one year after he ceases to perform services for Zany.

   Under an employment agreement between Noodle and Stewart Katz dated February 1, 1998, the merger will constitute a change in control entitling Mr. Katz to the following payment and benefits:

  . a lump sum payment equal to the amount by which 299% of Mr. Katz's average annual compensation at Noodle for the last five years exceeds the present value of all other payments that would be considered contingent on a change of ownership and control under Section 280G of the Internal Revenue Code, other than payments that would not be treated as parachute payments; and

  . the immediate vesting of all unvested options to purchase Noodle common stock held by Mr. Katz.

   If the merger closes during the second quarter of fiscal 2000, the lump sum payment that Mr. Katz is entitled to receive is approximately $880,000, and options to purchase 221,940 shares of Zany stock at a weighted average exercise price of $3.40 will be exercisable.

   Pursuant to the terms of the merger agreement, Zany agreed to enter into a new six-month employment agreement with Mr. Katz providing for the following payments and benefits:

  . a salary of $232,500 in exchange for Mr. Katz's performance of executive duties and responsibilities in connection with the integration of Zany's and Noodle's operations;

  . a non-competition provision prohibiting Mr. Katz from engaging in holding a financial interest in any business that competes with Zany and has operations in North America and, in consideration for a lump sum payment of $325,000, a continuation of the non-compete for a period of one year after he ceases to perform services for Zany;

  . a lump sum payment in the amount of $200,000 if the employment agreement is not terminated by either party prior to its expiration or if the employment agreement is terminated by the employee for good reason (as defined in the employment agreement), by Zany without cause or because of Mr. Katz's death or disability;

  . continued payment of salary and benefits for two months following termination due to Mr. Katz's death or disability; and

  . continued receipt of all scheduled payments and benefits under the employment agreement if Mr. Katz is terminated without cause or if he terminates his employment with Zany for good reason.

   In addition, Zany has agreed to enter into a two-year consulting agreement with Mr. Katz upon expiration of Mr. Katz's six month employment agreement or the termination of his employment without cause or by Mr. Katz for good reason. The consulting agreement provides for the following payments:

  . consulting fees of $5,208.34 per month (or $125,000 in the aggregate) during the term of the consulting agreement in exchange for Mr. Katz's provision of his toy retailing expertise for up to sixteen hours during any thirty day period; and

  . the continuation of his promise not to compete with Zany in North America or solicit Zany employees during the term of the consulting agreement and for a period of one year after he ceases to perform services for Zany.

Indemnification and Insurance

   The merger agreement requires Zany to provide indemnification and liability insurance arrangements for officers and directors of Zany and Noodle. See "The Merger Agreement--Covenants--Directors' and Officers' Indemnification and Insurance."

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Price Data

Zany

   Zany common stock is listed on the Nasdaq National Market (ticker symbol:
ZANY). The following table sets forth the high and low sales prices of Zany common stock as reported on Nasdaq since Zany's initial public offering in June 1999. For current price information, shareholders are urged to consult publicly available sources.

                                                                    High   Low
                                                                   ------ -----
   Fiscal Year Ending February 3, 2001
   -----------------------------------
   First Quarter.................................................. $ 8.06 $3.50
   Second Quarter (through June 19, 2000).........................   4.00  2.31

   Fiscal Year Ended January 29, 2000
   ----------------------------------
   Second Quarter (beginning June 2, 1999)........................ $13.13 $7.63
   Third Quarter..................................................  14.88  6.94
   Fourth Quarter.................................................  12.75  7.13

   On April 20, 2000, the last trading day prior to announcement of the merger, the closing price of Zany common stock on the Nasdaq National Market was $4.2812. On June 19, 2000 the closing price of Zany common stock on the Nasdaq National Market was $2.8125.

Noodle

   Noodle common stock is listed on the Nasdaq National Market (ticker symbol:
NKID). The following table sets forth the high and low sales prices of Noodle common stock as reported on Nasdaq for the periods indicated.

                                                                    High   Low
                                                                    ----- -----
   Fiscal Year Ending February 3, 2001
   -----------------------------------
   First Quarter................................................... $6.63 $4.00
   Second Quarter (through June 19, 2000)..........................  4.75  2.44

   Fiscal Year Ended January 29, 2000
   ----------------------------------
   First Quarter................................................... $9.00 $6.13
   Second Quarter..................................................  7.63  4.13
   Third Quarter...................................................  6.19  3.88
   Fourth Quarter..................................................  7.28  3.88

   Fiscal Year Ended January 30, 1999
   ----------------------------------
   First Quarter................................................... $7.56 $3.75
   Second Quarter..................................................  7.38  5.00
   Third Quarter...................................................  6.13  3.13
   Fourth Quarter.................................................. 11.63  5.25

   On April 20, 2000, the last trading day prior to announcement of the merger, the closing price of Noodle common stock on the Nasdaq National Market was $4.25. On June 19, 2000, the closing price of Noodle common stock on the Nasdaq National Market was $3.125.

Dividend Policies

   Zany has never paid cash dividends and anticipates that it will not pay cash dividends on Zany common stock in the foreseeable future.

   Noodle has not paid cash dividends since 1968 and has not paid any stock dividends since 1974.

                              THE MERGER AGREEMENT

   The following is a summary of the material terms of the merger agreement among Zany, Night Owl Acquisition, Inc. and Noodle, and is not an exhaustive description. You should read the merger agreement carefully and in its entirety. A copy of the merger agreement is attached as Appendix I to this joint proxy statement/prospectus and is incorporated herein by reference.

General

   Under the merger agreement, Night Owl Acquisition, Inc., a wholly-owned subsidiary of Zany, will merge with and into Noodle, with Noodle continuing as the surviving corporation. Following the merger, Noodle will be led by Zany's management team.

Closing Matters

Closing

   Unless the parties agree otherwise, the closing of the merger will take place as soon as practicable, but no later than five business days, after all closing conditions have been satisfied or waived, unless the merger agreement has been terminated. See "--Conditions to Obligations to Effect the Merger" below for a more complete description of the conditions that must be satisfied prior to closing.

Effective Time

   On the closing date, Zany and Noodle will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law. The merger will become effective when the certificate of merger is filed or at such later time as Zany and Noodle agree and specify in the certificate of merger.

Conversion of Shares; Treatment of Stock Options

   As a result of the merger, each share of Noodle's common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 1.233 shares of Zany common stock, par value $.01 per share. If you own Noodle common stock, you may exchange your shares of Noodle common stock for shares of Zany common stock after the merger becomes effective. In addition, the exchange agent will make a cash payment to you for any fractional shares of Zany common stock you would otherwise be entitled to receive.

   At the effective time of the merger, each outstanding and unexercised option or right to purchase shares of Noodle common stock granted under the Noodle stock option plans will be assumed by Zany and converted into an option or a right to purchase shares of Zany common stock under the same terms and conditions as were applicable to the options as granted under the Noodle stock plans. The number of shares of Zany common stock that the converted options will be exercisable for, and the exercise price of the option, will be adjusted to reflect the exchange ratio of 1.233.

   Each share of Zany common stock will remain outstanding following the merger and will continue to represent one share of common stock of the combined company.

Exchange of Stock Certificates

   Before the closing of the merger, Zany will appoint an exchange agent to handle the exchange of Noodle stock certificates for stock of Zany and the payment of cash for fractional shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal to each former Noodle shareholder, which is to be

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

used to exchange Noodle stock certificates for stock of Zany. The letter of transmittal will contain instructions explaining the procedure for surrendering Noodle stock certificates. You should not return certificates with the enclosed proxy card.

   Noodle shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of Zany common stock into which the shares of Noodle common stock were converted in the merger.

   After the merger, each certificate that previously represented shares of Noodle stock will only represent the right to receive the shares of Zany common stock into which those shares of Noodle common stock have been converted.

   After the effective time of the merger, Noodle will not register any transfers of the shares of Noodle common stock.

   Zany shareholders do not need to exchange their stock certificates.

Representations and Warranties

   The merger agreement contains representations and warranties of Noodle that are customary for a transaction of this nature relating to, among other things:

  . Noodle's organization, capitalization and authority to enter into the merger agreement;

  . the enforceability of the merger agreement as a binding obligation of Noodle; any conflicts between the merger agreement and any of Noodle's other material contracts, any law, or any of Noodle's charter or bylaw provisions; required filings and consents;

  . the accuracy of Noodle's financial statements and filings with the SEC and Noodle's submission of all required filings;

  . material liabilities or obligations incurred by Noodle or any Noodle subsidiary since January 29, 2000, other than in the ordinary course of business;

  . Noodle's conduct of its business since January 29, 2000 and the absence of any material adverse effect on the business of Noodle;

  .  indebtedness and absence of undisclosed liabilities;

  .  title to Noodle's owned and leased personal property;

  .  the validity of Noodle's material contracts;

  .  insurance;

  .  compliance with laws;

  .  tax matters;

  .  the absence of litigation;

  .  employee benefit and labor matters;

  .  environmental matters;

  .  intellectual property matters;

  .  adequacy and accuracy of disclosure;

  .  Noodle's owned and leased real property;

  .  Noodle's affiliates;

  .  certain matters with respect to pooling of interests accounting;

  .  Noodle's financial advisor's opinion;

  .  brokers and finders in connection with the merger; and

  . the shareholder vote required for Noodle's approval and adoption of the merger agreement and the merger.

   The merger agreement also includes representations and warranties by Zany as to:

  . Zany's organization, capitalization and authority to enter into the merger agreement;

  . the enforceability of the merger agreement as a binding obligation of Zany;

  . any conflicts between the merger agreement and any of Zany's other material contracts, any law, or any of Zany's charter or bylaw provisions;

  .  required filings and consents;

  . the accuracy of Zany's financial statements and filings with the SEC and Zany's submission of all required filings;

  . material liabilities or obligations incurred by Zany or any Zany subsidiary since January 29, 2000 other than in the ordinary course of business;

  . Zany's conduct of its business since January 29, 2000 and the absence of any material adverse effect on Zany;

  .  the absence of litigation;

  .  compliance with laws;

  .  adequacy and accuracy of disclosure;

  .  title to Zany's owned and leased personal property;

  .  tax matters;

  .  employee benefit and labor matters;

  .  environmental matters;

  .  intellectual property matters;

  .  Zany's affiliates;

  .  certain matters with respect to pooling of interests accounting;

  .  Zany's financial advisor's opinion;

  .  brokers and finders in connection with the merger;

  . the shareholder vote required for Zany's approval of the merger agreement; and

  .  certain matters with respect to Zany's Internet joint venture.

Covenants

   The merger agreement contains the following covenants made by Zany and Noodle, among others:

Conduct of Noodle's Business

   Noodle made covenants concerning the conduct of its business and the business of its subsidiaries from the date of execution of the merger agreement until the effective time of the merger. In general, Noodle is

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

required to conduct its business in the ordinary course in the same manner as previously conducted and to use its commercially reasonable efforts to preserve intact its present relationships with customers, suppliers and other third parties. Noodle has agreed that it will not do any of the following without Zany's prior written consent:

  .  amend or propose to amend its charter or bylaws;

  . change its capitalization, including (a) stock splits, combinations or reclassifications, (b) repurchasing or redeeming its capital stock and
     (c) issuing, delivering or selling any shares of its capital stock or other equity interests, other than in connection with its benefit plans or the exercise of options;

  . acquire, merge or consolidate with or into any corporation or other business organization or make any equity investment therein;

  . encumber or dispose of its assets other than in the ordinary course of business, with certain specified exceptions;

  . incur indebtedness other than in the ordinary course of business, with certain specified exceptions;

  . enter into or modify any material contract, lease or agreement other than in the ordinary course of business, with certain specified exceptions;

  . make any material change to its accounting methods, principles or practices;

  .  initiate any litigation;

  .  make certain tax elections, settlements or compromises;

  . make salary, wage and benefits increases other than in the ordinary course of business; and

  . take any action that would cause the merger not to be treated as a pooling of interests for accounting purposes and a reorganization within the meaning of Section 368(a) of the Code.

Conduct of Zany's Business

   Zany made covenants concerning the conduct of its business and the business of its subsidiaries from the date of execution of the merger agreement until the effective time of the merger. In general, Zany is required to conduct its business in the ordinary course in the same manner as previously conducted. Zany has agreed that it will not do any of the following without Noodle's prior written consent:

  .  amend or propose to amend its charter or bylaws;

  . change its capitalization, including (a) stock splits, combinations or reclassifications, (b) repurchasing or redeeming its capital stock, and
     (c) issuing, delivering or selling any shares of its capital stock or other equity interests, other than in connection with its benefit plans or the exercise of options;

  . acquire, merge or consolidate with or into any corporation or other business organization or make any equity investment therein;

  . make any change to its accounting policies or procedures except as required by a change in generally accepted accounted principles; and

  . take any action that would cause the merger not to be treated as a pooling of interests for accounting purposes and a reorganization within the meaning of Section 368(a) of the Code.

No Solicitation

   Noodle agreed not to, without the prior written consent of Zany:

  . solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that would constitute or may reasonably be expected to lead to an Acquisition Proposal;

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

  . engage in any discussion or negotiations relating to any Acquisition Proposal; or

  . enter into any agreement with respect to, agree to, approve or recommend any Acquisition Proposal.

   An Acquisition Proposal is a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving Noodle or any Noodle subsidiary or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Noodle or any Noodle subsidiary.

   Noodle is, however, expressly permitted to:

  . prior to the approval of the merger agreement by Noodle's shareholders, engage in discussions or negotiations with a third party who (without solicitation or initiation by Noodle) makes an unsolicited bona fide written Acquisition Proposal, if (1) the Noodle board of directors determines, in good faith after consultation with its financial advisors and outside legal counsel, that such competing proposal would result in a transaction that is more favorable to Noodle shareholders from a financial point of view than the transactions contemplated by the merger agreement and that such third party is financially able to consummate the Acquisition Proposal (referred to in this document as a Superior Proposal) and after consultation with its financial advisors and legal counsel, that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duties under applicable law,
     (2) prior to entering into discussions or negotiations with such third party, Noodle receives from such third party a signed confidentiality agreement in the same form as the confidentiality agreement executed by Zany and Noodle and (3) Zany has been notified in writing by Noodle of the Acquisition Proposal, including all of its terms and conditions;

  . comply with Rule 14d-9 and 14e-2 of the Exchange Act with regard to a tender or exchange offer; or

  .  accept a Superior Proposal.

   In the event that Noodle accepts a Superior Proposal, it will be obligated to pay to Zany a termination fee of $2,250,000 plus up to $1,000,000 of Zany's expenses. See "The Merger Agreement--Termination; Termination Fees and Expenses."

   In addition, Noodle agreed to notify Zany promptly if it receives any competing Acquisition Proposal. Additionally, prior to accepting a Superior Proposal, Noodle agreed to negotiate in good faith with Zany, for a period of not less than three business days, to make such changes to the terms and conditions of the merger agreement that would enable Noodle to proceed with the transactions contemplated by the merger agreement.

Access to Information

   Zany and Noodle each agreed to provide the other reasonable access to its and its subsidiaries' facilities, books and records and to furnish certain information to the other upon reasonable request. Zany and Noodle each agreed to comply with all of their respective obligations under a confidentiality agreement, dated as of February 28, 2000, between Zany and Noodle.

Shareholders' Meeting

   Noodle agreed to use its reasonable best efforts to solicit and secure from its shareholders the approval and adoption of the merger agreement and the merger, subject to the fiduciary duties of its board of directors under applicable law.

   Zany agreed to use its reasonable best efforts to solicit and secure from its shareholders the approval of the merger agreement and the merger, subject to the fiduciary duties of its board of directors under applicable law.

Reasonable Best Efforts

   Each party agreed to use its reasonable best efforts to take all appropriate actions and to do all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the transactions contemplated by the merger agreement in the most expeditious manner practicable.

Public Announcements

   The parties agreed to consult with each other before making any public announcements or otherwise communicating with any news media concerning the merger agreement or the transactions contemplated thereby, unless applicable law requires.

Notification

   The parties agreed to promptly notify each other of the occurrence or any threatened occurrence of any fact or circumstance that would cause or constitute a breach of any of the representations and warranties set forth in the merger agreement or any failure to materially comply with or satisfy any covenant, condition or agreement set forth in the merger agreement, and use their respective best efforts to prevent or remedy any such breach.

Consents; Filings; Further Actions

   Each party agreed to use its commercially reasonable efforts to comply with all legal requirements that may be imposed with respect to the merger and to obtain all authorizations, consents and approvals of governmental entities and other third parties which may be necessary to complete the transactions contemplated by the merger agreement, provided that neither party will be required to divest any assets, except for, in the case of Noodle, stores which do not account for more than 5% of Noodle's total revenues or, in the case of Zany, stores which do not account for more than 3% of Zany's total revenues. The parties agreed to use their commercially reasonable best efforts to resist any suit, action or proceeding to restrain, prohibit or otherwise oppose the merger or any other transaction contemplated by the merger agreement; provided that neither party is obligated to make material expenditures to resist any effort to oppose the completion of the merger.

Takeover Statutes

   Each party agreed that it and its respective board of directors will grant any approvals and take any actions which would be reasonably necessary to consummate the merger and the transactions contemplated by the merger agreement as promptly as practicable, if any takeover statute is or becomes applicable to the merger, and further agreed to act as necessary to eliminate or minimize the statute's effects on the merger transactions.

Directors' and Officers' Indemnification and Insurance

   Zany agreed to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter documents and by-laws of Noodle for a period of six years following the effective time of the merger. Zany further agreed that it shall cause the surviving corporation to maintain, for six years following the effective time of the merger, policies of directors' and officers' liability insurance that are no less advantageous than those provided to directors and officers of Noodle immediately prior to the effective time of the merger; provided that Zany is not obligated to provide such coverage to the extent that the cost of such coverage exceeds 300% of the cost immediately prior to the effective time of the merger.

Affiliates

   Noodle agreed to use all reasonable efforts to cause those parties identified as Noodle affiliates for pooling purposes to execute and deliver an affiliate agreement as promptly as practicable, but not later than five

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

business days prior to the effective time of the merger. Zany agreed to use all reasonable efforts to cause those parties identified as Zany affiliates for pooling purposes to execute and deliver an affiliate agreement as promptly as practicable, but not later than five business days prior to the effective time of the merger.

Listing

   Zany agreed to apply for approval for listing of the Zany common stock to be issued to Noodle shareholders in the merger on the Nasdaq National Market.

Letters of Accountants

   Upon the request of either Zany or Noodle, Zany and Noodle each agreed to use reasonable best efforts to cause its independent public accountants to deliver to the other party two comfort letters, one dated approximately as of the date the registration statement containing this joint proxy statement/prospectus is declared effective by the SEC and one dated as of the closing date of the merger, in form reasonably satisfactory to the other party and customary in scope for comfort letters delivered by independent accountants. In addition, Zany and Noodle each agreed to use reasonable best efforts to cause its independent public accountants to deliver to the other party a letter dated as of the closing date of the merger regarding the qualification of the merger as a pooling of interests under Opinion 16 of the Accounting Principles Board.

Employee Matters

   Zany agreed to treat each Noodle employee who continues employment with the combined company as if that employee had been employed by Zany for the same period that he or she had been employed by Noodle for purposes of the employee's coverage under Zany's benefits plans.

Corporate Matters

   Zany agreed that it will enter into a six-month employment agreement followed by a two-year consulting agreement with each of Stanley Greenman and Stewart Katz and that its board of directors will appoint Stanley Greenman to be a Zany director effective immediately following the completion of the merger.

Other Covenants

   The merger agreement also contains covenants relating to, among other things, delivery of information concerning Noodle's leases and owned real property, access to Noodle's owned real property and the termination of Noodle's 401(k) plans.

Conditions to Obligations to Effect the Merger

General Conditions

   The merger agreement contains various conditions to the parties' obligations to effect the merger, including:

  . the requisite approval of the Noodle shareholders and the Zany shareholders;

  . the absence of any judicial or quasi-judicial action or litigation that restrains or prohibits consummation of the merger and the related transactions or that prohibits or limits the ownership, operation or control by Noodle, Zany or any of their respective subsidiaries of any part of their respective businesses or assets, or any action taken by any governmental entity seeking to prohibit the merger;

  . the expiration or termination of any waiting period applicable to the merger under the HSR Act, which period was terminated by the Federal Trade Commission on May 30, 2000;

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

  . effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

  . approval of the Nasdaq National Market, upon official notice of issuance, of the listing of the Zany common stock to be issued in the merger;

  . Zany's receipt of letters from the independent public accountants of Noodle, one dated approximately the date this joint proxy statement/prospectus is declared effective by the SEC and one dated as of the closing date, regarding the ability of Noodle to be a party in a business combination accounted for as a pooling of interest; and

  . Noodle's receipt of letters from the independent public accountants of Zany, one dated approximately the date this joint proxy statement/prospectus is declared effective by the SEC and one dated as of the closing date, stating that the independent public accountants concur with the management of Zany that the merger will qualify as a pooling of interests.

Additional Conditions to Obligations of Zany

   Zany's obligations to complete to merger are subject to additional conditions including:

  . the accuracy of the representations and warranties of Noodle as of the date of the merger agreement and as of the date of closing, except for such inaccuracies which, individually or in the aggregate, would not have a Noodle material adverse effect, as defined in the merger agreement;

  . Noodle's performance in all material respects of each of the obligations it has agreed, under the merger agreement, to perform prior to the closing, and delivery to Zany of an officer's certificate to that effect;

  . the absence of any Noodle material adverse effect, as defined in the merger agreement;

  . the absence of any litigation or other proceeding, pending or threatened, which is reasonably likely to be decided adversely to Noodle and reasonably likely to have a Noodle material adverse effect, as defined in the merger agreement;

  . Zany's receipt of an opinion stating the merger as contemplated in the merger agreement will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

  . Zany's receipt of an affiliate agreement from all parties deemed be Noodle's affiliates, as defined under Rule 145 of the Securities Act; and

  .  the fairness opinion given by DLJ shall not have been withdrawn.

Additional Conditions to Obligations of Noodle

   Noodle's obligations to complete the merger are subject to additional conditions including:

  . the accuracy of the representations and warranties of Zany and Night Owl Acquisition, Inc. as of the date of the merger agreement and as of the date of the closing, except for such inaccuracies which, individually or in the aggregate, would not have a Zany material adverse effect, as defined in the merger agreement;

  . Zany's and Night Owl Acquisition, Inc.'s performance in all material respects of each of the obligations it has agreed, under the merger agreement, to perform prior to the closing, and delivery to Noodle of an officer's certificate to that effect;

  . the absence of any Zany material adverse effect, as defined in the merger agreement;

  . Noodle's receipt of an opinion stating the merger as contemplated in the merger agreement will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code;

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

  . Noodle's receipt of an affiliate agreement from all parties deemed to be Zany's affiliates, as defined under Rule 145 of the Securities Act;

  . the execution and delivery by Zany of the employment agreements with Stanley Greenman and Stewart Katz; and

  . the fairness opinion given by PaineWebber Incorporated shall not have been withdrawn.

Termination; Termination Fees and Expenses

   The merger agreement provides that the merger may be abandoned and the merger agreement may be terminated prior to the merger's effectiveness, in various ways including:

  .  by mutual written consent of Zany and Noodle;

  . by either Zany or Noodle if the merger is not consummated on or before October 31, 2000, as long as the party requesting such termination did not, by its failure to fulfill an obligation under the merger agreement, prevent consummation of the merger;

  . by either Zany or Noodle if any governmental entity or arbitrator with jurisdiction issues a final order, injunction or decree preventing consummation of the merger;

  . by either Zany or Noodle upon the other entity's breach or failure to comply with, its obligations under the merger agreement in any material respect, or any representation or warranty of the other entity being incorrect in any material respect, and such breaches, failures or misrepresentations, individually or in the aggregate, would result in a material adverse effect on that entity, as defined in the merger agreement;

  . by Zany or Noodle after the occurrence of changes or events that, individually or in the aggregate, have (or are reasonably expected to have) a material adverse effect on the other entity, as defined in the merger agreement;

  . by Zany if the board of directors of Noodle does not recommend the merger to Noodle's shareholders or withdraws or modifies its approval or recommendation of the merger agreement in any adverse manner, recommends to the shareholders of Noodle any Acquisition Proposal, other than by Zany, fails to recommend against the tender by the Noodle shareholders of their shares in a tender offer or exchange offer that has been commenced or with respect to which an offer to purchase or a registration statement has been filed or resolves to take any of the preceding actions or if Noodle enters into, authorizes, recommends or proposes a merger, a sale of all or a substantial portion of its assets or a sale of beneficial ownership of securities representing 15% or more of Noodle's voting power;

  . by Noodle if the board of directors of Zany withdraws or modifies its approval or recommendation of the merger agreement in any adverse manner, or resolves to take any of the preceding actions;

  . by Zany or Noodle if the required shareholder approval of either entity is not obtained;

  . by Noodle if Noodle accepts a Superior Proposal or has changed its recommendation concerning the merger, and, in either case, Noodle has complied with its obligations regarding non-solicitation under the merger agreement;

  . by Zany or Noodle if the merger is not completed within 30 days following the fulfillment of the conditions to closing;

  .  by Zany if DLJ withdraws its fairness opinion; or

  .  by Noodle if PaineWebber withdraws its fairness opinion.

   If the merger agreement is terminated, it becomes void and none of the parties to the agreement has any liability or further rights or obligations under the agreement other than the remedies described below. However, if any party wilfully breaches any of its representations and warranties, or breaches any of its covenants or agreements under the merger agreement, the breaching party remains fully liable to the non-breaching parties for such breach.

   If the merger agreement is terminated, each party is responsible for the expenses it incurs, except that if either party terminates the merger agreement because the other party has breached, or failed to comply with, any of its material obligations or any representation or warranty made by either party is breached in any material respect and such breaches of representations and warranties, individually or in the aggregate, have or would have a material adverse effect, as defined in the merger agreement, the breaching party will pay up to $1 million of the non-breaching party's expenses.

   However, if

  . Zany terminates the merger agreement because the board of directors of Noodle withdraws its approval, recommends to the shareholders of Noodle any Acquisition Proposal, other than by Zany, fails to recommend against the tender by the Noodle shareholders of their shares in a tender offer or exchange offer or resolves to take any of the preceding actions or if Noodle enters into, authorizes, recommends or proposes a merger, a sale or all or a substantial portion of its assets or a sale of beneficial ownership of securities representing 15% or more of Noodle's voting power;

  . Zany terminates the merger agreement because Noodle breaches its non-solicitation obligations under the agreement;

  . Zany terminates the merger agreement because Noodle's shareholders do not approve the merger;

  . Noodle terminates the merger agreement because Noodle has accepted a Superior Proposal or changed its recommendation concerning the merger, and, in either case, has complied with its obligations regarding non-solicitation under the merger agreement;

  . Zany terminates the merger agreement because the merger is not completed within 30 days following the fulfillment of the conditions to closing; or

  . Noodle terminates the merger agreement because PaineWebber has withdrawn its fairness opinion,

then, if after the date of the merger agreement and prior to such termination, an Acquisition Proposal was made, or within one year following such termination, Noodle enters into an agreement with respect to, or consummates, an Acquisition Proposal, Noodle will pay a termination fee of $2,250,000 to Zany within one business day after such termination or entering into such agreement or consummating such Acquisition Proposal, plus up to $1,000,000 of Zany's expenses.

   Furthermore, if

  . Noodle terminates the agreement because the merger is not completed within 30 days following the fulfilment of the conditions to closing;

  . Noodle terminates the agreement because the board of directors of Zany withdraws or modifies its approval or recommendation of the merger agreement in any adverse manner or has resolved to take any of the preceding actions; or

  . Zany terminates the agreement because DLJ has withdrawn its fairness opinion and after the date of the merger agreement and prior to such termination, an Acquisition Proposal was made, or within one year following such termination, Noodle enters into an agreement with respect to, or consummates, an Acquisition Proposal;

then Zany will pay a termination fee of $2,250,000 to Noodle within one business day after such termination or entering into such agreement or consummating such Acquisition Proposal, plus up to $1,000,000 of Noodle's expenses.


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

   If either party fails to promptly pay any termination fees due to the other party under the merger agreement, such party will pay the costs of expenses (including reasonable legal fees and expenses) in connection with any action taken to collect payment, plus interest on the amount of the unpaid fee.

Amendment and Waiver

   The merger agreement may be amended by Zany and Noodle at any time prior to the effective time. Any amendment must be in writing signed by all the parties. Once Noodle's shareholders have voted to approve the merger agreement, however, no party may make an amendment to the merger agreement that would reduce the amount or change the type of consideration for which each share of Noodle's common stock will be exchanged or which would materially and adversely affect Noodle shareholders.

   Prior to the consummation of the merger, any party may:

  . extend the time given for the performance of any of the obligations or other acts of the other parties;

  . waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to the merger agreement; and

  . waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

   Any agreement as to extension or waiver by any party will be valid only as against such party and only if set forth in writing executed by such party.

                       DESCRIPTION OF ZANY CAPITAL STOCK

   Zany's authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

   As of June 9, 2000, Zany's outstanding common stock consisted of 21,683,182 shares of common stock, held by 542 shareholders of record. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote, and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive, as, when and if declared by the board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to our outstanding preferred stock.

   No preemptive, conversion, redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of Zany's liquidation, dissolution or winding up, holders of Zany common stock are entitled to share ratably in the assets available for distribution.

Preferred Stock

   There are presently no outstanding shares of preferred stock. Zany's board of directors, without further action by the shareholders, is authorized to issue an aggregate of 5,000,000 shares of preferred stock. Zany has no plans to issue a new series of preferred stock. Zany's board of directors may issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring control.

Common Stock Warrants

   As of April 29, 2000, Zany has outstanding warrants which entitle the holders to purchase an aggregate of 15,000 shares of common stock at an exercise price of $4.00 per share. These warrants expire on various dates through January 2003.

   The exercise price and number of shares of common stock issuable upon the exercise of each of the warrants may be adjusted upon the occurrence of certain events, including stock splits, stock dividends, reorganization, recapitalization, merger or sale of all or substantially all of Zany's assets.

Indemnification of Directors and Officers

   Section 1741 of the Pennsylvania Business Corporation Law, provides Zany with the power to indemnify any officer or director acting in his or her capacity as a representative of Zany who was, is or is threatened to be made a party to any action or proceeding for expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in Zany's right. Generally, the only limitation on Zany's ability to indemnify its officers and directors is if the act violates a criminal statute or if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness.

   Zany's bylaws provide a right to indemnification to the full extent permitted by law for expenses, attorney's fees, damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually

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and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in our right by reason of the fact that such director or officer is or was serving as Zany's director, officer or employee or, at Zany's request, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness. Zany's bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

   Zany's bylaws authorize Zany to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

Limitation of Liability

   Zany's bylaws provide that none of its directors shall be personally liable to Zany or its shareholders for monetary damages for any action taken or failure to take any action, unless:

  . such director has breached or failed to perform such person's duties under the Pennsylvania corporate laws; and

  . the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

   Zany maintains directors and officers' liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and Zany is not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under its bylaws.

Registration Rights

   Certain holders of shares of common stock are entitled to certain registration rights with respect to Zany securities. These rights are provided under the terms of agreements between Zany and the holders of such securities. Such agreements provide, in certain instances, demand and piggyback registration rights. Registration of shares of common stock pursuant to the exercise of registration rights under the Securities Act of 1933 would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration.

Transfer Agent

   The transfer agent for Zany's common stock is StockTrans, Inc.


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                   COMPARISON OF THE RIGHTS OF THE HOLDERS OF
                   NOODLE COMMON STOCK AND ZANY COMMON STOCK

   The rights of Zany shareholders are governed by the Pennsylvania Business Corporation Law, and the articles of incorporation and bylaws of Zany. The rights of Noodle shareholders are governed by the Delaware General Corporation Law, and the certificate of incorporation and bylaws of Noodle. Upon completion of the merger, Noodle shareholders will become Zany shareholders. The material differences between the rights of Noodle shareholders and Zany shareholders are summarized below.

   The following discussions are not intended to be complete. You should also refer to the Pennsylvania corporate law, the Zany articles of incorporation and the Zany bylaws. Copies of the Zany articles of incorporation, the Zany bylaws, the Noodle certificate of incorporation and the Noodle bylaws will be sent to the shareholders of Zany and Noodle, respectively, upon request. See "Where You Can Find More Information" on page 115.

Dividend Rights

Noodle

   Under the Delaware corporate law, a corporation may pay dividends out of surplus or, if no such surplus exists, out of net profits, for the fiscal year in which such dividends are declared and/or for its preceding fiscal year, provided, however, that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Zany

   Under the Pennsylvania corporate law, a corporation is prohibited from making a distribution to shareholders if, after giving effect thereto:

  . that corporation would be unable to pay its debts as they become due in the usual course of business; or

  . the total assets of that corporation would be less than the sum of its total liabilities plus the amount that would be needed, if that corporation were then dissolved, to satisfy the rights of shareholders having superior preferential rights upon dissolution to the shareholders receiving such distribution. For the purpose of this clause, the board of directors may base its determination on one or more of the following: the book value, or the current value, of the corporation's assets and liabilities, unrealized appreciation and depreciation of the corporation's assets and liabilities or any other method that is reasonable in the circumstances.


Number and Election of Directors

Noodle

   Under the Delaware corporate law, the certificate of incorporation of a corporation may authorize cumulative voting in the election of directors. The Noodle charter does not provide for cumulative voting in the election of directors. The Noodle certificate of incorporation and bylaws provide that there be eight members of the Noodle board. Under the Delaware corporate law and the Noodle bylaws, any director or the entire board of directors may be removed, with or without cause, by the owners of a majority of the shares then entitled to vote at an election of directors or by consent of the holders of a majority of the outstanding stock. The Noodle charter and bylaws provide that the Noodle board of directors be divided into three classes: two Class 3 directors with terms expiring at the annual meeting of shareholders in 2000 and triennially thereafter, three Class 1 directors with terms expiring at the annual meeting of shareholders in 2001 and triennially thereafter,

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and three Class 2 directors with terms expiring at the annual meeting of shareholders in 2002 and triennially thereafter.

Zany

   Under the Pennsylvania corporate law, cumulative voting is required unless otherwise provided in the articles of incorporation. The Zany charter provides that shareholders shall not have the right to cumulate their votes for the election of directors. Under the Pennsylvania corporate law, the board of directors may be removed at any time with or without cause by the vote of shareholders entitled to vote thereon. Furthermore, the articles of a corporation may not prohibit the removal of directors by the shareholders for cause. The Zany bylaws state that the entire board of directors or any individual directors may be removed only for cause by a vote of a majority of the shareholders entitled to vote thereon. The Zany bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors. There are currently seven members of the Zany board. Upon the consummation of the merger, the Zany board will be increased to eight members and shall include Mr. Stanley Greenman, currently a Noodle director.

Fiduciary Duties of Directors

Noodle

   Under the Delaware corporate law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. Under the Delaware corporate law, the duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty maybe summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Zany

   The fiduciary duties of directors are similar under the Pennsylvania corporate law to the duties prescribed under the Delaware corporate law. Under the Pennsylvania corporate law, directors are required to discharge their duties in good faith and in a manner reasonably believed to be in the best interests of the corporation. They are required to use such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Unlike the Delaware corporate law, however, the Pennsylvania corporate law includes a provision specifically permitting directors, in discharging their duties, to consider the effects of any action taken by them upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of such corporation, and upon communities in which offices or other establishments of such corporation are located. Furthermore, unlike the Delaware corporate law, the Pennsylvania corporate law also makes clear that directors have no greater obligation to justify their activities and need not meet any higher burden of proof in the context of a potential or proposed acquisition of control than in any other context.

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Liability of Directors

Noodle

   The Delaware corporate law permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to such corporation or its shareholders for monetary damages arising from a breach of fiduciary duty, except for:

  .  a breach of the duty of loyalty to the corporation or its shareholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the Delaware corporate law; or

  . any transaction from which the director derived an improper personal benefit.

The Noodle charter contains such a provision eliminating the liability of its directors to such extent.

Zany

   Under the Pennsylvania corporate law, a corporation may include in its bylaws a provision, adopted by a vote of its shareholders, that eliminates the personal liability of its directors, as such, for monetary damages for any action taken or the failure to take any action unless:

  .   such directors have breached or failed to perform their duties; and

  .   the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

   A Pennsylvania corporation is not empowered, however, to eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to any federal, state or local law.

Indemnification of Directors and Officers

Noodle

   Under the Delaware corporate law, a corporation may indemnify any person involved in a third party action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred in connection with such action, suit or proceeding or incurred by reason of such persons being or having been a representative of such corporation, if he or she acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Under the Delaware corporate law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability

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

but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Delaware corporate law also provides that a corporation may advance to a director or officer expenses incurred by him in defending any action, upon receipt of an undertaking by the present or former director or officer to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification. A determination as to the amount of the indemnification to be made by the corporation shall be made, with respect to a person who is a director or officer at the time of that determination by a majority vote of the directors who are not parties to that action, even though less than a quorum, or by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or, if these directors so direct, by independent legal counsel, or by the shareholders. If, however, a present or former director or officer is successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory. The Delaware corporate law provides further that the provisions for indemnification contained therein are nonexclusive of any other rights to which the party may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise. The Noodle bylaws provide for indemnification of any person to the fullest extent permitted bylaw and authorize Noodle to purchase and maintain insurance on behalf of any such person.

Zany

   The provisions of the Pennsylvania corporate law regarding indemnification are substantially similar to those of the Delaware corporate law. Unlike the Delaware corporate law, however, the Pennsylvania corporate law expressly permits indemnification in connection with any action, including a derivative action, unless a court determines that the acts or omissions giving rise to the claim constituted willful misconduct or recklessness. The Zany bylaws provide for indemnification of representatives against liability incurred by reason of the fact that such representative was serving in an indemnified capacity except where indemnification is expressly prohibited by applicable law, or where a determination is made that the representative's conduct constituted willful misconduct or recklessness within the Pennsylvania corporate law, was based upon or attributable to the receipt by the representative of a personal benefit to which the representative is not legally entitled or was otherwise unlawful.

Annual Meetings

Noodle

   Under the Delaware corporate law, if the annual meeting for the election of directors is not held on the designated date, or action by written consent to elect directors in lieu of an annual meeting has not been taken, the directors are required to cause that meeting to be held as soon as is convenient. If there is a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the designated date for the annual meeting, or if no date has been designated for a period of 13 months after latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the court of chancery may summarily order a meeting to be held upon the application of any shareholder or director.

Zany

   Under the Pennsylvania corporate law, if the annual meeting for election of directors is not held within six months after the designated date, any shareholder may call the meeting at any time thereafter.

Special Meetings

Noodle

   Under the Delaware corporate law, a special meeting of the shareholders may be called by the board of directors or any other person as may be authorized by the certificate of incorporation or the bylaws. The

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Noodle bylaws state that a special meeting of the shareholders may be called only by the Chairman of the Board, the President, the Vice Chairman of the Board or a majority of the board of directors.

Zany

   Under the Pennsylvania corporate law, special meetings of shareholders may be called by the board of directors, by any officers or by any other persons as provided in the bylaws, and, unless otherwise provided in the articles, by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at a particular meeting. The Zany bylaws, however, provide that special meetings of the shareholders may be called at any time only by the Chief Executive Officer or a majority of the board of directors and may not be called by shareholders.

Action by Shareholders Without a Meeting

Noodle

   The Delaware corporate law permits the shareholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of that corporation provides otherwise, provided this consent is signed by shareholders having at least the minimum number of votes required to authorize that action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted. The Noodle charter does not restrict the ability of Noodle shareholders to act by written consent.

Zany

   Under the Pennsylvania corporate law, unless the bylaws of a corporation provide otherwise, any corporate action may be taken without a meeting, by partial or unanimous written consent. The Zany bylaws allow shareholders to take action without a meeting by partial or unanimous written consent.

Shareholder Proposals

Noodle

   The Delaware corporate law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting. The Noodle bylaws provide that for business to be properly brought at an annual meeting, a shareholder must give notice of that business to Noodle. This notice must be received by Noodle not less than 75 days nor more than 120 days prior to the anniversary date of the annual meeting for the prior year. If Noodle schedules its annual meeting more than 30 days before or more than 60 days after that anniversary date, the shareholder's notice must be received by Noodle no later than the later of 75 days prior to the date of the annual meeting or 15 days after public announcement of the date of the annual meeting is made by Noodle. The notice must set forth, among other things, a description of the business the shareholder seeks to bring at the meeting, the name and address of the shareholder and the class and number of shares of capital stock owned by the shareholder.

Zany

   The Pennsylvania corporate law, like the Delaware corporate law, does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting. The Zany bylaws provide that for business to be properly brought at an annual meeting, a shareholder must give notice of that business to Zany. This notice must be received by Zany not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the prior year. If Zany schedules its annual meeting more than 30 days before or more than 60 days after that anniversary date, the shareholder's notice must be received by Zany no later than the later of 90 days prior to the date of the annual meeting or 10 days after public announcement of the date of the annual meeting is made

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

by Zany. The notice must set forth, among other things, a description of the business the shareholder seeks to bring at the meeting, a representation that the shareholder is a holder of record of stock of Zany entitled to vote at such annual meeting and intends to appear in person or by proxy at the meeting to bring the business before the meeting, the name and address of the shareholder and the class and number of shares of capital stock owned by the shareholder.

Charter Amendments

Noodle

   Under the Delaware corporate law, an amendment or change to the certificate of incorporation generally requires the approval of the board of directors, followed by the approval of such amendment by the affirmative vote of the owners of a majority of the shares entitled to vote thereon. When an amendment of the certificate would adversely affect the rights of a class of stock or the rights of a series of a class, the Delaware corporate law provides that the enactment of the amendment also requires the affirmative vote of the owners of a majority of the outstanding shares of such class or series.

Zany

   Under the Pennsylvania corporate law, unlike the Delaware corporate law, an amendment to the articles only requires the approval of the board of directors followed by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote. Furthermore, the Pennsylvania corporate law provides that, unless otherwise provided in the articles, an amendment of the articles of a corporation need not be adopted by the board of directors prior to its submission to the shareholders for approval if it is proposed by a petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast thereon.

Amendments to Bylaws

Noodle

   Under the Delaware corporate law, bylaws may be adopted, amended or repealed by the shareholders entitled to vote thereon; provided, however, that any corporation may, in its certificate of incorporation, confer this power upon the directors, provided the power vested in the shareholders shall not be divested or limited where the board of directors also has such power. The Noodle charter and bylaws vest the board of directors with the authority to adopt, amend or repeal bylaws subject to the power of the shareholders to make or repeal bylaws.

Zany

   Under the Pennsylvania corporate law, bylaws may be adopted, amended and repealed by the shareholders entitled to vote thereon. This authority may be expressly vested in the board of directors by the bylaws, subject to the power of the shareholders to change such action, unless the subject of the amendment is solely within the province of the shareholders. The Zany bylaws vest the board of directors with the authority to adopt, amend or repeal bylaws subject to the power of the shareholders to make or repeal bylaws.

Mergers and Major Transactions

Noodle

   Under the Delaware corporate law, whenever the approval of the shareholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its

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

assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote thereon. Notwithstanding the foregoing, unless required by its certificate of incorporation, no vote of the shareholders of a constituent corporation surviving a merger is necessary to authorize a merger if:

  . the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation;

  . each share of stock of such constituent corporation outstanding immediately prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger; and

  . either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger.

   In addition, the Delaware corporate law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's shareholders or board of directors and without the approval of the parent's shareholders.

Zany

   Under the Pennsylvania corporate law, shareholder approval is required for the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of a corporation when not made in the usual and regular course of the business of such corporation or for the purpose of relocating the business of such corporation or in connection with the dissolution or liquidation of the corporation. Unlike the Delaware corporate law, however, in cases where shareholder approval is required, a merger, consolidation, sale, lease, exchange or other disposition must be approved by a majority of the votes cast by all shareholders entitled to vote thereon. Under the Pennsylvania corporate law, unless required by the bylaws of a constituent corporation, shareholder approval is not required for a plan of merger or consolidation if:

  . the surviving or new corporation is a domestic corporation whose articles are identical to the articles of such constituent corporation;

  . each share of such constituent corporation outstanding immediately prior to the merger or consolidation will continue as or be converted into, except as otherwise agreed to by the holder thereof, an identical share of the surviving or new corporation; and

  . such equity plan provides that the shareholders of such constituent corporation will hold in the aggregate shares of the surviving or new corporation having a majority of the votes entitled to be cast generally in an election of directors.

   In addition, the Pennsylvania corporate law provides that no shareholder approval is required if, prior to the adoption of such equity plan, another corporation that is a party to such equity plan owns 80% or more of the outstanding shares of each class of such constituent corporation.

Dissenters' Rights of Appraisal

Noodle

   Under the Delaware corporate law, unless the certificate of incorporation of a corporation provides otherwise, there are no appraisal rights provided in the case of certain mergers, a sale or transfer of all or substantially all of its assets or an amendment to the corporation's certificate of incorporation. Moreover, the Delaware corporate law does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation provides otherwise, to the owners of shares of a corporation that, at the record

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

date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the merger or consolidating agreements, is either:

  . listed on a national securities exchange or designated as a national market system security by the National Association of Securities Dealers, Inc., or

  . held of record by more than 2,000 shareholders, unless the applicable agreement of merger or consolidation requires the owners of these shares to receive, in exchange for these shares, anything other than:

  .  shares of stock of the resulting or surviving corporation;

  . shares of stock of any other corporation listed on a national securities exchange, designated as described above, or held of record by more than 2,000 holders; or

  .  cash in lieu of fractional shares or any combination of the foregoing.

   In addition, the Delaware corporate law denies appraisal rights to the shareholders of the surviving corporation in a merger if that merger did not require for its approval the vote of the shareholders of the surviving corporation.

Zany

   The Pennsylvania corporate law provides that shareholders of a corporation have a right of appraisal with respect to specified corporate actions, including:

  . a plan of merger, consolidation, division, as defined in Section 1951 of the Pennsylvania corporate law share exchange or conversion, as defined in Section 1961 of the Pennsylvania corporate law;

  . certain other plans or amendments to its articles in which disparate treatment is accorded to the holders of shares of the same class or series; and

  . a sale, lease, exchange or other disposition of all or substantially all of the corporation's property and assets, except if, such sale, lease, exchange or other disposition is:

  . made in connection with the dissolution or liquidation of the corporation;

  . the acquiring corporation owns all of the outstanding shares of the acquired corporation or the voting rights, preferences, limitations or relative rights of the acquired corporation are not altered thereby; or

  . the assets sold, leased, exchanged or otherwise disposed of are simultaneously leased back to the corporation.

   Under the Pennsylvania corporate law, appraisal rights are not provided, however, to the holders of shares of any class that is either listed on a national securities exchange or held of record by more than 2,000 shareholders unless:

  . such shares are not converted solely into shares of the acquiring, surviving, new or other corporation and cash in lieu of fractional shares;

  . such shares constitute a preferred or special class of stock, and the articles of such corporation, the corporate action under consideration or the express terms of the transaction encompassed in such corporate action do not entitle all holders of the shares of such class to vote thereon and the transaction requires for the adoption thereof the affirmative vote of a majority of the votes cast by all shareholders of such class; or

  . such shares constitute a group of a class or series that are to receive the same special treatment in the corporate action under consideration, and the holders of such group are not entitled to vote as a special class in respect of such corporate action.


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Anti-Takeover Provisions

Noodle

   Under the Delaware corporate law, a corporation is prohibited from engaging in any business combination with an interested shareholder who, together with his affiliates or associates owns, or within a three-year period did own, 15% or more of the corporation's voting stock, unless:

  . prior to the time the shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

  . the interested shareholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder; or

  . on or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, by at least 66 2/3% of the outstanding voting shares of that corporation, excluding shares held by that interested shareholder. A business combination generally includes:

    . mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested shareholder;

    . certain transactions resulting in the issuance or transfer to an interested shareholder of any stock of the corporation or its subsidiaries; and

    . other transactions resulting in a disproportionate financial benefit to an interested shareholder.

   This provision of the Delaware corporate law does not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws contain a provision expressly electing not to be governed by this provision or the corporation does not have voting stock either listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 shareholders.

Zany

   The Pennsylvania corporate law contains provisions applicable to publicly-held Pennsylvania corporations that may be deemed to have an anti-takeover effect. Zany has opted out of all but Section 1715 of the Pennsylvania corporate law, which remains applicable to Zany.

   Under Section 1715 of the Pennsylvania corporate law, directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in considering the best interests of the corporation. The directors may consider, to the extent they deem appropriate, such factors as:

  . the effects of any action upon any group affected by that action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

  . the short term and long term interests of the corporation, including benefits that may accrue to the corporation from its long term plans and the possibility that these interests may be best served by the continued independence of the corporation;

  . the resources, intent and conduct of any person seeking to acquire control of the corporation; and

  .  all other pertinent factors.

   The Pennsylvania corporate law also provides directors with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

   Section 1715 of the Pennsylvania corporate law further provides that any act of Zany's board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of Zany's disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania corporate law, unless it is proven by clear and convincing evidence that Zany's disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of Section 1715 of the Pennsylvania corporate law, Zany's board of directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

   Section 1715 of the Pennsylvania corporate law may discourage open market purchases of Zany's common stock or a non-negotiated tender or exchange offer for Zany common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. In addition, Section 1715 of the Pennsylvania corporate law may have a depressive effect on the price of Zany's common stock.

   In addition, the ability of Zany's board of directors to establish the rights of, and to issue, substantial amounts of preferred stock without the need for shareholder approval may discourage, delay or prevent a change in control. Such preferred stock, among other things, may be used to create voting impediments with respect to any changes in control or to dilute the stock ownership of holders of common stock seeking to obtain control.

Dissolution

Noodle

   Under the Delaware corporate law, if the board of directors of the corporation deems it advisable that the corporation should be dissolved and a majority of the outstanding stock of the corporation entitled to vote thereon votes in favor of the proposed dissolution, the corporation shall be dissolved upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware. The corporation shall continue after dissolution for the purposes of defending suits and settling its affairs for a three-year period. The Delaware corporate law sets forth certain payment and distribution procedures a dissolving corporation must follow in connection with winding up its affairs. Such procedures include certain notification requirements and, under certain circumstances, obtaining the approval of the Delaware court of chancery. Under the Delaware corporate law, directors of a dissolved corporation that comply with the payment and distribution procedures provided therein shall not be personally liable to the claimants of the dissolved corporation.

Zany

   Under the Pennsylvania corporate law, if the board of directors adopts a resolution recommending that the corporation be dissolved, the shareholders must adopt the resolution by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Unlike the Delaware corporate law, the Pennsylvania corporate law provides two different procedures for the corporation to provide for the winding up and distribution of the corporation's assets. The board of directors of the corporation may elect that the dissolution shall proceed under Subchapter H or under Section 1975 of the Pennsylvania corporate law. Under Section 1975, the corporation must provide for the liabilities of the corporation prior to filing the articles of dissolution in the Pennsylvania Department of State. Directors of corporations that elect to follow this procedure are held to the standard of care that applies to all of their other duties. The Subchapter H provision is largely analogous to the procedure under the Delaware corporate law. Under the Pennsylvania corporate law, however, the corporation only continues to exist for the purpose of settling its affairs for a period of two years. Furthermore, the court in determining the amount of security that shall be posted by the dissolved corporation shall consider the amount that would be reasonably likely to be sufficient to provide compensation for claims that are unknown but that are likely to arise or become known for a period of only two years after the dissolution of the corporation.

Shareholder Rights Plan

Noodle

   Noodle entered into a Rights Agreement dated as of May 1, 1998 between Noodle and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as amended, pursuant to which Noodle has issued rights, exercisable only upon the occurrence of certain events (which does not include this transaction), to purchase its series A junior participating preferred stock.

Zany

   Zany does not have a shareholder rights plan.

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma combined consolidated financial statements combine the historical statements of operations of Zany and Noodle, referred to in this section as the combined company, after giving effect to the merger, as if the merger had occurred on February 2, 1997, and the historical balance sheet of the combined company as if the merger had occurred on January 29, 2000 and April 29, 2000, in each case using the "pooling of interests" method of accounting. The following unaudited pro forma information should be read in conjunction with the historical financial statements of each of Zany and Noodle.

   The pro forma amounts are presented for informational purposes only and are not necessarily indicative of the results of operations of the combined company that would have actually occurred had the merger been consummated as of February 2, 1997 or of the financial condition of the combined company had the merger been consummated as of January 29, 2000 or April 29, 2000 or of the future results of operations or financial condition of the combined company. The pro forma information does not reflect any synergies anticipated as a result of the merger, in particular the elimination of costs associated with Noodle's status as a public company and other administrative savings. There can be no assurances that such synergies will be realized.

   Zany and Noodle estimate that they will incur direct transaction costs of approximately $3.0 million, net of tax, associated with the merger, which will be charged to operations in the quarter in which the merger is consummated, and are reflected in the accompanying unaudited pro forma combined consolidated financial statements. In addition, it is expected that following the merger, the combined company will incur additional expenses, which are currently estimated to range from $10.0 to $13.0 million, net of tax, associated with the merger and integrating the operations of the two companies. These merger and integration expenses are not reflected in the accompanying unaudited pro forma combined consolidated financial statements.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THIRTEEN WEEKS ENDED APRIL 29, 2000
                    (in thousands, except per share amounts)

                                                          Pro Forma
                                                     -------------------------
                                    Zany    Noodle   Adjustments      Combined
                                   -------  -------  -----------      --------
NET SALES......................... $39,363  $24,072    $              $63,435
COST OF GOODS SOLD, including
 occupancy costs..................  31,395   15,178      4,842 (a)(b)  51,415
                                   -------  -------    -------        -------
  Gross profit....................   7,968    8,894     (4,842)        12,020
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES..........  16,097   12,695     (4,887)(a)     23,905
                                   -------  -------    -------        -------
  Operating loss..................  (8,129)  (3,801)        45        (11,885)
INTEREST INCOME...................     110        1                       111
INTEREST EXPENSE..................    (192)    (193)                     (385)
                                   -------  -------    -------        -------
  Loss before income tax benefit..  (8,211)  (3,993)        45        (12,159)
INCOME TAX BENEFIT................   3,161    1,517        (17)(c)      4,661
                                   -------  -------    -------        -------
LOSS FROM CONTINUING OPERATIONS... $(5,050) $(2,476)   $    28        $(7,498)
                                   =======  =======    =======        =======
LOSS FROM CONTINUING OPERATIONS
 PER COMMON SHARE:
  Basic........................... $ (0.23)                           $ (0.24)
                                   =======                            =======
  Diluted......................... $ (0.23)                           $ (0.24)
                                   =======                            =======
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  Basic...........................  21,679               9,377(d)      31,056
                                   =======             =======        =======
  Diluted.........................  21,679               9,377(d)      31,056
                                   =======             =======        =======

--------
(a) Includes reclassifications of $4,887 to conform Noodle's presentation of cost of goods sold, including occupancy costs, to Zany's financial reporting presentation.
(b) Includes adjustments to conform Noodle's accounting policy for inventory capitalization to Zany's accounting policy.
(c) Represents tax effect of (b) above.
(d) Represents Noodle's weighted average shares outstanding for the period adjusted for the exchange ratio of 1.233.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE THIRTEEN WEEKS ENDED MAY 1, 1999
                    (in thousands, except per share amounts)

                                                        Pro Forma
                                                   -------------------------
                               Zany       Noodle   Adjustments      Combined
                              -------     -------  -----------      --------
NET SALES...................  $40,577     $22,890    $              $63,467
COST OF GOODS SOLD,
 including occupancy costs..   29,387      13,900      3,304 (a)(b)  46,591
                              -------     -------    -------        -------
  Gross profit..............   11,190       8,990     (3,304)        16,876
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES....   12,986      10,103     (3,789)(a)     19,300
                              -------     -------    -------        -------
  Operating (loss)..........   (1,796)     (1,113)       485         (2,424)
INTEREST INCOME.............       11          80                        91
INTEREST EXPENSE............     (438)        (21)                     (459)
                              -------     -------    -------        -------
  Loss before income tax
   benefit..................   (2,223)     (1,054)       485         (2,792)
INCOME TAX BENEFIT..........      845          --      (184)(c)         661
                              -------     -------    -------        -------
LOSS FROM CONTINUING
 OPERATIONS.................  $(1,378)    $(1,054)   $   301        $(2,131)
                              =======     =======    =======        =======
LOSS FROM CONTINUING
 OPERATIONS PER COMMON
 SHARE:
  Basic.....................  $ (0.26)(d)                           $ (0.14)(d)
                              =======                               =======
  Diluted...................  $ (0.26)(d)                           $ (0.14)(d)
                              =======                               =======
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  Basic.....................    5,384                  9,375 (e)     14,759
                              =======                =======        =======
  Diluted...................    5,384                  9,375 (e)     14,759
                              =======                =======        =======

--------
(a) Includes reclassifications of $3,789 to conform to Noodle's presentation of cost of goods sold, including occupancy costs, to Zany's financial reporting presentation.
(b) Includes adjustments to conform Noodle's accounting policy for inventory capitalization to Zany's accounting policy.
(c) Represents tax effect of (b) above.
(d) Excludes the conversion of preferred stock into 11,250,273 shares of common stock and the sale of 4,722,669 shares of common stock in Zany's initial public offering. Had these transactions been completed at the beginning of the period presented, Zany's basic and diluted loss per share would have been $(0.06) and the pro forma combined basic and diluted loss per share would have been $(0.07).
(e) Represents Noodle's weighted average shares outstanding for the period adjusted for the exchange ratio of 1.233.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE FISCAL YEAR ENDED JANUARY 29, 2000
                    (in thousands, except per share amounts)

                                                       Pro Forma
                                                  --------------------------
                                Zany     Noodle   Adjustments       Combined
                              --------  --------  -----------       --------
NET SALES...................  $241,194  $135,038   $                $376,232
COST OF GOODS SOLD,
 including occupancy costs..   165,950    82,770     19,132 (a)(b)   267,852
                              --------  --------   --------         --------
  Gross profit..............    75,244    52,268    (19,132)         108,380
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES....    63,592    49,356    (20,017)(a)(c)    92,931
                              --------  --------   --------         --------
  Operating income..........    11,652     2,912        885           15,449
INTEREST INCOME.............       520       116                         636
INTEREST EXPENSE............    (1,037)     (616)                     (1,653)
                              --------  --------   --------         --------
  Income before income tax
   benefit (expense)........    11,135     2,412        885           14,432
INCOME TAX BENEFIT
 (EXPENSE)..................    (4,231)    7,271       (336)(d)        2,704
                              --------  --------   --------         --------
INCOME FROM CONTINUING
 OPERATIONS                   $  6,904  $  9,683   $    549         $ 17,136
                              ========  ========   ========         ========
INCOME FROM CONTINUING
 OPERATIONS PER COMMON
 SHARE:
  Basic.....................  $    .44                              $    .68(e)
                              ========                              ========
  Diluted...................  $    .33                              $    .56(e)
                              ========                              ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  Basic.....................    15,834                9,374 (f)       25,208
                              ========             ========         ========
  Diluted...................    21,211                9,569 (f)       30,780
                              ========             ========         ========

--------
(a) Includes reclassifications of $19,703 to conform Noodle's presentation of cost of goods sold, including occupancy costs, to Zany's financial reporting presentation.
(b) Includes adjustments to conform Noodle's accounting policy for inventory capitalization to Zany's accounting policy.
(c) Includes adjustment to conform Noodle's adoption of an accounting principle for start-up costs to that of Zany.
(d) Represents tax effect of (b) and (c) above.
(e) Includes a tax benefit recorded by Noodle due to the recognition of their deferred tax asset representing net income per pro forma basic and diluted share of $0.29 and $0.24, respectively.
(f) Represents Noodle's weighted average shares outstanding for the period adjusted for the exchange ratio of 1.233.

       UNAUDITED PRO FORMA COMBINED CONDOLIDATED STATEMENT OF OPERATIONS
                   FOR THE FISCAL YEAR ENDED JANUARY 30, 1999
                    (in thousands, except per share amounts)

                                                       Pro Forma
                                                  --------------------------
                                Zany     Noodle   Adjustments       Combined
                              --------  --------  -----------       --------
NET SALES...................  $168,471  $107,886   $                $276,357
COST OF GOODS SOLD,
 including occupancy costs..   118,153    65,405     15,395 (a)(b)   198,953
                              --------  --------   --------         --------
  Gross profit..............    50,318    42,481    (15,395)          77,404
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES....    46,376    38,804    (15,367)(a)(c)    69,813
                              --------  --------   --------         --------
  Operating income..........     3,942     3,677        (28)           7,591
INTEREST INCOME.............        81       269                         350
INTEREST EXPENSE............    (1,211)     (194)                     (1,405)
                              --------  --------   --------         --------
  Income before income tax
   benefit..................     2,812     3,752        (28)           6,536
INCOME TAX BENEFIT..........     6,187        --         10 (d)        6,197
                              --------  --------   --------         --------
NET INCOME..................  $  8,999  $  3,752   $    (18)        $ 12,733
                              ========  ========   ========         ========
NET INCOME PER COMMON SHARE:
  Basic.....................  $   1.67                              $    .86(e)
                              ========                              ========
  Diluted...................  $    .51                              $    .47(e)
                              ========                              ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  Basic.....................     5,373                9,356 (f)       14,729
                              ========             ========         ========
  Diluted...................    17,770                9,521 (f)       27,291
                              ========             ========         ========

--------
(a) Includes reclassifications of $15,640 to conform Noodle's presentation of cost of goods sold, including occupancy costs, to Zany's financial reporting presentation.
(b) Includes adjustments to conform Noodle's accounting policy for inventory capitalization to Zany's accounting policy.
(c) Includes adjustment to conform Noodle's adoption of an accounting principle for start-up costs to that of Zany.
(d) Represents tax effect of (b) and (c) above.
(e) Includes a tax benefit of $7,166 recorded by Zany due to the recognition of their deferred tax asset representing net income per pro forma basic and diluted share of $0.49 and $0.26, respectively.
(f) Represents Noodle's weighted average shares outstanding for the period adjusted for the exchange ratio of 1.233.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE FISCAL YEAR ENDED JANUARY 31, 1998
                    (in thousands, except per share amounts)

                                                        Pro Forma
                                                   --------------------------
                                  Zany    Noodle   Adjustments       Combined
                                --------  -------  -----------       --------
NET SALES...................... $123,345  $81,664   $                $205,009
COST OF GOODS SOLD, including
 occupancy costs...............   89,452   50,388     14,073 (a)(b)   153,913
                                --------  -------   --------         --------
  Gross profit.................   33,893   31,276    (14,073)          51,096
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES.......   33,581   33,552    (14,300)(a)(c)    52,833
                                --------  -------   --------         --------
  Operating income (loss)......      312   (2,276)       227           (1,737)
INTEREST INCOME................      253      448                         701
INTEREST EXPENSE...............     (718)     (90)                       (808)
                                --------  -------   --------         --------
  Loss before income tax
   benefit.....................     (153)  (1,918)       227           (1,844)
INCOME TAX BENEFIT.............       --       --         --               --
                                --------  -------   --------         --------
NET LOSS....................... $   (153) $(1,918)  $    227         $ (1,844)
                                ========  =======   ========         ========
NET LOSS PER COMMON SHARE:
  Basic........................ $   (.03)                            $   (.13)
                                ========                             ========
  Diluted...................... $   (.03)                            $   (.13)
                                ========                             ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  Basic........................    5,085               9,346 (d)       14,431
                                ========            ========         ========
  Diluted......................    5,085               9,355 (d)       14,440
                                ========            ========         ========

--------
(a) Includes reclassifications of $14,064 to conform Noodle's presentation of cost of goods sold, including occupancy costs, to Zany's financial reporting presentation.
(b) Includes adjustments to conform Noodle's accounting policy for inventory capitalization to Zany's accounting policy.
(c) Includes adjustment to conform Noodle's adoption of an accounting principle for start-up costs to that of Zany.
(d) Represents Noodle's weighted average shares outstanding for the period adjusted for the exchange ratio of 1.233.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                 APRIL 29, 2000
                                 (in thousands)

                                                          Pro Forma
                                                     -------------------------
                                    Zany    Noodle   Adjustments      Combined
                                  --------  -------  -----------      --------
             ASSETS
             ------
CURRENT ASSETS:
  Cash and cash equivalents.....  $    177  $   541    $              $    718
  Receivables, net..............     1,799       --        930 (a)       2,729
  Inventories, net..............    71,870   34,470      1,718 (b)     108,058
  Deferred tax asset............     5,097    2,965      1,209 (b)(c)    9,271
  Prepaid expenses..............     1,493    3,093       (930)(a)       3,656
                                  --------  -------    -------        --------
    Total current assets........    80,436   41,069      2,927         124,432
PROPERTY AND EQUIPMENT, net.....    34,246   28,931                     63,177
DEFERRED TAX ASSET..............     1,259    4,992                      6,251
INVESTMENT IN JOINT VENTURE.....    11,529                              11,529
OTHER ASSETS, net...............       210      163                        373
                                  --------  -------    -------        --------
                                  $127,680  $75,155    $ 2,927        $205,762
                                  ========  =======    =======        ========
 LIABILITIES AND SHAREHOLDERS'
             EQUITY
 -----------------------------
CURRENT LIABILITIES:
  Current portion of long-term
   debt.........................  $  2,437  $ 8,955    $               $11,392
  Line of credit................     7,184       --                      7,184
  Accounts payable..............     8,088   10,403                     18,491
  Accrued liabilities...........     7,967    8,876      2,398 (c)(d)   19,241
                                  --------  -------    -------        --------
    Total current liabilities...    25,676   28,234      2,398          56,308
                                  --------  -------    -------        --------
DEFERRED RENT...................     5,028       --      2,502 (d)       7,530
                                  --------  -------    -------        --------
LONG TERM DEBT AND CAPITALIZED
 LEASE OBLIGATIONS, less current
 portion........................     3,296      684                      3,980
                                  --------  -------    -------        --------
SHAREHOLDERS EQUITY:
  Common Stock..................       217        9         85 (e)         311
  Additional paid-in capital....   104,222   43,098     (3,770)(e)     143,550
  Retained earnings (deficit)...   (10,759)   6,815     (1,973)(b)(c)   (5,917)
  Less: treasury stock..........        --   (3,685)     3,685 (e)          --
                                  --------  -------    -------        --------
    Total shareholders' equity..    93,680   46,237     (1,973)        137,944
                                  --------  -------    -------        --------
                                  $127,680  $75,155    $ 2,927        $205,762
                                  ========  =======    =======        ========

--------
(a) Represents reclassification of receivables for conformity with Zany's presentation.
(b) Includes adjustment to conform Noodle's accounting policy for inventory capitalization to Zany's accounting policy, and the related tax effect.
(c) Includes $3.0 million in accrued expenses, net of tax, associated with the merger representing estimated transaction costs that will be charged to expense upon consummation of the merger. The accrual excludes other merger and integration expenses which are currently estimated to be in the range of $10.0 to $13.0 million, net of tax.
(d) Includes reclassification of $2,502 in deferred rent.
(e) Represents the exchange of Noodle's common stock for Zany's common stock and the elimination of Noodle's common stock.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                JANUARY 29, 2000
                                 (in thousands)

                                                          Pro Forma
                                                     -------------------------
                                    Zany    Noodle   Adjustments      Combined
                                  --------  -------  -----------      --------
             ASSETS
             ------
CURRENT ASSETS:
  Cash and cash equivalents...... $ 24,550  $   491    $              $ 25,041
  Receivables, net...............    4,118       --        761 (a)       4,879
  Inventories, net...............   71,020   33,610      1,674 (b)     106,304
  Deferred tax asset.............    1,496    1,448      1,226 (b)(c)    4,170
  Prepaid expenses...............    1,458    3,244       (761)(a)       3,941
                                  --------  -------    -------        --------
    Total current assets.........  102,642   38,793      2,900         144,335
PROPERTY AND EQUIPMENT, net......   34,602   28,931                     63,533
DEFERRED TAX ASSET...............    1,259    4,992                      6,251
INVESTMENT IN JOINT VENTURE......    5,000       --                      5,000
OTHER ASSETS, net................      223      166                        389
                                  --------  -------    -------        --------
                                  $143,726  $72,882    $ 2,900        $219,508
                                  ========  =======    =======        ========
  LIABILITIES AND SHAREHOLDERS'
              EQUITY
---------------------------------
CURRENT LIABILITIES:
  Current portion of long-term
   debt.......................... $  2,578  $ 4,019    $              $  6,597
  Accounts payable...............   19,898    9,498                     29,396
  Accrued liabilities............   13,696    9,976      2,569 (c)(d)   26,241
                                  --------  -------    -------        --------
    Total current liabilities....   36,172   23,493      2,569          62,234
                                  --------  -------    -------        --------
DEFERRED RENT....................    5,002       --      2,331 (d)       7,333
                                  --------  -------    -------        --------
LONG-TERM DEBT AND CAPITALIZED
 LEASE OBLIGATIONS, less current
 portion.........................    3,855      689                      4,544
                                  --------  -------    -------        --------
SHAREHOLDERS' EQUITY:
  Common Stock...................      216        9         86 (e)         311
  Additional paid-in capital.....  104,190   43,097     (3,783)(e)     143,504
  Retained earnings (deficit)....   (5,709)   9,291     (2,000)(b)(c)    1,582
  Less: treasury stock...........       --   (3,697)     3,697 (e)          --
                                  --------  -------    -------        --------
    Total shareholders' equity...   98,697   48,700     (2,000)        145,397
                                  --------  -------    -------        --------
                                  $143,726  $72,882    $ 2,900        $219,508
                                  ========  =======    =======        ========

--------
(a) Represents reclassification of receivables for conformity with Zany's presentation.
(b) Includes adjustment to conform Noodle's accounting policy for inventory capitalization to Zany's accounting policy, and the related tax effect.
(c) Includes $3.0 million in accrued expenses, net of tax, associated with the merger representing estimated transaction costs that will be charged to expense upon consummation of the merger. The accrual excludes other merger and integration expenses which are currently estimated to be in the range of $10.0 to $13.0 million, net of tax.
(d) Includes reclassification of $2,331 in deferred rent.
(e) Represents the exchange of Noodle's common stock for Zany's common stock and the elimination of Noodle's common stock.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF ZANY

   Zany provides the following financial information to aid you in your analysis of the financial aspects of the merger. You should read the following summary selected consolidated financial data of Zany in conjunction with the Consolidated Financial Statements of Zany and the notes, and "Zany Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus.

   When reading this data, you should be aware that:

  . All fiscal years presented include 52 weeks of operations, except the fiscal year ended February 3, 1996, which includes 53 weeks.

  .  A store becomes comparable in the 14th full month of store operations.

  . Sales per square foot and average sales per store are based on stores opened for the entire period.

                                                                            Thirteen Weeks
                                     Fiscal Year Ended                           Ended
                         ------------------------------------------------  -----------------
                         Feb. 3,  Feb. 1,  Jan. 31,  Jan. 30,    Jan. 29,  May 1,   Apr. 29,
                          1996     1997      1998      1999        2000     1999      2000
                         -------  -------  --------  --------    --------  -------  --------
                         (in thousands, except per share, number of stores and sales per square foot data)
Statement of Operations
 Data:
 Net sales.............. $54,372  $92,563  $123,354  $168,471    $241,194  $40,577  $ 39,363
 Gross profit...........  13,400  $23,358    33,893    50,318      75,244   11,190     7,968
 Selling, general and
  administrative
  expenses..............  21,110   28,732    33,581    46,376      63,592   12,986    16,097
 Operating income
  (loss)................  (7,710)  (5,374)      312     3,942      11,652   (1,796)   (8,129)
 Net income (loss)......  (7,828)  (6,023)     (153)    8,999(a)    6,904   (1,378)   (5,050)
Net income (loss) per
 common share:
 Basic.................. $ (1.55) $ (1.19) $  (0.03) $   1.67(a) $   0.44  $ (0.26) $  (0.23)
 Diluted (b)............   (1.55)   (1.19)    (0.03)     0.51(a)     0.33    (0.26)    (0.23)
Weighted average shares
 outstanding:
 Basic..................   5,065    5,068     5,085     5,373      15,834    5,384    21,679
 Diluted (b)............   5,065    5,068     5,085    17,770      21,211    5,384    21,679
Store Data:
 Number of stores at end
  of the period.........      31       43        52        75         103       82       106
 Total square feet at
  end of the period.....     387      538       630       868       1,159      942     1,190
 Comparable store sales
  increase (decrease)...     0.3%     4.3%      9.1%      9.9%        4.0%     9.0%    (22.8)%
 Sales per square foot.. $   202  $   183  $    203  $    227    $    227  $    45  $     34
 Average sales per
  store.................   2,382    2,286     2,523     2,746       2,625      522       380
Operating Data:
 Gross profit margin....    24.6%    25.2%     27.5%     29.9%       31.2%    27.6%     20.2%
 Operating margin
  (loss)................   (14.2)    (5.8)      0.3       2.3         4.8     (4.4)    (20.6)
 Capital expenditures... $ 7,377  $ 6,276  $  6,420  $  7,309    $ 13,612  $ 2,497  $  2,197
 Depreciation and
  amortization..........   2,115    3,713     5,017     6,859       8,698    1,888     2,553

                                                                                As of
                                                                            Thirteen Weeks
                                  As of Fiscal Year Ended                        Ended
                         ------------------------------------------------  -----------------
                         Feb. 3,  Feb. 1,  Jan. 31,  Jan. 30,    Jan. 29,  May 1,   Apr. 29,
                          1996     1997      1998      1999        2000     1999      2000
                         -------  -------  --------  --------    --------  -------  --------
                                               (in thousands)
Balance Sheet Data:
 Inventories............ $20,538  $24,278  $ 29,822  $ 43,252    $ 71,020  $52,375  $ 71,870
 Working capital........  15,220   21,599    20,085    25,542      66,470   22,899    54,760
 Total assets...........  41,393   56,376    59,552    82,141     143,726   94,052   127,680
 Capitalized lease
  obligations, less
  current portion.......   2,231    2,620     1,407     2,860       3,855    2,392     3,296
 Total shareholders'
  equity................  28,372   38,547    39,219    48,291      98,697   46,919    93,680

--------
(a) Net income for the fiscal year ended January 30, 1999 includes a net income tax benefit of $6,187 due to the $7,166 benefit recorded for Zany's net operating loss carryforward, partially offset by income tax expense of $979. The $7,166 tax benefit represents net income per basic and diluted common share of $1.33 and $0.40, respectively.
(b) Stock options, warrants and preferred stock convertible into common stock were excluded from the calculation of diluted net loss per common share for the fiscal year ended February 3, 1996 through the fiscal year ended January 31, 1998 and the thirteen weeks ended May 1, 1999 and April 29, 2000 as they were anti-dilutive due to the losses in each of those periods.

                  ZANY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following provides information that management believes is relevant to an assessment and understanding of Zany's consolidated results of operations and financial condition. The discussion should be read in conjunction with Zany's consolidated financial statements and accompanying notes included in this joint proxy statement/prospectus. All references to 1999, 1998 and 1997 mean the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998, respectively.

Overview

   Zany is a specialty retailer of high quality toys, games, books and multimedia products for children, operating 109 stores in 28 states as of June 9, 2000. From 1997 to 1999, Zany's net sales grew at a compound annual growth rate of 45.3%, while net income increased from a loss of $(0.2) million to income of $6.9 million. These increases were principally due to the opening of new stores and comparable store sales growth. Zany achieved comparable store net sales growth of 9.1%, 9.9% and 4.0% in 1997, 1998 and 1999, respectively. Zany opened nine stores in 1997, 23 in 1998 and 28 in 1999, increasing its store base from 43 stores at the end of 1996 to 103 stores at the end of 1999. Zany plans to open approximately 25 new stores in 2000.

Results of Operations

   The following table sets forth Zany's financial data expressed as a percentage of net sales, and operating data for the periods indicated:

                                                              Thirteen Weeks
                                   Fiscal Year Ended              Ended
                           --------------------------------- ------------------
                           January 3 January 30, January 29, May 1,   April 29,
                             1998       1999        2000      1999      2000
                           --------- ----------- ----------- ------   ---------
Net Sales................    100.0%     100.0%      100.0%   100.0%     100.0%
Cost of goods sold(1)....     72.5       70.1        68.8     72.4       79.8
                             -----      -----       -----    -----      -----
Gross Profits............     27.5       29.9        31.2     27.6       20.2
Selling, general and
 administrative
 expenses................     27.2       27.6        26.4     32.0       40.8
                             -----      -----       -----    -----      -----
Operating income (loss)..      0.3        2.3         4.8     (4.4)     (20.6)
Interest expense, net....     (0.4)      (0.6)       (0.2)    (1.1)      (0.2)
                             -----      -----       -----    -----      -----
Income (loss) before
 income taxes............     (0.1)       1.7         4.6     (5.5)     (20.8)
Income tax
 benefit/(expense).......       --        3.6        (1.7)     2.1        8.0
                             -----      -----       -----    -----      -----
Net income (loss)........     (0.1)%      5.3%        2.9%    (3.4)%    (12.8)%
                             =====      =====       =====    =====      =====
Comparable store net
 sales increase
 (decrease)(2)...........        9%        10%          4%       9%       (23)%
                             =====      =====       =====    =====      =====
Total number of stores at
 end of period...........       52         75         103       82        106
                             =====      =====       =====    =====      =====
Stores opened during
 period..................        9         23          28        7          3
                             =====      =====       =====    =====      =====

--------
(1) Cost of sales includes buying, distribution and occupancy costs
(2) A store becomes comparable in the 14th full month of store operations

Thirteen Weeks Ended April 29, 2000 Compared to Thirteen Weeks Ended May 1,
1999

Net Sales

   Net sales decreased $1.2 million, or 3.0%, to $39.4 million in the thirteen weeks ended April 29, 2000 from $40.6 million in the comparable 1999 period. This decrease resulted primarily from a comparable store net sales decrease of 23%, partially offset by sales from 24 additional stores opened since the first quarter of last year. We expect these difficult sales comparisons to continue into the second quarter of 2000. We believe the decrease in comparable store net sales for the first quarter is attributable to, among other things, a 33% decrease in customer transactions, partially offset by an increase in the average dollar amount of each customer transaction. Sales of Beanie Babies declined from approximately 10% of sales in the first quarter of 1999, to 1% of sales for the comparable 2000 period. We expect Beanie Babies' sales to remain significantly below last year's levels for the remainder of the fiscal year. Sales of Pokemon products which are represented in several different departments including games, books, stationery, and plush, represented approximately 7% of sales for the quarter ended April 29, 2000.

Gross Profit

   Gross profit decreased $3.2 million, or 28.8%, to $8.0 million during the first quarter, from $11.2 million in the same period last year. The decrease was primarily attributable to lower sales and increased occupancy and distribution expenses from 24 additional stores since the first quarter of last year. The gross profit decreased to 20.2% of net sales for the period, from 27.6% in the comparable 1999 period. The decrease of 7.4% was due to our inability to effectively leverage occupancy, distribution and buying costs as a result of lower sales.

Selling, General and Administrative Expenses

   Selling, general and administrative expenses include all direct store level expenses, and all corporate level costs not directly associated with or allocable to cost of sales. Selling, general and administrative expenses increased $3.1 million, or 24.0%, to $16.1 million during the first quarter, from $13.0 million in the same period last year. The dollar increase in selling, general and administrative expenses was primarily attributable to $1.9 million in incremental store payroll and other selling expenses incurred in the first quarter associated with the opening and operation of 24 additional stores following the first quarter of 1999. Corporate expenses increased approximately $1.2 million during this period to support this additional store growth. Selling, general and administrative expenses increased to 40.9% of net sales from 32.0% of net sales due to our inability to leverage corporate, store and other expenses.

Interest Expense, Net

   Net interest expense was approximately $82,000 for the period, a decrease of $345,000 from the comparable period in 1999. This decrease was due to less borrowings under our line of credit, and an increase in investment income.

Income Tax Benefit

   For the thirteen weeks ended April 29, 2000, we recorded an income tax benefit of $3.2 million primarily related to the Federal tax benefit of the net loss, compared to an income tax benefit of approximately $845,000 for the comparable period in 1999. The effective tax rate for the first quarter of fiscal 2000 was 38.5%.

Year Ended January 29, 2000 Compared to January 30, 1999

Net Sales

   Net sales increased $72.7 million, or 43.2%, to $241.2 million in 1999 from $168.5 million in the comparable 1998 period. Sales for the 28 stores opened in 1999 contributed $41.8 million of the increase in net sales. Comparable store net sales increased 4.0% over the prior year and contributed $6.3 million to the increase in net sales. The growth in comparable net sales was due to an increase in the average customer purchase. Stores open prior to January 30, 1999 but not qualifying as a comparable store contributed $22.1 million to the net sales increase. Sales of Pokemon products, which are represented in several different departments including games, books, stationery, and plush, represented approximately 7% of sales for the year. Sales of Beanie Babies declined from approximately 8% of sales in the 1998, to 4% of sales for the comparable 1999 period.

Gross Profit

   Gross profit increased by $24.9 million, or 49.5%, to $75.2 million in 1999, from $50.3 million. As a percentage of net sales, gross profit increased to 31.2% in 1999, from 29.9% in 1998. The increase in gross profit percentage was primarily attributable to improved product margins and leveraging of occupancy costs over a higher revenue base. Product margins increased by 1.1% of net sales in 1999 primarily due to an increase in sales of products with a higher gross margin and reduced inventory shrink, partially offset by increased freight expenses. The decrease in store occupancy expense of 0.2% of net sales is primarily due to the 4.0% increase in comparable store sales and the timing of new store openings.

Selling, General and Administrative Expense

   Selling, general and administrative expenses increased by $17.2 million, or 37.1%, to $63.6 million in 1999, from $46.4 million in 1998. The dollar increase in these expenses was due principally to an increase of $13.8 million in store payroll, selling and depreciation expenses incurred in 1999 associated with the opening of 28 additional stores following the end of 1998, and increase of $3.4 million in marketing and promotion expenditures primarily related to the opening of stores in new markets. As a percentage of net sales, selling, general and administrative expenses decreased by 1.2% to 26.4% of net sales in 1999 from 27.6% of net sales in 1998. This percentage decrease was primarily related to a decrease of 1.4% in corporate expenses partially offset by an increase in store expenses of 0.2%.

Interest Expense, Net

   Net interest expense was approximately $516,000 for 1999, a decrease of $613,000 from 1998. The dollar decrease was due to an increase in investment income from the proceeds of Zany's initial public offering in June 1999, and less borrowings under Zany's line of credit.

Income Taxes

   For 1999, Zany recorded an income tax expense of $4.2 million. For 1998, an income tax benefit of $6.2 million was recorded primarily related to the Federal tax benefit, recorded for Zany's net operating loss carryforward. Zany's effective tax rate for 1999 was 38.0%. See Note 7 of "Notes to Consolidated Financial Statements" for the reconciliation of the statutory federal income tax rate to Zany's effective tax rates in fiscal 1999 and 1998.

Year Ended January 30, 1999 Compared to Year Ended January 31, 1998

Net Sales

   Net sales increased by $45.2 million, or 36.6%, to $168.5 million in 1998 from $123.3 million in 1997. Sales for the 23 stores opened in 1998 contributed $25.7 million of the increase in net sales. Comparable store net sales increased 9.9% over the prior year and contributed $11.7 million of the increase in net sales. The growth in comparable store sales was due primarily to an increase in the number of customer transactions. Stores open prior to February 1, 1998, but not qualifying as comparable stores contributed $7.8 million of the increase in net sales.

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

Gross Profit

   Gross profit increased by $16.4 million to $50.3 million in 1998 from $33.9 million in 1997. As a percentage of net sales, gross profit increased to 29.9% in 1998 from 27.5% in 1997. The increase in the gross profit percentage was primarily attributable to improved product margins and leveraging store occupancy, buying and distribution costs over a higher revenue base. Product margins increased by 1.0% of net sales in 1998 primarily due to an increase in sales of products with a higher gross margin. The decrease in store occupancy expense of 0.9% of net sales was primarily due to the 9.9% increase in comparable store sales and the timing of new store openings. The decrease in the buying and distribution costs of 0.6% of net sales was due to the application of fixed costs over a higher revenue base.

Selling, General and Administrative Expenses

   Selling, general and administrative expenses increased by $12.8 million to $46.4 million in 1998 from $33.6 million in 1997. The dollar increase in these expenses was principally from an increase of $4.3 million in store payroll and $1.2 million in store preopening costs primarily due to the increase in number of stores in 1998, an increase of $2.7 million in corporate expenses associated with the expansion of Zany's store base and corporate infrastructure to support continued growth and an increase of $1.9 million in marketing and promotion expenditures primarily related to the opening of stores in new market areas. As a percentage of net sales, selling, general and administrative expenses increased by 0.4% to 27.6% of net sales in 1998 from 27.2% of net sales in 1997. This percentage increase was primarily related to an increase of 0.7% of net sales in marketing and promotion and an increase of 0.5% of net sales in store preopening expenses associated with opening 23 stores in 1998 versus nine stores in 1997. These were partially offset by a decrease of 0.5% of net sales in store payroll and other selling expenses due to an increase in comparable store sales during 1998.

Interest Expense, Net

   Net interest expense, principally attributable to borrowings under Zany's credit facility, increased by $665,000 to $1.1 million in 1998 from $465,000 in 1997, due to an increase in the average outstanding loan balance to $6.4 million in 1998 from $1.5 million in 1997. The increase in average borrowings in 1998 reflected the opening of 23 new stores and additional working capital requirements to support those stores.

Income Tax Benefit

   In 1998, Zany recorded a net income tax benefit of $6.2 million due to the $7.2 million benefit recorded for Zany's net operating loss carryforward, partially offset by the 1998 income tax expense of $979,000. In previous years, no benefit was recorded with respect to the net operating loss carryforward because Zany established a valuation allowance. Zany reversed the valuation allowance as a result of management's assessment that it is more likely than not that Zany's net deferred tax assets will be realized through future taxable earnings. Management's assessment was based on the trend toward income in 1996 and 1997, the utilization of $5.8 million of the net operating loss carryforward in 1997 and 1998 together with 1999 financial projections.

Liquidity and Capital Resources

   Zany's main sources of liquidity have been cash flows from operations, borrowing under Zany's credit facilities, and proceeds from Zany's initial public offering. Zany requires cash principally to finance capital investment in new stores, new store inventories and seasonal working capital. Zany opened 28 stores in fiscal 1999 and three stores through the thirteen weeks ended April 29, 2000.

   Cash flows provided by operating activities were $118,000 for fiscal 1999, a decrease of $5.3 million over the same period for the previous year. The decrease was primarily a result of an increase in inventories net of payables, offset by an increase in net income after the noncash effect of deferred income taxes.

   Cash flows used in operating activities were $21.8 million for the thirteen weeks ended April 29, 2000, an increase of $10.3 million over the same period for the previous year. The increase was primarily a result of a decrease in accounts payable, accrued liabilities and an increase in the net loss.

   Cash flows used in investing activities were $18.6 million for fiscal 1999, an increase of $11.3 million over the same period for the previous year. The increase was due to increased capital spending for the new stores, new enterprise software, a new distribution center, and Zany's investment of $5.0 million in the Internet joint venture. Cash flows used in investing activities were $9.1 million for the thirteen-week period ending April 29, 2000, an increase of approximately $6.6 million over the same period for the previous year. The increase was primarily due to our investment of $6.9 million in the Internet joint venture.

   Cash flows provided by financing activities during fiscal 1999 increased $41.3 million from the previous year reflecting the net proceeds of $42.3 million from the sale of common stock associated with the Zany's initial public offering, and proceeds for the exercise of stock options, partially offset by capital lease obligations. Cash flows provided by financing activities during the thirteen-week period ending April 29, 2000 reflect $7.2 million provided through borrowings on our credit facility. For the comparable period last year, cash was provided through borrowings of $12.4 million on our credit facility.

   On June 14, 1999, Zany entered into a new three-year credit facility with its bank in the amount of $30,000,000 with an interest rate of the Base Rate or Libor plus 1.75%. The Base Rate is defined as the higher of (1) the Federal funds rate plus .5% per annum or (2) the prime rate. As of January 29, 2000 Zany had no outstanding borrowings under the credit facility. However, as of April 29, 2000, Zany had $7,200,000 of outstanding borrowings under the credit facility at the prime rate. Zany terminated, without penalty, a credit facility with a different bank upon completion of its initial public offering. Additionally, on August 25, 1999, Zany entered into an agreement with a bank to provide a $5.0 million lease line of credit at an average rate of 10.3%. As of January 29, 2000 and April 29, 2000, $1.2 million under this lease line was remaining.

   Management believes that Zany's operating cash flow together with the unused portion of the credit facility and other financing arrangements will be sufficient to finance current operating requirements including capital expenditures and new store openings for at least the next twelve months. However, if Zany chooses to invest additional funds in the Internet joint venture, Zany may seek additional sources of financing to support that initiative.

   In addition, we have signed two term sheets with a bank. One of these term sheets provides a secured line of credit of up to $65.0 million if the merger with Noodle is not completed. The other term sheet provides a secured line of credit of up to $115.0 million if the merger with Noodle is completed. Completion of either credit facility is subject to certain conditions, including, among others, completion of due diligence and approval of the bank's credit committee. We expect to close on one of these new facilities by the end of the second quarter of 2000.

Seasonality of Business

   Seasonal shopping patterns affect Zany's business. A significant portion of Zany's sales occur in the fourth quarter, coinciding with the Christmas holiday shopping season. Therefore, results of operations for the entire year depend heavily on fourth quarter results and the success of the Christmas selling season. Based upon previous experience, management does not expect to earn a profit in the first three-quarters of a fiscal year in the foreseeable future.

Two New Sales Channels

   During the third quarter of 1999, Zany formed ZB Holdings LLC, a joint venture with Online Retail Partners, LLC, for purposes of implementing an Internet shopping site (www.zanybrainy.com). Zany and Online Retail Partners each initially contributed $5.0 million to this joint venture. Online Retail Partners contributed an additional $10.0 million to the joint venture in November 1999. In March 2000, Online Retail Partners and Zany agreed to contribute another $12.0 million in the joint venture over a three month period on a pro rata basis. Zany's share of this investment was approximately $6.9 million.

   In April 2000, Zany sold 246,000 of its non-voting preferred interests in ZB Holdings to certain Zany executives at a purchase price of $.001 per interest. In addition, in April 2000, Zany formed Children's Equity LLC and contributed 533,500 of its non-voting preferred interests of ZB Holdings to Children's Equity. These interests were subsequently distributed to certain Zany employees. At the time of both transactions, the fair market value of the non-voting preferred interests of ZB Holdings was $0.98 per interest and Zany's basis in each interest was $0.428. As a result, the sale to the executives resulted in a reduction in Zany's investment in ZB Holdings of $105,288 and the contribution to Children's Equity resulted in an additional reduction in Zany's investment in ZB Holdings of $228,338. See "Certain Relationships and Related Transactions." As of April 29, 2000, Zany's total investment in ZanyBrainy.com was $11.5 million and Zany owned approximately 51% of the joint venture.

   While Online Retail Partners has agreed to take all losses of ZanyBrainy.com up to the extent of their capital account, any losses beyond that point will require Zany to recognize losses up to the amount of its investment. Zany would also have to recognize losses if its investment were to become materially impaired, up to the amount of Zany's investment. Management expects that ZanyBrainy.com will continue to require cash investment or financing prior to its profitability. Management also expects that ZanyBrainy.com will continue to incur losses for the foreseeable future. Zany expects to incur losses attributable to its investment in ZanyBrainy.com during the second quarter of 2000.

   During the third quarter of 1999, Zany also introduced toll-free telephone ordering through its Holiday catalog. This past holiday season, in a six-week period ending on December 25, 1999, Zany generated over $2.5 million in sales through its 877-WOW-KIDS number. Zany intends to integrate toll-free telephone ordering into its year-round promotional efforts.

                                BUSINESS OF ZANY

General

   Zany is a leading specialty retailer of high quality toys, games, books and multimedia products for kids. Zany sells products that entertain, educate and spark the imaginations of children up to 12 years of age.

   Zany was incorporated in 1991 and opened its first store in Wynnewood, Pennsylvania in the same year. Zany opened 28 new stores during the fiscal year ended January 29, 2000 and, as of June 9, 2000, Zany operated 109 stores in 28 states. Zany also sells its merchandise on the worldwide web at www.zanybrainy.com and through catalogs with toll-free ordering.

Zany Stores

Store Design

   Zany designs its stores to be bright, colorful and inviting for children and adults. Zany's current store prototype is 10,600 square feet and contains 11 major categories of products. Large banners with unique graphics identify each of these categories to enable customers to find specific items quickly. Zany's stores are fully carpeted and have low shelving to encourage children to see, touch and play with its products. Departments are located around the perimeter of the store in a "racetrack" style to promote browsing and impulse sales. Zany has a play center in its stores that is surrounded with large red pillars so children can locate it easily. Zany also provides seating in the play center so adults can comfortably play with their children. Zany typically locates its Zany Showtime Theater, which is used to show the latest video releases, adjacent to the play center so these two spaces can be combined to accommodate larger special events. A reading area is situated next to Zany's book department, and software demonstration stations are placed near Zany's multimedia department to encourage sampling of these items.

Merchandise Selection

   Zany strives to carry over 15,000 stock keeping units from more than 400 suppliers in 20 different countries. While Zany's products generally range in price from less than one dollar up to $200, the average price paid for a single product is less than $10. Zany presents its merchandise across 11 product categories to satisfy a broad spectrum of customer needs. Zany's extensive selection of merchandise includes:

     Category                  Description
     --------                  -----------
     Brainy Games and Puzzles  Board games and puzzles
     Bright Start              Toys for ages up to three
     Creativity                Arts and crafts supplies and kits
     Good Sports               Indoor and outdoor sport-theme toys
     Kidtronics                Electronic learning aids and musical instruments
     Let's Pretend             Pretend play, dress up and doll houses
     Our Planet                Science-related toys
     Plush and Dolls           Stuffed animals and dolls
     Young Builders            Building toys and trains
     Books                     Over 7,000 titles
     Multimedia                Software, audio and video

   Zany regularly offers numerous limited distribution, innovative products. Zany also works closely with several specialty suppliers to secure exclusive product or licensing arrangements. In addition, Zany supplements its merchandise offering with its own product development efforts, including products under such brand names as "Ready, Set, Grow!" and "Kidstruments."

Store Associates

   Zany actively recruits educators, child care providers and back-to-work parents as store employees because Zany believes that these people are most likely to have a respect and affection for children, and an appreciation of how children learn through play. Zany's sales associates receive approximately 25 hours of training within their first month of employment and are tested before they are designated a "Certified Kidsultant." In addition, some of Zany's sales associates receive supplemental training to become specialists in various areas including books, multimedia and events.

   Zany's stores are typically staffed with a general manager, three assistant managers, four specialists, and a varying number of part-time sales associates, depending on store volume and time of year. A general manager and three assistant managers, who may be specialists, typically manage each store, and are responsible for building relationships within the community. The operations of each store are supervised by one of 12 district managers who each in turn report to one of three regional managers. Each regional manager reports to the vice president of stores.

Store Locations

   As of June 9, 2000, Zany operated 109 stores in 28 states. Zany plans to add approximately 25 stores in 2000. Zany selects geographic markets and store sites on the basis of demographic information, quality and nature of co-tenants and store visibility and accessibility. Key demographics include population density, household income, and the number of households with children and education level. Zany locates its stores primarily in suburban strip or power centers as well as in selected freestanding locations. Zany typically seeks sites with co-tenants that are strong, destination and lifestyle-oriented retailers or high quality supermarkets.

Competitive Pricing

   Zany prices its products competitively, but does not attempt to be the discount leader in a given market. Zany does, however, maintain a policy of matching its competitors' advertised prices.

Marketing

   Zany uses direct mail and newspaper advertising to promote its products and increase awareness of its stores and the Zany brand. Zany primarily relies on direct mail advertising, which allows Zany to capitalize on its internally generated customer database. A variety of direct mail pieces, including Zany's large, color "Zany Zone" catalog, are mailed throughout the year to both current and prospective customers. Zany also uses full color newspaper inserts for broader consumer reach during its peak selling periods. Zany advertises most heavily during the Christmas holiday and back-to school seasons.

Special Events Program

   Zany publishes a monthly calendar of free events for its stores. Each of Zany's stores host regular daily activities for kids, including creative arts and crafts activities, character and author appearances and mini-concerts by nationally known children's performers. Zany's stores also feature several interactive areas, including play centers and software demonstration stations. In addition, each Zany store shows movies throughout the day at its Zany Showtime Theater.

ZanyBrainy.com

   During the third quarter of the fiscal year ended January 29, 2000, Zany implemented an Internet shopping site (www.zanybrainy.com) through a joint venture with Online Retail Partners. Customers shopping at ZanyBrainy.com can, in addition to ordering toys, books and other products, conduct targeted searches, view bestseller lists, interact with one of Zany's Kidsultants for product recommendations, view the latest calendar of special events for all of Zany's stores and check order status. In addition, ZanyBrainy.com customers can return merchandise to any of Zany's stores.

Purchasing and Suppliers

   Zany purchases merchandise from over 400 suppliers in 20 different countries. In mid-1998, Zany entered into a relationship with a subsidiary of Ingram Industries Inc. to be Zany's principal book distributor. Zany's central buying staff is comprised of one vice president, two divisional merchandise managers and seven buyers, each of whom is responsible for purchasing selected categories of Zany's products. Zany also maintains an in-house private label product development team that develops products that are unique to Zany. In addition, Zany has a merchandise planning team that manages inventory levels and the flow of merchandise through its stores. This team works closely with Zany's buying staff to react quickly to sales trends and improve in-stock levels at its stores.

Distribution

   Zany currently operates one distribution center in Swedesboro, New Jersey of approximately 250,000 square feet. Approximately 80% of Zany's products are distributed through this facility and the balance is shipped to the stores directly by the manufacturer or supplier. Zany's automated inventory replenishment system optimizes the inventory levels at each of its stores. This computerized system retrieves sales information from the stores, enabling Zany to pick, price and ship products to each of the stores on a weekly basis.


Competition

   The toy retailing market is highly competitive and comprised of:

  . mass market retailers, including superstores such as Toys "R" Us and discounters such as Wal-Mart and Target;

  . smaller format specialty educational and creative toy and game retailers;

  . non-toy specialty retailers, such as traditional book, music, video and software retailers;

  .  Internet-only retailers such as e-Toys; and

  . a variety of other retailers offering a subset of Zany's products including card and gift shops, craft stores and department stores.

Management Information Systems

   During the quarter ended April 29, 2000, Zany replaced SFR, its old business-wide software package, with JDA, a business-wide software package that supports Zany's major back-office functions, including buying, replenishment, physical distribution, general ledger and payables. JDA provides more forecasting capabilities and more advanced replenishment and trend algorithms than SFR.

   At the store level, Zany utilizes a point-of-sale system to capture sales transactions that include price look-up, UPC scanning, check and credit authorization and zip code capture. Zany's store systems interface with JDA to automatically replenish inventory, by stock keeping unit, to each store. Zany also analyzes this information to tailor its merchandise assortment, determine markdowns, generate forecasts and evaluate product and supplier performance.

Proprietary Rights

   To protect its proprietary rights, Zany generally relies on copyright, trademark and trade secret laws, and confidentiality agreements with employees and third parties and license agreements with consultants and suppliers. Each of "Zany Brainy," "A Zillion Neat Things for Kids," "Zany Zone," "Price Chomper" and "Kidsultant" have been registered as a service mark and/or trademark with the United States Patent and Trademark Office. In addition, Zany has numerous pending applications for trademarks. "ZanyBrainy.com," "ZB.com" and numerous other related URL's have also been registered as Internet domain names.

Backlog and Seasonality

   Backlog is not considered relevant to an understanding of Zany's business. Zany's business is highly seasonal and approximately 40% of its revenue occurred in the fourth quarter of the fiscal year ended January 29, 2000. As a result, Zany increases levels of inventory during the months of September through December in order to meet seasonal requirements.

Employees

   As of April 29, 2000, Zany employed approximately 2,150 employees, approximately 925 of whom were employed full-time. Zany also employs additional personnel during peak selling periods. Zany considers its relationships with its employees to be good. None of Zany's employees are covered by collective bargaining agreements.


Properties

   Zany's corporate headquarters is located at 2520 Renaissance Boulevard in King of Prussia, Pennsylvania, where Zany leases approximately 52,000 square feet. Zany has an option to lease another 10,000 square feet on this site. The initial lease term expires in June 2009; however, the lease provides for two five-year renewal options.

   Zany also currently leases one distribution center in Swedesboro, New Jersey of approximately 250,000 square feet. Zany has an option to expand the distribution center by a minimum of 100,000 and a maximum of 250,000 square feet. The initial lease term expires in June 2004; however, the lease provides for two five-year renewal options. Zany is currently investigating the expansion of its distribution center in Swedesboro or opening a second distribution center to support its store growth and seasonal demands.

   Zany leases all of its stores. Initial lease terms are generally for ten years, and most leases contain multiple five-year renewal options. Zany generally selects a new store site 6-18 months before its opening. Zany's stores are primarily in suburban strip or power shopping centers as well as in selected freestanding locations. As of April 29, 2000, Zany had 13 signed leases for stores it plans to open in 2000, and one signed lease for stores it plans to open in 2001.

Legal Proceedings

   Zany is from time to time involved in litigation that it believes ordinarily accompanies a retail business. Zany does not believe that any of its pending or threatened litigation will result in an outcome that would materially affect Zany's business.

Quarterly Results of Operations

   The following table presents certain of Zany's quarterly information for the fiscal years ended January 29, 2000 and January 30, 1999. This information is derived from Zany's unaudited financial statements and, in the opinion of Zany's management, includes all adjustments, consisting only of only normal recurring adjustments, necessary for a fair presentation of such information. Operating results for any given quarter are not necessarily indicative of results for any future period and should not be relied upon as an indicator of future performance.

                                                      Quarter Ended
                         ---------------------------------------------------------------------------------
                                  1998                           1999                           2000
                         -------------------------  ------------------------------------  ----------------
                          May 2   Aug. 1   Oct. 31  Jan. 30     May 1   Jul. 31  Oct. 30  Jan. 29  Apr. 29
                         -------  -------  -------  -------    -------  -------  -------  -------- -------
                                                (in thousands; unaudited)
Net sales............... $27,452  $29,654  $30,661  $80,704    $40,577  $44,141  $46,697  $109,779 $39,363
Gross profit............   7,315    7,544    8,591   26,868     11,190   11,773   13,289    38,992   7,968
Selling, general and
 administrative
 expenses...............   9,659   11,592   12,076   13,049     12,986   15,205   16,504    18,897  16,097
Operating income
 (loss).................  (2,344)  (4,048)  (3,485)  13,819     (1,796)  (3,432)  (3,215)   20,095  (8,129)
Net income (loss).......  (2,470)  (4,277)  (3,922)  19,668(a)  (1,378)  (2,158)  (2,001)   12,441  (5,050)
Net income (loss) per
 common share:
  Basic................. $ (0.46) $ (0.80) $ (0.73) $  3.66    $ (0.26) $ (0.15) $ (0.09) $   0.58 $ (0.23)
  Diluted(b)............ $ (0.46) $ (0.80) $ (0.73) $  1.09    $ (0.26) $ (0.15) $ (0.09) $   0.55 $ (0.23)
Weighted average shares
 outstanding:
  Basic.................   5,363    5,369    5,378    5,380      5,384   14,748   21,528    21,609  21,679
  Diluted(b)............   5,363    5,369    5,378   18,014      5,384   14,748   21,528    22,828  21,679

--------
(a) Net income for quarter ended January 30, 1999 includes an income tax benefit of $6,187 due to the $7,166 benefit recorded for Zany's net operating loss carryforward, partially offset by income tax expense of $979.
(b) Stock options, warrants and preferred stock convertible into common stock were excluded from the calculation of quarterly diluted net loss per common share for quarters generating net losses as they were anti-dilutive in each of those periods.

   Zany's quarterly operating results have varied significantly and are likely to vary significantly in the future, as demand for its products is seasonal. The majority of Zany's sales occur in the fourth quarter of its fiscal year; however, because a high percentage of Zany's operating expenses and overhead is relatively fixed throughout the year, operating income and net income tend to be lower in quarters with lower sales.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF NOODLE

   Noodle provides the following financial information to aid you in your analysis of the financial aspects of the merger. You should read the following selected consolidated financial data of Noodle in conjunction with the Consolidated Financial Statements of Noodle and the notes and Noodle Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this joint proxy statement/ prospectus. All fiscal years presented include 52 weeks of operations, except the fiscal year ended February 3, 1996, which includes 53 weeks.

                                                                              Thirteen Weeks
                                       Fiscal Year Ended                          Ended
                          -----------------------------------------------    -----------------
                          Feb. 3,   Feb. 1,  Jan. 31,  Jan. 30,  Jan. 29,     May 1    Apr 29
                            1996     1997      1998      1999      2000        1999     2000
                          --------  -------  --------  --------  --------    --------  -------
                             (in thousands, except per share and number of stores)
Statement of Operations
 Data:
 Net sales..............  $ 32,143  $59,410  $81,664   $107,886  $135,038    $ 22,890  $24,072
 Gross profit...........    12,318   22,868   31,276     42,481    52,268       8,990    8,894
 Selling and
  administrative
  expenses..............    17,680   31,124   33,552     38,804    49,356      10,103   12,695
 Provision for
  restructuring
  operations............       500       --       --         --        --          --       --
                          --------  -------  -------   --------  --------    --------  -------
 Operating income
  (loss)................  $ (5,862) $(8,256) $(2,276)  $  3,677  $  2,912    $ (1,113) $(3,801)
                          ========  =======  =======   ========  ========    ========  =======
 Net income (loss) from:
 Continuing operations..  $ (5,272) $(7,492) $(1,918)  $  3,752  $  9,683(a) $ (1,054) $(2,476)
 Discontinued
  operations............    (9,059)      --       --         --     1,550          --       --
 Cumulative effect of a
  change in accounting
  principle.............        --       --       --         --      (195)       (314)      --
                          --------  -------  -------   --------  --------    --------  -------
 Net income (loss)......  $(14,331) $(7,492) $(1,918)  $  3,752  $ 11,038    $ (1,368) $(2,476)
                          ========  =======  =======   ========  ========    ========  =======
 Net income (loss) per
  common share from
  continuing operations:
 Basic..................  $  (0.99) $ (1.00) $ (0.25)  $   0.49  $   1.27(a) $  (0.14) $ (0.33)
 Diluted................     (0.99)   (1.00)   (0.25)      0.49      1.25(a)    (0.14)   (0.33)
 Net income (loss) per
  common share:
 Basic..................     (2.69)   (1.00)   (0.25)      0.49      1.45(a)    (0.18)   (0.33)
 Diluted................     (2.69)   (1.00)   (0.25)      0.49      1.42(a)    (0.18)   (0.33)
 Weighted average shares
  outstanding:
 Basic..................     5,320    7,488    7,580      7,588     7,603       7,599    7,605
 Diluted................     5,498    7,601    7,587      7,722     7,761       7,599    7,605
Operating Data:
 Number of stores at end
  of the period.........        22       31       32         42        58          44       59
 Gross profit margin....      38.3%    38.5%    38.3%      39.4%     38.7%       39.3%    36.9%
 Operating margin
  (loss)................     (18.2)   (13.9)    (2.8)       3.4       2.2        (4.9)   (15.8)
 Capital expenditures
  (continuing
  operations)...........  $  8,877  $ 9,397  $ 1,664   $  7,318  $  9,835    $  1,244  $ 1,108
 Depreciation and
  amortization..........     1,028    1,926    2,490      2,932     3,787         817    1,108

                                                                     As of Thirteen
                                  As of Fiscal Year Ended             Weeks Ended
                         ------------------------------------------ ----------------
                         Feb. 3, Feb. 1, Jan. 31, Jan. 30, Jan. 29, May 1,  Apr. 29,
                          1996    1997     1998     1999     2000    1999     2000
                         ------- ------- -------- -------- -------- ------- --------
                                               (in thousands)
Balance Sheet Data:
 Inventories............ $10,328 $17,318 $16,821  $21,074  $33,610  $25,901 $34,470
 Working capital........  14,031  16,819  15,977   15,404   15,300   13,633  12,835
 Total assets...........  37,276  51,036  49,481   57,962   72,882   55,897  75,155
 Long-term obligations,
  less current portion..      --     753     733      712      689      702     684
 Total shareholders'
  equity................  27,080  35,699  33,781   37,612   48,700   36,285  46,237

--------
(a) The fiscal year ended January 29, 2000 includes a net income tax benefit of $7,271 due to the recognition of Noodle's deferred tax asset which represents net income per basic and diluted common share of $0.96 and $0.94, respectively.

                 NOODLE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with Noodle's consolidated financial statements and accompanying notes included in this joint proxy statement/prospectus. All references to Fiscal 2000, Fiscal 1999 and Fiscal 1998 mean the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998, respectively.

Results of Operations

Thirteen Weeks Ended April 29, 2000 Compared to Thirteen Weeks Ended May 1,
1999

   Net sales increased 5.2% to $24.1 million in the thirteen week period ended April 29, 2000 from $22.9 million in the comparable period in the prior year, primarily due to the addition of one store in the current quarter and sixteen stores during last year offset by decreases in comparable store sales of 15%. Noodle had 42 comparable stores at April 29, 2000. Noodle operated 59 stores at April 29, 2000 compared to 44 Noodle stores at May 1, 1999.

   Gross profit (derived from net sales less cost of products sold, which includes buying and warehousing costs) decreased 1.1% to $8.9 million in the first quarter ended April 29, 2000 from $9.0 million in the comparable period in the prior year. Gross profit as a percentage of net sales decreased to 36.9% for the thirteen week period ended April 29, 2000 from 39.3% in the comparable period in the prior year, primarily due to changes in product mix and increased distribution costs in the current quarter. Distribution costs increased because Noodle leased for one year 65,000 square feet of additional warehousing space in the second quarter of last year to supplement the storage capacity of its Phillipsburg, New Jersey distribution center, and also because as Noodle's store base expands, freight costs to more distant store locations increase.

   Selling and administrative expenses increased $2.6 million to $12.7 million in the thirteen week period ended April 29, 2000 from $10.1 million in the comparable period in the prior year. Direct store expenses, which consist of payroll, occupancy, advertising and other store operating costs, increased $2.3 million as a result of a change in store base and higher sales levels. Home office expenses increased $0.4 million, offset by a decrease in pre-opening expenses of $0.1 million. Selling and administrative expenses, as a percent of net sales, increased to 52.7% in the current quarter ended April 29, 2000 from 44.1% in the comparable period in the prior year, primarily as a result of increased store base.

   Net interest expense for the first quarter ended April 29, 2000 was $192,000 as compared to net interest income of $59,000 in the comparable period in the prior year. The increase in interest expense of $252,000 in the current quarter resulted primarily from an increase in borrowing under Noodle's revolving credit facility.

   Income tax provisions are based on estimated annual effective tax rates. The effective income tax rate used for the quarter ended April 29, 2000 was 38%. Noodle did not record a tax benefit for the losses for the thirteen-week period ended May 1, 1999.

   The cumulative effect of a change in accounting principle of $314,000 represents the write-off of unamortized pre-opening costs as a result of adopting SOP 98-5, "Reporting on the Costs of Start-Up Activities", for the quarter ended May 1, 1999. This accounting change requires the Company to expense on a current basis previously capitalized pre-opening costs.

   Net loss increased $1.1 million to $2.5 million ($.33 per share) for the quarter ended April 29, 2000 from $1.4 million ($.18 per share) in the comparable period in the prior year.

Fiscal Year Ended January 29, 2000 Compared to Fiscal Year Ended January 30,
1999

   Continuing operations. Net sales increased a total of 25.1% to $135.0 million in Fiscal 2000 from $107.9 million in Fiscal 1999 due to the addition of sixteen new stores during Fiscal 2000 and ten new stores during Fiscal 1999. Sales in comparable stores increased 1% for Fiscal 2000. Sales on the Internet were $0.9 million in Fiscal 2000, compared to $0.1 million in Fiscal 1999. Sales of Beanie Babies declined from approximately 13% of sales in Fiscal 1999 to approximately 7% of sales in Fiscal 2000. Noodle operated 58 stores at January 29, 2000 compared to 42 stores at January 30, 1999.

   Gross profit (derived from net sales less cost of products sold, which includes buying and warehousing costs) increased 23.1% to $52.3 million for Fiscal 2000 from $42.5 million in Fiscal 1999. Overall gross profit as a percent of sales decreased to 38.7% in Fiscal 2000 from 39.4% in Fiscal 1999. The decrease in this gross profit percentage was primarily attributable to increased distribution costs in Fiscal 2000. Distribution costs increased because Noodle leased 65,000 square feet of additional warehousing space to supplement the storage capacity of its Phillipsburg, NJ distribution center, and also because as Noodle's store base expands, freight costs to more distant store locations increase.

   Selling and administrative expenses increased $10.6 million or 27.3% to $49.4 million in Fiscal 2000 from $38.8 million in the prior year. $1.1 million of this increase is related to the costs of NoodleKidoodle.com, Noodle's Internet subsidiary. Direct store expenses which consist of payroll, occupancy, advertising and other store operating expenses increased $9.2 million, primarily due to an increase in the store base. Home office expenses increased $0.8 million, including an increase of $0.4 million of store pre-opening costs. Selling and administrative expenses as a percent of net sales increased to 36.5% in Fiscal 2000 from 36.0% in the prior year, primarily as a result of the costs incurred in new stores and costs related to Noodle's Internet activities.

   Net interest expense in Fiscal 2000 was $0.5 million as compared to net interest income of $0.1 million in the prior year. The increase in interest expense of $0.6 million in Fiscal 2000 resulted primarily from an increase in borrowings under Noodle's revolving credit facility.

   Discontinued Operations. In the third quarter ended October 30, 1999, Noodle adjusted the estimated gain on disposal of its discontinued wholesale operations recognized in fiscal 1996. The adjustment resulted in an additional gain of $1.5 million, net of tax of $1.0 million. The additional gain arose from the sale of Noodle's leasehold interest in its former distribution center in Birmingham, Alabama and the settlement of liabilities related to its discontinued operations. The leasehold interest in the Birmingham, Alabama distribution center was sold on November 15, 1999.

   Fiscal 2000's results include the recognition of a deferred tax asset relating primarily to Noodle's net operating loss carryforward. Recognizing this asset resulted in an income tax benefit of $7.3 million from continuing operations this year. At January 29, 2000, Noodle had approximately $16.0 million of net operating loss carryforwards for tax purposes.

   The cumulative effect of a change in accounting principle of $195,000, net of a tax benefit of $119,000 represents the write-off of unamortized pre-opening costs as a result of adopting SOP 98-5, "Reporting on the Costs of Start-Up Activities," in the first quarter of fiscal 2000. This accounting change requires Noodle to expense on a current basis previously capitalized pre-opening costs.

   Net income rose to $11.0 million ($1.42 per share) in Fiscal 2000 from net income of $3.8 million ($.49 per share) in the prior year.

Fiscal Year Ended January 30, 1999 Compared to Fiscal Year Ended January 31,
1998

   Net sales increased a total of 32.1% to $107.9 million in Fiscal 1999 from $81.7 million in fiscal year ended January 31, 1998. Noodle sales increased $26.4 million or 32.4% to $107.9 million in Fiscal 1999 from

$81.5 million in the prior year, primarily due to increased sales in comparable stores of 16%, the addition of ten new stores during Fiscal 1999 and one new store during Fiscal 1998. Other retail stores had $.2 million of sales in Fiscal 1998. The last Playworld store was closed on October 31, 1997. Noodle operated 42 stores at January 30, 1999 compared to 32 stores at January 31, 1998.

   Gross profit (derived from net sales less cost of products sold, which includes buying and warehousing costs) increased 35.8% to $42.5 million for Fiscal 1999 from $31.3 million in Fiscal 1998. Overall gross profit as a percent of sales increased to 39.4% in Fiscal 1999 from 38.3% in Fiscal 1998. The increase in this gross profit percentage was primarily attributable to favorable product mix and the leveraging of buying and fixed warehousing costs over a larger sales base, offset by slightly higher variable warehousing costs.

   Selling and administrative expenses increased $5.2 million or 15.5% to $38.8 million in Fiscal 1999 from $33.6 million in the prior year. Direct store expenses which consist of payroll, occupancy, advertising and other store operating expenses increased $4.4 million, due to change in the store base and higher sales levels. Home office expenses increased $0.8 million. Selling and administrative expenses as a percent of net sales decreased to 36.0% in Fiscal 1999 from 41.1% in the prior year, primarily as a result of sales leveraging against the fixed portion of these costs.

   Net income rose to $3.8 million ($.49 per share) in Fiscal 1999 from a net loss of $1.9 million ($.25 per share) in the prior year. The net income in Fiscal 1999 did not include a tax provision and the net loss in Fiscal 1998 did not include a tax benefit. At January 30, 1999, Noodle had approximately $16.5 million of net operating loss carryforwards for tax purposes.

Liquidity and Capital Resources

   During the past three fiscal years and the thirteen weeks ended April 29, 2000 and May 1, 1999, Noodle satisfied the cash requirements of its continuing retail operations principally through borrowings under its revolving credit facility and from internal cash balances. These cash requirements principally have included financing operating losses, working capital requirements and expenditures for new store openings.

                                                              Thirteen Weeks
                                     Fiscal Years Ended            Ended
                                   -------------------------  ----------------
                                    Jan.     Jan.     Jan.              April
                                     31,      30,      29,    May 1,     29,
                                    1998     1999     2000     1999     2000
                                   -------  -------  -------  -------  -------
                                               (in thousands)
Net cash provided by (used in)
 Operating activities:
  Continuing operations..........  $ 2,673  $ 6,215  $(4,134) $(4,206) $(3,789)
  Discontinued operations........   (1,252)     130      247       30      --
Investing activities.............   (1,637)  (7,315)  (9,835)  (1,251)  (1,105)
Financing activities.............      (18)      59    4,025       31    4,944
                                   -------  -------  -------  -------  -------
Net increase (decrease) in cash
 and cash equivalents............     (234)    (911)  (9,697)  (5,396)      50
Cash and cash equivalents--
 beginning of year...............   11,333   11,099   10,188   10,188      491
                                   -------  -------  -------  -------  -------
Cash and cash equivalents--end of
 year............................  $11,099  $10,188  $   491  $ 4,792  $   541
                                   =======  =======  =======  =======  =======

   During Fiscal 2000, Noodle used $4.1 million of cash in its operating activities, primarily due to increases in working capital of $10.9 million (excluding borrowings under Noodle's revolving credit facility), an increase in deferred tax assets of $6.4 million, and other items of $0.3 million, offset by net income of $9.7 million and non-cash charges of $3.8 million. The net increase in working capital was attributable to higher inventory levels as a result of opening sixteen new stores and an increase in average store inventories of $77 thousand per store at year-end. Cash provided by discontinued operations was $0.2 million during the year. Net cash used in investing activities was $9.8 million, primarily to purchase fixed assets for new stores. Borrowings under Noodle's revolving credit facility increased by $4.0 million during the year. As a result of the foregoing, cash and cash equivalents decreased during the year by $9.7 million.

   During Fiscal 1999, Noodle generated $6.2 million of cash from operating activities, primarily from net income of $3.8 million and non-cash charges of $2.9 million, offset by increases in working capital of $0.5 million. The net increase in working capital was attributable to higher inventory levels as a result of opening ten new stores. The net liabilities of discontinued operations increased $0.1 million during the year. Net cash used in investing activities was $7.3 million, primarily to purchase fixed assets for new stores including $0.7 million for stores scheduled to open in Fiscal 2000. As a result of the foregoing, cash and cash equivalents decreased during the year by $0.9 million.

   During the thirteen week period ended April 29, 2000 Noodle's operating activities of its continuing operations used $3.8 million of cash. This use of cash resulted from the net loss of $2.5 million, an increase in working capital of $0.9 million, and an increase in deferred tax assets at $1.5 million, offset by non-cash charges of $1.1 million. The increase in working capital resulted primarily from an increased store base and the need for inventories for Noodle's planned store openings in the second quarter. Noodle also used cash to fund investing activities of $1.1 million primarily for the purchase of fixed assets for new stores. Borrowings under Noodle's revolving credit facility increased by $4.9 million in the first quarter ended April 29, 2000. As a result of the foregoing, cash and cash equivalents increased during the period by $0.1 million.

   Noodle maintains a revolving credit facility, which was to expire in June 2000, with The CIT Group/Business Credit, Inc. that provided up to $15 million of available borrowings. This facility may be used for direct borrowings and letters of credit and may not exceed a certain percentage of, and is collateralized by, Noodle's inventory, receivables and certain other assets. The agreement provides for an annual collateral management fee and commitment fee on the unused portion of the commitment. Outstanding borrowings bear interest, at the option of Noodle, based on the prime rate or LIBOR. The agreement contains certain covenants that, among other items, limit the payment of cash dividends when borrowings under the agreement are outstanding. As of April 29, 2000, $8.9 million of borrowings and $1.3 million of letters of credit were outstanding under the revolving credit facility.

   On May 17, 2000, Noodle amended its revolving credit facility to extend the term for another three years and to increase the amount of available borrowings to $50 million. It is anticipated that upon completion of the merger this facility will be terminated.

   Noodle opened one store during the three months ended April 29, 2000 in Suffolk County, New York. A second store was opened in Westport, Connecticut on May 6, 2000. Without reference to the merger, Noodle expects to open six stores in the next two quarters of fiscal 2001. In addition, Noodle plans to continue to make investments in its distribution center and for store remodels to improve operational efficiencies and customer service. On April 19, 2000 Noodle signed a 10 year lease for a second distribution center in Murfreesboro, Tennessee that is expected to become operational in the beginning of the third quarter of fiscal 2001. Noodle's lease of a 65,000 square foot distribution facility in the second quarter of last year to support its peak seasonal inventory requirements expires in June 2000 and will not be renewed.

   Until completion of the merger, Noodle expects to fund its near-term cash requirements principally by borrowing under its revolving credit facility.

   If the merger does not occur, Noodle expects to finance its long-term expansion plan with internally and externally generated funds, which may include borrowings under future credit facilities, and through the sale of equity, equity-related or debt securities. There can be no assurance that financing would be available in amounts, or at rates or on terms and conditions acceptable to Noodle.

Seasonality

   Noodle's operations are highly seasonal and approximately 48% of its revenues fall within Noodle's fourth quarter which coincides with the Christmas selling season. New stores are expected to be opened throughout the year, but generally before the Christmas selling season, which will make Noodle's fourth quarter revenues an even greater percentage of the total year's revenues. Operations during the first three quarters are not expected to be profitable for the foreseeable future.

Impact of Inflation

   The impact of inflation on Noodle's results of operations has not been significant. Noodle attempts to pass on increased costs by increasing product prices over time.

Year 2000 Compliance

   Last year, Noodle discussed the nature and progress of its plan to become year 2000 ready. In late 1999, Noodle completed its remediation and testing of systems. As a result of those planning and implementation efforts, Noodle experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. Noodle's expenditures in connection with remediating its systems were not material. Noodle is not aware of any material problems resulting from Year 2000 issues, either with its internal systems, or with the products and services of third parties. Noodle will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

                               BUSINESS OF NOODLE

   Noodle is a specialty retailer of a broad assortment of educationally oriented, creative and non-violent children's products. The Noodle concept offers something new to parents and children by combining the attractive pricing and larger size of traditional toy stores with the more creative product selection and superior customer service of small boutiques, while providing an entertaining shopping environment through interactive play areas and frequent in-store events.

   Noodle's stores range from approximately 5,000 to 13,300 square feet and average approximately 9,500 square feet. Each store offers customers a warm and inviting shopping environment with brightly lit spaces, colorful walls, ceilings and carpets, wide aisles for strollers and kid-level seating and product shelving. Each store typically carries approximately 16,000 stock-keeping units, or SKU's, conveniently displayed in separate merchandise departments, such as "Science & Nature" and "Arts & Crafts," which are identified by eye-catching signs that are visual as well as verbal so that children can understand them. All of the products carried in Noodle stores conform to Noodle's creative, non-violent and educational merchandising strategy. Noodle generally does not carry mass market television advertised toys. However, in certain product categories, Noodle does carry brand name products that fit the Noodle philosophy, such as Crayola, Lego, Playmobil, Mattel, the full line of Walt Disney video titles and the Goosebumps line of books. Noodle purchases merchandise from over 600 suppliers. No single supplier represents greater than 10% of Noodle's total purchases.

   During the fiscal year ended January 29, 2000, Noodle, through a newly created subsidiary NoodleKidoodle.com, LLC, substantially enhanced the e-commerce capability of its Internet site www.noodlekidoodle.com. Additionally, the merchandise offered for sale on the Internet was increased from approximately 700 items during the 1998 Holiday selling season to almost 4,000 during the 1999 Holiday selling season. Noodle believes that offering the best selling merchandise in its stores over the Internet presents an opportunity to serve its existing customers better, and to expand its customer base to geographic areas where Noodle does not operate retail stores. Noodle's Internet strategy is to build on the strength of the Noodle brand by integrating the marketing of its retail stores and its Internet site, and to take advantage of Noodle existing capabilities in procurement, merchandising, fulfillment and marketing. Noodle believes that this strategy may give it a cost advantage over Internet-only retailers.

   At the end of the fiscal year ended January 29, 2000, Noodle operated 58 Noodle Kidoodle stores located in New York, New Jersey, Connecticut, Texas, Oklahoma, Florida, New Hampshire, Nebraska, Kansas, Tennessee, Pennsylvania, Arkansas and the Boston, Chicago and Detroit metropolitan areas. Noodle opened a total of sixteen new stores in the fiscal year ended January 29, 2000: four stores in Texas, three in Florida and one in each of the States of New York, New Hampshire, Nebraska, Kansas, Tennessee, Pennsylvania, Connecticut, Arkansas, and Massachusetts. Noodle's new store program for the current year is underway, with two stores open as of June 9, 2000. Noodle has signed leases for another four stores that it expects will open this year. Noodle plans to open approximately ten new stores and a second distribution center during the fiscal year ending February 3, 2001. Noodle believes that there are opportunities for nationwide expansion over the longer term.

   Noodle believes that the following elements are important to its retailing concept:

  . Interactive Shopping Environment--Each Noodle store is designed with children in mind. Each store has designated play areas where children and their parents are encouraged to explore toys and games in keeping with Noodle's "try before you buy" philosophy. Among the key interactive features of each store are the Computer Center, "Kidoodle Theater" and the Electronic Learning Center.

  . Broad Assortment of Imaginative Products--Noodle stores offer a broad assortment of products designed to stimulate a child's imagination and contribute to his or her growth and development, consistent with Noodle's slogan that "Kids learn best when they're having fun." To keep its merchandise mix fresh and exciting, Noodle continually seeks innovative new products.

  . In-Store Events--Noodle provides without charge frequent in-store events such as personal appearances by authors and children's television personalities, arts and crafts workshops and readings from selected books to provide entertainment to its customers, increase store traffic and position Noodle as a destination store.

  . Superior Customer Service--By providing knowledgeable and friendly customer service and selecting enthusiastic employees who enjoy working with children, Noodle believes that it has a competitive advantage over lower-service superstores and mass merchandisers.

  . Targeted Marketing--Noodle conducts a targeted direct mail marketing program and continuously updates its customer database for this purpose.

  . Competitive Pricing--Noodle offers everyday competitive pricing. Many products are regularly discounted and prices in general are believed to be competitive with those featured by superstores carrying similar lines of merchandise.

   Backlog is not considered relevant to an understanding of Noodle's business. Noodle is required to carry substantial amounts of inventory in the months of September through November of each year to meet holiday delivery requirements.

   Noodle did not have any customers that represented more than 10% of consolidated revenues for the fiscal year ended January 29, 2000.

   Noodle's business is highly seasonal and approximately 48% of its revenues occurred in the fourth quarter of the fiscal year ended January 29, 2000.

   The retail toy business is highly competitive. Noodle competes on the basis of its stores' interactive environment, broad merchandise selection, superior customer service and competitive pricing. Noodle competes with a variety of mass merchandisers, superstores and other toy retailers, including Toys "R" Us and Kay-Bee Toy Stores and other store formats selling children's products, such as discount stores and smaller specialty toy stores. Retailing of children's educational products is a relatively new concept. Included among Noodle's direct competitors are Store of Knowledge and Learning Express. Noodle also faces growing competition from Internet-based retailers such as eToys and Amazon.com. Because Internet-based retailers do not operate retail stores, they may enjoy an overall operating cost advantage. Some of Noodle's competitors are much larger in terms of sales volume and have more capital and greater management resources than Noodle. In addition, due to the nature of electronic commerce, they may reach a broader market. If any of Noodle's larger competitors were to increase their focus on the educational market or if any regional competitors were to expand their activities in the markets primarily served by Noodle, it could be adversely affected. If any of the Noodle's major competitors seek to gain or retain market share by reducing prices, it may be required to reduce its prices on key items in order to remain competitive, which would have the effect of reducing its profitability.

   As of April 29, 2000, Noodle employed 1,607 people, of whom 522 were employed full-time. Noodle also employs additional part-time personnel during the pre-Christmas season. Noodle believes that its relations with its employees are generally good.

   Noodle has registered several service marks and trademarks with Federal and State authorities, including Noodle Kidoodle(R), Oodles & Oodles of Fun Things to Learn(R), Kidoodle Animation(R), and Noodle's slogan "Kids learn best when they're having fun"(R). Noodle believes it has all licenses necessary to conduct its business.

Properties

   Noodle leases all of its stores. Original lease terms generally are for ten years, and many leases contain renewal options. Noodle's stores are generally located in either strip shopping centers or in enclosed shopping malls. The 58 stores operating at the end of the fiscal year ended January 29, 2000 ranged in size from approximately 5,000 to 13,300 square feet.

   Noodle currently supports its retail operations with an owned 269,000 square foot distribution center in Phillipsburg, New Jersey. Noodle also has entered into a lease for a second 225,000 square foot distribution center in Murfreesboro, Tennessee. This center is currently under construction and is expected to be operational in the third quarter of 2000. Noodle had previously supported its total retail and wholesale operations with three other distribution centers located in Farmingdale, New York, West Haven, Connecticut and Birmingham, Alabama. The Farmingdale and West Haven facilities were disposed of when Noodle's wholesale operations were discontinued. Noodle discontinued the use of the Birmingham center in 1989 and assigned its leasehold interest in that property in November, 1999.

   Noodle has also leased 65,000 square feet of warehouse space in Allentown, PA from July 1999 through June 2000. This space was necessary to accommodate last year's seasonal inventory build-up in the fall months.

   Noodle's executive offices are located at Syosset, New York. Noodle's lease for its executive offices runs through May, 2004 and contains an option to renew for an additional five years.

   Noodle believes that the foregoing facilities are adequate for its present operations and such facilities are maintained in a good state of repair.

Legal Proceedings

   Noodle is not a party to any legal proceedings other than claims and lawsuits arising in the normal course of its business which, in the opinion of Noodle management, are not individually or in the aggregate material to its business.

Quarterly Results of Operations

   The following table presents certain of Noodle's quarterly information for the fiscal years ended January 29, 2000 and January 30, 1999. This information is derived from Noodle's unaudited financial statements and, in the opinion of Noodle's management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. Operating results for any given quarter are not necessarily indicative of results for any future period and should not be relied upon as an indicator of future performances.

   Noodle's quarterly operating results have varied significantly and are likely to vary significantly in the future, as demand for its products is seasonal. The majority of Noodle's sales occur in the fourth quarter of its fiscal year; however, because a high percentage of Noodle's operating expenses and overhead is relatively fixed throughout the year, operating income and net income tend to be lower in quarters with lower sales.

                                                       Quarter Ended
                          ------------------------------------------------------------------------------
                                   1998                           1999                       2000
                          -------------------------  ---------------------------------  ----------------
                           May 2   Aug. 1   Oct. 31  Jan. 30  May 1   Jul. 31  Oct. 30  Jan. 29  Apr. 29
                          -------  -------  -------  ------- -------  -------  -------  -------  -------
                                                 (in thousands; unaudited)
Sales...................  $18,045  $18,431  $22,670  $48,740 $22,890  $20,795  $27,205  $64,148  $24,072
Gross profit............    7,015    7,342    8,854   19,270   8,990    8,229   10,522   24,527    8,894
Net income (loss):
  Continuing
   operations...........   (1,049)  (1,525)  (1,554)   7,880  (1,054)  (3,339)  (2,996)  17,072   (2,476)
  Discontinued
   operations...........       --       --       --       --      --       --    2,500     (950)      --
  Accounting change.....       --       --       --       --    (314)      --       --      119       --
                          -------  -------  -------  ------- -------  -------  -------  -------  -------
    Net income (loss)...   (1,049)  (1,525)  (1,554)   7,880  (1,368)  (3,339)    (496)  16,241   (2,476)
Basic income (loss) per
 share:
  Continuing
   operations...........    (0.14)   (0.20)   (0.20)    1.04   (0.14)   (0.44)   (0.39)    2.24    (0.33)
  Discontinued
   operations...........       --       --       --       --      --       --     0.33    (0.12)      --
  Accounting change.....       --       --       --       --   (0.04)      --       --     0.02       --
                          -------  -------  -------  ------- -------  -------  -------  -------  -------
    Net income (loss)...    (0.14)   (0.20)   (0.20)    1.04   (0.18)   (0.44)   (0.06)    2.14    (0.33)
Diluted income (loss)
 per share:
  Continuing
   operations...........    (0.14)   (0.20)   (0.20)    1.00   (0.14)   (0.44)   (0.39)    2.21    (0.33)
  Discontinued
   operations...........       --       --       --       --      --       --     0.33    (0.12)      --
  Accounting change.....       --       --       --       --   (0.04)      --       --     0.01       --
                          -------  -------  -------  ------- -------  -------  -------  -------  -------
    Net income (loss)...  $ (0.14) $ (0.20) $ (0.20) $  1.00 $ (0.18) $ (0.44) $ (0.06) $  2.10    (0.33)
Weighted average shares:
  Basic.................    7,580    7,587    7,592    7,594   7,599    7,604    7,604    7,605    7,605
  Assuming dilution.....    7,670    7,699    7,661    7,860   7,852    7,770    7,681    7,740    7,711

   In accordance with SFAS 128, as a result of net losses, the inclusion of stock options were antidilutive and, therefore, were not utilized in the computation of diluted loss per share in quarters with a net loss.

   Net income (loss) per share calculations for each of the quarters are based on the weighted average number of shares outstanding for each period and the sum of the quarters may not necessarily be equal to the full year income (loss) per share amount.

   January 29, 2000 interim financial data reflects the effect in the fourth quarter of reversing the valuation allowance against deferred tax assets based on management's assessment that it is more likely than not that the deferred tax assets will be realized through future taxable earnings.

                         ELECTION OF DIRECTORS OF ZANY

   The Zany board of directors currently consists of seven directors, each serving until the 2000 annual meeting of shareholders and until such directors' successors have been elected and qualified, except in the event of any such director's earlier death, resignation or removal.

   The board of directors, acting on the recommendation of its nominating committee, has nominated the following individuals for election as directors:
Keith C. Spurgeon, C. Donald Dorsey, Robert A. Fox, Henry Nasella, Yves B. Sisteron, Mary Ann Tocio and David V. Wachs.

   The persons named as proxy agents in the enclosed proxy card intend (unless instructed otherwise by a shareholder) to vote for the election of these seven nominees. In the event that the nominee should become unable to accept nomination or election (a circumstance which the board of directors does not expect), the proxy agents intend to vote for any alternate nominee designated by the board of directors or, in the discretion of the board, the position may be left vacant.

   The board of directors unanimously recommends a vote FOR the nominees.

   Set forth below is certain information with respect to the nominees for director, each of whom, other than Ms. Tocio, is currently serving as a director of Zany. This information has been provided by each nominee for director at the request of Zany.

   Keith C. Spurgeon has served as Zany's Chairman of the Board and Chief Executive Officer since January 1998. He served as Zany's President and Chief Executive Officer from June 1996 to January 1998. Prior to joining us, Mr. Spurgeon was at Toys 'R' Us for over ten years where he served in various capacities, most recently as Vice President for Asia and Australia. Mr. Spurgeon is 45 years of age.

   C. Donald Dorsey has served as one of Zany's directors since June 1994. From March 1989 to August 1999, Mr. Dorsey was at PETsMART, Inc. where he served in various capacities, most recently as Executive Vice President. From 1989 to 1998, Mr. Dorsey also served as PETsMART's Chief Financial Officer. Mr. Dorsey is 58 years of age.

   Robert A. Fox has served as one of Zany's directors since January 1993. Mr. Fox has been the Chairman and Chief Executive Officer of R.A.F. Industries, Inc., a private investment company that acquires and manages a diversified group of operating companies and venture capital investments, since 1980. Mr. Fox is a Trustee of the University of Pennsylvania and the Wistar Institute. Mr. Fox also currently serves as a director of Safeguard Scientifics, Inc. Mr. Fox is 70 years of age.

   Henry Nasella has served as one of Zany's directors since October 1993. Since July 1999, Mr. Nasella has been the Chairman of Online Retail Partners, an e-commerce venture capital and technology operating business and from July 1999 to June 2000, he served as Chief Executive Officer of Online Retail Partners. From September 1994 to June 1999, Mr. Nasella was the Chairman, Chief Executive Officer and President of Star Markets Company, Inc., a Boston-based grocery retailer. From January 1994 to September 1994, he was a principal of Phillips-Smith Specialty Retail Group, a venture capital firm. Mr. Nasella formerly served as President and Chief Operating Officer of Staples Inc. He currently serves as a director of Au Bon Pain Co., Inc. Mr. Nasella is 53 years of age.

   Yves B. Sisteron has served as one of Zany's directors since June 1994. Mr. Sisteron has been a principal of Global Retail Partners, L.P., an investment fund, since January 1996 and a manager of U.S. investments for Carrefour S.A. since 1993. Mr. Sisteron currently serves as a director of InterWorld Corporation. Mr. Sisteron is 44 years of age.

   Mary Ann Tocio is not currently a Zany director. Since July 1998, Ms. Tocio has been the Chief Operating Officer of Bright Horizons Family Solutions, Inc., a national provider of workplace services for employers and families. From November 1993 until July 1998, she served as Chief Operating Officer of Bright Horizons, Inc. which merged with CorporateFamily Solutions, Inc. in July 1998 to form Bright Horizons. Ms. Tocio is 52 years of age.

   David V. Wachs has served as one of Zany's directors since October 1993. Mr. Wachs currently serves as a consultant to Charming Shoppes, Inc., a retail company he co-founded. Mr. Wachs is 74 years of age.

   In addition Gerald R. Gallagher, who has served as one of our directors since June 1994, is not running for re-election at the Zany 2000 annual meeting of shareholders. Since 1987, Mr. Gallagher has been a general partner of Oak Investment Partners, a venture capital firm. Before joining Oak Investment Partners, he was Chairman of Dayton Hudson Corporation. Currently, Mr. Gallagher serves as a director of P.F. Chang's China Bistro, Inc. Mr. Gallagher is 59 years of age.

   Under the merger agreement, after completion of the merger, Zany will increase the size of its board of directors by one, and the directors will appoint Stanley Greenman a director of Zany. Mr. Greenman has served as Noodle's Chairman of the Board, Chief Executive Officer and Treasurer since 1990. Mr. Greenman is 51 years of age.

Committees and Meetings

   The Zany board of directors has an audit committee, a compensation committee and a nominating committee. During the fiscal year ended January 29, 2000, the board of directors held eight meetings (five by telephone conference), the audit committee held two meetings, the compensation committee held five meetings (two by telephone conference) and acted once by unanimous consent and the nominating committee did not meet. Each director attended at least 75% of the aggregate of the meetings in the fiscal year ended January 29, 2000 of the board of directors and of the board committee or committees on which he served during the year.

   The audit committee has the power and authority to:

  . review Zany's internal financial controls and accounting procedures and reports with Zany management;

  .  review the engagement of Zany's independent auditors;

  . make recommendations to the board of directors regarding the selection of independent auditors; and

  .  review the scope, fees and results of any audit.

   The compensation committee has the power and authority to administer Zany's salary and incentive compensation policies. The compensation committee also has the power and authority to administer and interpret Zany's 1998 Equity Compensation Plan and the 1993 Incentive Stock Plan (which has expired but under which there remain outstanding stock options) and establish the terms and conditions of all stock option grants.

   The nominating committee's duties are to evaluate board performance and recommend to the board nominees for election as directors.

   The current members of the audit committee are Messrs. Dorsey (Chairman), Wachs and Sisteron; of the compensation committee, Messrs. Gallagher (Chairman), Dorsey and Fox; and of the nominating committee, Messrs. Spurgeon (Chairman) and Nasella.

Standard Compensation Arrangements

   Historically, directors did not receive any cash compensation for service as directors, however, they were reimbursed for the expenses they incurred in attending meetings of the board or board committees. In order to attract highly qualified new directors to serve on Zany's board of directors and to retain existing members, in January 2000, the board of directors approved a compensation program that includes a one-time grant of options to purchase 25,000 shares of common stock to new non-employee directors. Such options will be granted on the date the individual becomes a member of the Zany board of directors and will be granted under Zany's 1998 Equity Compensation Plan. Each such option will have an exercise price equal to the last reported sale price on the date of the director's election, a ten-year term and vest in four equal installments beginning on the first anniversary of the director's election. In January 2000, the Zany board of directors also approved a stock option grant to purchase 25,000 shares of common stock to Mr. Fox in the event he is elected at Zany's 2000 annual meeting of shareholders and continues to serve as a director. The Zany board of directors approved this grant to Mr. Fox because prior to the Zany 2000 annual meeting he was a member of the board pursuant to a contractual arrangement. In addition, in the event Mr. Greenman is elected to the Zany board of directors at Zany's 2001 annual meeting of shareholders, continues to serve as a director and is no longer an employee of

Zany. Zany will use its best efforts to have the Zany board of directors grant a stock option to purchase 25,000 shares of common stock to Mr. Greenman. The grants to Messrs. Fox and Greenman would be on the same terms as a grant to a new director.

   In addition, commencing with the Zany 2000 annual meeting of shareholders, directors who are not employees of Zany will receive $500 for attendance at each meeting of the board of directors or committee of the board of directors (including meetings held by telephone conference) and the chairman of each committee of the board of directors will receive an annual retainer of $2,500, based upon the length of service of such committee chairman during the annual period commencing on the annual meeting date.

Share Ownership Guideline

   None.

Requirements for Advance Notification of Nominations

   Section 3-1(d) of the Amended and Restated Bylaws of Zany provides that no person may be nominated for election as a director by a shareholder at an annual or special meeting unless written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answerback received) or courier service, charges prepaid, or by telecopier, to the Secretary of Zany at the principal executive offices of Zany as follows:

  . with respect to an election to be held at an annual meeting of shareholders, not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting of shareholders is more than 30 calendar days before or more that 60 calendar days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting of shareholders and not later than the close of business on the later of the 90th calendar day prior to such annual meeting of shareholders or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by Zany; and

  . with respect to an election to be held at a special meeting of shareholders for the election of directors, not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

   Each such notice shall set forth, or be accompanied by,

  . the name and residence address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

  . a representation that the shareholder is a holder of record of stock of Zany entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  . a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

  . such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the board of directors; and

  . the consent of each nominee to serve as a director of Zany if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

                    SECURITIES OWNERSHIP OF ZANY AND NOODLE

   The following table sets forth certain information as of June 9, 2000 (or as of such other date as may be noted below) with respect to the beneficial ownership of the Zany common stock and the Noodle common stock of:

 . Each person          . Each executive   . Each incumbent       . All current
  believed by Zany       officer of Zany    director of Noodle     directors and
  and Noodle to own      and Noodle who     and each incumbent     executive officers
  beneficially more      was serving as     director and           of Zany as a group
  than 5% of the         such on January    nominee for            and all current
  outstanding shares     29, 2000.          director of Zany.      directors and
  of the Zany common                                               executive officers
  stock or Noodle                                                  of Noodle as a
  common stock.                                                    group.

   Each table also contains information regarding the beneficial ownership of the common stock of Zany, on a pro forma basis as if the merger has been completed, by the persons identified above based on their ownership of Zany common stock and Noodle common stock as of June 9, 2000.

   Except as indicated below, Zany and Noodle understand that the shareholders listed in such table have sole voting and investment power with respect to the shares owned by them. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the shareholder, incumbent director, nominee for director or executive officer on or within 60 days after June 9, 2000.

Zany Ownership

                                                                 Pro forma
                                              Beneficial        Beneficial
                                           Ownership of Zany   Ownership of
                                             common stock    Zany common stock
                                           ----------------- -----------------
 Name of Individual or Identity of Group    Shares   Percent  Shares   Percent
 ---------------------------------------   --------- ------- --------- -------
Yves B. Sisteron(1)(2).................... 3,224,836  14.9%  3,224,836  10.4%
Fourcar, B.V.(3).......................... 2,442,154  11.3   2,442,154   7.9
Vulcan Ventures, Inc.(4).................. 2,141,757   9.9   2,141,757   6.9
Robert A. Fox(2)(5)....................... 1,101,892   5.1   1,101,892   3.5
Keith C. Spurgeon(2)......................   650,000   2.9     650,000   2.0
Gerald R. Gallagher(6)....................   566,781   2.6     566,781   1.8
Thomas G. Vellios(2)......................   431,250   2.0     431,250   1.4
Robert A. Helpert(2)......................   263,750   1.2     263,750     *
David V. Wachs(2).........................   215,737   1.0     215,737     *
C. Donald Dorsey(2)(7)....................    53,512     *      53,512     *
Henry Nasella(2)..........................    52,336     *      52,336     *
Mary Ann Tocio............................         0     *           0     *
All current directors and executive
 officers as a group (9 persons)(2)....... 6,560,094  28.2   6,560,094  20.1

--------
* Less than 1%.
(1) Outstanding shares include:
  (a) 2,023,085, 414,119, 130,774, 130,769, 154,390, 104,708, 51,784 and
      104,708 shares of common stock held by Fourcar, B.V., Lacomble
      Retailing, SA, Fidas Business S.A., SG Cowen, Fondation Consuelo, Fundacion Juan March, Fundation Appomatox and Daniel Bernard, respectively (collectively, the "Sisteron Affiliates"); and
  (b) 67,672, 4,399, 4,659, 20,165, 7,489 and 1,165 shares of common stock held by Global Retail Partners, L.P., GRP Partners, L.P., Global Retail Partners Funding, Inc., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P. and DLJ ESC II, L.P., respectively (collectively, the "GRP Affiliates").
  Mr. Sisteron is a manager of U.S. investments of Carrefour S.A. and has certain voting rights with respect to the shares owned by each of the Sisteron Affiliates. Carrefour S.A. is a beneficial owner of the shares owned by Fourcar, B.V. and Lacomble Retailing, SA. Although Mr. Sisteron may be deemed to be a beneficial owner of the shares owned by the Sisteron Affiliates, he disclaims all such beneficial ownership, except to the extent of any pecuniary interest therein that he may have. Mr. Sisteron is also a principal of Global Retail Partners, L.P. Global Retail Partners, L.P. and the other GRP Affiliates are affiliated with DLJ. Although Mr. Sisteron may be deemed a beneficial owner of the shares owned by the GRP Affiliates, he disclaims all such beneficial ownership, except to the extent of any pecuniary interest therein that he may have.
(2) Includes with respect to Mr. Sisteron 4,000 shares, Mr. Fox 4,000 shares, Mr. Gallagher 84,000 shares held by Oak Investment Partners, Limited Partnership and Oak Affiliates Fund, Limited Partnership, Mr. Spurgeon 650,000 shares, Mr. Vellios 431,250 shares, Mr. Helpert 263,750 shares, Mr. Wachs 34,000 shares, Mr. Dorsey 34,000 shares and Mr. Nasella 44,000 shares, all of which shares are subject to presently exercisable options.

(3) Outstanding shares include:
  (a) 414,119 shares of common stock held by Lacomble Retailing, SA; and
  (b) 950 shares of common stock held by Yves Sisteron. The address for Fourcar B.V. is Gebouw Autumn, Overschiestraate No. 184P, 1062XK Amsterdam Netherlands.
(4) As reflected in Schedule 13G dated February 11, 2000. Vulcan Ventures, Inc's. address is 110-110th Avenue, N.E., Suite 550, Bellevue, WA 98004. The sole owner of Vulcan Ventures, Inc. is Paul G. Allen.
(5) Mr. Fox's address is One Pitcairn Place, Suite 2100, 165 Township Line Road, Jenkintown, PA 19046.
(6) As of June 14, 2000. Includes:
  (a) 482,465 shares owned by Oak Investment Partners V, Limited Partnership;
  (b) 82,152 shares of common stock underlying presently exercisable options held by Oak Investment Partners V, Limited Partnership;
  (c) 316 shares owned by Oak V Affiliates Fund, Limited Partnership; and
  (d) 1,848 shares of common stock underlying presently exercisable options held by Oak V Affiliates Fund, Limited Partnership.
  Mr. Gallagher is a partner of Oak Investment Partners with certain voting and investment power over such shares. Although Mr. Gallagher may be deemed to be a beneficial owner of such shares, he disclaims all such beneficial ownership, except to the extent of any pecuniary interest therein that he may have.
(7) Includes 19,512 outstanding shares of common stock held by the C. Donald Dorsey and Lydia Dorsey Family Trust Dated August 5, 1993.

Noodle Ownership

                                                                 Pro forma
                                                                Beneficial
                                                                 Ownership
                                    Beneficial Ownership      of Zany common
                                   of Noodle common stock          stock
                                   ----------------------     --------------
  Name of Individual or Identity
  of Group                            Shares      Percent     Shares   Percent
  ------------------------------      ------      -------     ------   -------
Dimensional Fund Advisors(1)......       492,100       6.5%    606,759   2.0%
Royce & Associates, Inc.(2).......       415,800       5.5     512,681   1.7
Stanley Greenman(3)(4)(5).........       367,685       4.8     564,325   1.8
Stewart Katz(3)(5)(6).............       346,607       4.5     538,336   1.7
Lester Greenman(3)(5).............       218,000       2.9     258,930     *
Robert Stokvis(3)(5)..............        36,500         *      35,140     *
Kenneth S. Betuker(3)(5)(7).......        34,100         *      94,447     *
Robin L. Farkas(3)(5).............        17,000         *      11,097     *
Joseph A. Madenberg(3)(5).........        15,000         *       8,631     *
Barry W. Ridings(3)(5)............        14,000         *       7,398     *
Melvin C. Redman(3)(5)............         9,000         *       6,165     *
All current directors and
 executive officers as a group (8
 persons)(7)......................     1,023,792      13.0   1,430,022   4.5

--------
*Less than 1%
(1) Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000. Such Schedule states that Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager of certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of Noodle described in this schedule that are owned by the Funds. All securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address for Dimensional Fund Advisors is 1299 Ocean Avenue, Suite 650, Santa Monica, CA 90401.
(2) Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, on February 1, 2000. Such Schedule states that this filing is on behalf of Royce & Associates, Inc. and Charles M. Royce as members of a group pursuant to Rule 13d-(1)(b)(ii)(H). Royce is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Mr. Royce may be deemed to be a controlling person of Royce and as such may be deemed to beneficially own the shares of common stock of Noodle beneficially owned by Royce. Mr. Royce does not own any shares outside of Royce, and disclaims beneficial ownership of the shares held by Royce. The address for Royce & Associates, Inc. is 1414 Avenue of the Americas, New York, NY 10019.
(3) Prior to the merger, includes with respect to Stanley Greenman 90,000 shares, Mr. Katz 90,000 shares, Lester Greenman 12,000 shares, Mr. Stokvis 12,000 shares, Mr. Betuker 27,500 shares, Mr. Farkas 12,000 shares, Mr. Madenberg 12,000 shares, Mr. Ridings 12,000 shares and Mr. Redman 9,000 shares, all of which shares are subject to presently exercisable options.
(4) Includes 18,750 shares owned of record and beneficially by Ari Greenman, Mr. Greenman's son, with respect to which Mr. Greenman disclaims beneficial ownership.
(5) Following the merger, all options owned by outside directors will be exercised or cancelled. These numbers do not include shares issuable upon exercise of options that are out-of-the-money on June 9, 2000. Following the merger, includes with respect to Stanley Greenman 221,940 shares, Mr. Katz 221,940 shares and Mr. Betuker 86,310 shares, all of which shares are subject to presently exercisable options.
(6) Includes 181,200 shares owned of record and beneficially by Stewart Katz's wife and 37,907 shares owned of record by Bradley and Brian Katz, Mr. Katz's sons, with respect to which Mr. Katz disclaims beneficial ownership.
(7) Mr. Betuker resigned on May 12, 2000 and he is not included in the disclosure regarding all executive officers and directors as a group.

                         EXECUTIVE COMPENSATION OF ZANY

Compensation

   The following table sets forth certain information with respect to compensation earned during the fiscal years ended January 29, 2000 and January 30, 1999 by Zany's chief executive officer and its other executive officers. These executives are referred to in this joint proxy statement/prospectus as the Named Executive Officers.

                           Summary Compensation Table

                                                                           Long-Term
                                                                          Compensation
                                               Annual Compensation          Adwards
                                        --------------------------------- ------------
                                                                           Securities
Name and Principal                                        Other Annual(1)  Underlying
Position                   Year Ended    Salary   Bonus    Compensation      Option
------------------        ------------- -------- -------- --------------- ------------
Keith C. Spurgeon.......  Jan. 29, 2000 $307,500 $115,800     $2,202        100,000
 Chief Executive Officer  Jan. 30, 1999  300,000  135,000      2,335            -0-
 and Chairman of the
 Board of Directors

Thomas G. Vellios.......  Jan. 29, 2000 $307,500 $102,900     $2,333        125,000
 President                Jan. 30, 1999  275,000  110,000      2,466            -0-

Robert A. Helpert.......  Jan. 29, 2000 $282,500 $ 82,600     $6,478         25,000
 Chief Financial          Jan. 30, 1999  262,500   91,875      6,666            -0-
 Officer,
 Treasurer and Secretary

--------
(1) Represents premiums paid by Zany with respect to term life insurance for the benefit of the Named Executive Officer.

Option Grants

   The following table discloses options granted to the Named Executive Officers during the fiscal year ended January 29, 2000.

                       Option Grants in Last Fiscal Year

                                          Individual Grants
                         ----------------------------------------------------
                                                                              Potential Realizable
                                     Percent of Total                           Value at Assumed
                                       Options/SARs                              Annual Rates of
                          Number of     Granted to                                 Stock Price
                         Securities  Employees in the   Exercise                Appreciation for
                         Underlying    Fiscal Year      or Base                    Option Term
                         Option/SARs  ended Jan. 29      Price     Expiration ---------------------
  Name                     Granted       2000(1)      Per Share(2)    Date        5%        10%
  ----                   ----------- ---------------- ------------ ---------- ---------- ----------
Keith C. Spurgeon.......   100,000         11.8%       $11.75(3)    4/29/09   $1,913,951 $3,047,647
Thomas G. Vellios.......   125,000         14.8%        11.75(3)    4/29/09    2,392,439  3,809,559
Robert A. Helpert.......    25,000          3.0%        11.75(3)    4/29/09      478,488    761,912

--------
(1) During fiscal year 1999, options to purchase 846,750 shares of Zany common stock were granted to 210 employees.
(2) The exercise price of the options granted was equal to the fair market value of the underlying stock on the date of grant.
(3) Options become exercisable in four equal installments commencing on the first anniversary of the date of grant.

Fiscal Year-End Values

   The following table sets forth certain information regarding the number and value of stock options held at January 29, 2000 by the Named Executive Officers.

                    Aggregate Fiscal Year-End Option Values

                                                               Value of
                               Number of Unexercised      Unexercised In-the-
                                    Options at             Money Options at
                                 January 29, 2000         January 29, 2000(1)
                             ------------------------- -------------------------
  Name                       Exercisable Unexercisable Exercisable Unexercisable
  ----                       ----------- ------------- ----------- -------------
Keith C. Spurgeon...........   375,000      425,000    $1,490,250   $1,284,850
Thomas G. Vellios...........   250,000      325,000       993,500      788,100
Robert A. Helpert...........   157,500      142,500       635,285      470,965

--------
(1) Based on the closing price of Zany's common stock as reported on the Nasdaq National Market on January 28, 2000 ($7.438 per share), net of the option exercise price.

Certain Employment Agreements

   Messrs. Spurgeon, Vellios and Helpert were employed by Zany during the fiscal year ended January 29, 2000 under employment agreements with Zany. Under these employment agreements, Messrs. Spurgeon, Vellios and Helpert are entitled to receive a base salary, which may be increased from time to time, and such additional compensation as may be awarded to them. During the fiscal year ended January 29, 2000, the annual base salaries for Messrs. Spurgeon, Vellios and Helpert were $307,500, $307,500 and $282,500, respectively.

   Each of the employment agreements contains the following principal terms:

  . severance payment equal to six months of the employee's base salary if the employee is terminated for any reason other than for cause or a change of control;

  . severance payment equal to one year of the employee's base salary, if the employee is terminated or the employee's responsibilities are significantly reduced after a change in control;

  . the option to resign and still receive a severance payment equal to one year of the employee's base salary within one year after a change of control if, after the change in control, the successor organization does not offer to extend the employee's employment agreement for two years on substantially the same terms; and

  .  may be terminated at will by either party.

   For the fiscal year ending February 3, 2001, Messrs. Spurgeon, Vellios and Helpert annual salaries were increased to equal to $338,250, $338,250 and $296,625, respectively.

   In June 2000, Messrs. Spurgeon, Vellios and Helpert entered into new three-year employment agreements with Zany.

   Each of the new employment agreements contain the following principal terms:

  . severance benefits equal to one year of the employee's base salary, payment of any incentive bonus and continuation of health, life and disability insurance for one year, if the employee is terminated without cause or for good reason (each as defined in the employment agreements); and

  . a non-competition provision that, during the term of the employment agreement and for a period of one year after the employee ceases to perform services for Zany, prohibiting the employee from engaging in or holding a financial interest in any business that competes with Zany and has operations in North America.

   The following Report of the Zany Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement/prospectus into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Zany specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                   REPORT OF THE ZANY COMPENSATION COMMITTEE

   The Zany compensation committee has the power and authority to administer Zany's salary and incentive compensation policies, including setting the base salaries and the total compensation levels of the Chief Executive Officer (the "CEO") and, in consultation with the CEO, the other Zany employees, including the other executive officers. In addition, the compensation committee approves the annual bonus award and stock option grant for the CEO and, upon recommendation by the CEO, the annual bonus awards and stock option grants for other Zany employees, including the other executive officers.

Compensation Philosophy

   Zany's compensation policy for executive officers is to pay competitively and to be fair and equitable in the administration of pay. This is the same policy applicable to all Zany employees. Zany seeks to balance the compensation paid to a particular individual with the compensation paid to other executives holding comparable positions both inside Zany and at other similar companies.

Salary and Bonus

   Annual cash compensation is comprised of a base salary and bonus awards and is based in part upon a review of compensation packages of executives in comparable positions with other publicly-held specialty retailers. Base salary increases are awarded based on subjective factors, including (a) an executive's increased level of individual responsibility and performance, (b) maintaining an appropriate scale among our executives based on relative positions and responsibilities and (c) the competitiveness of the labor market in the specialty retail sector. Zany's CEO, Keith C. Spurgeon, had a base salary for the fiscal year ended January 29, 2000 of $307,500 and the base salary for Messrs. Vellios and Helpert for the fiscal year ended January 29, 2000 was $307,500 and $282,500, respectively. Effective at the beginning of the fiscal year ending February 3, 2001, annual base salaries for Messrs. Vellios and Helpert were increased to $338,250 and $296,625, respectively, pursuant to the CEO's salary recommendations, which were approved by the compensation committee, a 10% increase for Mr. Vellios and a 5% increase for Mr. Helpert, which were based on many of the factors described above, including, with respect to Mr. Vellios' increase, consideration of his expanded role at ZanyBrainy.com. Effective as of the beginning of the fiscal year ending February 3, 2001, the compensation committee also approved a 10% (to $338,250) increase in Mr. Spurgeon's base salary. In doing so, the compensation committee also based its decision on many of the factors described above, including consideration of Mr. Spurgeon's anticipated responsibilities as a result of the merger. Salary increases at Zany for employees generally were approximately 5%.

   Bonus awards are made pursuant to criteria typically established at the beginning of each fiscal year. The amount of a bonus paid to an executive officer is largely based upon the individual's and Zany's achievement of specified financial and/or operational goals determined by the compensation committee. Messrs. Spurgeon, Vellios and Helpert received bonuses of $115,800, $102,900 and $82,600, respectively, for their contributions to Zany in the previous year.

   In May 2000, Zany entered into new three year employment agreements with Messrs. Spurgeon, Vellios and Helpert that provide for severance benefits equal to one year of the employee's base salary, payment of any incentive bonus and continuation of health, life and disability insurance for one year, if the employee is terminated without cause or for good reason (each as determined in the employment agreement), and a non-competition provision that prohibits the employee during the term of the employee agreement and for a period of one year after the employee ceases to perform services for Zany from engaging in or holding a financial interest in any business that competes with Zany and has operations in North America.

Stock Options

   The compensation committee has the discretion to grant stock options to the executive officers. Grants are awarded based on a number of factors, including the achievement of our financial, strategic and operational objectives, the individual's contributions toward the achievement of our objectives, and the amount and term of options already held by each individual. In April 1999, in connection with Zany's initial public offering, the compensation committee granted options to purchase an aggregate of 846,750 shares of common stock to 210 Zany employees at an exercise price of $11.75 per share under Zany's 1998 Equity Compensation Plan, which included stock option grants to Messrs. Spurgeon, Vellios and Helpert of 100,000, 125,000, and 25,000 shares, respectively.

ZanyBrainy.com

   In recognition of Messrs. Spurgeon, Vellios and Helpert's significant contribution to ZB Holdings LLC, in April 2000, Zany sold to Messrs. Spurgeon, Vellios and Helpert 102,500, 102,500 and 41,000 of its non-voting preferred interests in ZB Holdings at a purchase price of $.001 per interest. In connection with the sale, Zany awarded bonuses in the amount of $74,901, $74,901 and $29,961 to Messrs. Spurgeon, Vellios and Helpert, respectively, to compensate them for the tax exposure of the transaction. On the date of sale, fair market value per interest was $0.98, resulting in compensation expense to Zany of $100,347.50, $100,347.50 and $40,139 for the sale of the interests to Messrs. Spurgeon, Vellios and Helpert, respectively.

   In addition, in order to provide appropriate incentives to Zany employees for their contributions to ZanyBrainy.com, in April 2000, Zany contributed 533,500 of its non-voting preferred interests in ZB Holdings, approximately 3.6% of Zany's interests, to Children's Equity LLC. There are 533,500 non-voting units in Children's Equity, of which 102,500 units were given to each of Messrs. Spurgeon and Vellios and 41,000 units were given to Mr. Helpert. The non-voting members, including Messrs. Spurgeon, Vellios and Helpert, received their units at no cost. All non-voting units are subject to forfeituure under certain circumstances, including termination of employment with Zany pursuant to the operating agreement. Forfeited units are automatically reallocated to a charity that is also a member of Children's Equity. The fair market value per non-voting unit on the date of contribution was $0.98, resulting in compensation expense to Zany of $100,450, $100,450 and $40,180 for the units given to Messrs. Spurgeon, Vellios and Helpert, respectively. See "Certain Relationships and Related Transactions."

   In summary, we believe that the combination of salary, bonus, stock options and awards and other compensation received by each of Zany's executive officers for fiscal year ended January 29, 2000 was reasonable in view of their past and anticipated future contributions to Zany.

   Payments during the fiscal year ended January 29, 2000 to Zany's executives as discussed above were made with regard to the provisions of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation." It is the compensation committee's intention that as a general rule compensation should not be limited as to its deductibility under
Section 162(m).

                                          COMPENSATION COMMITTEE

                                          Gerald R. Gallagher, Chairman
                                          Robert A. Fox
                                          C. Donald Dorsey

Zany Performance Graph

   The following graph shows a comparison of cumulative total shareholder return for Zany's common stock, the S&P 500 Index and a peer group, described more fully below (the "Specialty Retail Group"). The graph assumes the investment of $100 on June 2, 1999, the date of Zany's initial public offering. The data regarding Zany assumes an investment at the initial public offering price of $10.00 per share of Zany's common stock. The performance shown is not necessarily indicative of future performance.

                                [GRAPH]
                          [PLOT POINTS TO COME]

  Index                                        6/2/99  7/30/99 10/29/99 1/28/00
  -----                                        ------- ------- -------- -------
Zany Brainy, Inc. ............................ $100.00 $ 68.85 $108.20  $ 65.03
Specialty Retail Group........................ $100.00 $ 77.08 $ 63.62  $ 45.30
S&P Composite Index........................... $100.00 $102.25 $105.22  $107.97

   The Specialty Retail Group is not a "published industry or line-of-business index" as that term is defined by Securities and Exchange Commission regulations. Accordingly, the Specialty Retail Group is considered a "peer index" and the identity of the issuers used in the index is as follows: bebe stores, inc., David's Bridal, Inc., Toys "R" Us, Inc., Guitar Center, Inc. and The Children's Place Retail Stores, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In October 1999, Zany formed ZB Holdings LLC, a joint venture with Online Retail Partners, LLC. ZB Holdings was formed for the purpose of developing and operating www.zanybrainy.com, an Internet shopping website. ZB Holdings formed ZanyBrainy.com LLC, a wholly owned subsidiary, for the purpose of developing and operating such site. Zany initially contributed $5.0 million and certain tangible and rights to intangible assets for the purchase of 100% of the outstanding preferred interests of ZB Holdings and Online Retail Partners, LLC contributed a total of $5.0 million for the purchase of 100% of the common interests of ZB Holdings. Online Retail Partners, LLC contributed another $10.0 million to the joint venture in November 1999 for additional non-voting common interests.

   In March 2000, Zany began, and has subsequently completed, a second round of financing for ZB Holdings with Online Retail Partners, Inc., successor to Online Retail Partners, LLC. As part of the second round of financing, Zany contributed an additional $6,862,242 for the purchase of an additional 7,002,288 non-voting preferred interests in ZB Holdings and Online Retail Partners, contributed $5,137,758 for the purchase of an additional 5,242,610 non-voting common interests in ZB Holdings.

   In April 2000, Zany sold Keith C. Spurgeon, Zany's Chief Executive Officer and Chairman of the Board, Thomas G. Vellios, Zany's President, and Robert A. Helpert, Zany's Chief Financial Officer, 102,500, 102,500 and 41,000 of its non-voting preferred interests, respectively, in ZB Holdings, at a purchase price of $.001 per interest. The fair market value per interest was $0.98, resulting in compensation expense to Zany of $100,347.50, $100,347.50 and $40,139 for the sale of the interests to Messrs. Spurgeon, Vellios and Helpert, respectively. In addition, in connection with the sale, Zany awarded bonuses in the amount of $74,901, $74,901 and $29,961 to Messrs. Spurgeon, Vellios and Helpert, respectively, to compensate them for the tax exposure of the transaction.

   In April 2000, Zany formed Children's Equity LLC and contributed 533,500 of its non-voting preferred interests of ZB Holdings, approximately 3.6% of Zany's interests, to Children's Equity. Zany owns the only voting units in Children's Equity and is the sole manager of Children's Equity. There are 533,500 non-voting units in Children's Equity that, in April 2000, were distributed to certain Zany employees, of which 102,500 units were given to each of Messrs. Spurgeon and Vellios and 41,000 units were given to Mr. Helpert. The non-voting members, including Messrs. Spurgeon, Vellios and Helpert, received their units at no cost. All non-voting units are subject to forfeiture under certain circumstances, including termination of employment with Zany. Forfeited units are automatically reallocated to a charity that is also a member of Children's Equity. The fair market value per non-voting unit on the date of gift was $0.98, resulting in compensation expense to Zany of $100,450, $100,450 and $40,180 for the units given to Messrs. Spurgeon, Vellios and Helpert, respectively.

   As of May 10, 2000, after the grants and contributions described above, Zany maintains an ownership interest in ZB Holdings of approximately 51%. Both Zany and Online Retail Partners continue to hold 50% of the voting interests of ZB Holdings.

   Zany has entered into certain agreements with ZanyBrainy.com pursuant to which it will provide services to, and act as an agent for, ZanyBrainy.com. Under the terms of the agreements, these services are to be provided at cost to ZanyBrainy.com. During the fiscal year ended January 29, 2000, Zany procured and transferred, at cost, $8,186,000 of merchandise, including freight and other procurement costs, to ZanyBrainy.com. In addition, Zany transferred costs of $2,673,000 for the cost of production and marketing materials, and $250,000 for the cost of other services rendered. At January 29, 2000, a receivable of $1,378,000 from ZanyBrainy.com was included in receivables, net on Zany's balance sheet. During the thirteen weeks ended April 29, 2000, Zany procured and transferred at cost $811,000 of merchandise, including freight and other procurement costs, to ZanyBrainy.com. In addition, Zany transferred costs of $229,000 for the cost of other services rendered. During the thirteen weeks ended April 29, 2000, Zany purchased $750,000 of merchandise from ZanyBrainy.com and at April 29, 2000 had a payable of $610,000 to ZanyBrainy.com.

   Additionally, ZanyBrainy.com has entered into certain agreements with Online Retail Partners and its affiliates pursuant to which Online Retail Partners and its affiliates will provide services and Internet infrastructure to, and act as an agent for, ZanyBrainy.com. Under the terms of the agreements, services are to be provided on a cost plus basis to ZanyBrainy.com. During the fiscal year ended January 29, 2000, ZanyBrainy.com paid Online Retail Partners and its affiliates $5,622,965 under these agreements. In the thirteen weeks ended April 29, 2000, ZanyBrainy.com paid Online Retail Partners and its affiliates $2,118,094 under these agreements.

   Keith Spurgeon, Zany's Chairman of the Board and Chief Executive Officer, is the Chairman of the Board of ZB Holdings and is on the board of directors of ZanyBrainy.com. Thomas Vellios, Zany's President, is on the board of directors of ZB Holdings and ZanyBrainy.com. Henry Nasella, a member of Zany's board of directors, is Chairman of the Board of Online Retail Partners, Inc. Yves Sisteron, a member of Zany's board of directors, is on the board of directors of Online Retail Partners, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and certain officers of Zany, and persons who own more than ten percent of Zany's common stock, file reports of ownership of company securities and changes in ownership of Zany's securities with the Securities and Exchange Commission. Zany believes that all filings required to be made during the fiscal year ended January 29, 2000 were made on a timely basis.

                                 LEGAL MATTERS

   Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will issue an opinion as to the validity of the common stock of Zany to be issued in the merger. In addition, Kramer Levin Naftalis & Frankel LLP and Morgan, Lewis & Bockius LLP will issue tax opinions to Noodle and Zany, respectively, in connection with the merger agreement.

                                    EXPERTS

   The consolidated financial statements of Zany as of January 29, 2000 and January 30, 1999 and for each of the three years in the periods ended January 29, 2000 included in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Noodle as of January 29, 2000 and January 30, 1999 and for each of the three years in the periods ended January 29, 2000 included in this joint proxy statement/prospectus and registration statement, have been audited by Janover Rubinroit, LLC, independent auditors, as set forth in their report thereon. The financial statements referred to above are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   Representatives of Arthur Andersen LLP, Zany's current independent public accountants, expect to be present at the Zany annual meeting and will be available to respond to appropriate questions from Zany shareholders. Although these representatives have stated that they do not intend to make any statements at the Zany annual meeting, they will have the opportunity to do so.

   Representatives of Janover Rubinroit, LLC, Noodle's current independent auditors, expect to be present at the Noodle special meeting and will be available to respond to appropriate questions from Noodle shareholders. Although these representatives have stated that they do not intend to make any statements at the Noodle special meeting, they will have the opportunity to do so.

                          FUTURE SHAREHOLDER PROPOSALS

   Shareholders of Zany may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal that an eligible shareholder desires to have presented at the 2001 annual meeting (which is expected to occur in June 2001) concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting, will be included in Zany's proxy statement and related proxy card if it is received by Zany no later than January 30, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

   Zany and Noodle file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. by calling the SEC at 1-800-732-0330. In addition, Zany and Noodle file this material electronically with the SEC, and the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies (including us) that file electronically with the SEC. The common stock of Zany and Noodle is listed on the Nasdaq National Market, and reports, proxy statements and other information can also be inspected at the office of the Nasdaq, 1735 K Street, NW, Washington, D.C. 20006.

   Zany has filed with the SEC a registration statement on Form S-4, to register the Zany common stock to be issued to Noodle shareholders in connection with the completion of the merger, and this prospectus is part of Zany's registration statement. For further information with respect to Zany and the shares, we refer you to the registration statement and its exhibits. This document is part of that registration statement and constitutes a prospectus of Zany in addition to being a proxy statement for Zany's annual meeting of shareholders. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
ZANY BRAINY, INC. AND SUBSIDIARIES
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheets as of January 30, 1999 and January 29, 2000
 and April 29, 2000 (unaudited)..........................................  F-3
Consolidated Statements of Operations for the fiscal years ended January
 31, 1998, January 30, 1999 and January 29, 2000 and the thirteen weeks ended May 1, 1999 and April 29, 2000 (unaudited)........................  F-4
Consolidated Statements of Shareholders' Equity for the fiscal years ended January 31, 1998, January 30, 1999 and January 29, 2000 and the
 thirteen weeks ended May 1, 1999 and April 29, 2000 (unaudited).........  F-5
Consolidated Statements of Cash Flows for the fiscal years ended January
 31, 1998, January 30, 1999 and January 29, 2000 and the thirteen weeks ended May 1, 1999 and April 29, 2000 (unaudited)........................  F-6
Notes to Consolidated Financial Statements...............................  F-7
NOODLE KIDOODLE, INC. AND SUBSIDIARIES
Independent Auditors' Report............................................. F-18
Consolidated Balance Sheets as of January 30, 1999 and January 29, 2000
 and April 29, 2000 (unaudited).......................................... F-19
Consolidated Statements of Operations for the fiscal years ended January
 31, 1998, January 30, 1999 and January 29, 2000 and the thirteen weeks ended May 1, 1999 and April 29, 2000 (unaudited)........................ F-20
Consolidated Statements of Stockholders' Equity for the fiscal years ended January 31, 1998, January 30, 1999 and January 29, 2000 and the
 thirteen weeks ended May 1, 1999 and April 29, 2000 (unaudited)......... F-21
Consolidated Statements of Cash Flows for the fiscal years ended January
 31, 1998, January 30, 1999 and January 29, 2000 and the thirteen weeks ended May 1, 1999 and April 29, 2000 (unaudited)........................ F-22
Notes to Consolidated Financial Statements............................... F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Zany Brainy, Inc.:

   We have audited the accompanying consolidated balance sheets of Zany Brainy, Inc. (a Pennsylvania corporation) and subsidiaries, as of January 29, 2000 and January 30, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended January 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zany Brainy, Inc. and subsidiaries as of January 29, 2000 and January 30, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 29, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Philadelphia, Pa.
March 6, 2000

                       ZANY BRAINY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (dollars in thousands except share data)

                                           January 29, January 30,  April 29,
                                              2000        1999        2000
                                           ----------- ----------- -----------
                                                                   (unaudited)
                  ASSETS
                  ------
CURRENT ASSETS:
 Cash and cash equivalents................  $ 24,550    $  1,695    $    177
 Receivables, net.........................     4,118       3,390       1,799
 Inventories, net.........................    71,020      43,252      71,870
 Deferred tax asset.......................     1,496       4,313       5,097
 Prepaid expenses.........................     1,458         940       1,493
                                            --------    --------    --------
  Total current assets....................   102,642      53,590      80,436
PROPERTY AND EQUIPMENT, net...............    34,602      25,905      34,246
DEFERRED TAX ASSET........................     1,259       2,024       1,259
OTHER ASSETS, net.........................       223         622         210
INVESTMENT IN JOINT VENTURE...............     5,000         --       11,529
                                            --------    --------    --------
                                            $143,726    $ 82,141    $127,680
                                            ========    ========    ========
   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------
CURRENT LIABILITIES:
 Line of credit...........................  $    --     $    --     $  7,184
 Accounts payable.........................    19,898      16,161       8,088
 Accrued liabilities......................    13,696      10,205       7,967
 Current portion of capitalized lease
  obligations.............................     2,578       1,682       2,437
                                            --------    --------    --------
  Total current liabilities...............    36,172      28,048      25,676
                                            --------    --------    --------
DEFERRED RENT.............................     5,002       2,942       5,028
                                            --------    --------    --------
CAPITALIZED LEASE OBLIGATIONS, net of
 current portion..........................     3,855       2,860       3,296
                                            --------    --------    --------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
SHAREHOLDERS' EQUITY:
Convertible Preferred stock, $.01 par
 value, 5,000,000 shares authorized at
 each of April 29, 2000, January 29, 2000
 and January 30, 1999; 0, 0 and 2,402,955
 shares issued and outstanding at April
 29, 2000, January 29, 2000 and January
 30, 1999 respectively....................       --           24         --
Common stock, $.01 par value, 100,000,000
 shares authorized at each of January 29,
 2000, January 30, 1999 and April 29,
 2000; 21,674,362, 5,383,571 and
 21,683,181 shares issued and outstanding
 at January 29, 2000, January 30, 1999 and
 April 29, 2000, respectively.............       216          54         217
Additional paid-in capital................   104,190      60,826     104,222
Accumulated deficit.......................    (5,709)    (12,613)    (10,759)
                                            --------    --------    --------
  Total shareholders' equity..............    98,697      48,291      93,680
                                            --------    --------    --------
                                            $143,726    $ 82,141    $127,680
                                            ========    ========    ========

        The accompanying notes are an integral part of these statements.

                       ZANY BRAINY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (in thousands, except per share data)

                              For the Fiscal Year Ended      Thirteen Weeks Ended
                         ----------------------------------- -----------------------
                         January 29, January 30, January 31,  April 29,    May 1,
                            2000        1999        1998        2000        1999
                         ----------- ----------- ----------- -----------  ----------
                                                                  (unaudited)
NET SALES...............  $241,194    $168,471    $123,345    $   39,363  $   40,577
COST OF GOODS SOLD,
 including occupancy
 costs..................   165,950     118,153      89,452        31,395      29,387
                          --------    --------    --------    ----------  ----------
  Gross profit..........    75,244      50,318      33,893         7,968      11,190
SELLING, GENERAL, AND
 ADMINISTRATIVE
 EXPENSES...............    63,592      46,376      33,581        16,097      12,986
                          --------    --------    --------    ----------  ----------
  Operating income
   (loss)...............    11,652       3,942         312        (8,129)     (1,796)
INTEREST INCOME.........       520          81         253           110          11
INTEREST EXPENSE........    (1,037)     (1,211)       (718)         (192)       (438)
                          --------    --------    --------    ----------  ----------
Income (loss) before
 income tax benefit
 (expense)..............    11,135       2,812        (153)       (8,211)    (2,223)
INCOME TAX BENEFIT
 (EXPENSE)..............    (4,231)      6,187         --          3,161         845
                          --------    --------    --------    ----------  ----------
NET INCOME (LOSS).......  $  6,904    $  8,999    $   (153)   $   (5,050) $   (1,378)
                          ========    ========    ========    ==========  ==========
NET INCOME (LOSS) PER
 COMMON SHARE:
 Basic..................  $   0.44    $   1.67    $  (0.03)   $    (0.23) $    (0.26)
 Diluted................  $   0.33    $   0.51    $  (0.03)   $    (0.23) $    (0.26)
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
 Basic..................    15,834       5,373       5,085        21,679       5,384
 Diluted................    21,211      17,770       5,085        21,679       5,384

        The accompanying notes are an integral part of these statements.

                       ZANY BRAINY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (in thousands)

                         Convertible Preferred Stock
                         ---------------------------        Additional
                         Series Series Series Series Common  Paid-In   Accumulated
                           A      B      BB     C    Stock   Capital     Deficit    Total
                         ------ ------ ------ ------ ------ ---------- ----------- -------
BALANCE, FEBRUARY 1,
 1997...................  $  8   $  1   $  7   $  8   $ 51   $ 59,931   $(21,459)  $38,547
 Issuance of warrants to
  a consultant..........   --     --     --     --     --          40        --         40
 Exercise of common
  stock options.........   --     --     --     --     --          35        --         35
 Exercise of warrants...   --     --     --     --       3        747        --        750
 Net loss...............   --     --     --     --     --         --        (153)     (153)
                          ----   ----   ----   ----   ----   --------   --------   -------
BALANCE, JANUARY 31,
 1998...................     8      1      7      8     54     60,753    (21,612)   39,219
 Exercise of common
  stock options.........   --     --     --     --     --          73        --         73
 Net income.............   --     --     --     --     --         --       8,999     8,999
                          ----   ----   ----   ----   ----   --------   --------   -------
BALANCE, JANUARY 30,
 1999...................     8      1      7      8     54     60,826    (12,613)   48,291
 Exercise of common
  stock options.........   --     --     --     --       3        795        --        798
 Exercise of warrants...   --     --     --     --     --         130        --        130
 Conversion of preferred
  stock.................    (8)    (1)    (7)    (8)   112        (88)       --        --
 Initial public offering
  of common stock, net..   --     --     --     --      47     42,266        --     42,313
 Deferred compensation
  in connection with
  issuance of common
  stock options and
  amortization of
  deferred
  compensation..........   --     --     --     --     --          19        --         19
 Income tax benefit from
  exercise of stock
  options...............   --     --     --     --     --         242        --        242
 Net income.............   --     --     --     --     --         --       6,904     6,904
                          ----   ----   ----   ----   ----   --------   --------   -------
BALANCE, JANUARY 29,
 2000...................   --     --     --     --     216    104,190     (5,709)   98,697
 Exercise of common
  stock options
  (unaudited)...........   --     --     --     --       1         29        --         30
 Deferred compensation
  in connection with
  issuance of common
  stock options and
  amortization of
  deferred compensation
  (unaudited)...........   --     --     --     --     --           3        --          3
 Net loss (unaudited)...   --     --     --     --     --         --      (5,050)   (5,050)
                          ----   ----   ----   ----   ----   --------   --------   -------
BALANCE, APRIL 29, 2000
 (unaudited)............  $--    $--    $--    $--    $217   $104,222   $(10,759)  $93,680
                          ====   ====   ====   ====   ====   ========   ========   =======

        The accompanying notes are an integral part of these statements.

                       ZANY BRAINY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                              For the Fiscal Year Ended      Thirteen Weeks Ended
                         ----------------------------------- ----------------------
                         January 29, January 30, January 31, April 29,     May 1,
                            2000        1999        1998        2000        1999
                         ----------- ----------- ----------- ----------  ----------
                                                                  (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss).....   $  6,904    $  8,999     $  (153)  $   (5,050) $   (1,378)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
  Depreciation and
   amortization........      8,698       6,859       5,017        2,553       1,888
  Provision for
   deferred rent.......      2,060       1,086         700           26         475
  Amortization of
   deferred
   compensation........         19         --          --             3         --
  Issuance of warrants
   to consultants......        --          --           40          --          --
  Deferred income tax
   expense (benefit)...      3,582      (6,337)        --        (3,601)       (845)
  Tax benefit from
   exercise of
   options.............        242         --          --           --          --
  Noncash compensation
   expense.............        --          --          --           333         --
  Changes in assets and
   liabilities:
   (Increase) decrease
    in
    Receivables........       (728)     (1,759)       (457)       2,319         351
    Inventories........    (27,768)    (13,430)     (5,544)        (850)     (9,123)
    Prepaid expenses...       (518)       (268)        840          (35)     (1,788)
    Other assets.......        399        (270)         33           13        (669)
   Increase (decrease)
    in
    Accounts payable...      3,737       7,565       1,680      (11,810)      1,180
    Accrued
     liabilities.......      3,491       2,930       1,388       (5,729)     (1,496)
    Income tax
     payable...........        --          --          --           --         (150)
                          --------    --------     -------   ----------  ----------
     Net cash provided
      by (used in)
      operating
      activities.......        118       5,375       3,544      (21,828)    (11,555)
                          --------    --------     -------   ----------  ----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchases of property
  and equipment, net...    (13,612)     (7,309)     (6,420)      (2,197)     (2,497)
 Investment in joint
  venture..............     (5,000)        --          --        (6,862)        --
                          --------    --------     -------   ----------  ----------
     Net cash used in
      investing
      activities.......    (18,612)     (7,309)     (6,420)      (9,059)     (2,497)
                          --------    --------     -------   ----------  ----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Borrowings on line of
  credit, net..........        --          --          --         7,184      12,402
 Net proceeds from sale
  of Common stock......     42,313         --          --           --          --
 Payments on
  capitalized lease
  obligations..........     (1,892)     (1,379)     (1,309)        (700)       (495)
 Debt issuance costs...        --          (95)       (258)         --          --
 Increase in bank
  overdrafts...........        --          --          --           --        1,367
 Proceeds from exercise
  of stock options.....        798          73          35           30           6
 Proceeds from exercise
  of warrants..........        130         --          750          --          --
                          --------    --------     -------   ----------  ----------
     Net cash provided
      by (used in)
      investing
      activities.......     41,349      (1,401)       (782)       6,514      13,280
                          --------    --------     -------   ----------  ----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS...........     22,855      (3,335)     (3,658)     (24,373)       (772)
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............      1,695       5,030       8,688       24,550       1,695
                          --------    --------     -------   ----------  ----------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................   $ 24,550    $  1,695     $ 5,030   $      177  $      923
                          ========    ========     =======   ==========  ==========

        The accompanying notes are an integral part of these statements.

                       ZANY BRAINY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Background

   Zany Brainy, Inc. is a retailer of high quality toys, games, books, and multimedia products for kids. Zany Brainy, Inc. was incorporated in Pennsylvania on August 19, 1991. As of January 29, 2000, Zany Brainy, Inc. operated 103 stores in 26 states, under the name "Zany Brainy," offering educational products for children. As of April 29, 2000, Zany Brainy operated 106 stores in 26 states.

Principles of Consolidation

   The consolidated financial statements include the accounts of Zany Brainy, Inc. and its wholly owned subsidiaries, Children's Products, Inc., Children's Development, Inc., Children's Distribution, LLC and Childeren's Equity, LLC (collectively, "the Company"). All significant intercompany transactions and accounts have been eliminated in consolidation.

Fiscal Year-End

   The Company operates under a 52-53 week fiscal year ending the Saturday nearest January 31. The financial statements for the years ended January 29, 2000 (fiscal 1999), January 30, 1999 (fiscal 1998) and January 31, 1998 (fiscal
1997) each include 52 weeks.

Interim Financial Statements

   The accompanying consolidated financial statements as of April 29, 2000 and for the 13 weeks ended May 1, 1999 and April 29, 2000 are unaudited and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for these interim periods. The results of operations for the 13 weeks ended May 1, 1999 and April 29, 2000 are not necessarily indicative of the results to be expected for any other interim period or the full year.

Fair Value of Financial Instruments

   The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt instruments. The carrying values of these assets and liabilities are considered to be representative of their respective fair values.

Business and Credit Risk Concentration

   Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable. The Company limits it credit risk associated with cash and cash equivalents by placing its investments in highly liquid funds. Receivables associated with third party credit cards are processed by financial institutions, which are monitored for financial stability. The Company is dependent on key suppliers to provide sufficient quantities of inventory at competitive prices. No single supplier represented 10% or more of net purchases in fiscal 1997, fiscal 1998, fiscal 1999, the 13 weeks ended May 1, 1999 or the thirteen weeks ended April 29, 2000. In addition, no product represented greater than 10% of sales in fiscal 1997, fiscal 1998, fiscal 1999 or for the 13 weeks ended April 29, 2000. Beanie Babies represented 10.4% of the Company's sales in the 13 weeks ended May 1, 1999.

                       ZANY BRAINY, INC. AND SUBSIDIARIES

 (Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)


Use of Estimates

   The presentation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Included in cash and cash equivalents are $19,388,000 and $672,000 of overnight investments in repurchase agreements at January 29, 2000 and January 30, 1999, respectively.

Inventories

   Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method based on moving average and includes certain buying and distribution costs relating to the processing of merchandise. Buying and distribution costs charged to cost of goods sold were $5,752,000, $6,833,000, $9,253,000, $1,227,000 and $2,661,000 during fiscal
1997, fiscal 1998 fiscal 1999 and for the 13 weeks ending May 1, 1999 and April 29, 2000, respectively. Buying and distribution costs remaining in inventories at January 30, 1999, January 29, 2000 and April 29, 2000 were $2,093,000,
3,394,000 and $3,270,000, respectively. Store occupancy costs include store rental, utilities and maintenance expenditures and are included in cost of goods sold.

Property and Equipment

   Property and equipment are stated at cost. Additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred. The straight-line method of depreciation is used for financial reporting purposes. The estimated useful lives are three to ten years for furniture and fixtures, computers and equipment and the shorter of ten years, or the lease term, for leasehold improvements. Certain personnel costs and out-of-pocket costs directly associated with the construction or remodeling of stores are capitalized and amortized over the lease term.

Long-Lived Assets

   The Company follows Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property, equipment and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flow associated with the asset is compared to the asset's carrying value to determine if a write-down to recoverable value is necessary. Management believes that there has been no impairment of the Company's long-lived assets as of January 29, 2000 and April 29, 2000.

Store Pre-opening Costs

   Pre-opening costs incurred at new store locations are charged to expense as incurred.

                       ZANY BRAINY, INC. AND SUBSIDIARIES

 (Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)


Deferred Rent

   Rent expense on leases is recorded on a straight-line basis over the lease period. The excess of rent expense over the actual cash paid is recorded as deferred rent.

Revenue Recognition

   Revenue is recognized at the point of sale.

Advertising Costs

   Advertising costs are charged to expense the first time the advertising takes place. Advertising expense, including grand opening, was $2,301,000, $5,036,000, $6,530,000, $1,188,000 and $1,190,000, net of certain vendor reimbursements, in fiscal 1997, fiscal 1998, fiscal 1999 and for the 13 weeks ending May 1, 1999 and April 29, 2000, respectively.

Supplemental Cash Flows Information

   For fiscal 1997, fiscal 1998, fiscal 1999 and for the 13 weeks ended May 1, 1999 and April 29, 2000, the Company paid $718,000, $1,028,000, $680,000,
$303,000 and $191,000, respectively, for interest expense. For fiscal 1998, fiscal 1999 and for the 13 weeks ended May 1, 1999 and April 29, 2000, the Company paid $57,000, $229,000, $193,000 and $691,000 for income taxes. Capital lease obligations of $45,000, $3,315,000 and $3,783,000, were incurred on equipment leases entered into in fiscal 1997, fiscal 1998 and fiscal 1999, respectively. There were no capital lease obligations incurred for the 13 weeks ended May 1, 1999 and April 29, 2000.

Reclassifications

   Certain reclassifications have been made to the prior year's financial statements to conform to the current year presentation.

2.INITIAL PUBLIC OFFERING

   In June 1999, the Company sold 4,722,669 shares of Common stock at $10.00 per share ($9.30 after an underwriting discount of $.70 per share) in an initial public offering (the "Offering"). All shares of Preferred stock outstanding prior to the Offering were converted into 11,250,273 shares of Common stock. The Offering generated proceeds of $43.9 million ($42.3 million after deducting transaction expenses of $1.6 million). The Company used $18.4 million to pay down an outstanding line of credit balance plus accrued interest and $22.2 million for 18 new store openings, the relocation of the distribution center, new enterprise software and the internet joint venture. The remainder of the net proceeds was used for general corporate purposes.

3.NET INCOME (LOSS) PER SHARE

   Net income (loss) per share is calculated utilizing the principles of SFAS No. 128, "Earnings per Share" ("EPS"). Basic EPS excludes potentially dilutive securities and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed, using the treasury stock method, assuming the conversion or exercise of all dilutive securities such as Preferred stock, options and warrants.

                       ZANY BRAINY, INC. AND SUBSIDIARIES

 (Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)


   Under SFAS No. 128, the Company's granting of certain stock options, warrants and Preferred stock resulted in potential dilution of basic EPS. The following table summarizes the differences between basic weighted average shares outstanding and diluted weighted average shares outstanding used to compute diluted EPS.

                                                                    Thirteen
                                   Fiscal Year Ended              Weeks Ended
                          ----------------------------------- --------------------
                          January 31, January 30, January 29,  May 1,   April 29,
                             1998        1999        2000       1999       2000
                          ----------- ----------- ----------- --------- ----------
                                                                  (unaudited)
Basic weighted average
 number of shares
 outstanding............   5,085,153   5,373,365  15,834,260  5,384,307 21,678,927
Incremental shares from
 assumed exercise or
 conversion of:
Stock Options...........         --    1,118,803   1,380,224        --         --
Warrants................         --       27,496       9,092        --         --
Preferred Stock.........         --   11,250,273   3,987,047        --         --
                           ---------  ----------  ----------  --------- ----------
Diluted weighted average
 number of shares
 outstanding............   5,085,153  17,769,937  21,210,623  5,384,307 21,678,927
                           =========  ==========  ==========  ========= ==========

   The number of incremental shares from the assumed exercise of stock options and warrants is calculated applying the treasury stock method. Stock options, warrants and Preferred stock convertible into common shares were excluded from fiscal 1997 and the 13 weeks ended May 1, 1999 and April 29, 2000 calculation as they were anti-dilutive.

4.PROPERTY AND EQUIPMENT (in thousands)

                                           January 30, January 29,  April 29,
                                              1999        2000        2000
                                           ----------- ----------- -----------
                                                                   (unaudited)
Furniture and fixtures....................   $18,739     $26,164     $26,580
Computers and equipment...................    12,596      20,368      21,564
Leasehold improvements....................    13,158      15,395      15,980
                                             -------     -------     -------
                                              44,493      61,927      64,124
Less--Accumulated depreciation and
 amortization.............................   (18,588)    (27,325)    (29,878)
                                             -------     -------     -------
                                             $25,905     $34,602     $34,246
                                             =======     =======     =======

   Due to the relocation of the Company's distribution center, the Company recorded a charge of $450,000 in fiscal 1998. This charge was due to a change in the estimated useful life of certain property to be abandoned and the estimated loss associated with assignment of the existing lease. This charge is included in selling, general and administrative expenses in fiscal 1998.

5.ACCRUED LIABILITIES (in thousands)

                                             January 30, January 29,  April 29,
                                                1999        2000        2000
                                             ----------- ----------- -----------
                                                                     (unaudited)
Payroll and related expense.................   $ 3,163     $ 2,785     $1,424
Marketing Expense...........................         0       2,883          0
Other.......................................     7,042       8,028      6,543
                                               -------     -------     ------
                                               $10,205     $13,696     $7,967
                                               =======     =======     ======

                       ZANY BRAINY, INC. AND SUBSIDIARIES

 (Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)


6.LINE OF CREDIT AND MASTER LEASE AGREEMENT

   In June 1999, the Company's existing line of credit was paid down with proceeds from the Offering and the existing credit facility was terminated. The Company entered into a new three-year credit facility covering a maximum principal amount of $30,000,000, subject to a borrowing base. The borrowing base is defined as 50% of all eligible inventory. This unsecured line of credit bears interest at the prime rate, the annual Federal funds rate plus .5%, or, at the Company's option, at an annual rate of LIBOR plus 1.75%. The Company had no outstanding balance on the line of credit as of January 29, 2000 and $7.2 million outstanding as of April 29, 2000. The credit facility requires the Company to comply with various covenants, as defined, and restricts the payment of dividends. At January 30, 1999, January 29, 2000 and April 29, 2000 there were $914,000, $2,109,000 and $2,003,000, respectively, in outstanding letters of credit issued against the lines.

   In July 1999, the Company entered into a master lease agreement with a bank, which provides for $5,000,000 for leasing new and used equipment. The agreement requires that the leases be capital in nature and is subject to certain covenants, as defined. In fiscal 1999, the Company financed $3,783,000 of equipment under the agreement. The Company is required to make monthly payments including interest payments at an average rate of 10.3%. The equipment leased under the agreement is the collateral. This agreement expires June 30, 2000.

7.INCOME TAXES

   The Company files a consolidated Federal income tax return. The Company has adopted SFAS No. 109, "Accounting for Income Taxes." The effect of this statement is to take principally a balance sheet approach to providing deferred income taxes. Deferred tax balances are regularly adjusted through the income statement to reflect the current year estimate of future tax payments.

   Income tax expense (benefit) consists of the following components (in thousands):

                                                         Fiscal Year Ended
                                                     ---------------------------
                                                     January  January   January
                                                     31, 1998 30, 1999  29, 2000
                                                     -------- --------  --------
Current:
  Federal...........................................  $  --   $   136    $  262
  State.............................................     --        14       458
                                                      -----   -------    ------
                                                         --       150       720
                                                      -----   -------    ------
Deferred:
  Federal...........................................     39       829     3,490
  State.............................................      4        --        84
                                                      -----   -------    ------
                                                         43       829     3,574
                                                      -----   -------    ------
Increase (decrease) in valuation allowance..........     43    (7,166)      (63)
                                                      -----   -------    ------
  Income tax expense (benefit)......................  $  --   $(6,187)   $4,231
                                                      =====   =======    ======

                      ZANY BRAINY, INC. AND SUBSIDIARIES

(Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)

   The deferred tax effect of temporary differences giving rise to the Company's deferred tax assets and liabilities consists of the following components (in thousands):

                                                         January 30, January 29,
                                                            1999        2000
                                                         ----------- -----------
Deferred tax assets:
  Deferred rent.........................................   $  984      $1,751
  Inventory reserves....................................      613         495
  Other.................................................      503         310
  Net operating loss carryforwards......................    5,652       1,352
  AMT credit carryforwards..............................      159         402
                                                           ------      ------
    Gross deferred tax asset............................    7,911       4,310
                                                           ------      ------
Deferred tax liabilities:
  Depreciation..........................................     (694)       (580)
  Other.................................................     (200)       (358)
                                                           ------      ------
    Gross deferred tax liabilities......................     (894)       (938)
                                                           ------      ------
Net deferred tax asset, before valuation................    7,017       3,372
  Less-Valuation allowance..............................     (680)       (617)
                                                           ------      ------
    Net deferred tax asset..............................   $6,337      $2,755
                                                           ======      ======

   Valuation allowances, primarily attributable to the Federal net operating loss carryforward, were established in fiscal 1996 and 1997 in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes". The Company reversed $7,166,000 of the valuation allowance in fiscal 1998 based on management's assessment that it is more likely than not that the net deferred tax assets will be realized through future taxable earnings.

   The reconciliation of the Federal statutory rate to the Company's effective income tax rate is as follows:

                                                             Thirteen Weeks
                                   Fiscal Year Ended             Ended
                               ---------------------------- ------------------
                               January   January   January  May 1,   April 29,
                               31, 1998  30, 1999  29, 2000  1999      2000
                               --------  --------  -------- ------   ---------
                                                              (unaudited)
Tax provision (benefit) at
 Federal statutory rate.......  (34.0)%     34.0%    35.0%  (34.0)%    (34.0)%
State taxes, net of Federal
 benefit......................   (2.7)       0.3      2.7    (4.0)      (4.5)
Other.........................    8.1        0.5      0.9      --         --
Increase (decrease) in
 valuation allowance..........   28.6     (254.8)    (0.6)     --         --
                                -----     ------     ----   -----      -----
                                   -%     (220.0)%   38.0%  (38.0)%    (38.5)%
                                =====     ======     ====   =====      =====

   At January 29, 2000, the Company has Federal net operating loss carryforwards of approximately $2.0 million, which expire in 2016.

8.CONVERTIBLE PREFERRED STOCK

   The components of Preferred stock as of January 30, 1999, January 29, 2000 and April 29, 2000 were as follows:

                       ZANY BRAINY, INC. AND SUBSIDIARIES

 (Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)


                                                                       Shares
Preferred Stock Series                                   Price/Share Outstanding
----------------------                                   ----------- -----------
A.......................................................   $24.00       806,559
B.......................................................    24.00        98,078
BB......................................................    24.00       748,334
C.......................................................    22.50       749,984
                                                                      ---------
                                                                      2,402,955
                                                                      =========

   The series A, B, BB and C Preferred stock (collectively, the Preferred stock) is convertible into Common stock based on a defined conversion rate and must be converted upon the closing of a public Common stock offering, as defined. The Preferred stock has voting rights equal to the number of Common shares into which it is convertible, participates in dividends to the extent they are declared on the Common stock and has preference in liquidation equal to the sum of the price paid per share and all declared but unpaid dividends. Upon liquidation, the series C holders would receive $11.25 per share plus accrued but unpaid dividends before any other distributions, with the remainder paid in parity with the series A, B and BB preferred holders.

   In June 1999, the Company converted all outstanding Preferred stock into 11,250,273 shares of Common stock. As of January 29, 2000, 5,000,000 shares of Preferred stock were authorized, none of which is outstanding.

9.COMMON STOCK OPTIONS AND WARRANTS

   The Company's 1993 Stock Incentive Plan provides for the granting of Common stock, Common stock options and stock appreciation rights to key employees and members of the Board of Directors. The Company's 1998 Equity Compensation Plan provides for the granting of Common stock options, restricted stock, stock appreciation rights and performance units to employees, Board members and consultants. Required disclosure information regarding the 1993 Stock Incentive Plan and the 1998 Equity Compensation Plan (collectively, the "Plans") have been combined due to similarities in the Plans.

   The Company reserved 2,500,000, 3,700,000, 5,500,000 and 5,500,000 shares of its Common stock for awards under the Plans as of January 31, 1998, January 30, 1999, January 29, 2000 and April 29, 2000, respectively. The Company accounts for the Plans under Accounting Principles Board Opinion No. 25. Had compensation cost for the options issued under the Plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income (loss), basic EPS and diluted EPS would have been equal to the pro forma amounts indicated below (in thousands except per share data):

                                                      Fiscal Year Ended
                                             -----------------------------------
                                             January 31, January 30, January 29,
                                                1998        1999        2000
                                             ----------- ----------- -----------
Net income (loss)
  As reported...............................   ($ 153)     $8,999      $6,904
  Pro forma.................................     (626)      8,102       5,985
Basic EPS
  As reported...............................   ($0.03)     $ 1.67      $ 0.44
  Pro forma.................................    (0.12)       1.51        0.38
Diluted EPS
  As reported...............................   ($0.03)     $ 0.51      $ 0.33
  Pro forma.................................    (0.12)       0.46        0.28

                       ZANY BRAINY, INC. AND SUBSIDIARIES

 (Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)


   The weighted average fair value of options granted in fiscal 1999, 1998 and 1997 was $11.32, $2.60 and $0.78, respectively. The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

                                                     Fiscal Year Ended
                                            -----------------------------------
                                            January 31, January 30, January 29,
                                               1998        1999        2000
                                            ----------- ----------- -----------
Expected dividend rate.....................      --          --          --
Expected volatility........................      --        45.0%       45.0%
Weighted average risk-free interest rate...     6.4%        5.3%        5.3%
Expected lives (years).....................       4           4           4

   In fiscal 1997, 1998 and 1999, the Company granted 1,169,507, 472,497 and 846,750 options, respectively, under the Plans to employees and directors to purchase Common stock at prices ranging from $3.33 to $11.75 per share. Options to purchase 400,000 shares of Common stock vest 100% after three years and remaining options primarily vest over a four-year period from the date of grant. During 1999, options to purchase 8,200 shares of common stock were granted with exercise prices below the fair market value of the Company's common stock on the date of grant. These options were valued at $43,000 and are being amortized as deferred compensation expense over the vesting period. All other options were issued with exercise prices equal to or greater than the fair market value on the grant date. The options are exercisable over a maximum of 10 years.

   Information with respect to all options outstanding, including options to purchase 130,000 shares of Common stock issued outside the Plans prior to fiscal 1996, is as follows:

                                                                      Weighted
                                                                      Average
                                                                       Price
                                                         Option Price   Per
                                               Shares     Per Share    Share
                                             ----------  ------------ --------
Options outstanding, February 1, 1997.......  1,583,200  $  0.67-4.00  $3.79
  Granted...................................  1,169,507     3.33-4.00   3.56
  Exercised.................................    (10,392)    3.33-4.00   3.46
  Canceled..................................   (186,583)    3.33-4.00   3.40
  Change in exercise price
    Original price.......................... (1,222,685)         4.00   4.00
    New price...............................  1,222,685          3.33   3.33
                                             ----------  ------------  -----
Options outstanding, January 31, 1998.......  2,555,732     0.67-4.00   3.39
  Granted...................................    472,497     4.00-9.00   6.26
  Exercised.................................    (22,048)         3.33   3.33
  Canceled..................................   (153,319)    3.33-9.00   3.83
                                             ----------  ------------  -----
Options outstanding, January 30, 1999.......  2,852,862     0.67-9.00   3.84
  Granted...................................    846,750    3.33-11.75  11.32
  Exercised.................................   (262,869)    0.67-5.25   3.04
  Canceled..................................   (237,952)   3.33-11.75   6.38
                                             ----------  ------------  -----
Options outstanding January 29, 2000........  3,198,791    2.67-11.75   5.70
  Granted (unaudited).......................     39,900         5.375   5.38
  Exercised (unaudited).....................     (8,819)    3.33-5.25   3.37
  Canceled (unaudited)......................   (132,943)   3.33-11.75   8.97
                                             ----------  ------------  -----
Options outstanding April 29, 2000
 (unaudited)................................  3,096,929  $2.67-$11.75  $5.56
                                             ==========  ============  =====

                      ZANY BRAINY, INC. AND SUBSIDIARIES

(Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)

   Of the 130,000 shares of Common stock issued outside the Plans, 40,000 were exercised in fiscal 1999.

   At January 29, 2000, the weighted average contractual life of all options outstanding was 7.4 years, there were 1,360,286 options vested at a weighted average exercise price of $3.60 and there were 2,131,022 shares reserved under the Plans, which were not covered by stock options granted.

   In fiscal 1996 and fiscal 1997, the Company granted warrants to purchase 15,000 shares and 32,550 shares of Common stock, respectively, to certain consultants. The warrants have an exercise price of $4.00 per share and are exercisable on various dates through January 2003. In June 1999, the warrants to purchase 32,550 shares of Common stock at $4.00 per share were exercised. In addition, the agent who placed the series A preferred purchased for $561 warrants to purchase 56,073 shares of Common stock at $6.00 per share. These warrants were exercised in conjunction with the Offering.

10.RELATED PARTY TRANSACTIONS

   In October 1999, the Company formed ZB Holdings LLC, a joint venture with Online Retail Partners, LLC. ZB Holdings LLC was formed for the purpose of developing and operating www.zanybrainy.com, an Internet shopping website, offering its customers comprehensive content, extensive product assortment in and related value-added online services. ZB Holdings LLC formed ZanyBrainy.com LLC ("ZanyBrainy.com"), a wholly owned subsidiary, for the purpose of developing and operating such a site. The Company contributed $5.0 million for the purchase of 100% of the outstanding Preferred interest of ZB Holdings LLC and Online Retail Partners LLC contributed a total of $15.0 million for the purchase of 100% of the Common interests of ZB Holdings LLC. Both partners hold 50% of the voting stock of the joint venture and the Company had an ownership interest in the joint venture of approximately 57% at January 29, 2000. There could be future dilution of the Company's interests if further investments, or stock grants, in the joint venture are made. See "Note 11-- Commitments and Contingencies, Subsequent Event."

   The investment is accounted for under the equity method of accounting with profits and losses allocated in accordance with the joint venture agreement. As of January 29, 2000 and April 29, 2000, no losses were allocated to the Company's preferred interests in ZB Holdings LLC under the terms of the joint venture agreement. The Company has entered into certain agreements with ZanyBrainy.com pursuant to which it will provide services to, and act as an agent for, ZanyBrainy.com. Under the terms of the agreements, these services are to be provided at cost to ZanyBrainy.com. The Company procured and transferred, at cost, $8,186,000 and $811,000 of merchandise, including freight and other procurement costs, to ZanyBrainy.com during fiscal 1999 and for the 13 weeks ended April 29, 2000, respectively. In addition, the Company transferred costs of $2,673,000 and $0 for the cost of production and marketing materials, and $250,000 and $229,000 for the cost of other services rendered, during fiscal 1999 and for the 13 weeks ended April 29, 2000, respectively. During the 13 weeks ended April 29, 2000, the Company purchased $750,000 of merchandise from ZanyBrainy.com. A receivable of $1,378,000 and payable of $610,000 at January 29, 2000 and April 29, 2000, respectively from ZanyBrainy.com were included in receivables, net and accounts payable on the accompanying balance sheet.

11.COMMITMENTS AND CONTINGENCIES

Leases

   The Company leases retail, distribution and office space and equipment under various operating leases. Most store leases typically have an average initial term of ten years, with two five-year renewal options.

                       ZANY BRAINY, INC. AND SUBSIDIARIES

 (Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)

Certain leases provide for additional rent contingent upon store sales levels. Base rent expense for fiscal 1997, 1998, 1999 and for the weeks ended May 1, 1999 and April 29, 2000 was approximately $11,468,000, $13,927,000,
$20,332,000, $4,264,000 and $5,601,000 respectively.

   The Company has entered into several leases for store and distribution center equipment and fixtures that have been accounted for as capital leases. The capitalized cost of $6,961,000 and $10,130,000 and related accumulated amortization of $2,336,000 and $4,044,000 has been included in property and equipment at January 30, 1999 and January 29, 2000, respectively. The present value of the minimum lease payments is as follows (in thousands):

                                                            As of       As of
                                                         January 29,  April 29,
                                                            2000        2000
                                                         ----------- -----------
                                                                     (unaudited)
Total minimum lease payments............................   $7,343      $6,456
Less--Amount representing interest......................     (910)       (622)
                                                           ------      ------
Present value of minimum lease payments.................   $6,433      $5,834
                                                           ======      ======

   Future minimum lease payments under the Company's operating and capital leases, including leases for stores opening in fiscal 2000, which were entered into before the period indicated, are as follows (in thousands):

                                                   As of             As of
                                             January 29, 2000   April 29, 2000
                                             ----------------- -----------------
Fiscal                                       Operating Capital Operating Capital
------                                       --------- ------- --------- -------
                                                                  (unaudited)
2000........................................ $ 24,759  $3,093  $ 24,860  $2,148
2001........................................   26,806   2,314    27,500   2,311
2002........................................   27,000   1,533    27,695   1,534
2003........................................   27,306     403    28,009     463
2004........................................   26,472      --    27,188      --
2005 and thereafter.........................   79,661      --    86,276      --
                                             --------  ------  --------  ------
                                             $212,004  $7,343  $221,528  $6,456
                                             ========  ======  ========  ======

Subsequent Event

   Subsequent to year-end, the Company committed to contribute an additional $6,840,000 to ZB Holdings, LLC and Online Retail Partners committed to contribute an additional $5,160,000. These contributions, which were made during the quarter ended April 29, 2000, resulted in a total additional investment in ZB Holdings, LLC of $12,000,000. After these contributions, both partners will retain 50% of the voting stock of the joint venture and the Company will have an ownership interest in the joint venture of approximately 51%.

401(k) Plan

   On October 1, 1996, the Company adopted a 401(k) plan for its employees (the
Plan). The Plan allows participants to contribute up to 15% of their compensation and permits a discretionary employer match, subject to certain defined limitations. Employer contributions vest 20% per year. No employer contributions were made

                       ZANY BRAINY, INC. AND SUBSIDIARIES

 (Information as of April 29, 2000 and for the thirteen weeks ended May 1, 1999 and April 29, 2000 is unaudited)

during fiscal 1997, 1998, 1999 and for the 13 weeks ended April 29, 2000. The cost to administer the Plan was $10,000, $16,000 and $4,500 for fiscal 1998, 1999 and for the 13 weeks ended April 29, 2000, respectively.

General

   From time to time, the Company is named as a defendant in legal actions arising from its normal business activities. Although the amount of any liability that could arise with respect to currently pending actions cannot be estimated, in the opinion of the Company, any such liability will not have a material adverse effect on its financial position or operating results.

12.RECENT DEVELOPMENTS (unaudited)

   On April 21, 2000, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which Noodle Kidoodle, Inc., another retailer of children's specialty toys, will become the Company's wholly-owned subsidiary.

   Pursuant to the Merger Agreement, each outstanding share of the Noodle Kidoodle common stock, par value $.001 per share, will be converted into the right to receive 1.233 shares of the Company's common stock, par value $.01 per share. The consummation of the merger is subject to a number of conditions, including, among other things, the approval of the Merger Agreement and merger by the Company's shareholders and Noodle Kidoodle's shareholders. It is currently anticipated that the merger will be treated as a pooling-of-interests for accounting purposes under Opinion No. 16 of the Accounting Principles Board and that the merger will close by the end of the second quarter of 2000.

   All expenses attributable to the merger will be deferred and expensed in the quarter that the merger is consummated and thereafter. The Company anticipates these costs to be between $13.0 and $16.0 million, after tax.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Noodle Kidoodle, Inc.

   We have audited the accompanying consolidated balance sheets of Noodle Kidoodle, Inc. and Subsidiaries as of January 29, 2000 and January 30, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Noodle Kidoodle, Inc. and Subsidiaries as of January 29, 2000 and January 30, 1999 and the results of their operations and cash flows for each of the years in the three year period ended January 29, 2000 in conformity with generally accepted accounting principles.

   As discussed in Note 12 to the Consolidated Financial Statements, the Company changed its method of accounting for start-up costs.

Janover Rubinroit, LLC

/s/ Janover Rubinroit, LLC

Garden City, New York
March 15, 2000

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        (In thousands except share data)

                                            January 29, January 30,  April 29,
                  ASSETS                       2000        1999        2000
                  ------                    ----------- ----------- -----------
                                                                    (Unaudited)
Current assets:
 Cash and cash equivalents.................   $   491     $10,188     $   541
 Merchandise inventories...................    33,610      21,074      34,470
 Prepaid expenses and other current
  assets...................................     3,244       3,780       3,093
 Deferred income taxes.....................     1,448         --        2,965
                                              -------     -------     -------
  Total current assets.....................    38,793      35,042      41,069
 Property, plant and equipment at cost.....    41,874      32,138      42,982
  Less accumulated depreciation............    12,943       9,238      14,051
                                              -------     -------     -------
                                               28,931      22,900      28,931
Other assets...............................
 Deferred income taxes.....................     4,992         --        4,992
 Other.....................................       166          20         163
                                              -------     -------     -------
                                                5,158          20       5,155
                                              -------     -------     -------
Total Assets...............................   $72,882     $57,962     $75,155
                                              =======     =======     =======
   LIABILITIES AND STOCKHOLDERS' EQUITY
   ------------------------------------
Current liabilities:
 Current maturities of long-term debt......   $ 4,019     $    21     $ 8,955
 Trade accounts payable....................     9,498       8,576      10,403
 Accrued expenses and taxes................     9,976       9,738       8,876
 Net liabilities of discontinued
  operations...............................       --        1,303         --
                                              -------     -------     -------
  Total current liabilities................    23,493      19,638      28,234
Long-term debt.............................       689         712         684
Deferred income taxes......................       --          --          --
Minority interest..........................       --          --          --
Commitments and contingencies..............       --          --          --
Stockholders' equity:
 Preferred stock-authorized 1,000,000
  shares, par value $.001 (none issued)....       --          --          --
 Common stock-authorized 15,000,000 shares,
  par value $.001; issued 8,506,901
  shares...................................         9           9           9
 Capital in excess of par value............    43,097      43,087      43,098
 Retained earnings (deficit)...............     9,291      (1,747)      6,815
                                              -------     -------     -------
                                               52,397      41,349      49,922
 Less treasury stock, at cost, 901,261,
  910,861 and 898,261 shares,
  respectively.............................     3,697       3,737       3,685
                                              -------     -------     -------
  Total stockholders' equity...............    48,700      37,612      46,237
                                              -------     -------     -------
Total Liabilities and Stockholders'
 Equity....................................   $72,882     $57,962     $75,155
                                              =======     =======     =======

    The accompanying notes are an integral part of the financial statements.

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                        (In thousands except share data)

                               For the Fiscal Year Ended      Thirteen Weeks Ended
                          ----------------------------------- -----------------------
                          January 29, January 30, January 31,  April 29,    May 1,
                             2000        1999        1998        2000        1999
                          ----------- ----------- ----------- -----------  ----------
                                                                   (unaudited)
Net sales...............   $135,038    $107,886     $81,664    $   24,072  $   22,890
Costs and expenses:
 Cost of products sold
  including buying and
  warehousing costs.....     82,770      65,405      50,388        15,178      13,900
 Selling and
  administrative
  expenses..............     49,356      38,804      33,552        12,695      10,103
                           --------    --------     -------    ----------  ----------
                            132,126     104,209      83,940        27,873      24,003
                           --------    --------     -------    ----------  ----------
 Operating income
  (loss)................      2,912       3,677      (2,276)       (3,801)     (1,113)
Interest income.........        116         269         448             1          80
Interest expense........       (616)       (194)        (90)         (193)        (21)
                           --------    --------     -------    ----------  ----------
 Income (loss) from
  continuing operations
  before income taxes...      2,412       3,752      (1,918)       (3,993)     (1,054)
Income taxes (benefit)..     (7,271)        --          --         (1,517)        --
Minority interest.......        --          --          --            --          --
                           --------    --------     -------    ----------  ----------
 Income (loss) from
  continuing
  operations............      9,683       3,752      (1,918)       (2,476)     (1,054)
Gain on disposal of
 discontinued operation,
 net of income taxes of
 $950...................      1,550         --          --            --          --
                           --------    --------     -------    ----------  ----------
 Net income (loss)
  before cumulative
  effect of change in
  accounting principle..     11,233       3,752      (1,918)       (2,476)     (1,054)
Cumulative effect of
 change in accounting
 principle, net of
 income taxes (benefit)
 of $(119) and $0,
 respectively...........       (195)        --          --            --         (314)
                           --------    --------     -------    ----------  ----------
 Net income (loss)......   $ 11,038    $  3,752     $(1,918)   $   (2,476) $   (1,368)
                           ========    ========     =======    ==========  ==========
Basic income (loss) per
 share:
 Continuing operations..   $   1.27    $    .49     $  (.25)   $     (.33) $    (.14)
 Discontinued
  operations............        .20         --          --            --          --
 Cumulative effect of
  change in accounting
  principle.............       (.03)        --          --            --         (.04)
                           --------    --------     -------    ----------  ----------
                           $   1.45    $    .49     $  (.25)   $     (.33) $     (.18)
                           ========    ========     =======    ==========  ==========
Diluted income (loss)
 per share:
 Continuing operations..   $   1.25    $    .49     $  (.25)   $     (.33) $     (.14)
 Discontinued
  operations............        .20         --          --            --          --
 Cumulative effect of
  change in accounting
  principle.............       (.03)        --          --            --         (.04)
                           --------    --------     -------    ----------  ----------
                           $   1.42    $    .49     $  (.25)   $     (.33) $     (.18)
                           ========    ========     =======    ==========  ==========

    The accompanying notes are an integral part of the financial statements.

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (In thousands)

                                                                  Treasury
                                                                    Stock
                             Common Stock  Capital in Retained    (at Cost)
                             ------------- Excess of  Earnings  -------------
                             Shares Amount Par Value  (Deficit) Shares Amount
                             ------ ------ ---------- --------- ------ ------
BALANCE, FEBRUARY 1, 1997... 8,504   $ 9    $43,063    $(3,581)  924   $3,792
 Net loss for the year......   --    --         --      (1,918)  --       --
                             -----   ---    -------    -------   ---   ------
BALANCE, JANUARY 31, 1998... 8,504     9     43,063     (5,499)  924    3,792
 Exercise of stock options..     3   --          24        --    (13)     (55)
 Net income for the year....   --    --         --       3,752   --       --
                             -----   ---    -------    -------   ---   ------
BALANCE, JANUARY 30, 1999... 8,507     9     43,087     (1,747)  911    3,737
 Exercise of stock options..   --    --          10        --    (10)     (40)
 Net income for the year....   --    --         --      11,038   --       --
                             -----   ---    -------    -------   ---   ------
BALANCE, JANUARY 29, 2000... 8,507     9     43,097      9,291   901    3,697
Thirteen weeks ended April
 29, 2000 (unaudited):
 Exercise of stock options..   --    --           1        --     (3)     (12)
 Net loss for the period....   --    --         --      (2,476)  --       --
                             -----   ---    -------    -------   ---   ------
BALANCE, APRIL 29, 2000..... 8,507   $ 9    $43,098    $ 6,815   898   $3,685
                             =====   ===    =======    =======   ===   ======

    The accompanying notes are an integral part of the financial statements.

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                               Thirteen Weeks
                               For the Fiscal Year Ended            Ended
                          ----------------------------------- -----------------
                          January 29, January 30, January 31, April 29, May 1,
                             2000        1999        1998       2000     1999
                          ----------- ----------- ----------- --------- -------
                                                                 (Unaudited)
Continuing Operations:
Cash flows from
 operating activities:
 Net income (loss)
  before cumulative
  effect of change in
  accounting principle
  ......................   $  9,683     $ 3,752     $(1,918)   $(2,476) $(1,054)
 Adjustments to
  reconcile to net cash
  provided (used):
 Depreciation...........      3,787       2,932       2,490      1,108      817
 Deferred income taxes..     (6,440)        --          --      (1,517)     --
 Loss on disposal of
  fixtures and
  equipment.............         17         --          243        --       --
 Cumulative effect of
  accounting change.....       (195)        --          --         --      (314)
 Decrease (increase) in
  non-cash working
  capital accounts:
  Merchandise
   inventories..........    (12,536)     (4,253)        497       (860)  (4,827)
  Prepaid expenses and
   other current
   assets...............        536        (756)       (272)       151    1,930
  Trade accounts
   payable..............        922       2,528         999        905    2,661
  Accrued expenses and
   taxes................        238       2,012         634     (1,103)  (3,412)
  (Increase) decrease in
   other assets.........       (146)        --          --           3       (7)
                           --------     -------     -------    -------  -------
Net cash provided by
 (used in) continuing
 operations.............     (4,134)      6,215       2,673     (3,789)  (4,206)
                           --------     -------     -------    -------  -------
Discontinued Operations:
 Net gain from disposal
  of discontinued
  operating activities..      1,550         --          --         --       --
 Decrease (increase) in
  non-cash working
  capital accounts......     (1,303)        130      (1,252)       --       --
 Net cash provided by
  (used in) discontinued
  operations............        247         130      (1,252)       --        30
                           --------     -------     -------    -------  -------
 Net cash provided by
  (used in) operating
  activities............     (3,887)      6,345       1,421     (3,789) (4,176)
                           --------     -------     -------    -------  -------
Cash flows from
 investing activities:
 Property additions.....     (9,835)     (7,318)     (1,664)    (1,108)  (1,244)
 Other..................        --            3          27          3       (7)
                           --------     -------     -------    -------  -------
Net cash used in
 investing activities...     (9,835)     (7,315)     (1,637)    (1,105)  (1,251)
                           --------     -------     -------    -------  -------
Cash flows from
 financing activities:
 Proceeds from line of
  credit................     53,326         --          --      12,058      --
 Payments on line of
  credit................    (49,330)        --          --      (7,122)     --
 Maturities of long-term
  debt..................        (21)        (20)        (18)        (5)     (10)
 Exercise of employee
  options...............         50          79         --          13       41
                           --------     -------     -------    -------  -------
 Net cash provided by
  (used in) financing
  activities............      4,025          59         (18)     4,944       31
                           --------     -------     -------    -------  -------
 Net increase (decrease)
  in cash and cash
  equivalents...........     (9,697)       (911)       (234)        50   (5,396)
 Cash and cash
  equivalents--beginning
  of year...............     10,188      11,099      11,333        491   10,188
                           --------     -------     -------    -------  -------
 Cash and cash
  equivalents--end of
  year..................   $    491     $10,188     $11,099    $   541  $ 4,792
                           ========     =======     =======    =======  =======

Supplemental cash flow
 information:
 Net cash paid during
  the year for:
 Interest expense.......   $    617     $   195     $    91    $   193  $    21
                           --------     -------     -------    -------  -------
 Income taxes, net......        --          --          --         --       --
                           --------     -------     -------    -------  -------



    The accompanying notes are an integral part of the financial statements.

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES:

   The following summary of the Company's major accounting policies is presented to assist in the interpretation of the financial statements.

Principles of consolidation

   The consolidated financial statements include the accounts of the parent company and all majority owned subsidiary and partnership companies. All significant intercompany balances and transactions are eliminated in consolidation. The Company and its subsidiaries are on a 52-53 week accounting period ending on the Saturday closest to January 31. The fiscal years for the financial statements presented all consist of 52 week periods.

   The Company has reported 100% of its majority owned partnership's loss for the year since the minority interest is limited to the extent of its equity capital. Should the losses reverse in subsequent years, the Company will be credited with the amount of minority interest losses previously absorbed before credit is made to the minority interest.

Interim Financial Statements

   The accompanying consolidated financial statements as of April 29, 2000 and for the 13 weeks ended May 1, 1999 and April 29, 2000 are unaudited and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for those interim periods. The results of operations for the 13 weeks ended May 1, 1999 and April 29, 2000 are not necessarily indicative of the results to be expected for any other interim period or the full year.

Description of business

   The Company is in one business segment, a specialty retailer of a broad assortment of educationally oriented, creative and non-violent children's products, including toys, books, games, video and audio tapes, computer software, crafts, and other learning products, and follows the requirements of SFAS No. 131.

Revenue recognition

   Revenue is recognized at the point of sale to retail customers.

Cash and cash equivalents

   All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. The Company places its temporary cash investments in high grade instruments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.

Inventories

   Inventories are stated at the lower of cost (first-in, first-out) or market.

Earnings per share

   Basic earnings per share has been computed based on the average number of common shares outstanding. Diluted earnings per share reflects the increase in average common shares outstanding that would result from the assumed exercise of outstanding stock options, calculated using the treasury stock method.

Property, plant and equipment

   Plant and equipment is stated at cost and is depreciated on a straight-line basis over estimated useful lives. Repairs and maintenance are charged to expense as incurred; renewals and betterments, which significantly extend the useful lives of existing plant and equipment, are capitalized.

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES:--(continued)

   Leasehold improvements are amortized over the terms of the respective leases or over their useful lives, whichever is shorter. Useful lives of other plant and equipment vary among the classifications, but range for buildings and improvements from 10-40 years and for fixtures and equipment from 4-10 years.

Store Pre-opening Costs

   Pre-opening costs incurred at new store locations are charged to expense as incurred in accordance with AICPA statement of position 98-5.

Income taxes

   The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Fair value disclosures

   The carrying amounts of cash and cash equivalents, other current assets, accounts payable and other current liabilities approximates fair value because of the short term maturity of these instruments. The stated value of long-term debt, including current maturities, approximates fair value.

NOTE 2--DISCONTINUED OPERATIONS:

   During the third quarter of fiscal 2000, the Company adjusted the estimated gain on disposal of its discontinued wholesale operations recognized in fiscal 1996. The adjustment, resulting in an additional net gain on disposal of discontinued operations of $1,550 net of income taxes of $950, arose from the sale of the Company's leasehold interest in its former distribution center in Birmingham, Alabama and the finalization of liabilities related to its discontinued wholesale operations.

NOTE 3--PROPERTY, PLANT AND EQUIPMENT:

                                                                     Thirteen
                                             Fiscal Year Ended      Weeks Ended
                                         -------------------------- -----------
                                         January 29,  January 30,    April 29,
                                            2000          1999         2000
                                         ----------- -------------- -----------
                                                     (In thousands) (unaudited)
     Land...............................  $    272      $   272       $   272
     Building and improvements..........     1,986        1,896         2,003
     Fixtures and equipment.............    19,621       14,839        20,109
     Leasehold improvements.............    19,995       15,131        20,598
                                          --------      -------       -------
                                            41,874       32,138        42,982
     Less accumulated depreciation......   (12,943)      (9,238)      (14,051)
                                          --------      -------       -------
                                          $ 28,931      $22,900       $28,931
                                          ========      =======       =======

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

NOTE 4--ACCRUED EXPENSES AND TAXES:

                                                                    Thirteen
                                              Fiscal Year Ended    Weeks Ended
                                           ----------------------- -----------
                                           January 29, January 30,  April 29,
                                              2000        1999        2000
                                           ----------- ----------- -----------
                                               (In thousands)      (unaudited)
     Payroll and related benefits.........   $1,372      $1,721      $1,159
     Rent and occupancy...................    2,600       2,051       2,935
     Insurance............................      193         226         133
     Advertising..........................    1,286       2,103         771
     Fixtures and equipment...............      256         302         155
     Other................................    4,269       3,335       3,723
                                             ------      ------      ------
                                             $9,976      $9,738      $8,876
                                             ======      ======      ======

NOTE 5--LONG-TERM DEBT:

   Long-term debt consists of the following:

                                                                    Thirteen
                                              Fiscal Year Ended    Weeks Ended
                                           ----------------------- -----------
                                           January 29, January 30,  April 29,
                                              2000        1999        2000
                                           ----------- ----------- -----------
                                               (In thousands)      (unaudited)
     Revolving credit facility............   $3,996      $  --       $8,932
     8% unsecured promissory note, due in
      quarterly installments through
      2016................................      712         733         707
                                             ------      ------      ------
                                              4,708         733       9,639
     Less current maturities..............    4,019          21       8,955
                                             ------      ------      ------
                                             $  689      $  712      $  684
                                             ======      ======      ======

   The Company has a revolving credit agreement which provides for maximum borrowings of up to $15 million until June 27, 2000. Borrowings may not exceed certain percentages of, and are collateralized by, inventories, receivables, and certain other assets. The agreement provides for an annual collateral management fee and a commitment fee on the unused portion of the commitment. Outstanding borrowings bear interest, at the option of the Company, based on the prime rate or LIBOR. Interest rates on borrowings ranged from 7.75% to 8.50% during the year and from 8.50% to 9.00% during the thirteen weeks ended April 29, 2000. The agreement contains certain covenants which among other items, limits the payment of cash dividends when borrowings under the agreement are outstanding.

   On May 17, 2000, the Company amended its revolving credit facility to extend the term until May 2003 and to increase the amount of available borrowings to $50 million.

   Annual maturities of long-term debt during the next five years are $8,955,000, $25,000, $27,000, $29,000 and $31,000.

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

NOTE 6--COMMITMENTS AND CONTINGENCIES:

   Minimum annual commitments under non-cancelable leases in effect at January 29, 2000 and April 29, 2000 are as follows (in thousands):

                                                         January 29,  April 29,
                                                            2000        2000
                                                         ----------- -----------
                                                                     (unaudited)
     2001...............................................  $ 14,821    $ 15,769
     2002...............................................    14,936      16,002
     2003...............................................    14,724      15,834
     2004...............................................    14,714      15,818
     2005...............................................    14,383      15,214
     Thereafter.........................................    51,419      56,290
                                                          --------    --------
                                                          $124,997    $134,927
                                                          ========    ========

   The Company and its subsidiaries are lessees of office and warehouse space, stores and transportation equipment under various leases. In addition to fixed rents and rentals based on sales, certain of the leases require the payment of taxes and other costs. Some leases include renewal options.

   Rental expense (income) for operating leases was as follows:

                                                                   Thirteen Weeks
                                       Fiscal Year Ended               Ended
                              ----------------------------------- ----------------
                              January 29, January 30, January 31, April 29, May 1,
                                 2000        1999        1998       2000     1999
                              ----------- ----------- ----------- --------- ------
                                        (In thousands)              (Unaudited)
     Minimum rentals.........   $10,310     $ 7,853     $6,979     $2,752   $2,133
     Taxes and other costs...     3,438       2,775      2,637        985      786
     Sublease rentals........      (133)        (73)       --         (39)     (24)
                                -------     -------     ------     ------   ------
                                $13,615     $10,555     $9,616     $3,698   $2,895
                                =======     =======     ======     ======   ======

Litigation

   The Company is not party to any legal proceedings other than claims and lawsuits arising in the normal course of its business which, in the opinion of the Company's management, are not individually or in the aggregate material to its business.

Employment agreements

   The Company has employment agreements with certain officers. Those agreements provide for minimum salary levels as well as for incentive bonuses which are payable if specified performance goals are attained.

NOTE 7--CAPITAL STOCK:

Preferred stock

   The Company has 1,000,000 authorized (none-issued) shares of preferred stock, par value $0.001, consisting of 440,000 shares of Series A Junior Participating Preferred reserved for use under the Stockholders' Rights Plan and the remainder for other unspecified purposes.

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

NOTE 7--CAPITAL STOCK:--(continued)

Stockholders' Rights Plan

   On March 11, 1998, the Board of Directors of the Company adopted a new Stockholder Rights Plan (the "Plan") to succeed the Stockholder Rights Plan that expired on May 15, 1998. Under the terms of the Plan, which expires on May 15, 2008, the Company declared a dividend of one preferred stock purchase right for every outstanding share of common stock to stockholders of record on May 15, 1998. The rights are exercisable, if not previously redeemed, under certain circumstances involving actual or potential acquisitions of 15% or more of the outstanding common stock of the Company. Each right represents a right to buy from the Company 1/100th of a share of Series A Junior Participating Stock, par value $.001, at a price of $25.00, subject to certain anti-dilution adjustments. The rights are redeemable by the Company at a redemption price of $.001 per right.

NOTE 8--STOCK OPTIONS:

Stock Incentive Plan

   The Company's Stock Incentive Plan (the "Plan") for key employees, directors and consultants provides for the granting of stock options, stock appreciation rights (SAR's), dividend equivalent rights, restricted stock, unrestricted stock and performance shares and is administered by the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of the Company. The Plan provides for automatic increases in the number of shares available for issuance under the plan of 2% per year of the total outstanding shares of common stock at the end of the immediately preceding year. In no event may the sum of the number of shares subject to then outstanding awards under all of the Company's stock-based incentive plans ("Stock Plans") and the shares then available for future awards under the Stock Plans exceed 15% of the number of then outstanding shares of Common Stock, together with the shares subject to the then outstanding awards under the Stock Plans and the shares then available for future awards under the Stock Plans.

   Under the terms of the Plan, options granted may be either non-qualified or incentive stock options and the exercise price, determined by the Committee, shall be at least 75% (100% in the case of an incentive stock option) of the fair market value of a share on the date of grant. SAR's may be granted (subject to specified restrictions) in connection with all or any part of, or independently of, any option granted under the Plan. No SAR's, dividend equivalent rights, restricted stock, unrestricted stock or performance shares have been granted to date under the Plan. Options granted under the Plan are exercisable in installments; however, no options are exercisable within one year or later than ten years from the date of grant.

Stock option plan for outside directors

   The Company's Outside Directors Stock Option Plan reserves 125,000 shares of common stock for the issuance of stock options related to this plan. The Stock Option Plan for Outside Directors provides that upon the initial election to the Board, each eligible director is granted an option to purchase 5,000 shares of common stock and 6,000 shares each year thereafter at the fair market value on the date of grant. The options have a term of five years and become exercisable 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. The Outside Directors Stock Option Plan expired in April, 1999, and there will be no future grants under this plan.

                    NOODLE KIDOODLE, INC. AND SUBSIDIARIES

NOTE 8--STOCK OPTIONS:--(continued)

   The following summary sets forth the activity under the Company's stock incentive plans:

                                                               Weighted Average
                                                      Shares    Exercise Price
                                                     --------  ----------------
   Outstanding at February 1, 1997..................  630,859       $5.81
    Granted.........................................  247,000        3.39
    Exercised.......................................      --          --
    Terminated...................................... (358,034)       5.36
                                                     --------
   Outstanding at January 31, 1998..................  519,825        4.97
    Granted.........................................  291,600        4.83
    Exercised.......................................  (16,400)       4.82
    Terminated......................................  (67,900)       5.26
                                                     --------
   Outstanding at January 30, 1999..................  727,125        4.92
    Granted.........................................  311,500        5.12
    Exercised.......................................   (9,600)       5.12
    Terminated......................................  (97,200)       5.77
                                                     --------
   Outstanding at January 29, 2000..................  931,825       $4.90
   Thirteen weeks ended April 29, 2000 (unaudited):
    Granted.........................................   13,000        4.25
    Exercised.......................................   (3,000)       4.88
    Terminated......................................       --          --
                                                     --------
   Outstanding at April 29, 2000 (unaudited)........  941,825       $4.90
                                                     ========
   Options exercisable at:
    April 29, 2000 (unaudited)......................  376,694        5.23
    January 29, 2000................................  358,944        5.16
    January 30, 1999................................  232,913        5.56
    January 31, 1998................................  141,406        6.01
   Available for grant at:
    April 29, 2000 (unaudited)......................  224,770
    January 29, 2000................................   85,657
    January 30, 1999................................  198,036
    January 31, 1998................................  128,800

   The following table summarizes information concerning currently outstanding and exercisable options:

           Outstanding Options                       Options Exercisable
 ---------------------------------------- -----------------------------------------
                             Weighted
 Range of                    Average         Weighted                   Weighted
 Exercise      Number       Remaining        Average       Number       Average
  Prices     Outstanding Contractual Life Exercise Price Exercisable Exercise Price
 --------    ----------- ---------------- -------------- ----------- --------------
January 29,
2000
$ 3.00 -
 $ 5.00        609,825         3.57           $4.07        161,693       $3.64
$ 5.01 -
 $10.00        317,000         3.20            6.39        192,251        6.23
$10.01 - Up      5,000         5.75           13.13          5,000       13.13
               -------                                     -------
               931,825                                     358,944
               =======                                     =======
April 29,
2000
(unaudited)
$ 3.00 -
 $ 5.00        619,825         3.37           $4.07        162,819       $3.61
$ 5.01 -
 $10.00        317,000         2.95            6.39        208,875        6.30
$10.01 - Up      5,000         5.50           13.13          5,000       13.13
               -------                                     -------
               941,825                                     376,694
               =======                                     =======

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

NOTE 8--STOCK OPTIONS--(continued)

   The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting For Stock Based Compensation", and, accordingly, no compensation cost has been recognized for the stock option plans. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                      Fiscal Year Ended
                                             -----------------------------------
                                             January 29, January 30, January 31,
                                                2000        1999        1998
                                             ----------- ----------- -----------
     Expected life (years)..................       5           5           5
     Risk-free interest rate................    6.77%       4.55%        6.0%
     Expected volatility....................    53.8%       50.1%       44.7%
     Dividend yield.........................     0.0%        0.0%        0.0%

   Had compensation for options granted in Fiscal 2000, 1999 and 1998 been determined consistent with SFAS No. 123, the Company's net income (loss) and net income (loss) per share would approximate the pro-forma amounts indicated below.

                                                     Fiscal Year Ended
                                            -----------------------------------
                                            January 29, January 30, January 30,
                                               2000        1999        1998
                                            ----------- ----------- -----------
                                             (In thousands except share data)
     Net income (loss).....................   $10,721     $3,546      $(2,042)
     Basic income (loss) per share.........      1.41        .47         (.27)
     Diluted income (loss) per share.......      1.38        .46         (.27)

   The effects of applying SFAS No. 123 in this pro-forma disclosure are not indicative of future effects. SFAS No. 123 does not apply to awards prior to Fiscal 1996, and additional awards in future years are anticipated.

   The weighted average fair value of options granted was $2.77, $2.27, and $1.61 for Fiscal 2000, 1999 and 1998 respectively.

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

NOTE 9--TAXES ON INCOME:

   Income taxes (benefit) consist of the following:

                                                                   Thirteen Weeks
                                       Fiscal Year Ended               Ended
                              ----------------------------------- ----------------
                              January 29, January 30, January 31, April 29, May 1,
                                 2000        1999        1998       2000     1999
                              ----------- ----------- ----------- --------- ------
                                        (In thousands)                (unaudited)
     Current:
       Federal...............   $    20      $ 100       $--       $   --    $--
       State and local.......       --         --         --           --     --
                                -------      -----       ----      -------   ----
                                     20        100        --           --     --
     Deferred................       (20)      (100)       --        (1,517)   --
                                -------      -----       ----      -------   ----
                                $   --       $ --        $--       $(1,517)  $--
                                =======      =====       ====      =======   ====
     Continuing operations...   $(7,271)     $ --        $--       $(1,517)  $--
     Discontinued opera-
      tions..................       950        --         --           --     --
     Cumulative effect of
      change in accounting
      principle..............      (119)       --         --           --     --
                                -------      -----       ----      -------   ----
                                $(6,440)     $ --        $--        (1,517)  $--
                                =======      =====       ====      =======   ====

   A reconciliation of the statutory federal income tax rate attributable to income (loss) from continuing operations to the effective income tax rate is as follows:

                                                                   Thirteen Weeks
                                       Fiscal Year Ended               Ended
                              ----------------------------------- ----------------
                              January 29, January 30, January 31, April 29, May 1,
                                 2000        1999        1998       2000     1999
                              ----------- ----------- ----------- --------- ------
                                        (In thousands)                (unaudited)
     Federal at statutory
      rates..................      34 %        34%        (34)%      (34)%   (34)%
     State and local taxes
      net of federal tax
      benefits...............       4           4          (4)        (4)     (4)
     Losses with no current
      tax benefit............     --          --           38        --       38
     Utilization of loss
      carryforwards..........     (38)        (38)        --         --      --
     (Decrease) increase in
      valuation allowance....    (301)        --          --         --      --
                                 ----         ---         ---        ---     ---
                                 (301)%       -- %        --  %      (38)%   --  %
                                 ====         ===         ===        ===     ===

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

NOTE 9--TAXES ON INCOME--(continued)

   Deferred income taxes result from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The components of deferred tax assets (liabilities) consist of the following:

                                                                     Thirteen
                                               Fiscal Year Ended    Weeks Ended
                                            ----------------------- -----------
                                            January 29, January 30,  April 29,
                                               2000        1999        2000
                                            ----------- ----------- -----------
                                                (In thousands)      (unaudited)
     Net operating loss carryforward.......   $6,042      $6,282      $7,559
     Capitalizable inventory costs.........      566         342         566
     Discontinued operations...............       --         711          --
     Allowance for doubtful accounts.......       --         485          --
     Restructured operations and other.....      487         680         487
                                              ------      ------      ------
       Gross deferred tax assets...........    7,095       8,500       8,612
                                              ------      ------      ------
     Depreciation..........................     (655)       (827)       (655)
                                              ------      ------      ------
       Gross deferred tax liabilities......     (655)       (827)       (655)
                                              ------      ------      ------
     Net deferred tax assets...............    6,440       7,673       7,957
     Valuation allowance...................       --      (7,673)         --
                                              ------      ------      ------
     Net tax assets........................   $6,440      $   --      $7,957
                                              ======      ======      ======

   Valuation allowances, primarily attributable to the Federal net operating loss carryforward, were established in fiscal 1996 through 1998 in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". The Company reversed $6,440 of the valuation allowance in the current fiscal year based on management's assessment that it is more likely than not that the net deferred tax assets will be realized through future taxable earnings.

   The Company has available net operating loss carryforwards of approximately $16.0 million which expire between 2011 and 2013 and alternative minimum tax credit carryovers of approximately $100 thousand which can be carried forward indefinitely.

NOTE 10--EMPLOYEE RETIREMENT PLANS:

   The Company has a 401-k savings plan designed to provide additional financial security during retirement by providing eligible employees with an incentive to make regular savings contributions. The Company previously matched 10% of the first 4% of compensation contributed by the employee. Effective during fiscal year 2000, the Company's matching contribution increased to 25% of the first 5% of compensation contributed.

   The Company also has a non-qualified deferred compensation program which permits key employees to defer a portion of their compensation until their retirement.

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

NOTE 11--EARNINGS PER SHARE:

   The following table sets forth the computation of basic and diluted income
(loss) per share from continuing operations:

                                       Fiscal Year Ended          Thirteen weeks ending
                              ----------------------------------- -----------------------
                              January 29, January 30, January 31,  April 29,    May 1,
                                 2000        1999        1998        2000        1999
                              ----------- ----------- ----------- ------------ ----------
                               (In thousands except share data)        (unaudited)
   Numerator
    Net income (loss) from
     continuing operations--
     numerator for basic and
     diluted income (loss)
     per share..............    $9,683      $3,752      $(1,918)   $   (2,476) $   (1,054)
                                ------      ------      -------    ----------  ----------
   Denominator
    Denominator for basic
     income (loss) per
     share--weighted average
     shares.................     7,603       7,588        7,580         7,605       7,599
    Effect of dilutive
     securities--employee
     stock options..........       158         134            7           106         253
                                ------      ------      -------    ----------  ----------
     Denominator for diluted
      earnings per share--
      weighted average
      shares and dilutive
      potential common
      shares................     7,761       7,722        7,587         7,711       7,852
                                ------      ------      -------    ----------  ----------
   Income (loss) per share--
    continuing operations:
    Basic...................    $ 1.27      $  .49      $  (.25)   $     (.33) $     (.14)
                                ======      ======      =======    ==========  ==========
    Diluted.................    $ 1.25      $  .49      $  (.25)   $     (.33) $     (.14)
                                ======      ======      =======    ==========  ==========

   In accordance with SFAS No. 128, as a result of losses from continuing operations in fiscal 1998 and for the thirteen weeks ending April 29, 2000 and May 1, 1999, the inclusion of stock options were antidilutive and, therefore, were not utilized in the computation of diluted earnings per share.

NOTE 12--ACCOUNTING CHANGE:

   In the first quarter of fiscal 2000, the Company adopted Statement of Position ("SOP") 98-5, "Reporting on The Costs of Start-Up Activities". The change involved expensing store pre-opening costs as incurred. Previously, the Company capitalized such costs and amortized them over the first twelve months of a store's operations.

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES

NOTE 13--INTERIM FINANCIAL DATA (UNAUDITED):

                                              First   Second    Third   Fourth
                                             Quarter  Quarter  Quarter  Quarter
                                             -------  -------  -------  -------
                                               (In thousands except share
                                                          data)
   Fiscal Year Ended January 29, 2000:
    Sales................................... $22,890  $20,795  $27,205  $64,148
    Gross profit............................   8,990    8,229   10,522   24,527
                                             -------  -------  -------  -------
    Net income (loss):
     Continuing operations..................  (1,054)  (3,339)  (2,996)  17,072
     Discontinued operations................     --       --     2,500     (950)
     Accounting change......................    (314)     --       --       119
                                             -------  -------  -------  -------
      Net income (loss)..................... $(1,368) $(3,339) $  (496) $16,241
    Basic income (loss) per share:
     Continuing operations.................. $  (.14) $  (.44) $  (.39) $  2.24
     Discontinued operation.................     --       --       .33     (.12)
     Accounting change......................    (.04)     --       --       .02
                                             -------  -------  -------  -------
      Net income (loss)..................... $  (.18) $  (.44) $  (.06) $  2.14
    Diluted income (loss) per share:
     Continuing operations.................. $  (.14) $  (.44) $  (.39) $  2.21
     Discontinued operations................     --       --       .33     (.12)
     Accounting change......................    (.04)     --       --       .01
                                             -------  -------  -------  -------
      Net income (loss)..................... $  (.18) $  (.44) $  (.06) $  2.10
    Weighted average shares:
     Basic..................................   7,599    7,604    7,604    7,605
     Assuming dilution......................   7,852    7,770    7,681    7,740
   Fiscal Year Ended January 30, 1999:
    Sales................................... $18,045  $18,431  $22,670  $48,740
    Gross profit............................   7,015    7,342    8,854   19,270
                                             -------  -------  -------  -------
    Net income (loss)....................... $(1,049) $(1,525) $(1,554) $ 7,880
   Net income (loss) per share:
    Basic................................... $  (.14) $  (.20) $  (.20) $  1.04
    Assuming dilution....................... $  (.14) $  (.20) $  (.20) $  1.00
   Weighted Average Shares:
    Basic...................................   7,580    7,587    7,592    7,594
    Assuming dilution.......................   7,670    7,699    7,661    7,860

                                                                      APPENDIX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                     Among

                               ZANY BRAINY, INC.
                         (a Pennsylvania corporation),

                             NOODLE KIDOODLE, INC.
                            (a Delaware corporation)

                                      and

                          NIGHT OWL ACQUISITION, INC.
                            (a Delaware corporation)

                           Dated as of April 21, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                      Page No.
                                                                      --------
                                   ARTICLE I

                                   The Merger

 SECTION 1.1.  The Merger...........................................     I-5
 SECTION 1.2.  Closing, Effective Time of the Merger................     I-5
 SECTION 1.3.  Conversion and Cancellation of Securities............     I-6
 SECTION 1.4.  Exchange of Certificates.............................     I-6
 SECTION 1.5.  Options..............................................     I-8

                                   ARTICLE II

                 Representations and Warranties of the Company

 SECTION 2.1.  Organization, Powers and Qualifications..............     I-8
 SECTION 2.2.  Subsidiaries.........................................     I-9
 SECTION 2.3.  Capital Stock........................................     I-9
 SECTION 2.4.  Certificate of Incorporation, By-Laws, Minute Books
               and Records..........................................    I-10
 SECTION 2.5.  Authority; Binding Effect............................    I-10
 SECTION 2.6.  No Conflict; Approvals...............................    I-10
 SECTION 2.7.  Governmental Consents and Approvals..................    I-10
 SECTION 2.8.  SEC Reports..........................................    I-11
 SECTION 2.9.  Financial Statements.................................    I-11
 SECTION 2.10. Absence of Certain Changes...........................    I-11
 SECTION 2.11. Indebtedness; Absence of Undisclosed Liabilities.....    I-12
 SECTION 2.12. Assets...............................................    I-12
 SECTION 2.13. Contracts............................................    I-12
 SECTION 2.14. Insurance............................................    I-13
 SECTION 2.15. Authorizations; Compliance With Law..................    I-13
 SECTION 2.16. Taxes................................................    I-13
 SECTION 2.17. Absence of Litigation; Claims........................    I-14
 SECTION 2.18. Employee Benefit Plans; Employment Agreements........    I-15
 SECTION 2.19. Labor Matters........................................    I-17
 SECTION 2.20. Environmental Matters................................    I-17
 SECTION 2.21. Intellectual Property; Year 2000.....................    I-18
 SECTION 2.22. Adequacy of Disclosure...............................    I-19
 SECTION 2.23. Real Property........................................    I-20
 SECTION 2.24. Tax Matters..........................................    I-21
 SECTION 2.25. Affiliates...........................................    I-21
 SECTION 2.26. Board Action; Amendment of Rights Agreement;
               Applicability of Takeover Statutes...................    I-21
 SECTION 2.27. Opinion of Financial Advisor.........................    I-22
 SECTION 2.28. Brokers and Finders..................................    I-22
 SECTION 2.29. Accounting Matters...................................    I-22
 SECTION 2.30. Voting Requirements..................................    I-22

                                                                       Page No.
                                                                       --------
                                  ARTICLE III

            Representations and Warranties of Parent and Merger Sub

 SECTION 3.1.  Organization and Powers...............................    I-22
 SECTION 3.2.  Capital Stock.........................................    I-22
 SECTION 3.3.  Authority; Binding Effect.............................    I-23
 SECTION 3.4.  No Conflict; Approvals................................    I-23
 SECTION 3.5.  Governmental Consents and Approvals...................    I-23
 SECTION 3.6.  SEC Reports...........................................    I-24
 SECTION 3.7.  Financial Statements..................................    I-24
 SECTION 3.8.  Absence of Certain Changes............................    I-24
 SECTION 3.9.  Absence of Undisclosed Liabilities....................    I-24
 SECTION 3.10. Absence of Litigation; Claims.........................    I-24
 SECTION 3.11. Authorizations; Compliance With Law...................    I-25
 SECTION 3.12. Adequacy of Disclosure................................    I-25
 SECTION 3.13. Assets................................................    I-25
 SECTION 3.14. Taxes.................................................    I-25
 SECTION 3.15. Employee Benefit Plans; Employment Agreements.........    I-26
 SECTION 3.16. Labor Matters.........................................    I-26
 SECTION 3.17. Environmental Matters.................................    I-26
 SECTION 3.18. Intellectual Property.................................    I-26
 SECTION 3.19. Tax Matters...........................................    I-27
 SECTION 3.20. Affiliates............................................    I-27
 SECTION 3.21. Opinion of Financial Advisor..........................    I-27
 SECTION 3.22. Brokers and Finders...................................    I-27
 SECTION 3.23. Board Action..........................................    I-27
 SECTION 3.24. Accounting Matters....................................    I-27
 SECTION 3.25. Voting Requirements...................................    I-28
 SECTION 3.26. ZB Holdings LLC.......................................    I-28

                                   ARTICLE IV

                                Other Agreements

 SECTION 4.1.  Conduct of the Company's Business.....................    I-28
 SECTION 4.2.  Conduct of Business by Parent Pending the Merger......    I-29
 SECTION 4.3.  Parent's Undertakings.................................    I-30
 SECTION 4.4.  Access to Information.................................    I-30
 SECTION 4.5.  Stockholder Vote; Proxy Statement.....................    I-30
 SECTION 4.6.  Reasonable Best Efforts...............................    I-32
 SECTION 4.7.  Public Announcements..................................    I-32
 SECTION 4.8.  Notification..........................................    I-33
 SECTION 4.9.  Subsequent Financial Statements.......................    I-33
 SECTION 4.10. Regulatory and Other Authorizations...................    I-33
 SECTION 4.11. Takeover Statute......................................    I-33
 SECTION 4.12. Indemnification of Directors and Officers.............    I-34
 SECTION 4.13. Affiliates............................................    I-34
 SECTION 4.14. Tax-Free Reorganization...............................    I-34
 SECTION 4.15. No Solicitation.......................................    I-34
 SECTION 4.16. Accountant's Letters..................................    I-36

                                                                       Page No.
                                                                       --------
 SECTION 4.17. Employee Matters.....................................     I-36
 SECTION 4.18. The Company's Chief Executive Officer and President..     I-36
 SECTION 4.19. Board of Directors...................................     I-36
 SECTION 4.20. Undertakings Relating to the Real Property...........     I-36
 SECTION 4.21. Company 401(k) Plans.................................     I-37

                                   ARTICLE V

                             Conditions to Closing

                    Conditions to the Obligations of the Company and
 SECTION 5.1.  Parent and Merger Sub................................     I-37
 SECTION 5.2.  Conditions to the Obligations of the Company.........     I-38
                  Conditions to the Obligations of Parent and Merger
 SECTION 5.3.  Sub..................................................     I-39

                                   ARTICLE VI

                       Termination, Amendment and Waiver

 SECTION 6.1.  Termination..........................................     I-39
 SECTION 6.2.  Effect of Termination................................     I-41
 SECTION 6.3.  Amendment............................................     I-42
 SECTION 6.4.  Waiver...............................................     I-42

                                  ARTICLE VII

                                 Miscellaneous

 SECTION 7.1.  Survival of Representations and Warranties...........     I-42
 SECTION 7.2.  Entire Agreement.....................................     I-42
 SECTION 7.3.  Notices..............................................     I-42
 SECTION 7.4.  Governing Law........................................     I-43
 SECTION 7.5.  Jurisdiction.........................................     I-43
 SECTION 7.6.  Descriptive Headings.................................     I-43
 SECTION 7.7.  Parties in Interest..................................     I-43
 SECTION 7.8.  Counterparts.........................................     I-43
 SECTION 7.9.  Expenses.............................................     I-44
 SECTION 7.10. Personal Liability...................................     I-44
 SECTION 7.11. Binding Effect; Assignment...........................     I-44
 SECTION 7.12. Severability.........................................     I-44
 SECTION 7.13. Legal Fees and Costs.................................     I-44

Schedule A:  Exceptions to the Definition of "Company Material Adverse Effect"
Schedule B:  Company Affiliate Agreement
Schedule C:  Exceptions to the Definition of "Parent Material Adverse Effect"
Schedule D:  Parent Affiliate Agreement
Schedule E:  Principal Terms of Employment Arrangements for Stanley Greenman and Stewart Katz
Schedule F:  Principal Terms of Severance Pay Plan for Certain Company Employees

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

   This Amended and Restated Agreement and Plan of Merger (this "Agreement"), dated as of April 21, 2000, is made by and among ZANY BRAINY, INC., a Pennsylvania corporation ("Parent"), NOODLE KIDOODLE, INC., a Delaware corporation (the "Company"), and NIGHT OWL ACQUISITION, INC., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub").

                              W I T N E S S E T H

   WHEREAS, the respective Boards of Directors of Parent and the Company have each approved the business combination described herein in which the Company will become a subsidiary of Parent as a result of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions hereinafter set forth (the "Merger"), pursuant to which each outstanding share of Common Stock, par value $0.001 per share ("Company Common Stock"), of the Company will be converted into the right to receive shares of Common Stock, par value $0.01 per share ("Parent Common Stock"), of Parent in the manner set forth herein;

   WHEREAS, the Boards of Directors of Parent and the Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and have each approved the Merger upon the terms and conditions set forth herein;

   WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests transaction under United States generally accepted accounting principles.

   NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   The Merger

   SECTION 1.1. The Merger. Subject to the terms and conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL"), as amended as of the Effective Time (hereinafter defined): (a) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease;
(b) the Company shall continue as the surviving entity in the Merger (the "Surviving Entity") and shall succeed to all rights, assets, liabilities and obligations of Merger Sub and the Company in accordance with the DGCL; (c) the Certificate of Incorporation and by-laws of Merger Sub, both as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation and by-laws of the Surviving Entity until thereafter altered, amended or repealed as provided therein and in accordance with applicable law, except that the first article of the Certificate of Incorporation shall be amended to read "The name of the Corporation is Noodle Kidoodle, Inc."; (d) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity; and (e) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity. From and after the Effective Time, the Merger will have all the effects set forth in Section 259 of the DGCL, the Certificate of Merger (hereinafter defined) and the Agreement.

   SECTION 1.2. Closing, Effective Time of the Merger. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania as soon as practicable but no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article V hereof or at such other time and place as the parties shall agree. The date on which the Closing occurs is herein referred to as the "Closing Date." At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or such later date or time agreed upon by Parent and the Company and set forth therein, the "Effective Time").

   SECTION 1.3. Conversion and Cancellation of Securities. (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock described in Section 1.3(b) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and become exchangeable for, the right to receive 1.233 (the "Common Exchange Ratio") shares of Parent Common Stock; provided that no fractional shares of Parent Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 1.4(i) hereof. The consideration to be received by the holders of Company Common Stock pursuant to this Section 1.3(a) is hereinafter referred to as the "Merger Consideration."

   (b) At the Effective Time, each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

   (c) At the Effective Time, each share of Merger Sub common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Entity.

   (d) Pursuant to the DGCL, the holders of shares of Company Common Stock shall not have any dissenters or appraisal rights with respect to this Agreement or the Merger.

   (e) The Common Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split or stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), with respect to Parent Common Stock having a record date after the date hereof and prior to the Effective Time. The Common Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split or stock dividend (including any dividend or distribution of securities convertible into the Company Common Stock), with respect to the Company Common Stock having a record date after the date hereof and prior to the Effective Time.

   SECTION 1.4. Exchange of Certificates. (a) Prior to the Closing Date, Parent shall select a bank or trust company to act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates (each, a "Certificate" and together, the "Certificates") evidencing shares of Company Common Stock converted into shares of Parent Common Stock pursuant to the Merger. At the Effective Time, Parent shall deposit with the Exchange Agent one or more certificates representing the shares of Parent Common Stock to be issued in the Merger (the "Merger Stock"), which shares of Merger Stock shall be deemed to be issued at the Effective Time. At and following the Effective Time, Parent shall deliver to the Exchange Agent such cash as may be required from time to time to make payment of cash in lieu of fractional shares in accordance with Section 1.4(i) hereof.

   (b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as Parent and the Surviving Entity may reasonably agree, and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Stock. Upon the proper surrender of

Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing the shares of Merger Stock that such holder has the right to receive pursuant to the terms hereof (together with any dividend or distribution with respect thereto made after the Effective Time and any cash paid in lieu of fractional shares pursuant to Section 1.4(i)), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Merger Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to properly evidence and effect such transfer and by evidence reasonably satisfactory to the Surviving Entity and Parent that any applicable stock transfer tax has been paid.

   (c) After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Common Stock shall, until surrendered for exchange in accordance with this Section 1.4, be deemed for all purposes to evidence the right to receive upon such surrender the number of full shares of Parent Common Stock into which the shares of Company Common Stock (which, prior to the Effective Time, were represented thereby) shall have been so converted.

   (d) Except as otherwise expressly provided herein, the Surviving Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Certificates for shares of Merger Stock. Any Merger Stock deposited with the Exchange Agent pursuant to Section 1.4(a) hereof, and not exchanged pursuant to Section 1.4(b) hereof for Company Common Stock within twelve months after the Effective Time, and any cash deposited with the Exchange Agent pursuant to Section 1.4(a) hereof, and not exchanged for fractional interests pursuant to Section 1.4(i) hereof for Company Common Stock within twelve months after the Effective Time, shall be returned by the Exchange Agent to the Surviving Entity which shall thereafter act as exchange agent subject to the rights of holders of Company Common Stock hereunder.

   (e) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.

   (f) None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent will be liable to any holder of shares of Company Common Stock for any shares of Merger Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares pursuant to Section 1.4(i) hereof delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

   (g) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificates the Merger Stock for the shares represented thereby, deliverable in respect thereof, as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificates, the owner of such Certificate, as a condition precedent to such delivery, shall give Parent a bond satisfactory to Parent against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   (h) No dividend or other distribution declared or made after the Effective Time with respect to the Merger Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Merger Stock issuable upon surrender thereof until the holder of such Certificate shall surrender such Certificate in accordance with Section 1.4(b). Subject to the effect of applicable law, following surrender of any such Certificate there shall be paid, without interest, to the record holder of certificates representing whole shares of Merger Stock issued in exchange therefor: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Merger Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender of such

Certificate and a payment date subsequent to such surrender payable with respect to such whole shares of Merger Stock. No holder of Company Common Stock shall be entitled to any interest on any cash amount payable for fractional interests pursuant to Section 1.4(i) hereof.

   (i) No certificates or scrip evidencing fractional shares of Merger Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to any rights of a shareholder of Parent. In lieu of any such fractional shares, each holder of a Certificate previously evidencing Company Common Stock, upon surrender of such Certificate for exchange pursuant to this Article I, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the closing price for a share of Parent Common Stock on the Nasdaq National Market on the date of the Effective Time by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held of record by such holder at the Effective Time).

   SECTION 1.5. Options. At the Effective Time, each option granted by the Company pursuant to the Company Stock Plans (hereinafter defined) to purchase shares of Company Common Stock, which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and be converted into an option to purchase shares of Parent Common Stock in such amount and at such exercise price as provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby):

     (a) the number of shares of Parent Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option, and (ii) the Common Exchange Ratio, the product being rounded down, if necessary, to the nearest whole share; and

     (b) the exercise price per share of Parent Common Stock under the new option shall be equal to (i) the exercise price per share of Company Common Stock under the original option divided by (ii) the Common Exchange Ratio, rounded up, if necessary, to the nearest cent.

   The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

                                   ARTICLE II

                 Representations and Warranties of the Company

   The Company represents and warrants to Parent and Merger Sub as follows, except as set forth on a Disclosure Schedule delivered by the Company concurrently with the execution and delivery of this Agreement (the "Company Schedule"), each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

   SECTION 2.1. Organization, Powers and Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. The Company is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed in the Company Schedule, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, "Company Material Adverse Effect" means any fact, condition, event, development or occurrence which, individually or when taken together with all other facts, conditions, events, developments or occurrences, has an adverse effect of $2,500,000 or more on the financial condition, operating results or business of the Company and the Subsidiaries (hereinafter defined), taken as a whole; provided, however, that in no event shall the items set forth in Schedule A hereto be taken into account in determining whether a Company Material Adverse Effect has occurred.

   SECTION 2.2. Subsidiaries. (a) "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, Joint Venture or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries. As used in this Agreement, "Joint Venture" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other business association or entity in which (i) such party or any one or more of its Subsidiaries, directly or indirectly, owns or controls more than five percent (5%) and less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

   (b) The Company Schedule lists each Subsidiary and each Joint Venture of the Company, the jurisdiction of its organization and the amount of its securities outstanding and the owners thereof. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each Subsidiary is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed in the Company Schedule, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. All issued and outstanding shares of capital stock of each Subsidiary have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable, and, except as set forth in the Company Schedule, are lawfully owned of record and beneficially by the Company or another Subsidiary free and clear of all pledges, liens, claims, security interests and other charges or defects in title of any nature whatsoever ("Liens"). There are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any Subsidiary, nor is the Company or any Subsidiary subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of capital stock of any Subsidiary, in any case except as set forth in the Company Schedule. Except for the Subsidiaries and the Joint Ventures or as set forth in the Company Schedule, neither the Company nor any Subsidiary directly or indirectly (i) owns or controls any shares of any corporation nor has any voting securities of, or economic interest in, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or (ii) is a general partner of any partnership.

   SECTION 2.3. Capital Stock. The Company has authorized capital stock consisting of 15,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $0.001 per share ("Company Preferred Stock"), of which only 440,000 shares have been designated Series A Junior Participating Preferred Shares. As of April 17, 2000: (a) 7,605,640 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) 901,261 shares of Company Common Stock were held as treasury shares, and (d) 1,181,219 shares of Company Common Stock were reserved for issuance under the Company's Stock Incentive Plan (the "Plan") and the Outside Directors' Stock Option Plan (the "Directors' Plan" and, together with the Plan, the "Company Stock Plans") (including (i) 1,107,219 shares reserved for issuance under the Plan, 861,675 of which were subject to outstanding options and 236,721 of which were reserved for future option grants, and (ii) 74,000 shares reserved for issuance under the Directors' Plan, all of which were subject to outstanding options. Since April 17, 2000, no additional shares of capital stock have been reserved for issuance by the Company and the only issuances of shares of capital stock of the Company have been issuances of Company Common Stock upon the exercise of outstanding Company stock options. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws, and all of such treasury shares were acquired by the Company in compliance with all applicable laws, including, without limitation, all applicable federal and state securities laws. No shares of capital stock issued by the Company are or were at the time of their issuance subject to preemptive rights. There are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of the Company, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of the Company, in any case except as set forth in the Company Schedule. There are no securities, rights, warrants, options or other instruments outstanding which, after consummation of the Merger, would be convertible into or exercisable for securities of the Surviving Entity, and all outstanding options and warrants of the Company will become options or warrants solely with respect to Parent Common Stock on the terms described in Section 1.5 hereof. There are no voting trusts or other agreements or understandings to which the Company is a party, nor, to the knowledge of the Company, to which any stockholder of the Company is a party, with respect to the voting of capital stock of the Company.

   SECTION 2.4. Certificate of Incorporation, By-Laws, Minute Books and Records. The copies of (a) the Certificate of Incorporation and all amendments thereto and of the By-laws, as amended, of the Company and (b) the Certificate of Formation and all amendments thereto and of the Operating Agreement of the Subsidiary, which have been made available to Parent are true, correct and complete copies thereof as in effect on the date hereof. The minute books of the Company which have been made available for inspection contain minutes, which are accurate and complete in all material respects, of all meetings, except for the Board of Directors meetings held on April 14, 2000 and April 19, 2000, and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the Stockholders of the Company since its date of incorporation.

   SECTION 2.5. Authority; Binding Effect. The Company has all requisite corporate power and authority to execute and deliver this Agreement to consummate the transactions contemplated hereby and to perform its obligations hereunder. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement, and (b) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been taken, except that the adoption of this Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock of record on the record date for the Company Stockholders Meeting (the "Required Company Stockholder Approval"). This Agreement constitutes the Company's valid and binding agreement, enforceable against it in accordance with its terms, except (y) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (z) for the limitations imposed by general principles of equity.

   SECTION 2.6. No Conflict; Approvals. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby and the performance of the obligations herein will not, (a) violate or conflict with the Company's charter or by-laws or the comparable organizational documents of any of its Subsidiaries, (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third party right of termination, cancellation, material modification or acceleration, or loss of any benefit, under any Contract (hereinafter defined) to which the Company or any Subsidiary is a party or by which it is bound, or (c) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in
Section 2.7 or in the Company Schedule in response thereto, conflict with or result in a violation of any permit, concession, franchise or license or any law, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (b) and (c), for any such breaches, defaults, Liens, third party rights, cancellations, modifications, accelerations or losses of benefits, conflicts or violations which would not have a Company Material Adverse Effect and would not prevent the Company from performing its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

   SECTION 2.7. Governmental Consents and Approvals. Except as set forth in the Company Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any consent, approval, order, authorization, or permit of, or filing with or notification to, any local, state, federal or foreign court, administrative agency, commission or other governmental or regulatory authority, agency or instrumentality ("Governmental Entity"), except (a) the filing of the Registration Statement (hereinafter defined) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the entry of an order by the SEC permitting such Registration Statement to become effective, and compliance with applicable state securities laws, (b) the filing of the Proxy Statement (hereinafter defined) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), (c) notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (d) the filing and recording of the Certificate of Merger in accordance with the DGCL and (e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement or have a Company Material Adverse Effect.

   SECTION 2.8. SEC Reports. The Company has filed all required forms, reports and documents with the SEC since February 1, 1997 (collectively, the "Company's SEC Reports"). The Company's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the Company's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore delivered to Parent, in the form filed with the SEC, all of the Company's SEC Reports.

   SECTION 2.9. Financial Statements. The Company has delivered to Parent true and complete copies of the (a) consolidated balance sheet of the Company and Subsidiaries at January 30, 1999 and the related consolidated income statement and statement of cash flow for the year then ended, together with the notes thereto, audited by Janover Rubinroit, LLC, and (b) unaudited consolidated balance sheet of the Company and Subsidiaries at January 29, 2000 and February 26, 2000 and the related consolidated income statement and statement of cash flow for the periods ended January 29, 2000 and February 26, 2000, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto and except that the unaudited interim financial statements may not include all notes thereto required by GAAP). Such balance sheets, including the related notes, fairly present the consolidated financial position of the Company and Subsidiaries at the dates indicated and such consolidated income statements and statements of cash flow fairly present the consolidated results of operations, and cash flow of the Company and Subsidiaries for the periods indicated (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments, which will not be material). The unaudited consolidated balance sheet of the Company and its Subsidiaries at January 29, 2000 described above is referred to herein as the "Company 1999 Balance Sheet." The unaudited consolidated financial statements of the Company and its Subsidiaries as at and for the year ended January 29, 2000 are referred to herein as the "Company Unaudited Financial Statements."

   SECTION 2.10. Absence of Certain Changes. Except as described in the Company Schedule, since January 29, 2000 (the "Balance Sheet Date"), the Company and the Subsidiaries have conducted their business solely in the ordinary course consistent with past practice. Except as otherwise disclosed in the Company Schedule, since the Balance Sheet Date, the Company and the Subsidiaries have not:

     (a) suffered any Company Material Adverse Effect;

     (b) been subject to any other events or conditions of any character that would prevent the Company from performing its obligations under this Agreement or the Stockholder Agreements or prevent or delay the consummation of any of the transactions contemplated hereby or thereby;

     (c) incurred any material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any material Lien, or paid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its material assets or properties; or

     (d) taken or been subject to any other action or event that would have required the consent of Parent pursuant to Section 4.1(a), (b), (c) or (d) hereof had such section then been in effect.

   SECTION 2.11. Indebtedness; Absence of Undisclosed Liabilities. The Company Schedule discloses as of the Balance Sheet Date all indebtedness for money borrowed of the Company or any Subsidiary, accurately disclosing for each such indebtedness the payee, the original principal amount of the loan, the unpaid balance of the loan, the interest rate and the maturity date. Neither the Company nor the Subsidiaries have any material indebtedness, liability or obligation of any kind (whether known or unknown, accrued, absolute, asserted or unasserted, contingent or otherwise) except (a) as and to the extent reflected, reserved against or otherwise disclosed in the Company 1999 Balance Sheet, (b) for liabilities and obligations incurred subsequent to the Balance Sheet Date in the ordinary course of business and which do not have a Company Material Adverse Effect or prevent the Company from performing its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby or (c) as disclosed in the Company Schedule.

   SECTION 2.12. Assets. Except as described in the Company Schedule, each of the Company and the Subsidiaries have valid leasehold title to all personal property leased by it and good and marketable title to its owned personal property, including, without limitation, those assets and properties reflected in the Company 1999 Balance Sheet in the amounts and categories reflected therein, free and clear of all Liens, except (a) the lien of current taxes not yet due and payable, (b) properties, interests, and assets disposed of by the Company or any Subsidiary since the Balance Sheet Date solely in the ordinary course of business consistent with past practice, (c) liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security and public liability laws and other similar legislation, (d) liens imposed by law, such as carriers', warehousemen's or mechanics' liens, incurred in good faith in the ordinary course of business, (e) such secured indebtedness as is disclosed in the Company 1999 Balance Sheet covering the properties referred to therein, and (f) such imperfections of title, easements and encumbrances, if any, as do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto ("Permitted Liens"). Except as set forth in the Company Schedule, all buildings, structures, facilities, equipment and other items of tangible personal property reflected on the Company 1999 Balance Sheet or acquired since the Balance Sheet Date are in good operating condition and repair, subject to normal wear and maintenance and are useable in the ordinary course of business of the Company and the Subsidiaries.

   SECTION 2.13. Contracts. (a) The Company Schedule lists each written or oral contract, agreement, arrangement, lease, instrument, mortgage or commitment, and provides an accurate summary of all material terms, to which the Company or a Subsidiary is a party or may be bound or to which their respective properties or assets may be subject ("Contract") (i) which is material to the Company or a Subsidiary other than Contracts that are cancelable by the Company upon 90 days or less prior written notice, have no penalty for cancellation by the Company or involve the expenditure of less than $50,000; (ii) which is with any present or former employee or for the employment of any person or consultant or which is a non-compete arrangement with any employee of the Company or a Subsidiary;
(iii) which is a severance agreement, program or policy of the Company or a Subsidiary with or relating to its employees; (iv) under the terms of which any of the rights or obligations of a party thereto will be modified or altered as a result of the transactions contemplated hereby or which contain change in control provisions; (v) which involves a material commission, representative, franchise, distributorship or sales agency arrangement; (vi) which is a material conditional sale or lease arrangement; (vii) which involves a material license or other arrangement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Company or a Subsidiary in the conduct of its business; (viii) which represents any confidentiality or non-disclosure arrangement pursuant to which the Company or a Subsidiary has agreed to keep confidential information obtained from any other person;
(ix) which imposes an obligation of exclusivity on the Company or any Subsidiary or any successor thereto or which is an arrangement limiting or restraining the Company or any Subsidiary or any successor thereto from engaging or competing in any manner or in any business; or (x) under which the Company or any Subsidiary guarantees the payment or performance by others or in any way is or will be liable with respect to obligations of any other person.

   (b) All Contracts other than Real Estate Leases, which are addressed in
Section 2.23 hereof, are valid and binding and in full force and effect as to the Company on the date of this Agreement except to the extent they have previously expired in accordance with their terms or except to the extent that their invalidity would not have a Company Material Adverse Effect. None of the Company, the Subsidiaries nor, to the Company's knowledge, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract other than Real Estate Leases, which are addressed in Section 2.23 hereof, the termination or violation of which, or the default under which, might have a Company Material Adverse Effect. True and complete copies of all Contracts listed in the Company Schedule, together with all amendments thereto through the date hereof, have been delivered to Parent.

   SECTION 2.14. Insurance. The Company Schedule accurately sets forth as of the day preceding the date hereof all policies of insurance, other than title insurance policies, held by or on behalf of the Company. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. In the reasonable judgment of the Company, such policies are in amounts which are adequate in relation to the business and properties of the Company, and all premiums due on the Balance Sheet Date have been paid in full or are fully reserved for on the Company 1999 Balance Sheet.

   SECTION 2.15. Authorizations; Compliance With Law. (a) The Company and the Subsidiaries hold all licenses, certificates, consents, permits, approvals, and authorizations ("Authorizations") from all Governmental Entities and other persons which are necessary for the lawful conduct of their respective businesses and their use and occupancy of their assets and properties in the manner heretofore conducted, used and occupied, except where the failure to hold any of the foregoing would not impose a material penalty or liability on the Company or prevent the Company from performing its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby. A complete and correct list of the material Authorizations held by the Company and its Subsidiaries are set forth in the Company Schedule. All of such Authorizations are valid, in good standing and in full force and effect and the Company and the Subsidiaries are in compliance in all material respects with the requirements, standards, criteria and conditions set forth in such Authorizations. No event has occurred with respect to the material Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any of the Authorizations, and no terminations thereof have been, to the knowledge of the Company, threatened.

   (b) The Company and each of the Subsidiaries is in compliance in all material respects with all applicable laws, statutes, ordinances, codes, rules and regulations of any Governmental Entities other than Environmental Laws, which are addressed in Section 2.20 of this Agreement.

   SECTION 2.16. Taxes. (a) All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Company or the Subsidiaries (the "Tax Returns") on or prior to the date hereof or with respect to taxable periods ending on or prior to the date hereof with respect to any federal, state, local or foreign taxes, assessments, deficiencies, fees and other governmental charges or impositions (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, transfer, franchise, license, school and any other tax or similar governmental charge or imposition (including interest, penalties or additions with respect thereto) under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) ("Taxes") have been or will be timely filed with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect in all material respects the liabilities of the Company and the Subsidiaries for Taxes for the periods, property or events covered thereby.

   (b) All Taxes, including, without limitation, those which are called for by the Tax Returns, required to be paid, withheld or accrued by the Company or any Subsidiary as of the date hereof have been timely paid, withheld or accrued. The accruals for Taxes contained in the Company 1999 Balance Sheet are adequate to cover the tax liabilities of the Company and the Subsidiaries as of the Balance Sheet Date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate.

   (c) Neither the Company nor the Subsidiaries have received any notice of assessment or proposed assessment in connection with any Taxes or Tax Returns other than in connection with routine state examinations for sales or property taxes, and the like, none of which individually or in the aggregate are material, and there are no material pending tax examinations of or material tax claims asserted against the Company or the Subsidiaries or any of their respective assets or properties. Neither the Company nor any Subsidiary has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of Taxes other than in connection with routine state examinations for sales or property taxes, and the like, none of which individually or in the aggregate are material.

   (d) There are no material tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of the Company or the Subsidiaries. The Company has no knowledge of any basis for any additional assessment of any Taxes. The Company and the Subsidiaries have made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including, without limitation, the portion of such deposits relating to taxes imposed upon the Company or the Subsidiaries.

   (e) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any current or former officer, director, employee, consultant or independent contractor of the Company or any Subsidiary that, individually or collectively, could give rise to or entail any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code. There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary is a party or by which it is bound to compensate any individual for excise Taxes pursuant to Section 4999 of the Code.

   (f) Neither the Company nor any Subsidiary (i) has filed a consent under
Section 341(f) of the Code or (ii) is or has been a United states real property holding corporation within the meaning of Section 897(c) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

   (g) Neither the Company nor any Subsidiary is or has been at any time a party to a Tax sharing, Tax indemnity or Tax allocation agreement, and neither the Company nor any Subsidiary has (i) been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or assumed the Tax liability of any other Person under contract.

   (h) None of the Company's assets are tax exempt use property within the meaning of Section 168(h) of the Code.

   (i) Neither the Company nor any Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which might otherwise constitute a part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

   SECTION 2.17. Absence of Litigation; Claims. Except as disclosed on the Company Schedule, there are no material claims, actions, suits, proceedings or investigations pending or, to the knowledge of the

Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, or with respect to which any director, officer, employee or agent is or may be entitled to claim indemnification from the Company or any Subsidiary, before any Governmental Entity or arbitrator, which, if decided adversely to the Company or such Subsidiary, could prevent the Company from performing its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby, nor is there any judgement, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which could reasonably be expected to have such effect.

   SECTION 2.18. Employee Benefit Plans; Employment Agreements. (a) The Company Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained or sponsored by the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of the Company, and
(ii) any other benefit arrangement, obligation or other practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors that is maintained by the Company or to which the Company contributes or for which the Company has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate including, without limitation, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, incentive arrangement, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, worker's compensation, stock option, stock grant or stock purchase plans, medical insurance, life insurance, tuition reimbursement programs or scholarship programs, any plans subject to
Section 125 of the Code, and any plans providing benefits or payments in the event of a change of ownership or control and other similar fringe or employee benefit plans, programs or arrangements, and any employment or executive compensation or severance policies or agreements, written or otherwise, for the benefit of, or relating to, any employee or former employee of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"), excluding former agreements under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. The Company Schedule lists all plan documents, trust agreements, brochures, summaries, policies and Form 5500s related to the Employee Plans that have been provided or have been made available to Parent. The plans marked on the Company Schedule as "Qualified Plans" are the only Employee Plans that are intended to meet the requirements of 401(a) of the Code (a "Qualified Plan"). The Company does not sponsor, maintain or have any liability with respect to, and to the knowledge of the Company, the Company has never maintained or contributed, to any other Qualified Plan.

   (b) (i) Except as set forth in the Company Schedule, or as required by
Section 4980B of the Code, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, none of the Employee Plans is a "multiemployer plan' as such term is defined in Section 3(37) of ERISA and the Company does not sponsor, maintain, contribute or have any liability with respect to, and to the knowledge of the Company has never sponsored, maintained, or contributed to any employee benefit plan subject to
Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA; (ii) there has been no breach of any fiduciary duty, as described in Section 404 of ERISA, or no "prohibited transaction', as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of the Company or any of its Subsidiaries;
(iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), all employee plans have been operated at all times in accordance with their terms, and the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify as exempt from tax under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS or is a standardized prototype plan with an IRS identification number, and nothing has occurred with respect to the design or operation of any Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code, and the Qualified Plans have been timely amended to comply with current law;
(v) all contributions required to be made to any Employee Plan pursuant to
Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years and the Company has paid all amounts that the Company is required to pay as contributions to the Employee Plans as of the last day of the most recent fiscal year of each of the Employee Plans, all benefits accrued under any funded or unfunded Employee Plan will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date, and all monies withheld from employee paychecks with respect to Employee Plans have been transferred to the appropriate Employee Plan in a timely manner as required by applicable law; (vi) with respect to each Employee Plan, no "reportable event' within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063, 4604 or 4041 of ERISA has occurred; (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (viii) neither the Company nor any ERISA Affiliate has incurred any liability for any excise, income or other taxes or penalties with respect to any Employee Plan, and no event has occurred and no circumstance exists that could give rise to any such liability; (ix) there are no pending or threatened claims against any Employee Plan (other than routine claims for benefits) or against any fiduciary of an Employee Plan with respect to such plan, nor is there any basis for such a claim; (x) no Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by any governmental entity; and (xi) no matters are pending with respect to any Employee Plan under any governmental corrective or remedial program. The Company has made no plan or commitment to create any additional Employee Plan or to modify or change any existing Employee Plan, no written statement or, to the knowledge of the Company, oral statement, has been made by the Company to any person with regard to any Employee Plan that was not in accordance with the Employee Plans and that could have adverse economic consequences to the Company. Except as set forth in the Company Schedule, all Employee Plans may be amended or terminated without penalty by the Company at any time on or after the Closing Date.

   (c) The Company Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months from the date hereof, or as a result of, the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. The Company Schedule also sets forth the total number of such ISOs and such nonqualified options.

   (d) Except as disclosed on the Company Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect could be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

   (e) All persons classified by the Company as independent contractors satisfy and have at all times satisfied the requirements of applicable federal or state law to be so classified; the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company has no obligations to provide benefits with respect to such persons under Employee Plans or otherwise. The Company does not employ and has not employed any "leased employees" as defined in Section 414(a) of the Code.

   SECTION 2.19. Labor Matters. Except as disclosed on the Company Schedule, there are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the Company or any of its Subsidiaries as an exclusive bargaining representative for employees of the Company or any of its Subsidiaries. Except as disclosed on the Company Schedule, to the Company's knowledge, there is no significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Company Schedule, (a) there is no active arbitration under any collective bargaining agreement involving the Company or any of its Subsidiaries, (b) there is no unfair labor practice, grievance, employment discrimination or other labor or employment related charge, complaint or claim against the Company or any of its Subsidiaries pending before any court, arbitrator, mediator or governmental agency or tribunal, or, to the Company's knowledge, threatened, and (c) there is no strike, picketing or work stoppage by, or any lockout of, employees of the Company or any of its Subsidiaries pending, or to the Company's knowledge, threatened, against or involving the Company or any of its Subsidiaries. There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, relating to labor matters in respect of which any director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or a Subsidiary pursuant to their respective charters or by-laws or under any indemnification agreements.

   SECTION 2.20. Environmental Matters. (a) Except as set forth in the Company
Schedule:

     (i) no written notice, notification, demand, request for information, citation, summons or order has been received by the Company or any Subsidiary, no complaint has been filed, no penalty has been assessed and no investigation, action, claim or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Entity or other Person against the Company or any Subsidiary under any Environmental Law, except for those which would not reasonably be expected to result in a Company Material Adverse Effect;

     (ii) neither the Company nor any Subsidiary has incurred any Environmental Liabilities, which would result in a Company Material Adverse Effect, and, to the knowledge of the Company, there are no facts, conditions or circumstances which could reasonably be expected to result in or be the basis for any such liability, which, if adversely determined, would result in a Company Material Adverse Effect;

     (iii) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or underground storage tank (active or abandoned) are or have been present at, on, under or in any property currently owned, or to the Company's knowledge, operated or leased by the Company or any Subsidiary, or, to the Company's knowledge, at, on, under or in any property previously owned, operated or leased by the Company or any Subsidiary, which would result in a Company Material Adverse Effect.

     (iv) no Releases of Hazardous Substance have occurred at, on, under or from any real property or any other property currently owned, or to the Company's knowledge, operated or leased by the Company or any Subsidiary or, to the Company's knowledge, previously owned, operated or leased by the Company or any Subsidiary in a concentration, amount or location that would require any remedial investigation or action obligations, including any remedial obligations, under any Environmental Law, which would give rise to a Company Material Adverse Effect;

     (v) neither the Company nor any Subsidiary has transported or arranged for the treatment, storage, handling or disposal of any Hazardous Substances to any off-site location that has or, to the Company's knowledge, would result in liability to the Company or any Subsidiary, except for such liability that would not reasonably be expected to result in a Company Material Adverse Effect;

     (vi) the Company and each Subsidiary and their respective operations are in compliance with all Environmental Laws, and have and are in compliance with all Environmental Permits, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect.

   (b) Except as set forth in the Company Schedule, there has been no environmental investigation, study, audit, test, review or other analysis conducted (except as set forth in schedule) in relation to any property or facility now owned or, to the Company's knowledge, previously owned or leased by the Company or any Subsidiary, which has not been delivered by the Company to Parent prior to the date of this Agreement.

   (c) Except as set forth in the Company Schedule, the Merger will not require any governmental approvals under Environmental Laws, including those that are triggered by sales or transfers of businesses or real property, except for such governmental approvals, the absence of which would not result in a Company Material Adverse Effect.

   (d) For purposes of this Section, the terms "Company" and "Subsidiary" and "Subsidiaries" shall include any and all predecessor entities.

   (e) As used in this Section 2.20:

     (i) "Environmental Laws" means any federal, state or local law (including, without limitation, common law), judicial decision, regulation, rule, judgment, order, decree, injunction, permit or agreements with any Governmental Entity relating to the environment, human health and safety, worker health and safety and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Substances.

     (ii) "Environmental Liabilities" means any and all liabilities resulting from the operations of the Company or any of its Subsidiaries at any property now or previously owned, leased or operated by the Company or any of its Subsidiaries or any activities or operations occurring or conducted at the real property owned, leased or used by the Company or any Subsidiary (including, without limitation, offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental Law.

     (iii) "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of any Governmental Entity relating to or required by Environmental Laws and affecting, or relating in any way to, the business operations, assets, liabilities, rights or obligations of the Company or any Subsidiary.

     (iv) "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

     (v) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the environment.

   SECTION 2.21. Intellectual Property; Year 2000. (a) The Company Schedule lists each patent or registered copyright, trademark, service mark and any pending application filed for any of the foregoing of the Company and its Subsidiaries. Except as set forth in the Company Schedule, the Company and each of its Subsidiaries owns, or is licensed pursuant to fully-paid (other than upgrade costs and purchaser maintenance costs), perpetual licenses to use, or otherwise possesses or has legally enforceable rights to use, all software (including object and source codes and all related manuals and other documentation), firmware, copyrights, patents, trademarks, service marks, trade names, trade secrets and proprietary technologies, know-how, and all other inventions, discoveries, improvements, processes and formulas (secret or otherwise) and any related documentation thereto used or possessed by or related to the Company and to any Subsidiary or necessary for the current conduct of the business of the Company or of any Subsidiary (the "Intellectual Properties").

   (b) The Company and its Subsidiaries are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of the transactions contemplated hereby, in violation of any licenses, sublicenses and other Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any Subsidiary is authorized to use any patent, copyright, trademark, trade name, service mark or any other form of intellectual property or trade secret owned by a third party.

   (c) To the knowledge of the Company, all copyrights, patents, trademarks, service marks and trade names held by the Company and its Subsidiaries are valid and subsisting, except for any failures so to be valid and subsisting that, individually or in the aggregate, would not have a Company Material Adverse Effect.

   (d) Except as set forth in the Company Schedule, no present or former employee of, or consultant to, the Company or, to the knowledge of the Company, any other person (including, without limitation, any former employer of a present or former employee or consultant of the Company) has any proprietary, commercial or other interest, direct or indirect, in the Intellectual Properties.

   (e) To the knowledge of the Company, all of the Intellectual Properties owned by the Company or by any Subsidiary have been adequately protected by patents, trade secret processes, non-disclosure agreements, and, where appropriate, by affixing a copyright notice to any such Intellectual Properties, and the Company has not received notice from a third party of any claim of infringement or any other claims relating to any such Intellectual Properties.

   (f) In conducting their respective business as presently conducted, to the knowledge of the Company, except as disclosed in the Company Schedule, neither the Company nor any Subsidiary is infringing upon or unlawfully or wrongfully using any patent, copyright, trademark, trade name, service mark or any other form of intellectual property or trade secret owned or claimed by another. Neither the Company nor any Subsidiary is in default under, nor has it received any notice of any claim of infringement or any other claim or proceeding relating to, any such patent, copyright, trademark, trade name, service mark, trade secret or any other form of intellectual property or any agreement relating thereto.

   (g) To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Properties by any third party, including any of the Company's or any of its Subsidiaries' employees or former employees.

   (h) To the knowledge of the Company, all information technology (including, without limitation, software and firmware) used by the Company or by any Subsidiary, including, without limitation, in all services and products provided by the Company or any such Subsidiary, whether to third parties or for internal use, or, to the knowledge of the Company after reasonable investigation, used in combination with any information technology of its customers or suppliers, accurately processes date and time data (including, without limitation, calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year calculations and neither performance nor functionality of such technology will be affected by dates prior to, during and after the year 2000. Neither the Company nor any Subsidiary has any obligations under warranty agreements, service agreements or otherwise to remedy any information technology defect relating to the year 2000.

   SECTION 2.22. Adequacy of Disclosure. The Company has made available to Parent copies of all documents listed or referred to in the Company Schedule hereto or referred to herein. All documents and materials delivered or made available in connection with Parent's investigation of the Company in connection with the transactions contemplated hereby, are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. No representation or warranty by the Company in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Parent pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

   SECTION 2.23. Real Property. (a) The Company Schedule lists all real estate used in the operation of the Company and its Subsidiaries as well as any other real estate that is owned by, leased or otherwise in the possession of the Company and its Subsidiaries and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"). The Real Property consists of the following: (i) the distribution center in Phillipsburg, New Jersey (the "Phillipsburg Distribution Center)",
(ii) the office facility in Syosset, New York (the "Syosset Facility"), which the Company leases pursuant to the lease described on the Company Schedule (the "Syosset Lease"), (iii) the distribution center in Allentown, Pennsylvania (the "Allentown Distribution Center"), which the Company leases pursuant to the lease described on the Company Schedule (the "Allentown Lease"), (iv) all retail store locations (the "Existing Stores") leased by the Company and/or its Subsidiaries, and (v) all retail store locations as to which the Company and/or its Subsidiaries are negotiating leases (the "Future Stores"). The leases for the Existing Stores are referred to as the "Existing Store Leases", and the leases being negotiated for the Future Stores (so long as they are not fully executed by the parties thereto) are referred to as the "Future Store Leases". The Syosset Lease, the Allentown Lease, and the Existing Store Leases are referred to as the "Real Estate Leases".

   (b) The Company has good and marketable fee simple title (subject only to the exceptions set forth in Item 2.23 to the Company Schedule (the "Permitted Encumbrances")) to the land, buildings and improvements comprising the Phillipsburg Distribution Center. Neither the Company nor any Subsidiary has any fee ownership interest in any Real Property except the Phillipsburg Distribution Center.

   (c) The Company has made available to Parent correct and complete copies of the Real Estate Leases, as amended and currently in effect, all subordination, non-disturbance and attornment agreements and other agreements with landlord's lenders and/or ground lessors to which the tenant is a party, and all written violation notices or notices of default concerning the lease or the leased premises. Each Real Estate Lease (i) is valid and in full force and effect with respect to the Company and, (ii) to the knowledge of the Company and its Subsidiaries, (A) constitutes the legal, valid and binding obligation of the landlord thereunder, enforceable in accordance with its terms, other than with respect to bankruptcy, fraudulent conveyance, moratorium, insolvency and other exceptions affecting creditors generally, (B) has not been modified, extended or supplemented in any material way and (C) constitutes the entire agreement among the parties thereto such that there are no material understandings, representations, warranties, allowances, concessions or promises not fully set forth therein. Neither the Company nor any Subsidiary has assigned any of the Real Estate Leases, or subleased or granted any license or other rights to use all or any portion of any leased premises, to any other party, except as set forth in Item 2.23 on the Company Schedule.

   (d) To the knowledge of the Company, neither the Company nor any Subsidiary is in default under any Real Estate Lease, all rent and other sums payable by or to the Company or any Subsidiary thereunder are current within applicable notice and grace periods and no landlord under any Real Estate Lease has asserted a written notice of default on the part of the Company or any Subsidiary thereunder and, to the knowledge of the Company, there is no default under any Real Estate Lease by any other party.

   (e) All of the Real Property is usable in the ordinary course of business and, to the knowledge of the Company, conforms in all material respects with any applicable laws, statutes, ordinances, codes, rules and regulations of any Governmental Entities relating to its construction, use and operation. Except as set forth on the Company Schedule, the Company has not received any written notice of actual or asserted material violation of any certificate of occupancy or any material zoning, subdivision, building or other laws or governmental requirements, or any written notice from an insurance carrier or board of fire underwriters claiming defects or deficiencies in any Real Property which has not been corrected. To the knowledge of the Company, all improvements constructed or to be constructed pursuant to any Real Estate Lease have been completed substantially in compliance with such lease and the use of the Real Property in the conduct of the business of the Company and or a Subsidiary is a permitted use under the terms of such lease.

   (f) Except as set forth on the Company Schedule, (i) neither the Company nor any Subsidiary has been notified in writing by any landlord under any Real Estate Lease that the landlord contests or seeks or intends to audit the Company's records with respect to the Company's sales and/or percentage rent,
(ii) all of the Existing Stores are open for business and operating, and none of the Existing Stores is subject to any rent abatement or to any limitation on use due to casualty, condemnation, repair or other matter which is not reasonably expected to be restored or remedied, (iii) the Company and its Subsidiaries have no knowledge of any violation of any co-tenancy requirement or tenant exclusive benefiting the Company or any Subsidiary under any of the Existing Store Leases, or of the existence of any condition which with the passage of time or the giving of notice or both would constitute a violation of any such co-tenancy or exclusivity requirement, (iv) neither the Company nor any Subsidiary has received any written notice from any landlord exercising any right of relocation under any Real Estate Lease or stating that the landlord intends to relocate any Existing Store to alternate space, or to cancel, terminate or refuse to renew any Real Estate Lease, or to recapture all or any portion of the leased premises, or to exercise or decline to exercise any option or other right thereunder, and (v) neither the Company nor any Subsidiary is obligated to pay any brokerage fees, commissions or finders fees in connection with any of the Real Estate Leases.

   (g) The Company has no written notice of any pending or threatened condemnation proceeding which would or could result in the termination or reduction of the use of or current access to any of the Real Property from existing public streets, or of any reduction in or access to the sewer, water or other utility services presently serving any of the Real Property.

   SECTION 2.24. Tax Matters. Neither the Company or its Subsidiaries, nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

   SECTION 2.25. Affiliates. Except for the persons listed in the Company Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 under the Securities Act.

   SECTION 2.26. Board Action; Amendment of Rights Agreement; Applicability of Takeover Statutes. (a) The Board of Directors of the Company has, by unanimous vote of those present, duly and validly approved, and taken all corporate actions required to be taken by the Board of Directors of the Company for the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and resolved to recommend that the stockholders of the Company approve and adopt this Agreement.

   (b) The Board of Directors of the Company has amended the Rights Agreement of the Company (the "Rights Agreement") in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. No holder of rights issued under the Rights Agreement shall be entitled to exercise such rights under, or be entitled to any rights or benefits pursuant to, such Rights Agreement solely by reason of the approval, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

   (c) The provisions of Section 203 of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby. No other "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation (each a "Takeover Statute") as in effect on the date hereof or any anti-takeover provision in the Company's Certificate of Incorporation or By-laws is applicable to the Company, the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

   (d) The Company represents and warrants that as of the date hereof it has been advised by each of its directors and executive officers that each such person intends to vote his shares of Company Common Stock in favor of the approval and adoption of this Agreement and the Merger.

   SECTION 2.27. Opinion of Financial Advisor. The Company has received the opinion of PaineWebber Incorporated (the "Company Financial Advisor"), dated April 19, 2000, to the effect that, as of such date, the Common Exchange Ratio is fair to the stockholders of the Company from a financial point of view and a copy of such opinion has been made available to Parent.

   SECTION 2.28. Brokers and Finders. Neither the Company nor any Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that the Company has employed the Company Financial Advisor as its financial advisor pursuant to the terms of an engagement letter, a true and complete copy of which has previously been furnished to Parent.

   SECTION 2.29. Accounting Matters. Except as set forth on the Company Schedule, to the knowledge of the Company, neither the Company nor any of its Subsidiaries or their respective affiliates has taken or agreed to take any action, and no fact or circumstance is known to the Company or any of its subsidiaries that would prevent the Company from accounting for the Merger as a "pooling of interests."

   SECTION 2.30. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve this Agreement and the Merger.

                                  ARTICLE III

            Representations and Warranties of Parent and Merger Sub

   Parent and Merger Sub each represents and warrants to the Company as follows, except as set forth on a Disclosure Schedule delivered by Parent concurrently with the execution and delivery of this Agreement (the "Parent Schedule"), each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

   SECTION 3.1. Organization and Powers. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. Each of Parent and Merger Sub is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Parent Material Adverse Effect. As used in this Agreement, "Parent Material Adverse Effect" means any fact, condition, event, development or occurrence which, individually or when taken together with all other facts, conditions, events, developments or occurrences has an adverse effect of $2,500,000 or more on the financial condition operating results or business of Parent and its subsidiaries, taken as a whole; provided, however, that in no event shall the items set forth in Schedule C hereto be taken into account in determining whether a Parent Material Adverse Effect has occurred.

   SECTION 3.2. Capital Stock. Parent has authorized capital stock consisting of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Parent Preferred Stock"). As of April 17, 2000: (a) 21,681,606 shares of Parent Common Stock were issued and outstanding,
(b) no shares of Parent Preferred Stock were issued and outstanding, (c) no shares of Parent Common Stock were held as treasury shares, (d) 5,108,354 shares of Parent Common Stock were reserved for issuance under Parent's 1998 Equity Compensation Plan (the "1998 Plan") and Parent's 1993 Stock Incentive Plan (the "1993 Plan" and, together with the 1998 Plan, the "Parent Stock Plans" (including (i) 2,991,550 shares reserved for issuance under the 1998 Plan, 952,200 of which were subject to outstanding options and 2,039,350 of which were reserved for future option grants, and (ii) 2,116,804 shares reserved for issuance under the 1993 Plan, all of which were subject to outstanding options), (e) 90,000 shares of Parent Common Stock were reserved for issuance pursuant to stock options that were not issued under the Parent Stock Plans and (f) 15,000 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants. Since April 17, 2000, no additional shares of capital stock have been reserved for issuance by Parent and the only issuances of shares of capital stock of Parent have been issuances of Parent Common Stock upon the exercise of outstanding Parent stock options. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws, and all of such treasury shares were acquired by Parent in compliance with all applicable laws, including, without limitation, all applicable federal and state securities laws. No shares of capital stock issued by Parent are or were at the time of their issuance subject to preemptive rights. There are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of Parent, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of Parent, in any case except as described in this Section 3.2. There are no voting trusts or other agreements or understandings to which Parent is a party, nor, to the knowledge of Parent, to which any shareholder of Parent is a party, with respect to the voting of capital stock of Parent.

   SECTION 3.3. Authority; Binding Effect. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. All necessary action, corporate or otherwise, required to have been taken by or on behalf of each of Parent and Merger Sub by applicable law, their respective charter documents or otherwise to authorize
(a) the approval, execution and delivery on its behalf of this Agreement, and
(b) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken, except that the Merger must be approved by the affirmative vote of a majority of the votes cast by the holders of Parent Common Stock of record on the record date for the Parent Shareholders Meeting (the "Required Parent Shareholder Approval"). This Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except (y) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (z) for the limitations imposed by general principles of equity.

   SECTION 3.4. No Conflict; Approvals. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the performance of the obligations herein will not, (a) violate or conflict with Parent's or Merger Sub's charter or bylaws, (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third party right of termination, cancellation, material modification or acceleration, or loss of any benefit, under any contract to which Parent or any subsidiary is a party or by which it is bound, or (c) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 3.5 or in the Parent Schedule in response thereto, conflict with or result in a violation of any permit, concession, franchise or license or any law, rule or regulation applicable to Parent or any of its subsidiaries or any of their properties or assets, except, in the case of clauses (b) and (c), for any such breaches, defaults, Liens, third party rights, cancellations, modifications, accelerations or losses of benefits, conflicts or violations which would not have a Parent Material Adverse Effect and do not impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

   SECTION 3.5. Governmental Consents and Approvals. Except as set forth in the Parent Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any consent, approval, order, authorization, or permit of, or filing with or notification to, any Governmental Entity, except (a) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the entry of an order by the SEC permitting such Registration Statement to become effective, and compliance with applicable state securities laws, (b) the filing of the Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act, (c) notification pursuant to, and expiration or termination of the waiting period under the HSR Act, (d) the filing and recording of the Certificate of Merger in accordance with the DGCL, and (e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement without having a Parent Material Adverse Effect.

   SECTION 3.6. SEC Reports. Parent has filed all required forms, reports and documents with the SEC since June 2, 1999 (collectively, the "Parent's SEC Reports"), including, without limitation, Parent's Quarterly Report on Form 10-Q for the quarter ended October 30, 1999. Parent's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of Parent's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has heretofore delivered to the Company, in the form filed with the SEC, all of Parent's SEC Reports.

   SECTION 3.7. Financial Statements. Parent has delivered to the Company true and complete copies of the (a) consolidated balance sheet of Parent and its subsidiaries at January 30, 1999 and the related consolidated income statement and statement of cash flow for the year then ended, together with the notes thereto, audited by Arthur Andersen LLP, and (b) unaudited consolidated balance sheet of Parent and its subsidiaries at January 29, 2000 and the related consolidated income statement and statement of cash flow for the year then ended, both of which have been prepared in accordance with GAAP (except as may be indicated in the notes thereto). Such balance sheets, including the related notes, fairly present in all material respects the consolidated financial position of Parent and its subsidiaries at the dates indicated and such consolidated income statements and statements of cash flow fairly present in all material respects the consolidated results of operations, and cash flow of Parent and its subsidiaries for the periods indicated. The unaudited consolidated balance sheet of Parent and its subsidiaries at January 29, 2000 described above is referred to herein as the "Parent 1999 Balance Sheet." The unaudited consolidated financial statements of Parent and its subsidiaries as at and for the year ended January 29, 2000 are referred to herein as the "Parent Unaudited Financial Statements."

   SECTION 3.8. Absence of Certain Changes. Except as otherwise disclosed in the Parent Schedule, since January 29, 2000, Parent and its subsidiaries have not (a) been subject to any events or conditions of any character that would have a Parent Material Adverse Effect or prevent Parent from performing its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby, (b) amended or otherwise modified its Articles of Incorporation or bylaws (or similar organization document), (c) made any material change to accounting methods, principles or practices, except as required by a change in GAAP occurring after January 29, 2000, (d) sold, transferred, leased to others or otherwise disposed of any material properties or assets, except in the ordinary course of business, (e) terminated or received any notice of termination of any material contract, lease, license or other agreement or any Authorization other than in the ordinary course of business, (f) entered into any material transaction, contract or commitment other than in the ordinary course of business; or (g) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (b) through (f) of this Section 3.8.

   SECTION 3.9. Absence of Undisclosed Liabilities. Neither Parent nor any of its subsidiaries have any material indebtedness, liability or obligation of any kind (whether known or unknown, accrued, absolute, asserted or unasserted, contingent or otherwise) except (a) as and to the extent reflected, reserved against or otherwise disclosed in the Parent 1999 Balance Sheet, (b) for liabilities and obligations incurred subsequent to January 29, 2000 in the ordinary course of business and which do not have a Parent Material Adverse Effect or prevent Parent from performing its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby, or (c) as disclosed in the Parent Schedule.

   SECTION 3.10. Absence of Litigation; Claims. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any Governmental Entity or arbitrator, which, if decided adversely to Parent or such subsidiary, would have a Parent Material Adverse Effect or prevent Parent from performing its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries which could reasonably be expected to have such effect.

   SECTION 3.11. Authorizations; Compliance With Law. (a) Parent and its subsidiaries hold all Authorizations from all Governmental Entities and other persons which are necessary for the lawful conduct of their respective businesses and their use and occupancy of their assets and properties in the manner heretofore conducted, used and occupied, except where the failure to hold any of the foregoing would not have a Parent Material Adverse Effect or prevent Parent from performing its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

   (b) Parent and each of its subsidiaries is in compliance in all material respects with all applicable laws, statutes, ordinances, codes, rules and regulations of any Governmental Entities.

   SECTION 3.12. Adequacy of Disclosure. Parent has made available to the Company copies of all documents listed or referred to in the Parent Schedule hereto or referred to herein. Such copies, and all documents and materials delivered or made available in connection with the Company's investigation of Parent in connection with the transactions contemplated hereby, are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. No representation or warranty by Parent in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to the Company pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

   SECTION 3.13. Assets. Except as described in the Parent Schedule, Parent has valid leasehold title to all personal property leased by it and good and marketable title to its owned personal property, including, without limitation, those assets and properties reflected in the Parent 1999 Balance Sheet in the amounts and categories reflected therein, free and clear of all Liens, except
(a) the lien of current taxes not yet due and payable, (b) properties, interests, and assets disposed of by Parent since January 29, 2000 solely in the ordinary course of business consistent with past practice, (c) liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security and public liability laws and other similar legislation, (d) liens imposed by law, such as carriers', warehousemen's or mechanics' liens, incurred in good faith in the ordinary course of business,
(e) such secured indebtedness as is disclosed in the Parent 1999 Balance Sheet covering the properties referred to therein, and (f) such imperfections of title, easements and encumbrances, if any, as do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto. Except as set forth in the Parent Schedule, all buildings, structures, facilities, equipment and other items of tangible personal property reflected on the Parent 1999 Balance Sheet or acquired since January 29, 2000 are in good operating condition and repair, subject to normal wear and maintenance and are useable in the ordinary course of business of Parent.

   SECTION 3.14. Taxes. (a) All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Parent (the "Parent Tax Returns") on or prior to the date hereof or with respect to taxable periods ending on or prior to the date hereof with respect to any Taxes have been or will be timely filed with the appropriate Governmental Entities in all jurisdictions in which such Parent Tax Returns are required to be filed, and all such Parent Tax Returns correctly reflect in all material respects the liabilities of Parent for Taxes for the periods, property or events covered thereby.

   (b) All Taxes, including, without limitation, those which are called for by the Parent Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Parent, have been fully paid or properly accrued. The accruals for Taxes contained in Parent 1999 Balance Sheet are adequate to cover the tax liabilities of Parent as of January 29, 2000 and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate.

   (c) Parent has not received any notice of assessment or proposed assessment in connection with any Taxes or Parent Tax Returns and there are no pending tax examinations of or tax claims asserted against Parent or any of its assets or properties. Parent has not extended, or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes.

   SECTION 3.15. Employee Benefit Plans; Employment Agreements. Except as set forth on the Parent Schedule, all employee benefit plans (as defined in Section 3(3) of ERISA) that are maintained or sponsored by Parent and any other benefit arrangement, obligation or other practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contracts that is maintained by Parent (together, "Parent Employee Plans") are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), all Parent Employee Plans have been operated at all times in accordance with their terms, and Parent has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Parent Employee Plans.

   SECTION 3.16. Labor Matters. Except as disclosed on the Parent Schedule, there are no material controversies pending or, to the knowledge of Parent, threatened, between Parent and any of its employees. Parent is not a party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by Parent as an exclusive bargaining representative for employees of Parent. Except as disclosed on the Parent Schedule, to Parent's knowledge, there is no significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as disclosed in the Parent Schedule, (a) there is no active arbitration under any collective bargaining agreement involving Parent, (b) there is no unfair labor practice, grievance, employment discrimination or other labor or employment related charge, complaint or claim against Parent pending before any court, arbitrator, mediator or governmental agency or tribunal, or, to Parent's knowledge, threatened, and (c) there is no strike, picketing or work stoppage by, or any lockout of, employees of Parent pending, or to Parent's knowledge, threatened, against or involving Parent.

   SECTION 3.17. Environmental Matters. Except as set forth in the Parent
Schedule:

     (a) no written notice, notification, demand, request for information, citation, summons or order has been received by Parent, no complaint has been filed, no penalty has been assessed and no investigation, action, claim or proceeding is pending or, to the knowledge of Parent, threatened by any Governmental Entity or other Person against Parent under any Environmental Law, except for those which would not reasonably be expected to result in a Parent Material Adverse Effect;

     (b) Parent has not incurred any Environmental Liabilities, which would result in a Parent Material Adverse Effect, and, to the knowledge of Parent, there are no facts, conditions or circumstances which could reasonably be expected to result in or be the basis for any such liability, which, if adversely determined, would result in a Parent Material Adverse Effect; and

     (c) Parent and its respective operations are in compliance with all Environmental Laws, and have and are in compliance with all Environmental Permits, except where such non-compliance would not reasonably be expected to have a Parent Material Adverse Effect.

   SECTION 3.18. Intellectual Property. (a) Except as set forth in the Parent Schedule, Parent owns, or is licensed pursuant to fully-paid (other than upgrade costs and purchaser maintenance costs), perpetual licenses to use, or otherwise possesses or has legally enforceable rights to use, all software, firmware, copyrights, patents, trademarks, service marks, trade names, trade secrets and proprietary technologies, know-how, and all other inventions, discoveries, improvements, processes and formulas (secret or otherwise) and any related documentation thereto used or possessed by or related to Parent or necessary for the current conduct of the business of Parent.

   (b) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of the transactions contemplated hereby, in violation of any licenses, sublicenses and other contracts to which Parent is a party and pursuant to Parent is authorized to use any patent, copyright, trademark, trade name, service mark or any other form of intellectual property or trade secret owned by a third party.

   (c) To the knowledge of Parent, all copyrights, patents, trademarks, service marks and trade names held by Parent are valid and subsisting, except for any failures so to be valid and subsisting that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

   (d) In conducting its business as presently conducted, to the knowledge of Parent, except as disclosed in the Parent Schedule, Parent is not infringing upon or unlawfully or wrongfully using any patent, copyright, trademark, trade name, service mark or any other form of intellectual property or trade secret owned or claimed by another. Except as disclosed in the Parent Schedule, Parent is not in default under, nor has it received any notice of any claim of infringement or any other claim or proceeding relating to, any such patent, copyright, trademark, trade name, service mark, trade secret or any other form of intellectual property or any agreement relating thereto.

   SECTION 3.19. Tax Matters. Neither Parent or Merger Sub nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

   SECTION 3.20. Affiliates. Except for the persons listed in the Parent Schedule, there are no persons who, to the knowledge of Parent, may be deemed to be affiliates of Parent under Rule 145 under the Securities Act.

   SECTION 3.21. Opinion of Financial Advisor. Parent has received the opinion of Donaldson, Lufkin and Jenrette Securities Corporation (the "Parent Financial Advisor"), dated April 21, 2000, to the effect that, as of such date, the Common Exchange Ratio is fair to Parent from a financial point of view and a copy of such opinion has been made available to the Company.

   SECTION 3.22. Brokers and Finders. Neither Parent nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that Parent has employed the Parent Financial Advisor as its financial advisor pursuant to the terms of an engagement letter, a true and complete copy of which has previously been furnished to the Company.

   SECTION 3.23. Board Action. (a) The Board of Directors of Parent has unanimously determined that the transactions contemplated by this Agreement are in the best interests of Parent and its shareholders and has resolved to recommend to such shareholders that they vote in favor of the transactions contemplated by this Agreement.

   (b) Parent represents and warrants that as of the date hereof it has been advised by each of its directors and executive officers that each such person intends to vote his shares of Parent Common Stock in favor of the issuance of the Merger Stock.

   SECTION 3.24. Accounting Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action, and, except as set forth on the Parent Schedule, no fact or circumstance is known to Parent, that would prevent the Company from accounting for the Merger as a "pooling of interests."

   SECTION 3.25. Voting Requirements. The affirmative vote of a majority of the votes cast by the holders of Parent Common Stock of record on the record date for the Parent Shareholders Meeting is the only vote of the holders of any class or series of the capital stock of Parent necessary to approve this Agreement and the Merger.

   SECTION 3.26. ZB Holdings LLC. Except as set forth in the Parent Schedule:

     (a) Parent has no obligation to provide additional financing to ZB Holdings LLC, a Delaware limited liability company and affiliate of Parent ("Holdings");

     (b) Parent has no obligation to purchase the membership interests of any other member of Holdings;

     (c) Parent owns (or has adequate rights to use or transfer pursuant to license, sublicense, agreement or permission) the uniform resource locator www.zanybrainy.com; and

     (d) Upon the dissolution and cessation of the business of Holdings and its wholly-owned subsidiary, ZanyBrainy.com LLC, a Delaware limited liability company, Parent will not be restricted from operating another online retail website.

                                  ARTICLE IV

                               Other Agreements

   SECTION 4.1. Conduct of the Company's Business. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing, the business of the Company and the Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and its Subsidiaries will use their commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company and the Subsidiaries have significant business relations. By way of amplification and not limitation, except as otherwise expressly contemplated by this Agreement, the Company agrees on behalf of itself and its Subsidiaries that, without the prior written consent of Parent, which consent in the case of clauses
(b)(iii)-(vii), (c), (d) and (e) below shall not be unreasonably withheld or delayed, each of the Company and its Subsidiaries will, between the date of this Agreement and the Effective Time:

     (a) not, directly or indirectly, do any of the following: (i) amend or propose to amend its charter documents or by-laws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock; (iv) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock option plans described in the Company Schedule or otherwise, provided that the Company may issue shares of Company Common Stock pursuant to currently outstanding options or employee stock purchases referred to in the Company Schedule in response to Section 2.3 above and the Company may issue options pursuant to the Company Option Plan in amounts and on terms consistent with past practice, provided that such option grants do not exceed 50,000 shares in the aggregate; (v) accelerate, amend or change the period of exerciseability of options or restricted stock granted under any of the Company Stock Plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement; (vi) except as set forth in Section 2.26(b) in connection with the transactions contemplated by this Agreement, amend the Rights Agreement or redeem the rights issued pursuant thereto; or
  (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a);

     (b) not, directly or indirectly, (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or make any equity investments therein; (ii) issue, sell, pledge, dispose of or encumber any assets (including, without limitation, licenses, Authorizations or rights) of the Company or the Subsidiaries (except for
  (A) purchases or sales of inventory in the ordinary course of business and in a manner consistent with past practice, (B) dispositions of obsolete or worthless inventory, (C) purchases or sales of immaterial assets not in excess of $50,000 in the aggregate and (D) as set forth in the Company Schedule) or enter into any securitization transactions; (iii) incur any indebtedness for borrowed money or issue any debt securities exceeding $50,000 in the aggregate except for borrowings and reborrowings under the Company's existing credit facility in the ordinary course of business and consistent with past practice and except as set forth in the Company Schedule, (iv) make any commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets or except as set forth in the Company Schedule;
  (v) enter into or modify any material contract, lease or agreement except in the ordinary course of business and consistent with past practice or except as set forth in the Company Schedule; (vi) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business or except as expressly provided herein; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

     (c) not, directly or indirectly, (i) initiate any litigation or arbitration proceeding; (ii) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business pursuant to arm's length transactions on commercially reasonable terms; (iii) make any material change to its accounting methods, principles or practices except as required by a change in GAAP occurring after the date hereof; or (iv) settle or compromise any Tax liability for an amount in excess of $25,000 or, on any Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in similar Tax Returns in prior periods;

     (d) not, directly or indirectly, (i) grant any increase in the salary or other compensation of its employees except in the ordinary course of business and consistent with past practice or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or employee of the Company; (ii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices; or (iii) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees except as set forth in the Company Schedule; and

     (e) not, directly or indirectly, take (and will use reasonable efforts to prevent any affiliate of the Company from taking) or agree in writing or otherwise to take, (i) any of the actions described in this Section 4.1;
  (ii) any action which would make any of the Company's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect; (iii) any action which could prevent it from performing, or cause it not to perform, its obligations under this Agreement; (iv) any action that would cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code; or (v) any action that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes.

   SECTION 4.2. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business in the ordinary course of business and consistent with past practice and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

     (a) amend or otherwise change Parent's Articles of Incorporation or By-
  Laws;

     (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; or (ii) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock option plans or otherwise, provided that Parent may issue shares of Parent Common Stock pursuant to currently outstanding warrants, options or employee stock purchases referred to on the Parent
  Schedule in response to Section 3.2 above and Parent may issue options pursuant to its 1998 Equity Compensation Plan in amounts and on terms consistent with past practice, provided that such option grants do not exceed 50,000 shares in the aggregate;

     (c) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement; or

     (d) take any action to change its accounting policies or procedures except as required by a change in GAAP occurring after the date hereof; or

     (e) take or agree in writing or otherwise to take, (i) any of the actions described in this Section 4.2; (ii) any action which would make any of Parent's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect; (iii) any action which could prevent it from performing, or cause it not to perform, its obligations under this Agreement; (iv) any action that would cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code; or (v) any action that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes.

   SECTION 4.3. Parent's Undertakings. Parent will not, directly or indirectly, take (and will use reasonable efforts to prevent any affiliate of Parent from taking) any action that would cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code or would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes. Parent shall as promptly as practicable following the date hereof apply for approval for listing of Parent Common Stock to be issued pursuant to the Merger on the Nasdaq National Market upon official notice of issuance.

   SECTION 4.4. Access to Information. Between the date of this Agreement and the Closing Date, the Company and Parent will each (a) give the other party and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices, warehouses and other facilities and to all of its books and records, (b) permit the other party and its authorized representatives to make such reasonable inspections as it may require and (c) cause its officers and those of its subsidiaries to furnish the other party and its authorized representatives with such financial and operating data and other information with respect to its business and properties, as the other party and its authorized representatives may from time to time reasonably request. All such access and information obtained by Parent, the Company and their authorized representatives shall be subject to the terms and conditions of the confidentiality agreement between the Company and Parent dated February 28, 2000 (the "Confidentiality Agreement").

   SECTION 4.5. Stockholder Vote; Proxy Statement. (a) As promptly as practicable after the date hereof, the Company shall take all action necessary in accordance with Rules 14a-1 et seq. of the Exchange Act, the DGCL, the rules of the National Association of Securities Dealers, Inc. and the Company's Certificate of Incorporation and By-laws to call, give notice of, convene and hold a meeting of the Company's stockholders to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable (the "Company Stockholders Meeting"). Subject to the fiduciary duties of the Board of Directors under applicable law, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel, the Board of Directors of the Company shall use its reasonable best efforts to solicit and secure from its stockholders such approval and adoption of this Agreement and the transactions contemplated hereby, which efforts may include, without limitation, soliciting stockholder proxies therefor, and to advise the other party upon its request, from time to time, as to the status of the stockholder vote then tabulated.

   (b) As promptly as practicable after the date hereof, Parent shall take all action necessary in accordance with Rules 14a-1 et seq. of the Exchange Act, the laws of the Commonwealth of Pennsylvania, the rules of the National Association of Securities Dealers, Inc. and Parent's Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of Parent's shareholders to consider and vote upon the approval of the Merger and for such other purposes as may be necessary or desirable (the "Parent Shareholders Meeting"). Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel, the Board of Directors of Parent shall use its reasonable best efforts to solicit and secure from its shareholders such approval, which efforts may include, without limitation, soliciting shareholder proxies therefor, and to advise the other party upon its request, from time to time, as to the status of the shareholder vote then tabulated.

   (c) As promptly as practicable after the date hereof, the Company and Parent shall jointly prepare and file with the SEC preliminary proxy materials that shall constitute the joint proxy statement of the Company and Parent under the Exchange Act with respect to the Merger (the "Proxy Statement"), and a registration statement on Form S-4 with respect to the Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") and will thereafter use their respective best efforts to respond to any comments of the SEC with respect thereto and to cause the Registration Statement to become effective, and the Proxy Statement and proxy to be mailed to the Company's and the Parent's shareholders, as promptly as practicable. The Proxy Statement shall include the unqualified recommendation of (i) the Company's Board of Directors that the Company's stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, unless otherwise necessary due to the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel and (ii) Parent's Board of Directors that Parent's shareholders vote in favor of the approval of this Agreement and the transactions contemplated hereby, unless otherwise necessary due to the applicable fiduciary duties of the directors of Parent, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel.

   (d) As soon as practicable after the date hereof, the Company and Parent shall prepare and file any other filings required to be filed by each under the Exchange Act or any other federal or state securities laws relating to the Merger and the transactions contemplated hereby (collectively, "Other Filings") and will use their best efforts to respond to any comments of the SEC or any other appropriate government official with respect thereto.

   (e) The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Registration Statement, the Proxy Statement and the Other Filings (collectively, the "SEC Transaction Filings") and shall provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

   (f) The Company and Parent will notify the other party promptly of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the SEC Transaction Filings or for additional information and will supply the other party with copies of all correspondence between the

Company or any of its representatives or Parent and any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Transaction Filings, the Company and Parent agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Proxy Statement, mailing such supplement or amendment to the Company's stockholders. Parent shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

   (g) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information supplied by the Company for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Stockholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company, any of its Subsidiaries or any affiliates of the foregoing should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

   (h) The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Stockholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company.

   SECTION 4.6. Reasonable Best Efforts. Subject to the fiduciary duties of its Board of Directors, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel, and except as otherwise provided herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including, without limitation, the satisfaction of all conditions to the Merger, and to consummate the Merger as promptly as practicable.

   SECTION 4.7. Public Announcements. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, that nothing contained herein shall prevent any party from promptly making all filings with Governmental Entities and all disclosure as may, in its good faith judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure or filing prior to making the disclosure or filing).

   SECTION 4.8. Notification. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of (i) any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein or (ii) any failure to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it, give notice thereof to the other parties and shall use its best efforts to prevent or promptly to remedy such breach or failure; provided, however, that none of such notices shall be deemed to modify, amend or supplement the representations and warranties of the such party or the disclosure schedules of such party for the purposes of Article V hereof, unless the other party shall have consented thereto in writing.

   SECTION 4.9. Subsequent Financial Statements. Prior to the Effective Time, each party will consult with the other prior to (a) making publicly available its financial results for any period, and (b) the filing of (which shall be a timely filing with the SEC) each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by it under the Exchange Act and will promptly deliver to the other copies of each such report filed with the SEC.

   SECTION 4.10. Regulatory and Other Authorizations. (a) Each party hereto agrees to use commercially reasonable efforts to comply with all legal requirements which may be imposed on such party with respect to the Merger and to obtain all Authorizations, consents, orders and approvals of Governmental Entities and non-governmental third parties that may be or become necessary for
(i) the performance of its respective obligations pursuant to this Agreement, and (ii) the ownership of the Surviving Entity by Parent, and each party will cooperate fully with the other party in promptly seeking to obtain all such Authorizations, consents, orders and approvals. The foregoing covenant shall not include any obligation by Parent or the Company to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company, except as to any stores of the Company and its Subsidiaries which account for no more than 5% of the total revenues of the Company and its Subsidiaries taken as a whole or any stores of Parent and its subsidiaries which account for no more than 3% of the total revenues of Parent and its subsidiaries taken as a whole.

   (b) The Company and Parent shall each promptly make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and shall promptly respond to any request for additional information with respect thereto. Each such filing shall request early termination of the waiting period imposed by the HSR Act.

   (c) The Company and Parent will consult with each other with respect to any suit, action or proceeding by any third party, including any Governmental Entity, to restrain, prohibit or otherwise oppose the Merger or any other transaction contemplated by this Agreement and will use their commercially reasonable best efforts to resist any such effort to restrain, prohibit or otherwise oppose the Merger or any other transaction contemplated by this Agreement; provided, however, that neither the Company nor Parent shall have any obligation to make material expenditures in connection with such efforts.

   SECTION 4.11. Takeover Statute. If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute.

   SECTION 4.12. Indemnification of Directors and Officers. (a) The By-Laws and Certificate of Incorporation of the Surviving Entity shall contain the provisions with respect to indemnification set forth in the By-Laws and Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of the Company or its Subsidiaries, unless such modification is required after the Effective Time by law.

   (b) For a period of six years after the Effective Time, Parent shall cause the Surviving Entity to maintain in effect, if available, directors' and officers' liability insurance covering those individuals who served as directors or officers of the Company at any time during the 12 months immediately preceding the Effective Time on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall the Surviving Entity be required to expend in excess of 300% of the annual premium currently paid by the Company for such coverage.

   (c) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owning by, and the timely performance of all other obligations of, the Surviving Entity under this Section 4.12.

   (d) The provisions of this Section 4.12 shall survive the consummation of the Merger at the Effective Time, are intended to benefit the Company, the Surviving Entity and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Entity and shall be enforceable by the Indemnified Parties.

   SECTION 4.13. Affiliates. (a) The Company shall use all reasonable efforts to cause each person who is so identified as an "affiliate" of it for purposes of Rule 145 under the Securities Act or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions to deliver to Parent as promptly as practicable but in no event later than five business days prior to the Closing Date, a signed agreement substantially in the form of Schedule B. The Company shall notify Parent from time to time of any other persons who then are, or may be, such an "affiliate" and use all reasonable efforts to cause each additional person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 4.13(a).

   (b) Parent shall use all reasonable efforts to cause each person who is so identified as an "affiliate" of it for purposes of Rule 145 under the Securities Act or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions to deliver to the Company as promptly as practicable but in no event later than five business days prior to the Closing Date, a signed agreement substantially in the form of Schedule D. Parent shall notify the Company from time to time of any other persons who then are, or may be, such an "affiliate" and use all reasonable efforts to cause each additional person who is identified as an "affiliate" to execute a signed agreement as set forth in this Section 4.13(b).

   SECTION 4.14. Tax-Free Reorganization. Each of Parent and the Company will use its best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and to enable its respective counsel to render the opinions contemplated by Sections 5.2(f) and 5.3(g). Each party shall make, and shall use its best efforts to cause those of its respective officers and stockholders that counsel to the parties shall reasonably request to make, such representations and certifications as counsel to the parties shall reasonably request to enable them to render such opinion, including, without limitation, the representations of Parent contained in a certificate of Parent and the representations of the Company contained in a certificate of the Company.

   SECTION 4.15. No Solicitation. (a) Without the prior written consent of Parent, from and after the date hereof, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any officers, directors, employees, financial advisors, agents and other representatives of any of the foregoing

("Representatives") to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as hereinafter defined) from any person; (ii) engage in any discussion or negotiations relating to any Acquisition Proposal; or (iii) enter into any agreement with respect to, agree to, approve or recommend any Acquisition Proposal. Notwithstanding any other provision hereof, the Company may, at any time prior to the time the Company's stockholders shall have voted to approve this Agreement engage in discussions or negotiations with a third party (and may furnish such third party information concerning the Company and its business, properties and assets to such party), provided that all of the following has occurred: (1) such party has (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or the Representatives after the date hereof) made an unsolicited bona fide written Acquisition Proposal, which proposal the Company's Board of Directors in good faith concludes (after consultation with its financial advisors and outside counsel) would result in a transaction that is more favorable to its stockholders from a financial point of view than the transactions contemplated by this Agreement and the Company's Board of Directors shall determine in good faith (after consultation with its financial advisors and outside counsel) that such third party is financially able to consummate the Acquisition Proposal (such an Acquisition Proposal, a "Superior Proposal"), (2) the Company's Board of Directors shall determine in good faith (after consultation with outside counsel) that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law,
(3) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company receives from such person or entity an executed confidentiality agreement in the same form as the Confidentiality Agreement, (4) the Company shall have fully complied with this
Section 4.15; (5) Parent shall have been promptly notified in writing of such Acquisition Proposal, including all of its terms and conditions, shall have promptly been given copies of such proposal and shall have promptly been apprised of all material discussions, and the content thereof, with respect to the Acquisition Proposal. In addition, the Company may (A) comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; and/or (B) change its recommendation concerning the Merger or accept a Superior Proposal from a third party, provided that in either case the Company terminates this Agreement pursuant to Section 6.1(i) hereof. As used herein, "Acquisition Proposal" means a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary thereof.

   (b) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or its Representatives with respect to the foregoing and shall promptly request the return of all confidential or proprietary information of the Company furnished to any of such parties. The Company shall give Parent at least two business days prior written notice of (i) any meeting of the Board of Directors of the Company to take any action with respect to an Acquisition Proposal or to withdrawing or modifying, in a manner adverse to Parent, its recommendation to the Company's stockholders in favor of approval of the Merger and (ii) any agreement to be entered into with any person making such inquiry, offer or proposal.

   (c) Prior to accepting a Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with Parent, for a period of not less than three business days, to make such changes to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby.

   (d) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, without limitation, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

   (e) The Company shall ensure that the officers, directors and Affiliates of the Company and its Subsidiaries and any investment banker or other financial advisor or representative retained by the Company or any Subsidiary of the Company are aware of the restrictions described in this Section 4.15.

   SECTION 4.16. Accountant's Letters. (a) Following receipt by the Company's independent public accountants of an appropriate request from Parent pursuant to Statement of Auditing Standards ("SAS") No. 72, the Company shall use reasonable best efforts to cause to be delivered to Parent two letters from the Company's independent public accountants, one dated approximately the date on which the Registration Statement shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company shall use reasonable best efforts to cause to be delivered to Parent a copy of a letter from the Company's independent accountants dated as of the Closing Date, stating that the Company qualifies as an entity that may be a party to a business combination for which the pooling of interests method of accounting may be available in accordance with Accounting Principles Board Opinion No. 16.

   (b) Following receipt by the Parent's independent public accountants of an appropriate request from the Company pursuant to SAS No. 72, Parent shall use reasonable best efforts to cause to be delivered to the Company two letters from Parent's independent public accountants, one dated approximately the date on which the Registration Statement shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Parent shall use reasonable best efforts to cause to be delivered to the Company a copy of a letter from Parent's independent public accountants, addressed to Parent, dated the Closing Date, regarding the qualification of the Merger as a pooling-of- interests under Opinion 16 of the Accounting Principles Board.

   (c) Each of the Company and Parent shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC.

   SECTION 4.17. Employee Matters. Company employees shall be eligible to participate in all benefit plans in which similarly situated employees of Parent are eligible to participate. For all purposes, including, without limitation, eligibility, vesting, vacation accrual and entitlement, benefits and benefit accruals under all benefit plans of Parent, Parent shall give the Company employees credit for all service with the Company prior to the Closing Date as if such service had been service with Parent, provided that no credit will be given for any service that would result in a duplication of benefits under any such benefit plan. Prior to the Effective Time, the Company shall have established a definitive severance pay plan, substantially in the form of Schedule F.

   SECTION 4.18. The Company's Chief Executive Officer and President. Parent shall, as of the Effective Time, have entered into a definitive arrangement with each of Stanley Greenman and Stewart Katz reflecting the principal terms set forth in Schedule E.

   SECTION 4.19. Board of Directors. The Board of Directors of Parent will take action prior to the Effective Time to cause the number of directors comprising the full Board of Directors of Parent at the Effective Time to be increased to eight persons, and Stanley Greenman shall be elected to the Board of Directors of Parent by Parent's Board of Directors effective at the Effective Time, such increase in number and such election to be subject to the Closing.

   SECTION 4.20. Undertakings Relating to the Real Property. (a) The Company shall promptly deliver to Parent all surveys, site plans, subdivision plans, schematic drawings, maps, construction drawings, plans and specifications, certificates of occupancy, permits, licenses and approvals in its possession concerning the Real Property, as well as copies of the deeds by which the Company acquired title to the Phillipsburg Distribution

Center and all policies of title insurance, Permitted Encumbrances and other title information in its possession concerning the Real Property.

   (b) At Parent's request, the Company shall promptly deliver to Parent a schedule listing each of the Real Estate Leases, and as to each identify the following information: (i) date of initial lease and each amendment, (ii) name of landlord (if different from that shown in lease), (iii) remaining options to extend the term, accept expansion space, surrender a portion of the leased space, and/or terminate the lease, and the dates by which notice must be given to exercise each such option, and (iv) tenant's share (expressed as a dollar amount) of operating expenses, common area maintenance charges, taxes and other costs and expenses.

   (c) The Company shall file and cause to be recorded in the Office of the Recorder of Deeds in and for the County of Warren, State of New Jersey, a copy of all documents, certified by the appropriate Secretary of State, evidencing that Noodle Kidoodle, Inc., a Delaware corporation now holds title to the property conveyed to Martin Zippel, Co., Inc. by deed dated September 20, 1982 and recorded January 21, 1983 in Book 816, Page 347 in the Office of the Recorder of Deeds in and for the County of Warren, State of New Jersey.

   (d) At Parent's request, the Company shall provide Parent and any environmental consultant acting on its behalf (such consultant to be reasonably acceptable to the Company) access to the two parcels of land owned by the Company adjacent to the Phillipsburg Distribution Center for the purpose of performing a Phase I environmental investigation. At the Company's request, it shall have the right to discuss the investigation with the consultant and Parent shall promptly deliver to the Company drafts of the consultant's report as well as the results of any such investigation.

   SECTION 4.21. Company 401(k) Plans. The Company shall take all such actions as may be necessary to cause the Noodle Kidoodle, Inc. 401(k) Plan and Noodle Kidoodle, Inc. Supplemental 401(k) Plan to be terminated effective as of the Effective Time.

                                   ARTICLE V

                             Conditions to Closing

   SECTION 5.1. Conditions to the Obligations of the Company and Parent and Merger Sub. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the transactions contemplated hereby are subject to the requirements that:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of (i) the stockholders of the Company in accordance with the DGCL and the Certificate of Incorporation and By-laws of the Company, and (ii) the shareholders of Parent as may be required by law and by any applicable provisions of its Articles of Incorporation and Bylaws.

     (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby, or (ii) prohibiting or limiting the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or compelling the Company, parent or any of their respective subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, parent or any of their respective subsidiaries (except as contemplated by Section 4.10(a) hereof); nor shall any action have been taken by a Governmental Entity or any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity or arbitrator, which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

     (c) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop orders with respect thereto shall have been issued, and Parent shall have received all requisite authorizations under all applicable state securities or blue sky laws necessary to consummate the transaction.

     (e) Nasdaq Listing. Approval for listing by the Nasdaq National Market upon official notice of issuance of Parent Common Stock to be issued in the Merger shall have been received by Parent.

     (f) Pooling. Parent shall have received and delivered to the Company and the Company's independent public accountants, a letter from its independent public accountants, dated approximately the date the Registration Statement is declared effective and as of the Closing Date, stating that the Merger will qualify as a pooling-of-interests under Opinion 16 of the Accounting Principles Board. The Company shall have received and delivered to Parent, a letter from its independent public accountants, dated approximately the date the Registration Statement is declared effective and as of the Closing Date, stating that the Company qualifies as an entity that may be a party to a business combination for which the pooling of interests method of accounting may be available in accordance with Accounting Principles Board Opinion No. 16.

   SECTION 5.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the further requirements that:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; provided, however, that for purposes of this Section 5.2(a) only, such representations and warranties shall be deemed to be true and correct as of the Closing Date unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Parent Material Adverse Effect.

     (b) Performance of Obligations. Each of the obligations of Parent and Merger Sub to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing Parent shall have delivered to the Company a certificate to that effect.

     (c) Absence of Material Adverse Effect. No Parent Material Adverse Effect shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Parent Material Adverse Effect.

     (d) Consents. The consents set forth on Item 5.2(d) of the Parent Schedule shall have been obtained.

     (e) Tax Opinion. Kramer Levin Naftalis & Frankel LLP shall have delivered to the Company its written opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that the Merger constitutes a reorganization under Section 368(a) of the Code and that Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     (f) Ancillary Agreements. Each of Stanley Greenman and Stewart Katz shall have entered into definitive arrangements reflecting the principal terms set forth in Schedule E and Parent and the Company shall have entered into employment agreements with each of them, substantially in the form attached to Schedule E as Exhibits A and B, respectively. Each affiliate of Parent listed in the Parent Schedule shall have executed and delivered the Affiliate Agreement substantially in the form of Schedule D.

     (g) Fairness Opinion. The Board of Directors of the Company shall have received from the Company Financial Advisor a written opinion, dated as of the date hereof, in form and substance reasonably satisfactory to the Board of Directors of the Company, to the effect that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the stockholders of the Company and not subsequently withdrawn prior to the Effective Time.

   SECTION 5.3. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the further requirements that:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; provided, however, that for purposes of this Section 5.3(a) only, such representations and warranties shall be deemed to be true and correct as of the Closing Date unless the failure or failures of such representations and warranties to be so true and correct (without regard to materially qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Company Material Adverse Effect.

     (b) Performance of Obligations. Each of the obligations of the Company to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing the Company shall have delivered to Parent a certificate to that effect.

     (c) Absence of Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Company Material Adverse Effect.

     (d) No Litigation. There shall not be any litigation or other proceeding pending or threatened, which is reasonably likely to be decided adversely to the Company and reasonably likely to have a Company Material Adverse Effect.

     (e) Consents. The consents set forth on Item 5.3(e) of the Company Schedule shall have been obtained.

     (f) Tax Opinion. Morgan, Lewis & Bockius LLP shall have delivered to Parent its written opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, substantially to the effect that the Merger constitutes a reorganization under Section 368 of the Code and that Parent, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

     (g) Fairness Opinion. The Board of Directors of Parent shall have received from the Parent Financial Advisor a written opinion, dated as of the date hereof, in form and substance reasonably satisfactory to the Board of Directors of Parent, to the effect that the Common Exchange Ratio is fair to Parent from a financial point of view, which opinion shall have been confirmed in writing to such Board as of the date the Proxy Statement is first mailed to the shareholders of Parent and not subsequently withdrawn prior to the Effective Time.

     (h) Ancillary Agreements. Each affiliate of the Company listed in the Company Schedule shall have executed and delivered the Affiliate Agreement substantially in the form of Schedule B.

                                   ARTICLE VI

                       Termination, Amendment and Waiver

   SECTION 6.1. Termination. This Agreement may be terminated (by written notice by the terminating party to the other party) and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

     (a) By mutual written consent of each of Parent and the Company;

     (b) By either Parent or the Company if the Merger shall not have been consummated on or before October 31, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
  Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

     (c) By either Parent or the Company if a Governmental Entity or arbitrator shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) (i) By Parent if the Company shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the Company shall have been breached in any material respect (except to the extent qualified by materiality, in which case such representations and warranties shall not have been breached in any respect) when made or shall have since ceased to be true and correct in any material respect (except to the extent qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) and, with respect to the representations and warranties, such breaches or misrepresentations, individually or in the aggregate, result or would reasonably be expected to result in a Company Material Adverse Effect, or (ii) by the Company if Parent shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by Parent shall have been breached in any material respect (except to the extent qualified by materiality, in which case such representations and warranties shall not have been breached in any respect) when made or shall have since ceased to be true and correct in any material respect (except to the extent qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) and, with respect to the representations and warranties, such breaches or misrepresentations, individually or in the aggregate, result or would reasonably be expected to result in a Parent Material Adverse Effect;

     (e) By Parent upon the existence of a condition or after the occurrence of an event which results in, or could reasonably be expected to result in, a Company Material Adverse Effect;

     (f) By the Company upon the existence of a condition or after the occurrence of an event which results in, or could reasonably be expected to result in, a Parent Material Adverse Effect;

     (g) By Parent, by written notice to the Company, if (i) the Board of Directors of the Company shall not have recommended the Merger to the Company's stockholders, or shall have modified in a manner adverse to Parent or rescinded its recommendation of the Merger to the Company's stockholders as being advisable and fair to and in the best interests of the Company and its stockholders, or shall have modified in a manner adverse to Parent or rescinded its approval of the Agreement, or shall have resolved to do any of the foregoing, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal (other than by Parent or an affiliate of Parent) or shall have resolved to do so, (iii) any Person (other than parent of an affiliate of Parent) acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 15% or more of the outstanding shares of capital stock of the Company, (iv) a tender offer or exchange offer (other than by Parent or an affiliate of Parent) for more than 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within the ten business day period (or such shorter period) required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such ten business day period (or such shorter period) with respect to the acceptance of such tender offer or exchange offer by its stockholders constituting such a failure) or (v) the Company or any of its Subsidiaries, without having received prior written consent from Parent, shall have entered into, authorized, recommended or proposed to its stockholders an agreement, arrangement, understanding or letter of intent with any Person (other than Parent or any of its Affiliates) to (A) effect a merger or consolidation or similar transaction involving the Company or any of its Subsidiaries, (B) purchase, lease, or otherwise acquire all or a substantial portion of the assets of the Company or any of its Subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing 15% or more of the voting power of the Company (in each case other than any such merger, consolidation, purchase, lease or other transaction involving only the Company and one or more of its Subsidiaries or involving only any two or more of its Subsidiaries);

     (h) (i) By Parent or the Company if the Required Company Stockholder Approval shall fail to have been obtained at the Company Stockholders Meeting, including any adjournments thereof or (ii) by the Company or Parent if the Required Parent Shareholder Approval shall fail to have been obtained at the Parent Shareholders Meeting, including any adjournments thereof; or

     (i) By the Company, by written notice to Parent, if (i) (A) the Company proposes to accept a Superior Proposal and simultaneously therewith the Company shall enter into a definitive acquisition merger or similar agreement to effect such Superior Proposal, or (B) the Company has changed its recommendation concerning the Merger, and (ii) in either of the foregoing cases, the Company has fully complied with its obligations under
  Section 4.15 hereof;

     (j) (i) By Parent if the Merger shall not have been consummated on or before the date that is 30 days following the fulfillment of the conditions to the Closing set forth in Sections 5.1 and 5.2, or (ii) by the Company if the Merger shall not have been consummated on or before the date that is 30 days following the fulfillment of the conditions to the Closing set forth in Sections 5.1 and 5.3; or

     (k) By the Company, by written notice to Parent, if the Board of Directors of Parent shall have modified in a manner adverse to the Company or rescinded its recommendations of the Merger to Parent's shareholders as being advisable and fair to and in the best interests of Parent and its shareholders, or shall have modified in a manner adverse to the Company or rescinded its approval of the Agreement, or shall have resolved to do any of the foregoing.

     (l) (i) By Parent if the final audited consolidated financial statements of the Company and its Subsidiaries as at and for the year ended January 29, 2000 contain any material adverse change from the Company Unaudited Financial Statements, or (ii) by the Company if the final audited consolidated financial statements of Parent and its subsidiaries as at and for the year ended January 29, 2000 contain any material adverse change from the Parent Unaudited Financial Statements.

     (m) (i) By Parent if the Parent Financial Advisor shall have withdrawn its written opinion to the effect that the Common Exchange Ratio is fair to Parent from a financial point of view, or (ii) by the Company if the Company Financial Advisor shall have withdrawn its written opinion to the effect that the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

   SECTION 6.2. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 6.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in the last sentence of Section 4.4 and in Sections 4.7, 6.2(b), 7.9 and 7.13 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

   (b) If (i) this Agreement (A) is terminated by Parent pursuant to Section 6.1(g), (h)(i), (j)(i) or (m)(i) hereof or by the Company pursuant to Section 6.1(h)(i), (i), (j)(ii), (k) or (m)(ii) hereof, or (B) is terminated as a result of the Company's breach of Section 4.15 hereof, and (ii) other than in the case of a termination under Section 6.1(j) or (k) hereof, either (A) at the time of such termination or prior to the Company Stockholders Meeting there shall have been an Acquisition Proposal (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Company Stockholders Meeting), or (B) within 12 months after termination of the Agreement the Company shall have entered into an agreement with respect to, or consummated, an Acquisition Proposal, then either the Company shall pay to Parent (in the case of a termination under Section 6.1(g), (h)(i), (i), (j)(i) or (m)(ii)), or Parent shall pay the Company (in the case of a termination under Section 6.1(j)(ii), (k) or (m)(i)) an amount equal to (i) a cash termination fee of $2,250,000 (the "Termination Fee"), and
(ii) all expenses incurred by such party in connection with the negotiation, execution and performance of the transactions contemplated hereby (including, without limitation, all fees and expenses payable to such party's financial advisors and counsel) not to exceed $1,000,000 ("Termination Expenses") within one business day after such termination or, in the case of
(ii)(B), entering into an agreement with respect to, or consummating an Acquisition Proposal. If this Agreement is terminated by Parent pursuant to
Section 6.1(d)(i) or by the Company pursuant to Section 6.1(d)(ii), then either the Company shall pay to Parent (in the case of a termination under Section 6.1(d)(i)) or Parent shall pay to the Company (in the case of a termination under Section 6.1(d)(ii)) an amount equal to the Termination Expenses within one business day after such termination.

   (c) If either party fails to promptly pay any Termination Fee or Termination Expenses due under Section 6.2(b), such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of interest as announced from time to time in the Wall Street Journal from the date such fee was required to be paid.

   SECTION 6.3. Amendment. This Agreement may be amended by Parent and the Company pursuant to a writing adopted by action taken by Parent and the Company at any time before the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which would alter or change the amount or kinds of consideration to be received by the holders of Company Common Stock upon consummation of the Merger or which would materially and adversely affect the holders of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   SECTION 6.4. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                                  ARTICLE VII

                                 Miscellaneous

   SECTION 7.1. Survival of Representations and Warranties. The representations and warranties contained herein shall not survive beyond the Closing Date. This
Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing Date.

   SECTION 7.2. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

   SECTION 7.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier service to the respective parties as follows:

   if to Parent or Merger Sub:

     Zany Brainy, Inc.
     2520 Renaissance Boulevard
     King of Prussia, PA 19406
     Telecopy: (610) 278-7805
     Attention: Chief Executive Officer

   With a copy to:

     Morgan, Lewis & Bockius LLP
     1701 Market Street
     Philadelphia, PA 19103
     Telecopy: (215) 963-5299
     Attention: Timothy Maxwell

   if to the Company:

     Noodle Kidoodle, Inc.
     6801 Jericho Turnpike
     Suite 100
     Syosset, NY 11791
     Telecopy: (516) 617-0516
     Attention: Chief Executive Officer

   with a copy to:

     Kramer Levin Naftalis & Frankel LLP
     919 3rd Avenue
     New York, NY 10022
     Telecopy: (212) 715-8000
     Attention: Richard Marlin

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or overnight courier service shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

   SECTION 7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

   SECTION 7.5. Jurisdiction. Each of the parties submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the State of Delaware with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby. Each of the parties agrees not to contest such venue as an inappropriate venue or forum or assert of a claim of forum non conveniens as a basis to move suc h claim or cause of action to another venue or forum.

   SECTION 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   SECTION 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person (including, without limitation, any employee of the Company or any Subsidiary) any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Sections 4.12 and 4.18 (which are intended to be for the benefit of the persons provided for therein, and may be enforced by such persons.)

   SECTION 7.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   SECTION 7.9. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses except that Parent and the Company shall share equally (a) the registration fees payable with respect to filing the Registration Statement and (b) all printing expenses incurred with respect to the Proxy Statement and the Registration Statement.

   SECTION 7.10. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of any party hereto or any officer, director, employee, agent, representative or investor of any party hereto.

   SECTION 7.11. Binding Effect; Assignment. This Agreement shall inure to the benefit of be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto.

   SECTION 7.12. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

   SECTION 7.13. Legal Fees and Costs. If any party hereto institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to received from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                          ZANY BRAINY, INC.

                                             /s/ Keith C. Spurgeon
                                          by __________________________________
                                            Name:Keith C. Spurgeon
                                            Title: Chairman and Chief
                                                   Executive Officer

                                          NIGHT OWL ACQUISITION, INC.

                                             /s/ Keith C. Spurgeon
                                          by __________________________________
                                            Name:Keith C. Spurgeon
                                            Title: President

                                          NOODLE KIDOODLE, INC.

                                             /s/ Stanley Greenman
                                          by __________________________________
                                            Name:Stanley Greenman
                                            Title: Chairman and Chief
                                                   Executive Officer

                                                                     APPENDIX II

                                 April 21, 2000

Board of Directors
Zany Brainy, Inc.
2520 Renaissance Boulevard
King of Prussia, PA 19406

Dear Sirs:

   You have requested our opinion as to the fairness from a financial point of view to Zany Brainy, Inc. (the "Company") of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Merger, to be dated as of April 21, 2000 (the "Agreement"), by and among the Company, Noodle Kidoodle, Inc. ("Noodle") and Night Owl Acquisition, Inc. ("Merger Sub"), a wholly-owned subsidiary of the Company, pursuant to which Noodle will become a subsidiary of the Company as a result of a merger of Merger Sub with and into the Company (the "Merger").

   Pursuant to the Agreement, each share of common stock, par value $0.01 per share, of Noodle ("Noodle Common Stock") will be converted into the right to receive 1.233 shares (the "Exchange Ratio") of common stock, $0.01 par value per share, of the Company ("Company Common Stock").

   In arriving at our opinion, we have reviewed the draft dated April 18, 2000 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Noodle including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Noodle for the period beginning January 30, 2000 and ending February 2, 2002 prepared by the management of Noodle and certain financial projections of the Company for the period beginning January 30, 2000 and ending February 2, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Noodle with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Noodle Common Stock and Company Common Stock, reviewed prices in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

   In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Noodle or their respective representatives, or that was otherwise reviewed by us and have assumed that the Company is not aware of any information prepared by it or its other advisors that might be material to our opinion that has not been made available to us. In particular, we have relied upon and assumed the achievement of the estimates of the management of the Company of the operating synergies achievable as a result of the Merger. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Noodle as to the future operating and financial performance of the Company and Noodle. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which Company Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the

Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past, including acting as the Company's lead manager for its 1999 initial public offering and placement agent for its 1996 private placement, and has been compensated for such services. In addition, Yves Sisteron, an officer of certain affiliates of DLJ, is also a member of the Board of Directors of the Company.

   Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

                                                   /s/ Steven Puccinelli
                                          By: _________________________________
                                                     Steven Puccinelli
                                                     Managing Director

                                                                    APPENDIX III

                                 June 19, 2000

Confidential


Board of Directors
Noodle Kidoodle, Inc.
6801 Jericho Turnpike, Suite 100
Syosset, NY 11791

Ladies and Gentlemen:

   Noodle Kidoodle, Inc. (the "Company"), and Zany Brainy, Inc. (the "Acquiring Company") have entered into an agreement dated April 21, 2000 (the "Agreement") pursuant to which the Company will be merged with the Acquiring Company in a transaction (the "Merger") in which each share of the Company's common stock will be converted into the right to receive 1.233 shares of the Acquiring Company's common stock. The Merger is expected to be considered by the shareholders of the Company at a special meeting to be held on July 25, 2000 and consummated shortly thereafter.

   You have asked us whether or not, in our opinion, the proposed exchange ratio is fair to the shareholders of the Company from a financial point of view.

   In arriving at the opinion set forth below, we have, among other things:

       (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the past four fiscal years, as well as the Company's Form 10-Q and related unaudited financial information for the quarter ending April 29, 2000;

       (2) Reviewed financial information included in the Acquiring Company's audited financial statements for the past three fiscal years, including the Acquiring Company's Form 10-K for the fiscal year ending January 29, 2000, as well as financial information that had been publicly available since Acquiring Company's initial public offering in June 1999, and the Acquiring Company's Form 10-Q and related unaudited financial information for the quarter ending April 29, 2000;

       (3) Reviewed certain information, including revised financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiring Company, furnished to us by the Company and the Acquiring Company, respectively;

       (4) Conducted discussions with members of senior management of the Company and the Acquiring Company concerning their respective businesses and prospects;

       (5) Reviewed the historical market prices and trading activity for the shares of the Company's common stock and the shares of the Acquiring Company's common stock and compared them with that of certain publicly traded companies which we deemed to be relevant;

       (6) Compared the financial position and results of operations of the Company and the Acquiring Company with that of certain companies which we deemed to be relevant;

       (7) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

       (8)  Reviewed the Agreement;

       (9) Reviewed a proposed term sheet by a lender for a $115 million credit facility for the Acquiring Company; and

        (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

   In preparing our opinion, we have relied on the accuracy and completeness of all information publicly available, supplied or otherwise communicated to us by the Company and the Acquiring Company, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company and the Acquiring Company, respectively, as to the future performance of the Company and the Acquiring Company, respectively. We have also relied upon assurances of the management of the Company and the Acquiring Company, respectively, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiring Company nor have we been furnished with any such evaluations or appraisals. We have also assumed with your consent, that (i) the Merger will be accounted for under the pooling-of-interests method of accounting, (ii) the Merger will be a tax free reorganization, (iii) any material liabilities (contingent or otherwise, known or unknown) of the Company and the Acquiring Company are as set forth in the consolidated financial statements of the Company and the Acquiring Company, respectively, and (iv) the Acquiring Company will obtain a commitment that is approved by the credit committee of the lender, which commitment will not be subsequently withdrawn, for an approximately $115 million secured credit facility that is expected to be in place shortly after the consummation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any portion of the Company. No opinion is expressed herein as to the price at which the securities to be issued in the Merger to the shareholders of the Company may trade at any time. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

   In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company and the Acquiring Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

   PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Merger and will be receiving a fee in connection with the rendering of this opinion and upon consummation of the Merger. In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to the Company and have received fees for rendering these services.

   On the basis of, and subject to the foregoing, we are of the opinion that the proposed exchange ratio is fair to the shareholders of the Company from a financial point of view.

   This opinion confirms in writing the opinion previously delivered to the Board of Directors of the Company on April 19, 2000 regarding the fairness of the exchange ratio.

   This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus related to the Merger.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED

                                          /s/ PaineWebber Incorporated

    [Logo of Zany Brainy]
                                                      [Logo of Noodle Kidnoodle]


                 THE MERGER OF ZANY BRAINY AND NOODLE KIDOODLE


                                   VOTE NOW!